As filed with the Securities and Exchange Commission on August 2, 2006

Registration No. 333-134160

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

PRE-EFFECTIVE AMENDMENT NO. 2 TO THE

FORM S-1

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

Fox Chase Bancorp, Inc.

and

Fox Chase Bank 401(k) Profit Sharing Plan and Trust

(Exact name of registrant as specified in its charter)

United States	6035	To Be Applied For
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

4390 Davisville Road

Hatboro, Pennsylvania 19040

(215) 682-7400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas M. Petro

President and Chief Executive Officer

Fox Chase Bancorp, Inc.

4390 Davisville Road

Hatboro, Pennsylvania 19040

(215) 682-7400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary R. Bronstein, Esquire	Marc P. Levy, Esquire
Scott A. Brown, Esquire	Luse Gorman Pomerenk & Schick, PC
Muldoon Murphy & Aguggia LLP	5335 Wisconsin Avenue, NW
5101 Wisconsin Avenue, NW	Suite 400
Washington, DC 20016	Washington, DC 20015
(202) 362-0840	(202) 274-2000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock $.01 par value	6,530,835 shares	(1)	$10.00	$65,308,350	(3)
Participation Interests	(4)		—	$651,500	(5)

(1)	Includes shares of common stock to be issued to Fox Chase Bank Charitable Foundation, a private foundation.
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	The registration fee of $6,988 was previously paid upon the initial filing of the Form S-1 on May 16, 2006.
(4)	In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Fox Chase Bank 401(k) Profit Sharing Plan and Trust.
(5)	The securities of Fox Chase Bancorp, Inc. to be purchased by the Fox Chase Bank 401(k) Profit Sharing Plan and Trust are included in the amount shown for common stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

INTERESTS IN

FOX CHASE BANK 401(k) RETIREMENT PLAN

AND

OFFERING OF 65,150 SHARES OF

FOX CHASE BANCORP, INC.

COMMON STOCK ($.01 PAR VALUE)

This prospectus supplement relates to the offer and sale to participants in the Fox Chase Bank 401(k) Plan of participation interests and shares of common stock of Fox Chase Bancorp in connection with the Fox Chase Bancorp initial public offering.

401(k) Plan participants may direct RS Group Trust Company, the trustee for the Fox Chase Bancorp Stock Fund, to use up to 50% of their current account balances to subscribe for and purchase shares of Fox Chase Bancorp common stock through the Fox Chase Bancorp Stock Fund. Based upon the value of the 401(k) Plan assets as of May 1, 2006, the Fox Chase Bancorp Stock Fund trustee may purchase up to 65,150 shares of Fox Chase Bancorp common stock, assuming a purchase price of $10.00 per share. This prospectus supplement relates to the election of 401(k) Plan participants to direct the 401(k) Plan trustee to invest all or a portion of their 401(k) Plan accounts in Fox Chase Bancorp common stock.

The prospectus dated                     , 200   of Fox Chase Bancorp, which we have attached to this prospectus supplement, includes detailed information regarding the offering of shares of Fox Chase Bancorp common stock and the financial condition, results of operations and business of Fox Chase Bank (“Fox Chase”). This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

Please refer to “ Risk Factors” beginning on page 20 of the prospectus.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit

Insurance Corporation, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities. Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit

Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by Fox Chase Bancorp of interests or shares of common stock under the 401(k) Plan in the offering. No one may use this prospectus supplement to re-offer or resell interests or shares of common stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. Neither Fox Chase Bancorp, Fox Chase MHC, Fox Chase Bank nor the 401(k) Plan have authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Fox Chase Bank or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this Prospectus Supplement is                     , 200  .

THE OFFERING

Securities Offered

The securities offered in connection with this prospectus supplement are participation interests in the 401(k) Plan. Assuming a purchase price of $10.00 per share, the Fox Chase Bancorp Stock Fund trustee may acquire up to 65,150 shares of Fox Chase Bancorp common stock. The interests offered under this prospectus supplement are conditioned on the completion of the reorganization of Fox Chase Bank and the close of the Fox Chase Bancorp minority stock offering (“Reorganization and Stock Offering”). Certain subscription rights and purchase limitations also govern your investment in the Fox Chase Bancorp Stock Fund in connection with the Reorganization and Stock Offering. See: “The Reorganization and Stock Offering—Subscription Offering and Subscription Rights” and “—Limitations on Purchases of Shares” in the prospectus attached to this prospectus supplement for further discussion of these subscription rights and purchase limitations.

This prospectus supplement contains information regarding the 401(k) Plan. The attached prospectus contains information regarding the Reorganization and Stock Offering and the financial condition, results of operations and business of Fox Chase Bank. The address of the principal executive office of Fox Chase Bank is 4390 Davisville Road, Hatboro, Pennsylvania 19040. The telephone number of Fox Chase Bank is (215) 682-7400.

Election to Purchase Fox Chase Bancorp Common Stock in the Reorganization and Stock Offering

In connection with the Reorganization and Stock Offering of Fox Chase Bank, you may direct the trustee of the 401(k) Plan to transfer up to 50% of your account balance in the 401(k) Plan to the Fox Chase Bancorp Stock Fund. The 401(k) Plan trustee will subscribe for Fox Chase Bancorp common stock offered for sale in connection with the Reorganization and Stock Offering in accordance with each participant’s direction. If there is not enough common stock available in the Stock Offering to fill all subscriptions, the common stock will be apportioned and the 401(k) Plan trustee may not be able to purchase all of the common stock you requested. In such a case, if you elect, the trustee will purchase shares in the open market on your behalf, after close of the Stock Offering, to fulfill your initial request. The trustee may make such purchases at prices higher or lower than the $10.00 initial offering price.

All plan participants are eligible to direct a transfer of funds to the Fox Chase Bancorp Stock Fund. However, transfer directions are subject to subscription rights and purchase priorities. Your order for shares in the Stock Offering will be filled based on your subscription rights. Fox Chase Bancorp has granted rights to subscribe for shares of Fox Chase Bancorp common stock to the following persons in the following order of priority: (1) persons with $50 or more on deposit at Fox Chase Bank as of December 31, 2004; (2) the Fox Chase Bank Savings Bank Employee Stock Ownership Plan; (3) persons with $50 or more on deposit at Fox Chase Bank as of June 30, 2006; and (4) except for persons eligible to subscribe for shares under categories 1 and 3, Fox Chase Bank’s depositors as of                     , 200   who were not able to subscribe for categories 1 and 3 and borrowers of Fox Chase Bank as of November 12, 1997, who continue to be borrowers as of                     , 200  . If you fall into one of the above subscription offering categories, you have subscription rights to purchase shares of Fox Chase Bancorp common stock in the offering and you may use your funds in the 401(k) Plan to pay for your purchase of shares of Fox Chase Bancorp common stock.

The limitations on the total amount of common stock that you may purchase in the offering, as described in the prospectus (see “The Reorganization and Stock Offering—Limitations on Purchases of Shares” on page     ) will be calculated based on the aggregate amount that you subscribed for: (a) through your 401(k) Plan accounts and (b) through your sources of funds outside of the 401(k) Plan. Whether you place an order through the 401(k) Plan, outside the plan or both, the number of shares of Fox Chase Bancorp common stock, if any, that you receive will be determined based on the total number of subscriptions, your purchase priority and the allocation priorities set forth in the prospectus. If, as a result of the calculation, you are allocated insufficient shares to fill all of your orders, available shares will be allocated between orders on a pro rata basis. If you so elect, the shares of Fox Chase Bancorp common stock you were unable to subscribe for through the 401(k) Plan will be purchased by the trustee on the open market immediately following the close of the offering. If you elect to direct the trustee to purchase shares in the open market, you will not be able to direct the trustee as to the timing or price to be paid for the common stock. The trustee has sole discretion regarding the manner in which it will fill open market purchases.

Value of Participation Interests

As of May 1, 2006, the market value of the 401(k) Plan assets equaled approximately $1,303,000. The plan administrator has informed each participant of the value of his or her beneficial interest in the 401(k) Plan. The value of 401(k) Plan assets represents past contributions made to the 401(k) Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals and loans. Participants will be able to use up to 50% of their 401(k) Plan account balances to purchase shares in the offering through the Fox Chase Bancorp Stock Fund.

Method of Directing Transfer

In order to facilitate your investment in the Fox Chase Bancorp Stock Fund in connection with the Stock Offering, you must complete, sign and submit the blue form included with this prospectus supplement (the “Investment Form”). In order to invest in the Fox Chase Bancorp Stock Fund you must direct the trustee to transfer all, or part, in multiples of not less than 1%, of your beneficial interest in the assets of the 401(k) Plan to the Fox Chase Bancorp Stock Fund. If you do not wish to invest in the Fox Chase Bancorp Stock Fund at this time, you do not need to take any action. The minimum investment in the Fox Chase Bancorp Stock Fund during the initial public offering is $250.

Time for Directing Transfer

You must submit your Investment Form by            .m.,                     . If you wish to use your 401(k) Plan funds to purchase shares of Fox Chase Bancorp Common Stock in the Stock Offering, the Investment Form must be submitted to Mary Regnery in the Human Resources Department. If you have any questions, Mary Regnery can be reached at (215) 682-4106.

Irrevocability of Transfer Direction

Once you have submitted your Investment Form to Mary Regnery, you cannot change your direction to transfer amounts credited to your account in the 401(k) Plan to the Fox Chase Bancorp Stock Fund. Following the closing of the Stock Offering and the initial purchase of shares in the Fox Chase Bancorp Stock Fund, you may change your investment directions, in accordance with the terms of the 401(k) Plan.

Purchase Price of Fox Chase Bancorp Common Stock

The trustee will use the funds transferred to the Fox Chase Bancorp Stock Fund to purchase shares of Fox Chase Bancorp common stock in the Stock Offering. The Fox Chase Bancorp Stock Fund trustee will pay the same price for shares of Fox Chase Bancorp common stock as all other persons who purchase shares of Fox Chase Bancorp common stock in the Stock Offering. If there is not enough common stock available in the Stock Offering to fill all subscriptions, the common stock will be apportioned and the trustee may not be able to purchase all of the common stock you requested. If you elect, the Fox Chase Bancorp Stock Fund trustee will purchase shares on your behalf after the close of the Stock Offering in the open market, to fulfill your initial request. If you elect to direct the trustee to purchase shares in the open market you will not be able to direct the trustee as to the timing or price to be paid for the common stock. The trustee has sole discretion regarding the manner in which it will fill open market purchases. The trustee may make such purchases at prices higher or lower than the $10.00 offering price.

Nature of a Participant’s Interest in Fox Chase Bancorp Common Stock

The trustee will hold Fox Chase Bancorp common stock in the name of the 401(k) Plan. The trustee will credit shares of common stock acquired at your direction to your account under the 401(k) Plan. Therefore, the investment designations of other 401(k) Plan participants should not affect earnings on your 401(k) Plan account.

Voting and Tender Rights of Fox Chase Bancorp Common Stock

The 401(k) Plan trustee generally will exercise voting and tender rights attributable to all Fox Chase Bancorp common stock held by the Fox Chase Bancorp Stock Fund, as directed by participants with interests in the Fox Chase Bancorp Stock Fund. With respect to each matter as to which holders of Fox Chase Bancorp common stock have a right to vote, you will have voting instruction rights that reflect your proportionate interest in the Fox Chase Bancorp Stock Fund. The number of shares of Fox Chase Bancorp common stock held in the Fox Chase Bancorp Stock Fund voted for and against each matter will be proportionate to the number of voting instruction rights exercised. If there is a tender offer for Fox Chase Bancorp common stock, the 401(k) Plan allots each participant a number of tender instruction rights reflecting the participant’s proportionate interest in the Fox Chase Bancorp Stock Fund. The percentage of shares of Fox Chase Bancorp common stock held in the Fox Chase Bancorp Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights exercised in favor of the tender offer. The remaining shares of Fox Chase Bancorp common stock held in the Fox Chase Bancorp Stock Fund will not be tendered. The 401(k) Plan provides that participants will exercise their voting instruction rights and tender instruction rights on a confidential basis.

DESCRIPTION OF THE 401(k) PLAN

Introduction

Fox Chase Bank originally adopted the 401(k) Plan effective January 1, 1995 and amended and restated the plan in its entirety effective July 1, 2006. Fox Chase Bank intends for the 401(k) Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended, or “ERISA.” Fox Chase Bank may change the 401(k) Plan from time to time in the future to ensure continued compliance with these laws. Fox Chase Bank may also amend the 401(k) Plan from time to time in the future to add, modify, or eliminate certain features of the plan, as it sees fit. Federal law provides you with various rights and protections as a participant in the 401(k) Plan, which is governed by ERISA. However, the Pension Benefit Guaranty Corporation does not guarantee your benefits under the 401(k) Plan.

Reference to Full Text of the Plan. The following portions of this prospectus supplement summarize the material provisions of the 401(k) Plan. Fox Chase Bank qualifies this summary in its entirety by reference to the full text of the 401(k) Plan. You may obtain copies of the 401(k) Plan document including any amendments to the plan and a summary plan description, by contacting Mary Regnery at (215) 682-4106. You should carefully read the 401(k) Plan documents to understand your rights and obligations under the plan.

Eligibility and Participation

If you are an eligible employee who has completed 30 days of service with Fox Chase Bank you will become a participant in the 401(k) Plan on the first day of the month following or coincident with the date you satisfy the 401(k) Plan eligibility requirements.

As of May 1, 2006, 93 of the 152 employees of Fox Chase Bank participated in the 401(k) Plan.

Contributions Under the 401(k) Plan

Employee Pre-Tax Salary Deferrals. Subject to certain IRS limitations, the 401(k) Plan permits each participant to make pre-tax salary deferrals to the 401(k) Plan each payroll period of up to 25% of the participant’s compensation. Compensation for 401(k) Plan purposes includes wages, tips and other compensation reported on an employee’s Form W-2. In addition to 401(k) Plan contributions, you may make “catch up” contributions if you are currently age 50 or will be 50 before the end of the calendar year. Your 401(k) Plan contributions will be made by withholding from your paycheck.

Fox Chase Bank Matching Contributions. The 401(k) Plan provides that Fox Chase Bank may make matching contributions on behalf of each participant. Fox Chase Bank makes matching contributions only to those participants who actively defer a percentage of their compensation into the 401(k) Plan. If you elect to defer funds into the 401(k) Plan, Fox Chase Bank will match 33 1/3% of your contribution up to a maximum of 6% of your deferred compensation. Employer matching contributions vest at a rate of 20% per year over a five year period.

Rollover Contributions. Fox Chase Bank allows employees who receive a distribution from a previous employer’s tax-qualified employee benefit plan to deposit that distribution into a Rollover Contribution account under the 401(k) Plan, provided the rollover contribution satisfies IRS requirements.

Limitations on Contributions

Limitation on Employee Salary Deferrals. By law your total deferrals under the 401(k) Plan, together with similar plans, may not exceed $15,000 for 2006. Employees who are age 50 and over may also make additional “catch-up” contributions to the plan, up to a maximum of $5,000 for 2006. The Internal Revenue Service periodically increases these limitations. A participant who exceeds these limitations must include any excess deferrals in gross income for federal income tax purposes in the year of deferral. In addition, the participant must pay federal income taxes on any excess deferrals when distributed by the 401(k) Plan to the participant, unless the plan distributes the excess deferrals and any related income no later than the first April 15th following the close of the taxable year in which the participant made the excess deferrals. Any income on excess deferrals distributed before such date is treated, for federal income tax purposes, as earned and received by the participant in the taxable year of the distribution.

Limitation on Annual Additions and Benefits. As required by the Internal Revenue Code, the 401(k) Plan provides that the total amount of contributions and forfeitures (annual additions) credited to a participant during any year under all defined contribution plans of Fox Chase Bank (including the 401(k) Plan and the proposed Fox Chase Bank Savings Bank Employee Stock Ownership Plan) may not exceed the lesser of 100% of the participant’s annual compensation or $44,000 for 2006.

Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Internal Revenue Code limit the amount of pre-tax and matching contributions that may be made to the 401(k) Plan in any year on behalf of highly compensated employees, in relation to the amount of pre-tax and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. If pre-tax and matching contributions exceed these limitations, the plan must adjust the contribution levels for highly compensated employees.

In general, a highly compensated employee includes any employee who (1) was a five percent owner of the sponsoring employer at any time during the year or the preceding year, or (2) had compensation for the preceding year in excess of $95,000 and, if the sponsoring employer so elects, was in the top 20% of employees by compensation for such year. The preceding dollar amount applies for 2006, and may be adjusted periodically by the IRS.

Top-Heavy Plan Requirements. If the 401(k) Plan is a Top-Heavy Plan for any calendar year, Fox Chase Bank may be required to make certain minimum contributions to the 401(k) Plan on behalf of non-key employees. In general, the 401(k) Plan will be treated as a “Top-Heavy Plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of Key Employees exceeds 60% of the aggregate balance of the accounts of all employees under the plan. A Key Employee is generally any employee who, at any time during the calendar year or any of the four preceding years, is:

(1)	an officer of Fox Chase Bank whose annual compensation exceeds $140,000;

(2)	a 5% owner of the employer, meaning an employee who owns more than 5% of the outstanding stock of Fox Chase Bancorp, or who owns stock that possesses more than 5% of the total combined voting power of all stock of Fox Chase Bancorp; or

(3)	a 1% owner of the employer, meaning an employee who owns more than 1% of the outstanding stock of Fox Chase Bancorp, or who owns stock that possesses more than 1% of the total combined voting power of all stock of Fox Chase Bancorp, and whose annual compensation exceeds $150,000.

The foregoing dollar amounts are for 2006.

401(k) Plan Investments

Prior to July 1, 2006, assets in the 401(k) Plan Trust were invested in the funds specified below. The annual percentage return on the investment funds (net of fees) for the prior three years was:

Fund	2005	2004	2003
Fox Chase Money Market	2.01%	0.89%	1.00%
Wells Fargo Ultra Short Bond	3.49	1.96	2.26
Loomis Sayles Bond	4.27	11.29	29.18
Oakmark Equity & Income	8.60	10.35	23.21
Clipper	(0.24)	5.86	19.35
Fidelity Spartan Index 500	4.85	10.73	28.49
Touchstone Emerg. Growth	10.72	10.60	43.35
Quaker Strategic Growth	14.44	16.86	30.76
Oakmark Select	4.84	9.73	29.00
Heartland Value	1.99	9.10	70.16
Federated Kaufmann “K”	10.83	14.28	45.08

The following is a brief description of the investment funds available through the 401(k) Plan prior to July 1, 2006. Please review the individual fund prospectuses for detailed information on each fund.

Wells Fargo Ultra Short Term Bond Fund. The fund seeks current income consistent with minimum risk to principal. The fund normally invests in very short-term corporate and mortgage- and asset-backed bonds. To enhance return potential, it also invests a portion of its assets in bonds that have longer maturities or are of lower quality. It may not invest in bonds rated below BB. When investing in BB bonds, the fund focuses upon high-yield bonds with positive credit fundamentals. To a limited extent, the fund may also invest in foreign securities.

Loomis Sayles Bond Fund. The fund’s objective is high total investment return through a combination of current income and capital appreciation. The fund normally invests at least 80% of its net assets in fixed-income securities. The fund may invest in income securities of any maturity. Loomis Sayles will consider the financial strength of the issuer, current interest rates, the trend of interest rates, and compare the level of risk associated with particular investments with Loomis Sayles’ expectation concerning the potential return of those investments.

Oakmark Equity & Income. The fund seeks income and preservation and growth of capital. The fund is intended to present a balanced investment program between growth and income by investing approximately 50-75% of its total assets in common stocks with the balance invested in U.S. government securities and debt securities. The fund uses a value approach in selecting equity securities. When selecting stocks, the manager likes to see earnings that are growing and are reasonably predictable, and a high level of manager ownership.

Clipper. The objective of the fund is to provide long-term capital growth, and capital preservation. The fund manager seeks to invest in securities that are significantly undervalued. The fund will not invest more than 25% of its total assets in any one industry.

Fidelity Spartan 500 Index. The fund employs a “passive management” approach designed to track the Standard & Poors 500 Index, a broadly diversified index of stocks of the largest U.S. companies. Normally, the fund invests at least 80% of assets in the S&P 500. This fund has a very low expense ratio.

Touchstone Emerging Growth Fund. The fund objective is to increase the value of the funds shares as a primary goal and to earn income as a secondary goal. The fund invests primarily in emerging growth companies. Emerging growth companies can include companies that have earnings that the portfolio managers believe may grow faster than the U.S. economic shocks such as high inflation or sudden interest rate changes.

Quaker Strategic Growth Fund. The Quaker Strategic Growth Fund seeks long-term growth of capital. The fund typically invests its assets in a broadly diverse portfolio of companies the fund’s advisor believes show a high probability for superior growth.

Oakmark Select. The fund seeks long-term capital appreciation. The fund can own as few as 12 securities, but generally will have approximately 20 securities in its portfolio. The fund uses a value approach in selecting equity securities. When selecting stocks, the manager likes to see earnings that are growing and are reasonably predictable, and have a high level of manager ownership.

Heartland Value. The fund seeks long-term capital appreciation through investing in small companies. The fund invests primarily in companies with capitalizations less than $1.5 billion selected on a value basis, and may invest in micro-capitalization companies, those with market capitalizations of less than $300 million at the time of purchase.

Federated Kaufmann. The fund’s investment objective is to provide capital appreciation. To achieve its objective, the fund invests primarily in the stocks of small and medium-sized companies that are traded on national security exchanges, the NASDAQ stock market and on the over-the-counter market. Up to 25% of the fund’s net assets may be invested in foreign securities.

Currently, the assets in the 401(k) Plan Trust are invested in the funds listed below.

Fund	2005	2004	2003
Fidelity Spartan 500 Investor	4.86%	10.73%	28.49%
S&P 500 Index	4.91	10.88	28.68
American Beacon Large Cap Value Institutional	9.94	19.43	35.76
Russell 1000 Value Index	7.05	16.49	30.03
American Funds Growth Fund of America R5	14.53	12.24	33.25
Russell 1000 Growth Index	5.26	6.30	29.75
Vanguard Mid Cap Index	13.93	20.35	34.15
MSCI US Mid Cap 450 Index	13.94	20.52	39.05
S&P Mid Cap 400 Index	12.56	16.48	35.62
Pennsylvania Mutual Fund Investment	12.50	20.23	40.29
Russell 2000 Index	4.55	18.33	47.25
American Funds EuroPacific Growth R5	21.38	19.98	33.24
MSCI EAFE Index	14.02	20.70	39.17
Harbor Bond Fund Institutional	2.57	5.47	5.30
Lehman Brothers Aggregate Bond Index	2.43	4.34	4.11
Wells Fargo Stable Return Fund C	4.19	4.10	4.50
Merrill Lynch 91-day T-Bills	3.07	1.33	1.15
RS Group Trust Capital Preservation	2.50	4.96	6.87
RS Group Trust Income	3.00	6.91	11.16
RS Group Trust Diversified Income	4.17	8.93	16.95
RS Group Trust Balanced	5.33	10.84	22.45
RS Group Trust Balanced Equity	6.17	13.10	27.64
RS Group Trust Diversified Equity w/Income	7.20	15.08	32.88
RS Group Diversified Equity	7.97	16.97	36.90

The following is a brief description of the investment funds currently available through the 401(k) Plan. Please review the individual fund prospectuses for detailed information on each fund.

Fidelity Spartan 500 Fund Investor. This is a large-cap blend fund. The fund seeks investment results that correspond to the total return (i.e., the combination of capital changes and income) of common stocks publicly traded in the United States, as represented by the Standard & Poor’s 500 Index (S&P 500), while keeping transaction cost and other expenses low.

American Beacon Large Cap Value Fund Institutional. This is a large-cap value fund. This is a multi-manager fund seeking long-term capital appreciation and current income primarily through investments in U.S. stocks. The fund’s sub-advisors pursue a value style of investing. They select stocks that, in their opinion, have above-average earnings growth potential and are also selling at a discount to the market. To determine a company’s growth prospects, each of the Fund’s sub-advisors uses proprietary methods based upon a combination of internal and external research and analysis of changing economic trends. The value determination is based on each company’s financial profile, including price-to-earnings ratio, price-to-book value ratio, assets carried below market value, financial strength, dividend yield and growth expectations. The fund’s assets are invested primarily in equity securities of large market capitalization U.S. companies. These companies generally have market capitalizations similar to the market capitalization of the companies in the Russell® 1000 Index.

American Funds Growth Fund of America R5. This is a large-cap growth fund. The fund seeks to provide long-term growth of capital through a diversified portfolio of common stocks. The fund has the flexibility to invest wherever the best growth opportunities may be. The fund emphasizes companies that appear to offer opportunities for long-term growth, and may invest in cyclical companies, turnarounds and value situations. The fund invests primarily in common stocks, convertibles, preferred stocks, U.S. government securities, bonds and cash, and may invest up to 15% of assets in securities of issuers domiciled outside the United States and Canada and not included in the S&P 500.

Vanguard Mid-cap Index Fund. This is a midcap fund. The Vanguard Mid-Cap Index Fund seeks to track the performance of a benchmark index that measures the investment return of mid-capitalization stocks. The fund employs a “passive management”—or indexing—investment approach designed to track the performance of the MSCI® US Mid Cap 450 Index, a broadly diversified index of stocks of medium-size U.S. companies. The fund attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting within the index.

Pennsylvania Mutual Fund Investment. This is a small-cap fund. The fund’s investment goal is long-term growth of capital. The fund invests the fund’s assets primarily in a broadly diversified portfolio of equity securities issued by both small- and micro-cap companies that the portfolio manager believes are trading significantly below its estimate of their current worth, basing this assessment chiefly on balance sheet quality and cash flow levels.

American Funds EuroPacific Growth Fund R5. This is an international (non-U.S.) equity fund and seeks to provide long-term growth of capital by investing in companies based outside the United States. The fund invests in strong, growing companies based chiefly in Europe and the Pacific Basin, ranging from small firms to large corporations. The fund invests primarily in common and preferred stocks, convertibles, American Depositary Receipts, European Depositary Receipts, bonds and cash. Normally, at least 80% of assets must be invested in securities of issuers domiciled in Europe or the Pacific Basin.

Harbor Bond Fund Institutional. This is a fixed-income fund and seeks total return (which includes dividends, interest income, realized and unrealized capital gains and changes in net asset value.) The fund invests primarily in bonds of corporate and governmental issuers located in the U.S. and foreign countries, including emerging markets. The fund invests in a diversified portfolio of bonds, which include all types of fixed-income securities. These include mortgage-related securities and asset-backed securities. The fund invests primarily in investment grade securities, (with an average weighted portfolio quality of A), but may invest up to 15% of its assets in below investment grade domestic and foreign securities, commonly referred to as high-yield.

Wells Fargo Stable Return Fund C. This is a stable value fund and seeks safety of principal and consistency of returns with minimal volatility. The fund invests in financial instruments issued by highly rated companies. These include guaranteed investment contracts (GICs), security-backed contracts (synthetic GICs) and cash equivalents. The weighted average quality of the portfolio is maintained at “AA” or better.

Fidelity Spartan 500 Fund Investor. This is a large-cap blend fund. The fund seeks investment results that correspond to the total return (i.e., the combination of capital changes and income) of common stocks publicly traded in the United States, as represented by the Standard & Poor’s 500 Index (S&P 500), while keeping transaction cost and other expenses low.

American Beacon Large Cap Value Fund Institutional. This is a large-cap value fund. This is a multi-manager fund seeking long-term capital appreciation and current income primarily through investments in U.S. stocks. The fund’s sub-advisors pursue a value style of investing. They select stocks that, in their opinion, have above-average earnings growth potential and are also selling at a discount to the market. To determine a company’s growth prospects, each of the Fund’s sub-advisors uses proprietary methods based upon a combination of internal and external research and analysis of changing economic trends. The value determination is based on each company’s financial profile, including price-to-earnings ratio, price-to-book value ratio, assets carried below market value, financial strength, dividend yield and growth expectations. The fund’s assets are invested primarily in equity securities of large market capitalization U.S. companies. These companies generally have market capitalizations similar to the market capitalization of the companies in the Russell® 1000 Index.

American Funds Growth Fund of America R5. This is a large-cap growth fund. The fund seeks to provide long-term growth of capital through a diversified portfolio of common stocks. The fund has the flexibility to invest wherever the best growth opportunities may be. The fund emphasizes companies that appear to offer opportunities for long-term growth, and may invest in cyclical companies, turnarounds and value situations. The fund invests primarily in common stocks, convertibles, preferred stocks, U.S. government securities, bonds and cash, and may invest up to 15% of assets in securities of issuers domiciled outside the United States and Canada and not included in the S&P 500.

Vanguard Mid-cap Index Fund. This is a midcap fund. The Vanguard Mid-Cap Index Fund seeks to track the performance of a benchmark index that measures the investment return of mid-capitalization stocks. The fund employs a “passive management”—or indexing—investment approach designed to track the performance of the MSCI® US Mid Cap 450 Index, a broadly diversified index of stocks of medium-size U.S. companies. The fund attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting within the index.

Pennsylvania Mutual Fund Investment. This is a small-cap fund. The fund’s investment goal is long-term growth of capital. The fund invests the fund’s assets primarily in a broadly diversified portfolio of equity securities issued by both small- and micro-cap companies that the portfolio manager believes are trading significantly below its estimate of their current worth, basing this assessment chiefly on balance sheet quality and cash flow levels.

American Funds EuroPacific Growth Fund R5. This is an international (non-U.S.) equity fund and seeks to provide long-term growth of capital by investing in companies based outside the United States. The fund invests in strong, growing companies based chiefly in Europe and the Pacific Basin, ranging from small firms to large corporations. The fund invests primarily in common and preferred stocks, convertibles, American Depositary Receipts, European Depositary Receipts, bonds and cash. Normally, at least 80% of assets must be invested in securities of issuers domiciled in Europe or the Pacific Basin.

Harbor Bond Fund Institutional. This is a fixed-income fund and seeks total return (which includes dividends, interest income, realized and unrealized capital gains and changes in net asset value.) The fund invests primarily in bonds of corporate and governmental issuers located in the U.S. and foreign countries, including emerging markets. The fund invests in a diversified portfolio of bonds, which include all types of fixed-income securities. These include mortgage-related securities and asset-backed securities. The fund invests primarily in investment grade securities, (with an average weighted portfolio quality of A), but may invest up to 15% of its assets in below investment grade domestic and foreign securities, commonly referred to as high-yield.

Wells Fargo Stable Return Fund C. This is a stable value fund and seeks safety of principal and consistency of returns with minimal volatility. The fund invests in financial instruments issued by highly rated companies. These include guaranteed investment contracts (GICs), security-backed contracts (synthetic GICs) and cash equivalents. The weighted average quality of the portfolio is maintained at “AA” or better.

Fox Chase Bancorp Stock Fund. In connection with the Reorganization and Stock Offering, Fox Chase Bank has added the Fox Chase Bancorp Stock Fund as an additional choice to the investment alternatives described above. The Fox Chase Bancorp Stock Fund invests primarily in the common stock of Fox Chase Bancorp, Inc. Participants in the 401(k) Plan may direct the trustee to invest up to 50% of their 401(k) Plan account balances in the Fox Chase Bancorp Stock Fund during the offering. 401(k) Plan participants will not be limited in their investment in the Fox Chase Bancorp Stock Fund following the close of the offering.

The Fox Chase Bancorp Stock Fund consists of investments in the common stock of Fox Chase Bancorp made on the effective date of the Reorganization and Stock Offering. Each Participant’s proportionate undivided beneficial interest in the Fox Chase Bancorp Stock Fund is measured by units. The daily unit value is calculated by determining the market value of the common stock held and adding to that any cash held by the trustee. This total will be divided by the number of units outstanding to determine the unit value of the Fox Chase Bancorp Stock Fund.

In the event cash dividends are paid on Fox Chase Bancorp common stock, the trustee will, to the extent practicable, use the dividends held in the Fox Chase Bancorp Stock Fund to purchase shares of the common stock. Pending investment in the common stock, assets held in the Fox Chase Bancorp Stock Fund will be placed in short-term investments.

As of the date of this prospectus supplement, no shares of Fox Chase Bancorp common stock have been issued or are outstanding, and there is no established market for Fox Chase Bancorp common stock. Accordingly, there is no record of the historical performance of the Fox Chase Bancorp Stock Fund. Performance of the Fox Chase Bancorp Stock Fund depends on a number of factors, including the financial condition and profitability of Fox Chase Bank and general stock market conditions.

Once you have submitted your Investment Form to Mary Regnery, you may not change your investment directions in the Stock Offering.

Benefits Under the 401(k) Plan

Vesting. All participants are 100% vested in their pre-tax salary deferrals. This means that participants have a non-forfeitable right to these funds and any earnings on the funds at all times. Plan participants vest 20% per year over a five (5) year period in employer matching contributions credited to their accounts. Participant’s become 100% vested in their employer matching contributions upon termination of employment due to death, disability or retirement.

Withdrawals and Distributions from the 401(k) Plan

Withdrawals Before Termination of Employment. While in active service, participants may take a non-hardship withdrawal once per Plan Year. A participant’s non-hardship withdrawal may equal all or a portion of the vested value of their accounts in the following priority: (1) Rollover Contribution Account; (2) Before Tax Contribution Account (upon attainment of age 59 1/2); and (3) Matching Contribution Account (vested value—upon attainment of age 59 1/2). Participants may also take a hardship withdrawal from the Plan once per Plan Year, provided the participant has a hardship event as defined by the IRS regulations and subject to approval by the Fox Chase Bank Employee Benefits Committee. Plan loans are also permitted, subject to applicable law and IRS regulations. Please see the Plan Administrator for details on the loan policies and procedures.

Distribution Upon Retirement, Death or Disability. If a participant’s accounts are $1,000 or less upon termination of employment, payment will be in the form of a lump sum as of a valuation date as soon thereafter as administratively possible. If a participant’s accounts exceed $1,000 and are $5,000 or less upon termination of employment, and the participant does not elect to have his/her distribution paid, payment will be in the form of a Direct Rollover to an individual retirement plan designated by the Plan Administrator.

If termination of employment is due to Normal, Postponed Retirement, Death, or Total and Permanent Disability, and a participant’s account exceeds $5,000, distribution of the participant’s accounts will be in the form of a lump sum payment, upon the participant’s attainment of Normal Retirement Date, unless the participant elects (within 30 days of receipt of an election notice) to further defer distribution beyond Normal Retirement Date to a Postponed Retirement Date (subject to an IRS minimum distribution of benefits requirement following attainment of age 70 1/2), or unless the participant elects one of the following optional forms of payment:

•	Lump sum payment as of any valuation date following the date of termination of employment. (Note: lump sums are subject to a mandatory 20% income tax withholding and a statutory 10% additional federal tax if paid before age 55). A participant “Rollover” within 60 days of distribution to an Individual Retirement Account (IRA), or another employer’s plan (if permitted by that plan).

•	Direct “Rollover” from the Plan to another employer’s plan (if permitted by that plan) for accounts which are lesser or greater than $5,000.

Distribution Upon Termination for Any Other Reason. If a Participant’s accounts are $1,000 or less upon termination of employment, payment will be in the form of a lump sum as of a valuation date as soon thereafter as administratively possible. If a participant’s accounts exceed $1,000 and are $5,000 or less upon termination of employment, and the participant does not elect to have his/her distribution paid, payment will be in the form of a Direct Rollover to an individual retirement plan designated by the Plan Administrator.

If upon termination of employment, a participant’s accounts exceed $5,000, payment will be deferred to Normal Retirement Date, unless the participant elects one of the following optional forms of payment:

•	Lump sum payment as of any valuation date following the date of termination of employment. (Note: lump sums are subject to a mandatory 20% income tax withholding and a statutory 10% additional federal tax if paid before age 55). A participant “Rollover” is permitted within 60 days of distribution to an Individual Retirement Account (IRA), or another employer’s plan (if permitted by that plan).

•	Direct “Rollover” from the Plan to another employer’s plan (if permitted by that plan) for accounts which are lesser or greater than $5,000.

Nonalienation of Benefits. Except with respect to federal income tax withholding, and as provided for under a qualified domestic relations order, benefits payable under the 401(k) Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan will be void.

Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the plan before your termination of employment with Fox Chase Bank. Federal law may also impose an excise tax on withdrawals from the 401(k) Plan before you attain 59 1/2 years of age, regardless of whether the withdrawal occurs during your employment with Fox Chase Bank or after termination of employment.

ADMINISTRATION OF THE 401(k) PLAN

Trustee

The board of directors of Fox Chase Bank has appointed RS Group Trust Company as the trustee for the Fox Chase Bancorp Stock Fund. The trustee receives, holds and invests the contributions to the 401(k) Plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the 401(k) Plan and the directions of the plan administrator. The trustee is responsible for the investment of the trust assets, as directed by the plan administrator and the participants.

Reports to 401(k) Plan Participants

The plan administrator furnishes participants quarterly statements that show the balance in their accounts as of the statement date, contributions made to their accounts during that period and any additional adjustments required to reflect earnings or losses.

Plan Administrator

Fox Chase Bank currently acts as plan administrator for the 401(k) Plan. The plan administrator handles the following administrative functions: interpreting the provisions of the plan, prescribing procedures for filing applications for benefits, preparing and distributing information explaining the plan, maintaining plan records, books of account and all other data necessary for the proper administration of the plan, preparing and filing all returns and reports required by the U.S. Department of Labor and the IRS and making all required disclosures to participants, beneficiaries and others under ERISA.

Amendment and Termination

Fox Chase Bank expects to continue the 401(k) Plan indefinitely. Nevertheless, Fox Chase Bank may terminate the 401(k) Plan at any time. If Fox Chase Bank terminates the 401(k) Plan in whole or in part, all affected participants become fully vested in their accounts, regardless of other provisions of the 401(k) Plan. Fox Chase Bank reserves the right to make, from time to time, changes which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries. Fox Chase Bank may amend the plan, however, as necessary or desirable, in order to comply with ERISA or the Internal Revenue Code.

Merger, Consolidation or Transfer

If the 401(k) Plan merges or consolidates with another plan or transfers the trust assets to another plan, and either the 401(k) Plan or the other plan is subsequently terminated, the 401(k) Plan requires that you receive a benefit immediately after the merger, consolidation or transfer that would equal or exceed the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the 401(k) Plan had terminated at that time.

Federal Income Tax Consequences

The following summarizes only briefly the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences of the 401(k) Plan. Statutory provisions change, as do their interpretation, and their application may vary in individual circumstances. Finally, applicable state and local income tax laws may have different tax consequences than the federal income tax laws. 401(k) Plan Participants should consult a tax advisor with respect to any transaction involving the 401(k) Plan, including any distribution from the 401(k) Plan.

As a “tax-qualified retirement plan,” the Internal Revenue Code affords the 401(k) Plan certain tax advantages, including the following:

(1)	the sponsoring employer may take an immediate tax deduction for the amount contributed to the plan each year;

(2)	participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3)	earnings of the plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Fox Chase Bank administers the 401(k) Plan to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If Fox Chase Bank should receive an adverse determination letter from the IRS regarding the 401(k) Plan’s tax exempt status, all participants would generally recognize income equal to their vested interests in the 401(k) Plan, the participants would not be permitted to transfer amounts distributed from the 401(k) Plan to an Individual Retirement Account or to another qualified retirement plan, and Fox Chase Bank would be denied certain tax deductions taken in connection with the 401(k) Plan.

Lump Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant qualifies as a lump sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1/2; and consists of the balance credited to the participant under this plan and all other profit sharing plans, if any, maintained by Fox Chase Bank. The portion of any lump sum distribution included in taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution, less the amount of after-tax contributions, if any, made to any other profit-sharing plans maintained by Fox Chase Bank, if the distribution includes those amounts.

Fox Chase Bancorp Common Stock Included in Lump Sum Distribution. If a lump sum distribution includes Fox Chase Bancorp common stock, the distribution generally is taxed in the manner described above. The total taxable amount is reduced, however, by the amount of any net unrealized appreciation on Fox Chase Bancorp common stock; that is, the excess of the value of Fox Chase Bancorp common stock at the time of the distribution over the cost or other basis of the securities to the trust. The tax basis of Fox Chase Bancorp common stock, for purposes of computing gain or loss on a subsequent sale, equals the value of Fox Chase Bancorp common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Fox Chase Bancorp common stock, to the extent of the net unrealized appreciation at the time of distribution, is long-term capital gain, regardless of how long you hold the Fox Chase Bancorp common stock, or the “holding period.” Any gain on a subsequent sale or other taxable disposition of Fox Chase Bancorp common stock that exceeds the amount of net unrealized appreciation upon distribution is considered long-term capital gain, regardless of the holding period. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed under IRS regulations.

We have provided you with a brief description of the material federal income tax aspects of the 401(k) Plan that are generally applicable under the Internal Revenue Code. We do not intend this description to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you should consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) Plan.

Restrictions on Resale

Any “affiliate” of Fox Chase Bancorp under Rules 144 and 405 of the Securities Act of 1933, as amended, who receives a distribution of common stock under the 401(k) Plan, may re-offer or resell such shares only under a registration statement filed under the Securities Act of 1933, as amended, assuming the availability of a registration statement, or under Rule 144 or some other exemption from these registration requirements. An “affiliate” of Fox Chase Bank is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Fox Chase Bank. Generally, a director, principal officer or major shareholder of a corporation is deemed to be an “affiliate” of that corporation.

Any person who may be an “affiliate” of Fox Chase Bank may wish to consult with counsel before transferring any common stock they own. In addition, participants should consult with counsel regarding the applicability to them of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of Fox Chase Bancorp common stock acquired under the 401(k) Plan or other sales of Fox Chase Bancorp common stock.

Persons who are not deemed to be “affiliates” of Fox Chase Bank at the time of resale may resell freely any shares of Fox Chase Bancorp common stock distributed to them under the 401(k) Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptions available under federal law. A person deemed an “affiliate” of Fox Chase Bank at the time of a proposed resale may publicly resell common stock only under a “re-offer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 of the Securities Act of 1933, as amended, or some other exemption from registration, and may not use this prospectus in connection with any such resale. In general, Rule 144 restricts the amount of common stock which an affiliate may publicly resell in any three-month period to the greater of one percent of Fox Chase Bancorp common stock then outstanding or the average weekly trading volume reported on the Nasdaq National Market during the four calendar weeks before the sale. Affiliates may sell only through brokers without solicitation and only at a time when Fox Chase Bancorp is current in filing all required reports under the Securities Exchange Act of 1934, as amended.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons who beneficially own more than ten percent of public companies such as Fox Chase Bancorp. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership. Within ten days of becoming a person required to file reports under Section 16(a), such person must file a Form 3 reporting initial beneficial ownership with the Securities and Exchange Commission. Such persons must also report periodically certain changes in beneficial ownership involving the allocation or reallocation of assets held in their 401(k) Plan accounts, either on a Form 4 within two days after a transaction, or annually on a Form 5 within 45 days after the close of a company’s fiscal year.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by Fox Chase Bancorp of profits realized from the purchase and sale or sale and purchase of its common stock within any six-month period by any officer, director or person who beneficially owns more than ten percent of the common stock.

The SEC has adopted rules that exempt many transactions involving the 401(k) Plan from the “short-swing” profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of any officer, director or person who beneficially owns more than ten percent of the common stock.

Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are subject to Section 16(b) may be required, under limited circumstances involving the purchase of common stock within six months of the distribution, to hold the shares of common stock distributed from the 401(k) Plan for six months after the distribution date.

LEGAL OPINION

The validity of the issuance of the common stock of Fox Chase Bancorp will be passed upon by Muldoon Murphy & Aguggia LLP, Washington, D.C. Muldoon Murphy & Aguggia LLP acted as special counsel for Fox Chase Bancorp in connection with the Stock Offering.

FOX CHASE BANK SAVINGS BANK

401(k) RETIREMENT PLAN

INVESTMENT FORM

Name of Plan Participant:

Social Security Number:

1. Instructions. In connection with the offering to the public of the common stock of Fox Chase Bancorp, Fox Chase Bank Savings Bank 401(k) Profit Sharing Plan (the “Plan”) now permits participants to direct up to 50% of their current 401(k) Plan account balances into a new fund: the Fox Chase Bancorp Stock Fund (“Employer Stock Fund”). The percentage of a participant’s account transferred at the direction of the participant into the Employer Stock Fund will be used to purchase shares of common stock of Fox Chase Bancorp (the “Common Stock”).

To direct a transfer of all or a part of the funds credited to your accounts to the Employer Stock Fund, you should complete and file this form with Mary Regnery in the Human Resources Department by 5:00 p.m. on [                    ]. A representative for the Plan Administrator will retain a copy of this form and return a copy to you. If you need any assistance in completing this form, please contact Mary Regnery at (215) 682-4106. If you do not complete and return this form to Mary Regnery by     :00   .m. on [                    ], the funds credited to your accounts under the Plan will continue to be invested in accordance with your prior investment directions, or in accordance with the terms of the Plan if no investment directions have been provided.

2. Investment Directions for the Stock Offering. I hereby authorize the Plan Administrator to direct the Trustee to invest the following percentages (in multiples of not less than 1%) of my 401(k) Plan account balance in the Employer Stock Fund:

Fidelity Spartan 500 Investor	%
American Beacon Large Cap Value Institutional	%
American Funds Growth Fund of America R5%
Pennsylvania Mutual Fund Investment	%
American Funds EuroPacific Growth R5%
Harbor Bond Fund Institutional	%
Wells Fargo Stable Return Fund C	%
Merrill Lynch 91-day T-Bills	%
RS Group Trust Capital Preservation	%
RS Group Trust Income	%
RS Group Trust Diversified Income	%
RS Group Trust Balanced	%
RS Group Trust Balanced Equity	%
RS Group Trust Diversified Equity w/Income	%
RS Group Diversified Equity	%

I acknowledge that I WILL NOT authorize the Trustee to invest more than 50% of my entire 401(k) Plan account balance in the Employer Stock Fund.

If there is not enough Common Stock available in the Stock Offering to fill my subscription pursuant to the investment directions above, I hereby instruct the Trustee to purchase shares of Common Stock in the open market after the Reorganization and Stock Offering to the extent necessary to fulfill my investment directions indicated on this form. I understand that if I do not direct the Trustee by checking the box below, the excess funds will be invested in the same manner as new deposits have been directed.

Yes, I direct the Trustee to purchase stock in the open market, if necessary.

3. Purchaser Information. The ability of participants in the Plan to purchase Common Stock and to direct their current account balances into the Employer Stock Fund is based upon the participant’s subscription rights. Please indicate your status.

Check here if you had $50.00 or more on deposit with Fox Chase Bank as of December 31, 2004.

Check here if you had $50.00 or more on deposit with Fox Chase Bank as of June 30, 2006.

Check here if you are a depositor of Fox Chase Bank as of [                    ]or a borrower as of November 12, 1997 who continues to borrow as of                     , 200  .

4. Acknowledgment of Participant. I understand that this Investment Form shall be subject to all of the terms and conditions of the Plan. I acknowledge that I have received a copy of the Prospectus and the Prospectus Supplement.

Signature of Participant	Date

Acknowledgment of Receipt by Administrator. This Investment Form was received by the Plan Administrator and will become effective on the date noted below.

By:
Date

THE PARTICIPATION INTERESTS REPRESENTED BY THE COMMON STOCK OFFERED HEREBY ARE NOT DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY AND ARE NOT GUARANTEED BY FOX CHASE BANCORP, FOX CHASE MHC OR FOX CHASE BANK. THE COMMON STOCK IS SUBJECT TO AN INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

Minimum Stock Purchase in the Stock Offering is $250

PLEASE COMPLETE AND RETURN TO

MARY REGNERY IN THE HUMAN RESOURCES

DEPARTMENT BY 5:00 P.M. ON

[                    , 200  ].

PROSPECTUS

Fox Chase Bancorp, Inc.

(Proposed Holding Company for Fox Chase Bank)

Up to 5,561,596 Shares of Common Stock

This is the initial public offering of shares of common stock of Fox Chase Bancorp, Inc. a company to be formed in connection with the reorganization of Fox Chase Bank into the mutual holding company form of organization. The shares we are offering will represent approximately 43.6% of our outstanding common stock. Additionally, we will issue 135,000 shares to Fox Chase Bank Charitable Foundation, a charitable foundation formed in connection with the reorganization, which represents between 1.4% and 1.0% of our outstanding common stock at the minimum and maximum of the offering range, respectively. Fox Chase MHC, a mutual holding company to be formed in connection with the reorganization, will own the remainder of our outstanding common stock. We have received approval to have our common stock quoted on the Nasdaq Global Market under the symbol “FXCB.”

We have granted rights to subscribe for shares of our common stock in a “subscription offering” to the following persons in the following order of priority:

•	Persons with $50 or more on deposit at Fox Chase Bank as of the close of business on December 31, 2004.

•	Our employee stock ownership plan.

•	Persons with $50 or more on deposit at Fox Chase Bank as of the close of business on June 30, 2006.

•	Fox Chase Bank’s depositors as of the close of business on [RECORD DATE] who were not able to subscribe for shares under categories 1 and 3 and borrowers of Fox Chase Bank as of November 12, 1997 who continue to be borrowers as of the close of business on [RECORD DATE].

If you are a participant in the Fox Chase Bank 401(k) Profit Sharing Plan:

•	You may direct that all or part of your current account balances in this plan be invested in shares of common stock.

•	You will be receiving separately a supplement to this prospectus that describes your rights under this plan.

If you fit neither of the categories above, but are interested in purchasing shares of our common stock:

•	You may have an opportunity to purchase shares of common stock after priority orders are filled.

We are offering up to 5,561,596 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 4,110,745 shares to complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser determines our market value has increased, we may sell up to 6,395,835 shares without giving you further notice or the opportunity to change or cancel your order. In each case, the amount of shares we are offering will represent approximately 43.6% of our outstanding common stock because if we increase the number of shares offered for sale, the number of shares to be issued to Fox Chase MHC will increase on a corresponding basis. The offering is expected to terminate at     :        .m., Eastern time, on [Expiration Date]. We may extend this termination date without notice to you until [Extension Date #1], unless the Office of Thrift Supervision approves a later date, which will not be beyond [Expiration Date #2].

Sandler O’Neill & Partners, L.P. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares offered for sale are offered at a price of $10.00 per share.

The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [Extension Date #1]. If the offering is extended beyond [Extension Date #1] , subscribers will have their funds promptly returned unless they reconfirm their subscription. Funds received before completion of the offering will be held in an escrow account at Fox Chase Bank or, at our discretion, at another insured financial institution, and will earn interest at our statement savings rate, which is currently         % per annum. In addition, if we do not sell the minimum number of shares or if we terminate the offering for any other reason, we will promptly return your funds with interest at our statement savings rate.

We expect our directors and executive officers, together with their associates, to purchase 291,500 shares, which equals 5.24% of the shares offered for sale at the maximum of the offering range. This includes 189,000 shares in the offering, and assuming a $10.00 price per share, another 102,500 shares in the open market after the offering.

On                     , 2006, the Office of Thrift Supervision conditionally approved the plan of reorganization and stock issuance. However, such approval does not constitute a recommendation or endorsement of this offering by that agency.

This investment involves a degree of risk, including the possible loss of principal.

Please read “ Risk Factors” beginning on page 24.

OFFERING SUMMARY

Price Per Share: $10.00

	Minimum	Maximum	Maximum As Adjusted
Number of shares	4,110,745	5,561,596	6,395,835
Gross offering proceeds	$41,107,450	$55,615,960	$63,958,350
Estimated offering expenses	$1,799,000	$1,931,000	$2,007,000
Estimated net proceeds	$39,308,000	$53,685,000	$61,951,000
Estimated net proceeds per share	$9.56	$9.65	$9.69

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the conversion center at (    )         -            .

SANDLER O’NEILL + PARTNERS, L.P.

The date of this prospectus is                     , 2006

Lahaksa
Richboro
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Philadelphia
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PA
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NJ
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FOX CHASE BANK®

ESTABLISHED 1867

Corporate Headquarters
4390 Davisville Road
Hatboro, Pennsylvania 19040

Branch Locations

Pennsylvania

Hatboro - 4390 Davisville Road
Richboro - 815 Bustleton Pike
Willow Grove - 1 Fitzwatertown Road
Exton - 67 Dowlin Forge Road
Warminster - 1041 York Road
Philadelphia - 401 Rhawn Street
Lahaska - 5871 Lower York Road
Media - 210 West State Street

New Jersey

Ocean City - 921 West Avenue
Egg Harbor Twp. - 6059 Black Horse Pike
Marmora- 8 US Route 9 South

Summary

This summary highlights material information from this document and may not contain all the information that is important to you. To understand the reorganization and stock offering more fully, you should read this entire document carefully. For assistance, please contact our conversion center at (        )         -            .

The Companies

Fox Chase MHC 4390 Davisville Road Hatboro, Pennsylvania 19040 (215) 682-7400	Fox Chase MHC is a federally chartered mutual holding company that we are forming to own a majority of the common stock of Fox Chase Bancorp. As a savings and loan holding company, Fox Chase MHC will be examined by, and must comply with the rules and regulations of, the Office of Thrift Supervision. As a mutual holding company, Fox Chase MHC will be a non-stock company whose members are the depositors and borrowers of Fox Chase Bank as of November 12, 1997 for such time as such borrowings are in existence. Under federal regulations, so long as Fox Chase MHC exists, it will own a majority of the voting stock of Fox Chase Bancorp, and through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders of Fox Chase Bancorp, including the election of directors. However, Fox Chase MHC will not be able to exercise such voting control over a proposal to adopt stock benefit plans for our officers, directors and employees or a proposal for Fox Chase MHC to convert from mutual to stock form in a transaction commonly known as a “second-step conversion.” The same persons who will comprise the board of directors of Fox Chase Bancorp and Fox Chase Bank will also comprise the board of directors of Fox Chase MHC. Fox Chase MHC is not currently an operating company and has not engaged in any business to date. Fox Chase MHC will be formed upon completion of the reorganization. We do not expect that Fox Chase MHC will engage in any business activity other than owning a majority of the common stock of Fox Chase Bancorp.

Fox Chase Bancorp, Inc. 4390 Davisville Road Hatboro, Pennsylvania 19040 (215) 682-7400	This offering is being made by Fox Chase Bancorp. Fox Chase Bancorp is a federally chartered mid-tier stock holding company that we are forming. As a savings and loan holding company, Fox Chase Bancorp will be examined by, and must comply with the rules and regulations of, the Office of Thrift Supervision. Fox Chase Bancorp is not currently an operating company and has not engaged in any business to date. After the reorganization, Fox Chase Bancorp will own all of Fox Chase Bank’s capital stock and will direct, plan and coordinate Fox Chase Bank’s business activities. In the future, Fox Chase Bancorp might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.

Fox Chase Bank 4390 Davisville Road Hatboro, Pennsylvania 19040 (215) 682-7400	Fox Chase Bank is a community-oriented financial institution dedicated to serving the financial services needs of consumers and businesses within its market area. Fox Chase Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, its primary federal regulator, and the Federal Deposit Insurance Corporation, its deposit insurer. We attract deposits from the general public and have historically used such funds to originate one- to four-family residential real estate loans, construction and land development loans and consumer loans. Recently, we have begun to emphasize the origination of multi-family and commercial real estate loans, commercial business loans and construction loans in the Philadelphia metropolitan area and greater Delaware Valley, while eliminating the origination of higher-risk acquisition, development and construction loans in the southern New Jersey shore area. At March 31, 2006, we operated out of our main office in Hatboro, Pennsylvania and eight branch offices in Bucks, Montgomery and Philadelphia Counties, Pennsylvania and Atlantic and Cape May Counties, New Jersey. At March 31, 2006, we had total assets of $754.1 million, deposits of $655.9 million and total equity of $63.3 million.

Cease and Desist Order (page )	In 2003, then-current management determined to emphasize multi-family and commercial real estate lending and construction lending, primarily in the southern New Jersey shore area where it had opened branch offices. However, when these loans were originated, they were not properly underwritten and adequate documentation and an appraisal that met regulatory guidelines establishing the value of the real estate collateral was not obtained. Also, loan settlements were not typically attended by anyone representing us. As a result, there were instances where the requirements of the loan commitment, including additional required collateral, were not obtained. Further, construction loan disbursements were made without adequate controls. Additionally, the former management of Fox Chase Bank failed to adopt a risk rating system and update its allowance for loan losses policy to account for the new types of loans that were being originated. Further, management failed to properly review and classify the new types of loans. This type of lending and the absence of adequate underwriting, credit and collection policies and internal controls contributed to the issuance by the Office of Thrift Supervision of a Cease and Desist Order, which we consented to on June 6, 2005. Additionally, it caused an increase in criticized and classified assets from $775,000 at December 31, 2003 to $90.7 million at December 31, 2004. While, Fox Chase Bank did not incur any losses on these loans during the same period, it did record a $12.3 million provision for loan losses in 2004, which contributed to a net loss of $1.9 million in 2004.

The Cease and Desist Order cited the following violations of Office of Thrift Supervision laws and regulations:

• failure to maintain adequate real estate lending policies, as these policies did not provide prudent underwriting standards or administration procedures;

• originating loans in excess of the institution’s regulatory required lending limits;

• failure to adequately evaluate and classify its assets on a regular basis and failure to establish an adequate valuation allowance on classified assets;

• failure to file accurate regulatory reports, including Office of Thrift Supervision Thrift Financial Reports and Suspicious Activity Reports;

• failure to adhere to the requirements of Regulation O, the regulation that governs extensions of credit to insiders of the institution;

• failure to adhere to Office of Thrift Supervision guidelines on establishing the value of the collateral on which loans were originated; and

• failure to provide the required certification on the Office of Thrift Supervision Thrift Financial Reports by officers and directors.

As part of this order, the Office of Thrift Supervision ordered us to discontinue a number of practices, and specifically ordered us to take certain actions. We were ordered to:

• discontinue originating the following types of loans:

•      real estate acquisition, development and/or construction loans, except for residential construction mortgage loans (1) on owner-occupied one-to four-family residences, (2) with loan-to-value ratios that do not exceed 80% of the value of the collateral (3) and in which we have received a firm commitment to finance the project once completed;

•      mortgage or consumer loans, except for (1) owner-occupied mortgage loans on which we have a first lien and (2) prudently underwritten, well-secured consumer loans, in each case only to borrowers who can demonstrate a high level of creditworthiness;

• restrict our asset growth to an amount not to exceed net interest credited on deposit liabilities;

• hire a new chief executive officer;

• improve our board’s oversight over lending and risk exposure, including assessing our capital position and exposure to higher-risk loans;

•      develop a new business plan with the goal to transition our operations into activities that (1) entail less risk, (2) provide more stable and sustainable sources of core income and (3) are supported by capital level commensurate with the risks of our operations and composition of our balance sheet;

• improve our loan underwriting and appraisal policies, loans-to-one borrower compliance and internal asset review procedures;

• enhance our credit administration, board management and governance;

• provide the Office of Thrift Supervision with quarterly progress reports; and

• review and analyze our loan portfolio and, as appropriate, review our allowance for loan losses.

Since the issuance of the Order to Cease and Desist, we believe we have complied with all directives contained in the Order. The following lists all material actions we have taken to comply with the Order:

• hired new senior management;

• appointed six new non-employee directors to our board, established new committees and adopted new corporate governance policies, including a code of ethics;

•      improved the board’s oversight over lending and risk exposure, including reviewing, each quarter, written reports identifying (1) loans granted during the quarter as an exception to our written loan policies, (2) all criticized and classified loans and the status of collection or workout efforts and (3) the level of our allowance for loan losses including the methodology used;

•      launched initiatives to collect criticized and classified assets, including hiring additional staff, gathering sufficient borrower information to properly document existing loans when possible, assigning proper risk grades to loans following newly implemented credit risk assessment policies;

•      adopted detailed and more stringent lending and interest rate risk policies, specifically with regard to policies and procedures for the determination of the allowance for loan losses, real estate underwriting and appraisal policies and procedures and credit administration;

•      developed a new three-year strategic plan, which requires us to improve our capital position and our earnings capability, which contemplates this mutual holding company reorganization and stock offering, and reduce risk.

The Office of Thrift Supervision designated us a “troubled institution” in January 2005. The Order to Cease and Desist did not remove that designation. Such designation required us to pay increased assessment fees to the Office of Thrift Supervision and increased the deposit insurance premiums paid to the Federal Deposit Insurance Corporation. Further, such designation generally required our regulators to undertake additional procedures when considering applications we were to submit, such as for the establishment of new branches, for acquisitions or for certain dividend payments, which may have resulted in a delay in the processing of our applications.

As a result of our efforts, effective June 28, 2006, the Order to Cease and Desist was terminated. In connection therewith, the troubled institution designation was removed.

Our Operating Strategy (page )	Our mission is to become the leading relationship-based business and consumer bank in our market area by delivering financial products and services tailored to our clients’ needs. After the reorganization, we plan to continue our strategy of:

• pursuing opportunities to increase commercial lending in our primary market area;

• building profitable business and consumer relationships with an emphasis on growing transaction deposit accounts and deposit balances;

• increasing income by expanding our product offerings and continuing to emphasize customer service; and

• expanding our footprint and market presence through opening additional branch and loan production offices.

The Reorganization

Description of the Reorganization (page )	Currently, we are a federally chartered mutual savings bank with no stockholders. Our depositors and certain borrowers currently have the right to vote on certain matters such as the election of directors and this reorganization.

The mutual holding company reorganization process that we are now undertaking involves a series of transactions by which we will convert our organization from the mutual form of organization to the mutual holding company form of organization. In the mutual holding company structure, Fox Chase Bank will become a federally chartered stock savings bank and all of its stock will be owned by Fox Chase Bancorp. In addition, 43.6% of Fox Chase Bancorp’s stock will be owned by the public, including our employee stock ownership plan, 135,000 shares will be owned by Fox Chase Bank Charitable Foundation, and the remainder of Fox Chase Bancorp’s stock will be owned by Fox Chase MHC. After the reorganization, our ownership structure at the midpoint of the offering range will be as follows:

Our normal business operations will continue without interruption during the reorganization. The same directors who adopted the plan of reorganization and stock issuance and who continue to be directors of Fox Chase Bank at the time of the reorganization will serve as directors of Fox Chase MHC, Fox Chase Bancorp and Fox Chase Bank after the reorganization. The executive officers of Fox Chase MHC, Fox Chase Bancorp and Fox Chase Bank will be persons who are currently officers of Fox Chase Bank.

Stockholder and Member Voting Rights After the Reorganization (page )	After the reorganization, Fox Chase Bank will continue to be supervised by its board of directors. Fox Chase Bancorp, as the holder of all of the outstanding common stock of Fox Chase Bank, will have exclusive voting rights with respect to any matters concerning Fox Chase Bank requiring stockholder approval, including the election of directors.

After the reorganization, stockholders of Fox Chase Bancorp will have exclusive voting rights with respect to any matters concerning Fox Chase Bancorp requiring stockholder approval.

By virtue of its ownership of a majority of the outstanding shares of common stock of Fox Chase Bancorp, Fox Chase MHC will be able to control the outcome of most matters presented to the stockholders for resolution by vote, as most matters only require that approval be obtained by a majority of the shares cast or a majority of the shares eligible to vote. However, Fox Chase MHC will not be able to control the vote for merger and sale transactions, second-step transactions and implementation of equity incentive plans, all of which would require approval by a majority of the shares eligible to vote, including shares held by Fox Chase Bancorp, MHC and by a majority of the shares eligible to vote, excluding shares held by Fox Chase Bancorp, MHC.

As a federally chartered mutual holding company, Fox Chase MHC will have no authorized capital stock and, thus, no stockholders. Holders of deposit accounts of Fox Chase Bank will become members of Fox Chase MHC. Such persons will be entitled to vote on all questions requiring action by the members of Fox Chase MHC, including the election of directors of Fox Chase MHC. In addition, all persons who become depositors of Fox Chase Bank following the reorganization will have membership rights with respect to Fox Chase MHC. Borrowers of Fox Chase Bank who were borrower members of Fox Chase Bank at the time of the reorganization will become members of Fox Chase MHC. Borrowers will not receive membership rights in connection with any new borrowings made after the reorganization.

Beneficial Ownership Limitation (page )	Fox Chase Bancorp’s charter provides that, for a period of five years from the date of the reorganization, no person, other than Fox Chase MHC may acquire directly or indirectly the beneficial ownership of more than 10.0% of any class of any equity security of Fox Chase Bancorp. In the event a person acquires shares in violation of this provision, all shares beneficially owned by such person in excess of 10.0% will be considered “excess shares” and will not be counted as shares entitled to vote or counted as voting shares in connection with any matters submitted to the stockholders for a vote. This provision does not apply to a transaction in which Fox Chase Bancorp fully converts from the mutual holding company form of organization to the fully-converted stock form of organization. If approved by stockholders, this provision may be adopted permanently after the initial five-year period.

The Offering

Purchase Price	The purchase price is $10.00 per share.

Number of Shares to be Sold	We are offering for sale between 4,110,745 and 5,561,596 shares of Fox Chase Bancorp common stock in this reorganization to persons other than Fox Chase MHC and the charitable foundation. With regulatory approval, we may increase the number of shares to be sold to 6,395,835 shares without giving you further notice or the opportunity to change or cancel your order. The Office of Thrift Supervision will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions in connection with a request to increase the offering size.

The shares we are offering for sale will represent approximately 43.6% of our outstanding common stock. Additionally, we will issue 135,000 shares to the charitable foundation. The amount of shares to be issued to the charitable foundation will not change no matter how many shares we sell in the offering. The remainder of our common stock will be issued to Fox Chase MHC. We will issue between 5,189,255 and 7,068,404 shares of common stock to Fox Chase MHC, which will represent between 55.0% and 55.4% of our common stock. With regulatory approval, we may increase the number of shares to be issued to Fox Chase MHC to 8,148,915 shares, which will represent 55.5% of our common stock.

How We Determined the Offering Range (page )	We decided to offer between 4,110,745 and 5,561,596 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by FinPro, Inc., an appraisal firm experienced in appraisals of financial institutions. FinPro will receive fees totaling $36,000 for its appraisal services, plus $6,500 for each appraisal valuation update and reimbursement of out-of-pocket expenses. FinPro estimates that as of July 19, 2006, our pro forma market value on a fully converted basis was between $94.4 million and $127.7 million, with a midpoint of $111.0 million. The term “fully converted” means that FinPro assumed that 100.0% of our common stock had been sold to the public, rather than the 43.6% that will be sold with this offering. Our pricing multiples are presented on a fully converted basis so that our multiples can more easily be compared to the pricing multiples of other mutual holding companies. Presenting the ratios on a fully converted basis and, thus, assuming that 100% of each institution’s common stock had been issued to the public, allows for a more meaningful comparison as the varying levels of minority ownership of each mutual holding company is eliminated. However, stocks in which a minority of the total outstanding shares are owned by the public tend to trade at a slight discount to stocks in which all of the total outstanding shares are publicly owned.

In preparing its appraisal, FinPro considered the information in this prospectus, including our financial statements. FinPro also considered the following factors, among others:

• our historical and present operating results and financial condition and the economic and demographic characteristics of our market areas;

• non-public information, including our projected results and financial condition, and regulatory examinations (the confidential projections provided to FinPro are not available to investors);

• the effect of the capital raised in this offering on our net worth and earnings potential;

• the trading market for securities of comparable institutions and general conditions in the market for such securities;

• our intention to make a contribution to Fox Chase Bank Charitable Foundation of 135,000 shares of Fox Chase Bancorp’s common stock and $150,000 in cash; and

• the termination of the Cease and Desist Order imposed on Fox Chase Bank by the Office of Thrift Supervision.

FinPro also conducted a comparative evaluation of the operating and financial statistics of Fox Chase Bank with those of other “similarly-situated,” publicly-traded savings associations and savings association holding companies. For purposes of the appraisal, similarly situated entities refers to public companies in the mutual holding company structure, none of which had issued equity in the past year, all of which are listed on a major stock exchange, located in the Northeast region of the United States and with assets of between $350.0 million and $2.0 billion. Additionally, the percentage of stock owned by the public for the peer group ranged between 20.0% and 45.7% of the total shares outstanding. While the upper end of the asset range used by FinPro to select comparable institutions was significantly larger than our current asset size, FinPro and the board of directors determined that the companies selected as similarly-situated were appropriate from an asset perspective as no single institution selected had assets greater than $855.4 million and the peer group had a median asset size of $503.7 million.

After selecting the peer group, FinPro then analyzed Fox Chase Bank against the peer group to ensure comparability based on the following factors:

• Asset Size – The peer group ranged in size from $366.2 million to $855.4 million in total assets with a median of $503.7 million.

•      Profitability – The peer group had a median core return on average assets of 0.56% and a median core return on average equity of 4.00% for the twelve months ended March 31, 2006. Fox Chase Bank had a core return on average assets of 0.21% and a core return on average equity of 2.68% for the twelve months ended March 31, 2006. On a pro forma basis, Fox Chase Bank’s core return on average assets and core return on average equity would be 0.25% and 1.84%, respectively.

•      Capital Level – The peer group had a median equity to assets ratio of 12.19% with a high of 23.68% and a low of 4.92%. At March 31, 2006, Fox Chase Bank had an equity to assets ratio of 8.39%. On a pro forma basis, Fox Chase Bank would have an equity to assets ratio of 13.03%.

•      Balance Sheet Mix – The median loan to asset ratio for the peer group was 57.75%, ranging from 43.06% to 75.62%. At March 31, 2006, Fox Chase Bank’s net loan to asset ratio was 47.18%. On the liability side, the peer group’s deposit to asset ratio was 72.19%, ranging from 59.97% to 76.82%.

Fox Chase Bank’s deposit to asset ratio at March 31, 2006 was 86.98%. Fox Chase Bank had a borrowing to asset ratio of 3.98% at March 31, 2006, which was below the peer group’s median of 15.04%.

•       Operating Strategy – This component was considered as it is FinPro’s view that it is an indicator of future performance. Specifically, FinPro assessed operating characteristics including profitability, balance sheet growth, asset quality, capitalization and non-financial factors such as management strategies and lines of business. Each member of the peer group generally executes a community bank strategy of accepting deposits and originating loans and providing ancillary financial services. To a lesser extent, borrowing and securities are used to provide additional earnings and manage liquidity and interest rate risk.

•       Date of Conversion – Institutions that conducted initial public offerings on or after March 31, 2005 were excluded since the earnings of newly converted institutions do not reflect the reinvestment of offering proceeds. Also, new issues tend to initially trade at a discount to market averages.

Our board of directors determined that the common stock should be sold at $10.00 per share and that 43.6% of the shares of our common stock should be offered for sale to the public in the offering. The following table shows the number of shares that will be sold in the offering, issued to Fox Chase MHC and contributed to the charitable foundation, based on the estimated valuation range and the purchase price.

	At Minimum of Offering Range	Percent of Shares Outstanding	At Maximum of Offering Range	Percent of Shares Outstanding	At 15% Above Maximum of Offering Range	Percent of Shares Outstanding
Shares sold in the offering	4,110,745	43.6%	5,561,596	43.6%	6,395,835	43.6%
Shares issued to Fox Chase MHC	5,189,255	55.0	7,068,404	55.4	8,148,915	55.5
Shares contributed to the charitable foundation	135,000	1.4	135,000	1.0	135,000	0.9

Total	9,435,000	100.0%	12,765,000	100.0%	14,679,750	100.00%

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “tangible book value” and the ratio of the offering price to the issuer’s annual core earnings. FinPro considered these ratios in preparing its appraisal, among other factors. Tangible book value is the same as total equity, less intangibles, and represents the difference between the issuer’s tangible assets and liabilities. Core earnings, for purposes of the appraisal, is defined as net earnings after taxes, plus non-recurring expenses and minus nonrecurring income, adjusted for income taxes in each case. FinPro’s appraisal also incorporates an analysis of a peer group of publicly traded fully converted savings associations and fully converted savings association holding companies that FinPro considered as comparable to us. The peer group includes ten public companies in the mutual holding company structure, none of which had issued equity in the past year, all of which are listed on a major stock exchange, located in the Northeast region of the United States and with assets between $350.0 million and $2.0 billion. Additionally, the asset size, profitability, capital levels, balance sheet mix and operating strategy of each member of the peer group was analyzed to ensure comparability to Fox Chase Bank.

To ascertain the market value of the common stock, the median trading multiples for the peer group are used as a starting point. Then, FinPro makes adjustments to its appraisal by comparing Fox Chase Bank’s performance to that of the peer group with regard to the following factors:

•      Financial Condition – This element factors in the balance sheet strength of Fox Chase Bank compared to the peer group considering such factors as cash liquidity, capitalization, asset composition, funding mix, intangible levels and interest rate risk. Based primarily on an asset mix that was not as strong as the peer group factoring in the lower loan to asset ratio and worse asset quality. The appraisal was moderately lowered after reviewing this factor.

• Balance Sheet Growth – The appraisal was lowered because Fox Chase Bank’s assets, loans and deposits have decreased while the peer group experienced growth.

•      Earnings Quality, Predictability and Growth – The appraisal was lowered because Fox Chase Bank was less profitable than the peer group when comparing core return on average assets and the core return on average equity. Additionally, Fox Chase Bank has a lower net interest margin and lower noninterest income than the peer group.

•      Market Area – Fox Chase Bank’s market area has grown and is projected to grow at a slower rate than the markets of its peer group. Additionally, Fox Chase Bank’s market area has lower income levels and higher rates of unemployment than the market areas of its peer group. Accordingly, the appraisal was slightly lowered.

• Dividends – As Fox Chase Bank is expected to have sufficient capital and earnings to pay dividends, the appraisal was not modified for this factor.

•      Liquidity of the Issue – As Fox Chase Bank is expected to have similar levels of market capitalization and liquidity as the peer group after the reorganization, no adjustment was made to the appraisal for this factor.

•      Recent Regulatory Matters – After the reorganization, Fox Chase Bank will operate in substantially the same regulatory environment as the members of the peer group. Thus, the appraisal was not adjusted for this factor.

•      Management – The current management team of Fox Chase Bank has considerable banking experience. Fox Chase Bank’s organizational chart is reasonable for an institution of its size and complexity. The board of directors is active in its oversight role. Accordingly, the appraisal was not adjusted for this factor.

•       Order to Cease and Desist – FinPro reviewed and considered the progress made in complying with the Cease and Desist Order. Additionally, the other factors already adjusted for the underlying reasons for the Cease and Desist Order (such as through lowering the appraisal for a weaker financial condition, lower earnings and weaker balance sheet growth).Thus, the appraisal was not adjusted for this factor.

•       Subscription Interest – FinPro determined that no adjustment to the appraisal was warranted for this factor as the vast majority of recent mutual holding company reorganizations were trading near, or not below, their initial offering price, which would indicate that current pro forma pricing levels are appropriate.

The following table presents a summary of selected pricing ratios for the peer group companies and the pricing ratios for us, utilized by FinPro in its appraisal. The ratios are presented on a fully-converted basis. Our ratios are based on core earnings for the twelve months ended March 31, 2006 and tangible book value as of March 31, 2006.

	Fully Converted Price to Core Earnings Multiple		Fully Converted Price to Tangible Book Value Ratio
Fox Chase Bancorp (pro forma):
Minimum	34.48	x	66.36%
Maximum	41.67		74.52

Peer group companies(1):
Average	42.32	x	96.10%
Median	31.38		93.74

__________
(1) The peer company’s ratios are based on core earnings for the twelve months ended March 31, 2006, tangible book value as of March 31, 2006 and share prices on July 19, 2006.

Compared to the median pricing ratios of the peer group, at the maximum of the offering range, our stock would be priced at a premium of 32.8% to the peer group on a price-to-core earnings basis and a discount of 20.5% to the peer group on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group on a core earnings per share basis and less expensive than the peer group on a tangible book value per share basis.

The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the reorganization.

Mutual Holding Company Data	The following table presents a summary of selected pricing ratios, on a non-fully converted basis, for publicly traded mutual holding companies and the pricing ratios for us.

	Non-Fully Converted Price to Earnings Multiple		Non-Fully Converted Price to Tangible Book Value Ratio
Fox Chase Bancorp (pro forma):
Minimum	45.45	x	96.90%
Maximum	58.82		116.28
Publicly traded mutual holding companies: (1)
Average	45.90	x	189.10%
Median	41.00		181.15

___________ (1) The peer companies ratios are based on core earnings for the twelve months ended March 31, 2006, tangible book value as of March 31, 2006 and share prices on July 19, 2006.

The information for publicly traded mutual holding companies may not be meaningful to investors because it presents average and median information for mutual holding companies that have outstanding shares held by the public between 20.0% and 45.7% of their total outstanding shares in their offerings rather than the 43.6% that we are offering to the public. For detail of the number of outstanding shares held by the public for each of the peer companies, see “The Reorganization and Stock Offering — How We Determined the Offering Range and the $10.00 Purchase Price.” In addition, the effect of stock repurchases also affects the ratios to a greater or lesser degree depending upon repurchase activity.

Possible Change in Offering Range and Possible Termination of the Stock Offering (page )	FinPro will update its appraisal before we complete the stock offering. This updated appraisal must be approved by the Office of Thrift Supervision before we complete the offering. In approving the appraisal, the Office of Thrift Supervision will consider, among other things, the amount of subscriptions received, market conditions and changes in our financial condition and operating results. If, as a result of this approval process or through FinPro’ s analysis of the demand for the shares, our financial condition or operating results at the time of the update, changes in national or local economic conditions or changes in market conditions, FinPro determines that our pro forma market value has increased, we may sell up to 6,395,835 shares without further notice to you. If the pro forma market value of the common stock to be sold in the offering at the time the appraisal is updated is either below $41,107,450 or above $63,958,350, then, after consulting with the Office of Thrift Supervision, we may either: terminate the stock offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order for shares of Fox Chase Bancorp common stock; or take such other actions at the time the appraisal is updated based on the facts and circumstances then existing, as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

After-Market Performance of “First Step” Mutual Holding Company Offerings	The following table provides information regarding the after-market performance of the “first-step” mutual holding company offerings completed from January 1, 2005 through July 19, 2006. A “first-step” mutual holding company offering occurs when a mutual institution converts to the mutual holding company form of organization and in connection therewith, a newly-formed stock holding company issues less than half of its shares of its voting stock to the public.

Issuer (Market/Symbol)	State	IPO Date	1 Day % Change	1 Month % Change	% Change Through 7/19/06
Georgetown Bancorp, Inc. (OTCBB: GTWN)	MA	01/06/2005	2.00	0.50	(16.50)
BV Financial, Inc. (OTCBB: BVFL)	MD	01/14/2005	(6.50)	(1.50)	(8.00)
Home Federal Bancorp, Inc. of LA (OTCBB: HFBL)	LA	01/21/2005	(1.00)	(0.80)	2.50
Kearny Financial Corp. (Nasdaq: KRNY)	NJ	02/24/2005	13.90	10.80	48.50
Kentucky First Federal Bancorp (Nasdaq: KFFB)	KY	03/03/2005	7.90	12.40	3.30
Prudential Bancorp, Inc. of PA (Nasdaq: PBIP)	PA	03/30/2005	(1.50)	(12.50)	32.90
Brooklyn Federal Bancorp, Inc. (Nasdaq: BFSB)	NY	04/06/2005	(0.50)	(5.00)	21.20
FedFirst Financial Corporation (Nasdaq: FFCO)	PA	04/07/2005	(6.60)	(14.50)	1.30
Rockville Financial, Inc. (Nasdaq: RCKB)	CT	05/23/2005	4.80	19.60	48.50
North Penn Bancorp, Inc. (OTCBB: NPEN)	PA	06/02/2005	10.00	1.50	10.00
Colonial Bankshares, Inc. (Nasdaq: COBK)	NJ	06/30/2005	6.00	7.50	28.00
Heritage Financial Group (Nasdaq: HBOS)	GA	06/30/2005	7.50	9.30	33.50
United Financial Bancorp (Nasdaq: UNBK)	MA	07/13/2005	17.50	17.00	28.50
Ottawa Savings Bancorp (OTCBB: OTTW)	IL	07/15/2005	10.00	7.00	15.50
Wauwatosa Holdings Inc. (Nasdaq: WAUW)	WI	10/05/2005	12.50	9.50	63.10
Investors Bancorp Inc. (Nasdaq: ISBC)	NJ	10/12/2005	0.20	5.20	34.00
Equitable Financial Corp. (OTCBB: EQFC)	NE	11/08/2005	—	(6.00)	(7.50)
Greenville Federal Financial Corp. (Nasdaq: GVFF)	OH	01/05/2006	—	—	(1.80)
Magyar Bancorp, Inc. (Nasdaq: MGYR)	NJ	01/24/2006	6.50	6.00	11.30
United Community Bancorp (Nasdaq: UCBA)	IN	03/31/2006	8.00	5.50	6.00
Lake Shore Bancorp, Inc. (Nasdaq: LSBK)	NY	04/04/2006	7.00	2.90	0.50
Mutual Federal Bancorp, Inc. (OTCBB: MFDB)	IL	04/06/2006	11.30	14.00	10.00
Northeast Community Bancorp, Inc. (Nasdaq: NECB)	NY	07/06/2006	10.00	N/A	10.60
Seneca-Cayuga Bancorp, Inc. (OTCBB: SCAY)	NY	07/11/2006	—	N/A	(4.10)
Roma Financial Corporation (Nasdaq: ROMA)	NY	07/12/2006	41.00	N/A	42.40

Average - all transactions			6.96	4.02	16.55
Median - all transactions			7.00	5.35	10.60

This table is not intended to be indicative of how our stock price may perform. Furthermore, this table presents only short-term price performance with respect to companies that only recently completed their initial public offerings and may not be indicative of the longer-term stock price performance of these companies.

Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to Fox Chase Bancorp, the pricing ratios for their stock offerings may be different from the pricing ratios for Fox Chase

Bancorp common stock and the market conditions in which these offerings were completed may be different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other companies. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the “Risk Factors” beginning on page 24.

You should be aware that, in certain market conditions, stock prices of initial public offerings by thrift institutions have decreased below their initial offering prices. For example, as the above table illustrates, the stocks of nine companies traded at or below their initial offering price at various times through July 19, 2006. We can give you no assurance that our stock will not trade below the $10.00 purchase price or that our stock will perform similarly to other recent first-step mutual holding company offerings. See “Risk Factors—Risks Related to this Offering—Our stock price may decline when trading commences.”

As part of its appraisal of our pro forma market value, FinPro considered the after-market performance of mutual-to-stock conversions completed in the twelve months before May 2, 2006, which is the date of its appraisal report. FinPro considered information regarding the new issue market for converting thrifts as part of its consideration of the market for thrift stocks.

Possible Termination of the Offering	We must sell a minimum of 4,110,745 shares to complete the offering. If we do not sell the minimum number of shares, or if we terminate the offering for any other reason, we will promptly return all funds with interest at our current statement savings rate.

Conditions to Completing the Reorganization	We are conducting the reorganization under the terms of our plan of reorganization and stock issuance. We cannot complete the reorganization and related offering unless:

• the plan of reorganization and stock issuance is approved by at least a majority of votes eligible to be cast by members of Fox Chase Bank (depositors and certain borrowers of Fox Chase Bank);

• we sell at least the minimum number of shares offered; and

• we receive the final approval of the Office of Thrift Supervision to complete the reorganization and offering.

Reasons for the Reorganization (page )	Our primary reasons for the reorganization are to:

• increase the capital of Fox Chase Bank;

• support future lending and operational growth;

• support future branching activities and/or the acquisition of other financial institutions or financial services companies or their assets; and

• enhance our ability to attract and retain qualified personnel through stock-based compensation plans.

While we exceed all of our regulatory capital requirements and are considered “well capitalized” for regulatory purposes, our core capital level of $66.2 million, or 8.72% of adjusted total assets, at March 31, 2006 restricts our ability both to grow and continue to maintain our “well capitalized” status. Accordingly, we require additional capital to increase our lending activities and expand our operations.

As discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Operating Strategy,” we have already begun our expansion plans. We opened a branch office in Marmora, New Jersey in March 2006, a loan production office (with deposit authority) in Exton, Pennsylvania in May 2006, and a loan production office (with deposit authority) in Media, Pennsylvania in July 2006. Additionally, we plan to open an additional branch office on land we own in Absecon, New Jersey by 2008 and an additional loan production office (with deposit authority) in Plymouth Meeting, Pennsylvania in 2006. This expansion has been and is expected to continue to be funded by cash generated by our business and we do not expect to borrow funds for these expansion plans. Funding for the expansion is also not contingent on this offering. We do not have any additional specific plans or arrangements for further expansion, other than those described above.

As part of its business planning process, the board of directors concluded that to increase its profitability and support asset growth, it would need to raise capital and determined that the best way to accomplish this would be through a stock offering. An institution in the mutual form of ownership that wishes to undertake a stock offering has two options: either (1) a full mutual-to-stock conversion, in which a stock holding company is formed that issues all of its stock to the public, or (2) a mutual holding company reorganization, in which a stock holding company is formed, which by regulation must issue at least 50.1% of its stock to a mutual holding company and not more than 49.9% of its stock to the public. The board of directors determined that engaging in a full mutual-to-stock conversion would raise more capital that it had current plans to prudently deploy. Thus, the board of directors concluded that a mutual holding company reorganization would be more appropriate, as it would result in less capital being raised in comparison to a full mutual-to-stock conversion. Further, the minority stock issuance permits us to control the amount of capital being raised by selecting the percentage of shares to be sold in the offering. Additionally, the mutual holding company structure was attractive as it provides for the control of Fox Chase Bancorp by Fox Chase MHC through its majority ownership position. We chose to sell 43.6% of our shares to the public rather than a smaller portion, because we believe that we are raising the amount of capital we can effectively deploy. We chose to sell 43.6% of our shares to the public rather than a larger portion, so that we would have shares available to issue to the charitable foundation we propose to establish and have the flexibility to issue authorized but unissued shares to fund future stock benefit plans, in each case without exceeding the regulatory limit on the percentage of shares that can be owned by persons other than Fox Chase MHC.

We also will be able to increase our philanthropic endeavors to the communities we serve through the formation and funding of Fox Chase Bank Charitable Foundation.

We Will Form the Fox Chase Bank Charitable Foundation (page )	To continue our long-standing commitment to our local communities, we intend to establish a charitable foundation, named “Fox Chase Bank Charitable Foundation,” as part of the reorganization. Subject to separate approval by at least a majority of votes eligible to be cast by members of Fox Chase Bank, the charitable foundation will be funded with 135,000 shares of Fox Chase Bancorp common stock and $150,000 in cash. The common stock contributed to the charitable foundation is in addition to the shares being offered for sale and will not be included in determining whether the minimum number of shares of common stock has been sold to complete the offering. Our contribution to the charitable foundation would reduce net earnings by $990,000, after tax, in the year in which the charitable foundation is established, which is expected to be fiscal 2006. Fox Chase Bank Charitable Foundation will make grants and donations to non-profit and community groups and projects located within our market areas. The amount of common stock that we would offer for sale would be greater if the reorganization were to be completed without the formation of Fox Chase Bank Charitable Foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering and on the shares issued to stockholders of Fox Chase Bancorp, see “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Benefits of the Reorganization to Management (page )	We intend to adopt the following benefit plans and employment agreements:

•      Employee Stock Ownership Plan. We intend to establish an employee stock ownership plan that will provide retirement benefits to all eligible employees of Fox Chase Bank. The plan will purchase 3.92% of the shares issued in the reorganization, including shares issued to Fox Chase MHC and contributed to Fox Chase Bank Charitable Foundation, with the proceeds of a loan from Fox Chase Bancorp. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of participants based on a participant’s compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

•      Equity Incentive Plan. We intend to implement an equity-based incentive plan no earlier than six months after the reorganization. Under Office of Thrift Supervision regulations, the plan must be approved by a majority of the total votes eligible to be cast by our stockholders, other than Fox Chase MHC, unless we obtain a waiver that allows approval by a majority of votes cast, other than by Fox Chase MHC. Under this plan, we may award stock options and shares of restricted stock to employees and directors. Shares of restricted stock will be awarded at no cost to the recipient. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. Under this plan, we may grant stock options in an amount up to 4.90% of the number of shares issued in the offering, including shares issued to Fox Chase MHC and contributed to the charitable foundation, and restricted stock awards in an amount equal to 1.96% of the shares issued in the offering, including shares issued to Fox Chase MHC and contributed to the charitable foundation. The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations.

The following table presents the total value of all shares to be available for restricted stock awards under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors.

	Value of
Share Price	184,926 Shares Awarded at Minimum of Range	217,560 Shares Awarded at Midpoint of Range	250,194 Shares Awarded at Maximum of Range	287,723 Shares Awarded at 15% Above Maximum of Range
	(In thousands)
$8.00	$1,479	$1,740	$2,002	$2,302
10.00	1,849	2,176	2,502	2,877
12.00	2,219	2,611	3,002	3,453
14.00	2,589	3,046	3,503	4,028

The following table presents the total value of all stock options available for grant under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.” Ultimately, financial gains can be realized on a stock option only if the market price of the common stock increases above the price at which the option is granted.

		Value of
Exercise Price	Option Value	462,315 Options Granted at Minimum of Range	543,900 Options Granted at Midpoint of Range	625,485 Options Granted at Maximum of Range	719,307 Options Granted at 15% Above Maximum of Range
		(In thousands)
$ 8.00	$3.36	$1,553	$1,828	$2,102	$2,417
10.00	4.20	1,942	2,284	2,627	3,021
12.00	5.04	2,330	2,741	3,152	3,625
14.00	5.88	2,718	3,198	3,678	4,230

•       Employment and Change in Control Agreements. Fox Chase Bancorp and Fox Chase Bank intend to enter into three-year employment agreements with Thomas M. Petro, our President and Chief Executive Officer and Jerry D. Holbrook, Executive Vice President and Chief Financial Officer. Fox Chase Bank also intends to enter into three-year employment agreements with three executive officers and one- or two-year change in control agreements with other senior officers. These agreements will provide for severance benefits if the executives are terminated following a change in control of Fox Chase Bancorp or Fox Chase Bank. Based solely on current base salaries and excluding any benefits that would be payable under any employee benefit plan, if a change in control of Fox Chase Bancorp and Fox Chase Bank occurred, and we terminated these officers, the total payments due under the employment and change in control agreements would equal approximately $4.3 million.

The following table summarizes, at the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards that are expected to be available under the equity incentive plan. At the maximum of the offering range, we will sell 5,561,596 shares and have 12,765,000 shares outstanding.

	Number of Shares to be Granted or Purchased			Total Estimated Value of Grants
	At Maximum of Offering Range	As a % of Common Stock Sold at Maximum of Offering Range	As a % of Common Stock Outstanding
	(Dollars in thousands)
Employee stock ownership plan (1)	500,388	9.00%	3.92%	$5,004
Restricted stock awards (1)	250,194	4.50	1.96	2,502
Stock options (2)	625,485	11.25	4.90	2,627

Total	1,376,067	24.75%	10.78%	$10,133

____________ (1) Assumes the value of Fox Chase Bancorp’ s common stock is $10.00 per share for purposes of determining the total estimated value of the grants.
(2) Assumes the value of a stock option is $4.20 per share, which was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.”

Tax Consequences (page )	As a general matter, the reorganization will not be a taxable transaction for purposes of federal or state income taxes to us or persons who receive or exercise subscription rights. Our special counsel, Muldoon Murphy & Aguggia LLP, has issued a federal tax opinion to us that, among other items, provides:

• the reorganization will qualify as a tax-free reorganization and no gain or loss will be recognized by us as a result of the reorganization;

•      no gain or loss will be recognized by our account holders upon the issuance to them of deposits in Fox Chase Bank immediately after the reorganization in the same dollar amount and upon the same terms as their deposits in Fox Chase Bank immediately before the reorganization;

• it is more likely than not that the fair market value of the rights to subscribe for shares of our common stock is zero and,

accordingly, that no income will be realized by our members upon the issuance or exercise of the subscription rights;

•      it is more likely than not that the tax basis to the purchasers in the offering will be the amount paid for our common stock, and that the holding period for shares of common stock will begin on the date of completion of the offering; and

• the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

We have also received an opinion from Muldoon Murphy & Aguggia LLP stating that, assuming the reorganization does not result in any federal income tax liability to us or our account holders, implementation of the plan of reorganization and stock issuance will not result in any Pennsylvania income tax liability to those entities or persons. See “The Reorganization and Stock Offering—Material Income Tax Consequences.”

Persons Who Can Order Stock in the Offering (page     )

Note: Subscription rights are not transferable, and persons with subscription rights may not subscribe for shares for the benefit of any other person. If you violate this prohibition, you may lose your rights to purchase shares and may face criminal prosecution and/or other sanctions.

We have granted rights to subscribe for shares of our common stock in a “subscription offering” to the following persons in the following order of priority:

1.      Persons with $50 or more on deposit at Fox Chase Bank as of the close of business on December 31, 2004.

2.      Our employee stock ownership plan.

3.      Persons with $50 or more on deposit at Fox Chase Bank as of the close of business on June 30, 2006.

4.      Fox Chase Bank’s depositors as of the close of business on [RECORD DATE] who were not able to subscribe for shares under categories 1 and 3 and borrowers of Fox Chase Bank as of November 12, 1997 who continue to be borrowers as of the close of business on [RECORD DATE].

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of reorganization and stock issuance. If we increase the number of shares to be sold above 5,561,596, our employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled. Any shares remaining will be allocated in the order of priorities described above. See “The Reorganization and Stock Offering—Subscription Offering and Subscription Rights” for a description of the allocation procedure.

We may offer shares not sold in the subscription offering to the general public in a community offering or through a syndicate of broker-dealers. People and trusts for the benefit of people who are residents of Bucks, Montgomery and Philadelphia Counties, Pennsylvania and Atlantic and Cape May Counties, New Jersey will have first preference to purchase shares in the community offering. The community offering and syndicated community offering, if held, may begin at any time during or immediately following the subscription offering.

Subscription Rights Are Not Transferable	You are not allowed to transfer your subscription rights and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person involving the transfer of the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights. Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal law and may be subject to civil enforcement actions or criminal prosecution.

Deadline for Ordering Stock (page )	The subscription offering will end at : .m., Eastern time, on [Expiration Date]. We expect that the community offering will terminate at the same time, although it may continue for up to 45 days after the end of the subscription offering, or longer if regulators approve a later date. No single extension may be for more than 90 days. If we extend the offering beyond [Extension Date #1] or if we intend to sell fewer than 4,110,745 shares or more than 5,561,596, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will return your funds promptly, in full and with interest, at our statement savings rate.

Purchase Limitations (page )	Our plan of reorganization and stock issuance establishes limitations on the purchase of stock in the offering. These limitations include the following:

• The minimum purchase is 25 shares.

• No individual (or individuals on a single deposit account) may purchase more than $150,000 of common stock (which equals 15,000 shares) in the subscription offering.

• No individual, no individual together with any associates, and no group of persons acting in concert may purchase more than $200,000 of common stock (which equals 20,000 shares) in the offering.

Subject to the Office of Thrift Supervision’s approval, we may increase or decrease the purchase and ownership limitations at any time.

How to Purchase Common Stock (page )	If you want to place an order for shares in the offering, you must complete an original stock order and certification form and send it to us, together with full payment. You must sign the certification that is on the reverse side of the stock order and certification form. We must receive your stock order and certification form before the end of the subscription offering or the end of the community offering, as appropriate. Once we receive your order, you cannot cancel or change it without our consent.

To ensure that we properly identify your subscription rights, you must list all of your deposit accounts as of the eligibility dates on the stock order and certification form. If you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed. To preserve your purchase priority, you must register the shares only in the name or names of eligible purchasers at the applicable date of eligibility. You may not add the names of others who were not eligible to purchase common stock in the offering on the applicable date of eligibility.

We may, in our sole discretion, reject orders received in the community offering either in whole or in part. For example, we may reject an order submitted by a person who we believe is making false representations or who we believe is attempting to violate, evade or circumvent the terms and conditions of the plan of reorganization and stock issuance. If your order is rejected in part, you cannot cancel the remainder of your order.

You may pay for shares in the subscription offering or the community offering in any of the following ways:

• By check or money order made payable to Fox Chase Bancorp.

•      By authorizing a withdrawal from an account at Fox Chase Bank. To use funds in an existing Individual Retirement Account at Fox Chase Bank, you must transfer your account to an unaffiliated institution or broker, and open a self-directed Individual Retirement Account. Individual Retirement Accounts at Fox Chase Bank are not self-directed and common stock may only be purchased using a self-directed Individual Retirement Account. Please contact your broker or financial institution as quickly as possible to see if you may transfer your Individual Retirement Account from Fox Chase Bank because completing the transfer may take several days.

We will pay interest on your subscription funds at the rate we pay on statement savings accounts, which is currently %, from the date we receive your funds until the reorganization is completed or terminated. All funds authorized for withdrawal from deposit accounts with us will earn interest at the applicable account rate until the offering is completed or terminated. If, as a result of a withdrawal from a certificate of deposit, the balance falls below the minimum balance requirement, the remaining funds will earn interest at our statement savings rate. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for common stock.

How We Will Use the Proceeds of this Offering (page )	The following table summarizes how the proceeds of this offering will be used, based on the sale of shares at the minimum and maximum of the offering range.

	4,110,745 Shares at $10.00 Per Share	5,561,596 Shares at $10.00 Per Share
	(In thousands)
Offering proceeds	$41,107	$55,616
Less: offering expenses	1,799	1,931

Net offering proceeds	39,308	53,685
Less:
Proceeds contributed to Fox Chase Bank	30,000	30,000
Proceeds used for loan to employee stock ownership plan	3,699	5,004
Proceeds contributed to the charitable foundation	150	150
Proceeds contributed to Fox Chase MHC	100	100

Proceeds remaining for Fox Chase Bancorp	$5,359	$18,431

Fox Chase Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, pay dividends to stockholders, repurchase shares of its common stock (subject to regulatory restrictions), finance the possible acquisition of financial institutions or other businesses that are related to banking or for general corporate purposes. Fox Chase Bank may use the portion of the proceeds that it receives to fund new loans, open new branches and loan production offices, invest in securities and expand its business activities.

Purchases by Directors and Executive Officers (page )	Our directors and executive officers, together with their associates, expect to purchase 291,500 shares, which equals 5.24% of the shares offered for sale at the maximum of the offering range. This includes 189,000 shares in the offering, and assuming a $10.00 price per share, another 102,500 shares in the open market after the offering. However, all but one of our directors and all of our executive officers became affiliated with Fox Chase Bank after December 31, 2004. None of these newly hired individuals had deposits with Fox Chase Bank before their date of appointment or hire. None of these newly hired individuals have the ability to subscribe for shares in the first category of the subscription offering. However, such individuals would be able to purchase shares as supplemental eligible account holders in the third category of the subscription offering or in the community offering. Thus, if all of the shares being offered are subscribed for in the first category of the subscription offering, all but one of our directors and executive officers will need to purchase shares in the open market after the completion of the reorganization. The amount of shares that these directors and executive officers purchase in the open market after the completion of the reorganization will be affected by the price and availability of such shares.

Assuming shares are available for the new directors and executive officers to purchase shares in the subscription offering, directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of reorganization and stock issuance. Purchases by our directors and executive officers in the subscription offering will count towards the minimum number of shares we must sell to close the offering.

Market for Fox Chase Bancorp Common Stock (page )	We have received approval to have our common stock quoted on the Nasdaq Global Market under the symbol “FXCB.” Sandler O’Neill currently intends to become a market maker in the common stock, but is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares.

Fox Chase Bancorp’s Dividend Policy (page )	Following the reorganization, we intend to adopt a policy of paying regular cash dividends, but we have not yet determined the amount that may be paid or when the payments may begin. Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition. We anticipate that Fox Chase MHC will waive receipt of any dividends that we may pay.

Possible Conversion of Fox Chase MHC to Stock Form (page )	In the future, we may undertake a transaction commonly known as a “second-step conversion” in which we would sell to the public the shares held by Fox Chase MHC. In a second-step conversion, members of Fox Chase MHC would have subscription rights to purchase common stock of Fox Chase Bancorp or its successor, and the public stockholders of Fox Chase Bancorp would be entitled to exchange their shares of common stock for an equal percentage of shares of the new holding company. This percentage may be adjusted to reflect any assets owned by Fox Chase MHC. Fox Chase Bancorp’s public stockholders, therefore, would own approximately the same percentage of the resulting entity as they owned before the second-step conversion. Any second-step conversion would require the approval of the stockholders of Fox Chase Bancorp, other than Fox Chase MHC, and the members of Fox Chase MHC. The board of directors has no current plan to undertake a second-step conversion transaction.

Conversion Center	If you have any questions regarding the offering or our reorganization, please call the conversion center at ( ) - .

The conversion center is open Monday through Friday, except bank holidays, from 10:00 a.m. to 4:00 p.m., Eastern time.

To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the expiration date of the subscription and community offering in accordance with federal law, no prospectus will be mailed any later than five days before the expiration date, sent via overnight delivery any later than three days before the expiration date or hand delivered any later than two days before the expiration date. Order forms will be distributed only when preceded or accompanied by a prospectus.

Risk Factors

You should consider carefully the following risk factors before purchasing Fox Chase Bancorp common stock.

Risks Related to Our Business

Our relatively high level of non-performing loans and classified assets expose us to increased lending risks. Further, our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio.

Historically, we originated very few multi-family and commercial real estate loans, construction loans or commercial loans. However, in 2003, then-current management determined to emphasize multi-family and commercial real estate lending and construction lending, primarily in the southern New Jersey shore area where it had opened branch offices. However, due to a lack of expertise in these types of lending and a relative unfamiliarity with the market area, these loans were not properly underwritten, including receiving inadequate documentation, and, as a result, many of these loans were criticized or classified in accordance with regulatory guidelines. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Risk Management–Analysis of Nonperforming and Classified Assets.” This type of lending and the absence of adequate underwriting, credit and collection policies and internal controls contributed to the issuance by the Office of Thrift Supervision of a Cease and Desist Order in June 2005.

Following the issuance of the Cease and Desist Order in June 2005, as required by the Order, our senior management was replaced as were all but one of our existing directors. The new management team and board launched initiatives to collect loans at the New Jersey shore area, gather sufficient borrower information to properly document existing loans when possible, assign proper risk grades to loans following newly implemented credit risk assessment policies, establish and maintain well documented estimates for the allowance for loan losses, and establish appropriate underwriting, credit administration, and prudent credit risk management policies and procedures. As a result of these actions and continued favorable economic conditions at the New Jersey shore area, classified assets were significantly reduced.

At March 31, 2006, our non-performing loans totaled $4.5 million, representing 1.23% of total loans. In addition, loans that we have classified as either special mention, substandard, doubtful or loss totaled $30.6 million, representing 8.4% of total loans. If these loans do not perform according to their terms and the collateral is insufficient to pay any remaining loan balance, we may experience loan losses, which could have a material effect on our operating results. Like all financial institutions, we maintain an allowance for loan losses to provide for loans in our portfolio that may not be repaid in their entirety. We believe that our allowance for loan losses is maintained at a level representing management’s best estimate of known and interest losses in the portfolio based upon management’s evaluation of the portfolio’s collectibility as of the corresponding balance sheet date. However, our allowance for loan losses may not be sufficient to cover actual loan losses, and future provisions for loan losses could materially adversely affect our operating results.

At March 31, 2006, our allowance for loan losses totaled $8.3 million, which represented 2.29% total loans, 186.82% of nonperforming loans and 27.32% of classified assets. Our regulators, as an integral part of their examination process, periodically review our allowance for loan losses and may require us to increase our allowance for loan losses by recognizing additional provisions for loan losses charged to expense, or to decrease our allowance for loan losses by recognizing loan charge-offs, net of recoveries. Any such additional provisions for loan losses or charge-offs, as required by these regulatory agencies, could have a material adverse effect on our financial condition and results of operations.

Our recent emphasis on multi-family and commercial real estate and commercial lending may expose us to increased lending risks.

At March 31, 2006, $34.9 million, or 9.6%, of our loan portfolio consisted of multi-family and commercial real estate and commercial loans. We have recently begun to emphasize these types of lending and have hired a highly experienced team of nineteen commercial lending and commercial credit and risk management professionals to accelerate this initiative. These types of loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. In addition, since such loans generally entail greater credit risk than one- to four-family residential mortgage loans, we may need to increase our allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with the growth of such loans. Also, many of our multi-family and commercial real estate and land borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

Moreover, we only recently began our initiative to originate commercial business loans. At March 31, 2006, we had one commercial loan totaling $175,000 in our portfolio. Accordingly, our commercial loan portfolio will be unseasoned and our limited experience in originating these types of loans does not provide us with a significant payment history pattern with which to judge future collectibility. These loans will also not have been subjected to unfavorable economic conditions. As a result, it may be difficult to predict the future performance of this part of our loan portfolio. These loans may have delinquency or charge-off levels above our historical experience, which could adversely affect our future performance. Further, commercial loans generally have larger balances and involve a greater risk than one- to four-family residential mortgage loans. Accordingly, if we make any errors in judgment in the collectibility of our commercial loans, any resulting charge-offs may be larger on a per loan basis than those incurred with our residential mortgage loan or consumer loan portfolios.

Our business strategy, which includes asset growth, was only recently initiated and has not yet had the time to be proven successful. Further, if we fail to grow or fail to manage our growth effectively, our financial condition and results of operations could be negatively affected.

In June 2005, as required by the Cease and Desist Order issued by the Office of Thrift Supervision, we adopted a new three-year business strategy. Our strategy involves asset and liability growth, specifically in originating commercial loans and attracting favorably priced deposits, while maintaining asset quality and reducing expenses. Achieving our growth targets requires us to attract customers that currently bank at other financial institutions in our market, thereby increasing our share of the market. Our ability to successfully grow will also depend on a variety of factors, including the market penetration of the new commercial lenders that we hired, continued favorable market conditions, the continued availability of desirable business opportunities and the competitive responses from other financial institutions in our market areas. While we believe we have the management resources and internal systems in place to successfully manage our future growth, there can be no assurance growth opportunities will be available or that we will be successful in implementing our business strategies. Further, it will take time to implement our business strategy, especially for our commercial lenders to originate enough loans and business deposits to generate the revenue needed to offset the associated expenses, including salaries and the occupancy expense related to the new loan production offices. We expect that it may take a significant period of time before we can achieve the intended results of our new business strategy. During the period while the business plans are being implemented, our operating results may be negatively impacted. Further, there can be no assurance that our new strategic plan, even if successfully implemented, will ultimately produce positive results.

Our decrease in deposits may cause us to rely more heavily on more expensive wholesale funding sources, which would increase our expenses and adversely affect our operating margins and profitability.

Historically, we attempted to be the market leader in rates on longer-term money market accounts and certificates of deposit. However, in 2005, the new management, in connection with the planned reductions in the balance sheet, offered less-than-market rates as it attempted to allow the longer-term money market accounts and certificates of deposit to run-off, thereby shortening the duration of its liabilities. While deposit rates were raised to be competitive in the market in November 2005, deposits have continued to decrease. Deposits were $655.9 million at March 31, 2006 compared to $805.3 million at December 31, 2004. While we believe that branch expansion and our emphasis on building transaction accounts will increase deposits, there can be no guarantee if and when this will occur. Further, the considerable competition for deposits in our market will also make it more difficult for us to obtain reasonably-priced deposits.

If we are not able to increase deposits, we will have to rely more heavily on wholesale sources to fund our asset growth than we have in the past, which are generally more expensive than retail sources of funding . If we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability would be adversely affected.

Rising interest rates may reduce our earnings and asset value.

Interest rates have recently been at historically low levels. However, since June 30, 2004, the U.S. Federal Reserve has increased its target for the federal funds rate sixteen times, from 1.0% to 5.0%. While these short-term market interest rates (which we use as a guide to price our deposits) have increased, longer-term market interest rates (which we use as a guide to price our longer-term loans) have not. This “flattening” of the market yield curve has had a negative impact on our interest rate spread and net interest margin, and if short-term interest rates continue to rise, and if rates on our deposits continue to reprice upwards faster than the rates on our long-term loans and investments, we would continue to experience compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability.

Changes in interest rates also affect the value of our interest-earning assets, and in particular our securities portfolio. Generally, the value of fixed-rate securities fluctuates inversely with changes in interest rates. Unrealized gains and losses on securities available for sale are reported as a separate component of equity, net of tax. Decreases in the fair value of securities available for sale resulting from increases in interest rates could have an adverse effect on stockholders’ equity. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Management—Interest Rate Risk Management.”

If we do not achieve profitability on our new branches and loan production offices, the new offices may reduce our earnings.

We opened our Marmora, New Jersey branch office in March 2006. Additionally, we have plans to open an additional branch office on land we own in Absecon, New Jersey by 2008 and three new loan production offices (with deposit authority) in the Philadelphia metropolitan area in 2006. Numerous factors contribute to the performance of a new branch or loan production facility, such as our ability to select a suitable location, competition, our ability to hire and retain qualified personnel, and the effectiveness of our marketing strategy. It takes time for a new branch to generate significant deposits and loan volume to offset expenses, some of which, like salaries and occupancy expense, are relatively fixed costs.

We expect that our Marmora branch will become profitable beginning in the first quarter of 2009. To achieve this, we anticipate that we will need to obtain in excess of $22.0 million in deposits. At June 30, 2006, our Marmora branch office had $1.4 million in deposits. We expect that our three loan production offices in Exton, Media and Plymouth Meeting, Pennsylvania will become profitable beginning in the third quarter of 2008. To achieve this, we anticipate that these offices will need to originate in excess of $158.0 million of loans. However, there can be no assurance that any of these new offices will ever become profitable. During the period of time before a branch office or loan production facility can become profitable, operating an office will negatively impact our net income.

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our primary federal regulator, and by the Federal Deposit Insurance Corporation, as insurer of our deposits. Fox Chase MHC, Fox Chase Bancorp and Fox Chase Bank will all be subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision governs the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Fox Chase Bank rather than for holders of Fox Chase Bancorp common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

A downturn in the local economy or a decline in real estate values could reduce our profits.

Nearly all of our loans are secured by real estate or made to businesses in the Philadelphia metropolitan area or in Atlantic or Cape May Counties, New Jersey. As a result of this concentration, a downturn in the local economies could cause significant increases in nonperforming loans, which would reduce our profits. In recent years there has been a significant increase in real estate values in our market areas. As a result of rising home prices, our loans have been well collateralized. A decline in real estate values could cause some of our mortgage loans to become inadequately collateralized, which would expose us to a greater risk of loss. For a discussion of our market areas, see “Our Business—Market Areas.”

Strong competition within our market areas could reduce our profits and slow growth.

We face intense competition in making loans, attracting deposits and attracting and retaining key employees and relationship managers. In particular, several financial institutions have recently opened new offices or branches and numerous de novo financial institutions have recently been formed in the Philadelphia-Camden-Wilmington metropolitan statistical area. This competition has made it more difficult for us to make new loans and at times has forced us to offer higher deposit rates. It has also made it more difficult and costly to attract and hire employees with the level of expertise we require to implement our strategic plan. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which would reduce net interest income. Also, additional compensation expense increases noninterest expense, reducing net income. Competition also makes it more difficult to grow loans and deposits. As of June 30, 2005, the most recent date for which information is available, we held 0.30% of the deposits in Philadelphia-Camden-Wilmington metropolitan statistical area. Competition also makes it more difficult to hire and retain experienced employees. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market areas. For more information about our market areas and the competition we face, see “Our Business—Market Areas” and “Our Business—Competition.”

Risks Related to this Offering

Additional expenses following the offering from new stock-based benefit plans will adversely affect our profitability.

Following the offering, we also will recognize additional annual salaries and employee benefits expenses stemming from the shares purchased or granted to employees and executives under new benefit plans. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future; however, we expect them to be material. We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. These benefit expenses in the first year following the offering have been estimated to be approximately $990,000 at the maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of these plans, see “Our Management—Benefit Plans.”

We will need to implement additional finance and accounting systems, procedures and controls to satisfy our new public company reporting requirements, which will increase operating costs.

Upon the completion of this offering, we will become a public reporting company. The federal securities laws and the regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We hired third-party consultants to assist us in implementing the necessary procedures to comply with the rules that we will have to comply with as a public reporting company, including under the Sarbanes-Oxley Act. The steps to ensure our compliance with obligations as a public reporting company have increased and will continue to increase our operating expenses and divert our management’s attention from our operations.

Our return on equity will initially be low compared to other financial institutions. A low return could lower the trading price of our common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Our return on equity is expected to be reduced due to the large amount of capital that we expect to raise in the offering and to expenses we will incur in pursuing our growth strategies, the costs of being a public company and added expenses associated with our employee stock ownership plan and planned equity incentive plan. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the median return on equity of 6.65% for the trailing twelve months for all publicly traded thrifts, which may negatively affect the value of our common stock. At the midpoint of the offering range, pro forma return on equity is estimated to be 1.84% for the twelve months ended March 31, 2006 compared to the peer group median return on equity of 4.13% for the trailing twelve months.

We have broad discretion in allocating the proceeds of the offering. Our failure to utilize effectively the net proceeds we receive would reduce our profitability.

Fox Chase Bancorp intends to contribute up to 76.3% of the net proceeds of the offering to Fox Chase Bank. We may use the remaining net proceeds to pay dividends to stockholders, repurchase common stock, purchase securities, finance the acquisition of other financial institutions or other businesses that are related to banking, or for other general corporate purposes. We expect to use a portion of the net proceeds to fund the purchase by our employee stock ownership plan of shares in the offering. Fox Chase Bank may use the proceeds it receives to fund new loans, purchase loans, purchase securities, establish or acquire new branches, acquire financial institutions or other businesses that are related to banking, or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Issuance of shares for benefit programs may dilute your ownership interest.

We intend to adopt an equity incentive plan following the reorganization, which will require the approval of stockholders. If stockholders approve the new equity incentive plan, we intend to issue shares to our officers and directors through this plan. If the restricted stock awards under the equity incentive plan are funded from authorized but unissued stock, your ownership interest in the shares issued to persons other than Fox Chase MHC could be diluted by up to approximately 4.2%, assuming the midpoint of the offering range and awards of common stock equal to 1.96% of the shares issued in the offering, including shares issued to Fox Chase MHC and contributed to Fox Chase Bank Charitable Foundation, are awarded under the plan. If the shares issued upon the exercise of stock options under the equity incentive plan are issued from authorized but unissued stock, your ownership interest in the shares issued to persons other than Fox Chase MHC could be diluted by up to approximately 9.9%, assuming the midpoint of the offering range and stock option grants equal to 4.90% of the shares issued in the reorganization, including shares issued to Fox Chase MHC and contributed to Fox Chase Bank Charitable Foundation, are granted under the plan. See “Pro Forma Data” and “Our Management—Benefit Plans.”

Fox Chase MHC’s majority control of our common stock will enable it to exercise voting control over most matters put to a vote of stockholders and will prevent stockholders from forcing a sale or a second-step conversion transaction you may find advantageous.

Fox Chase MHC will own a majority of Fox Chase Bancorp’s common stock after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and officers who will manage Fox Chase Bancorp and Fox Chase Bank will also manage Fox Chase MHC. As a federally chartered mutual holding company, the board of directors of Fox Chase MHC must ensure that the interests of depositors of Fox Chase Bank are represented and considered in matters put to a vote of stockholders of Fox Chase Bancorp. Therefore, the votes cast by Fox Chase MHC may not be in your personal best interests as a stockholder. For example, Fox Chase MHC may exercise its voting control to defeat a stockholder nominee for election to the board of directors of Fox Chase Bancorp. Moreover, Fox Chase MHC’s ability to elect the board of directors of Fox Chase Bancorp restricts the ability of the minority stockholders of Fox Chase Bancorp to effect a change of control of management. Our executive officers together with their associates, expect to purchase 142,500 shares, which equals 2.56% of the shares offered for sale at the maximum of the offering range. This includes 85,000 shares in the offering, and assuming a $10.00 price per share, another 57,500 shares in the open market after the offering. In addition, stockholders will not be able to force a merger or second-step conversion transaction without the consent of Fox Chase MHC as such transactions also require the approval of at least two-thirds of all outstanding voting stock, which can only be achieved if Fox Chase MHC voted to approve such transactions. Some stockholders may desire a sale or merger transaction, since stockholders typically receive a premium for their shares, or a second-step conversion transaction, since fully converted institutions tend to trade at higher multiples than mutual holding companies. Stockholders could, however, prevent a second step conversion or the implementation of equity incentive plans as current Office of Thrift Supervision regulations and policies require the approval of such matters by the stockholders other than Fox Chase MHC.

Office of Thrift Supervision policy on remutualization transactions could prohibit acquisition of Fox Chase Bancorp, which may adversely affect our stock price.

Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. The possibility of a remutualization transaction has recently resulted in a degree of takeover speculation for mutual holding companies that is reflected in the per share price of mutual holding companies’ common stock. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or otherwise restrict these transactions in the future, our per share stock price may be adversely affected. For further information, see “Restrictions on Acquisition of Fox Chase Bancorp and Fox Chase Bank—Regulatory Restrictions.”

Office of Thrift Supervision regulations and anti-takeover provisions in our governance documents contain provisions that could make acquisitions of us more difficult to achieve, which may adversely affect our stock price.

Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the reorganization, no person, acting alone, together with associates or in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10.0% of our common stock without the prior written approval of the Office of Thrift Supervision. In addition, the corporate governance documents of Fox Chase MHC, Fox Chase Bancorp and Fox Chase Bank contain certain anti-takeover provisions, including:

•	Beneficial Ownership Limitation. Fox Chase Bancorp’s charter provides that, for a period of five years from the date of the reorganization, no person, other than Fox Chase MHC may acquire directly or indirectly the beneficial ownership of more than 10.0% of any class of any equity security of Fox Chase Bancorp. If a person acquires shares in violation of this charter provision, all shares beneficially owned by such person in excess of 10.0% will be considered “excess shares” and will not be counted as shares entitled to vote or counted as voting shares in connection with any matters submitted to the stockholders for a vote. These factors make it more difficult and less attractive for stockholders to acquire a significant amount of our common stock, which may adversely affect our stock price.

•	Classified Board of Directors. The board of directors of each of Fox Chase MHC, Fox Chase Bancorp and Fox Chase Bank will be divided into three classes The stockholders or the members will elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a stockholder or member group to gain control of the Board of Directors without the consent of the incumbent board of directors.

•	Preferred Stock. Fox Chase Bancorp ‘s charter will authorize the board to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. The Board could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt.

•	Advance Notice Provisions. Fox Chase Bancorp’s bylaws will establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders. Advance notice of nominations or proposed business by stockholders gives the board time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board, to inform stockholders and make recommendations about those matters.

•	Employee Stock Ownership Plan. In connection with the reorganization, we intend to implement an employee stock ownership plan that will provide retirement benefits to all eligible employee of Fox Chase Bank. This will result in our employees, including management, owning an additional 3.92% of our outstanding shares. If these individuals were to vote together, they could have additional influence over the outcome of any stockholder vote and may discourage takeover attempts that you might like to see happen.

•	Change in Control Features. Fox Chase Bancorp and Fox Chase Bank intend to enter into employment agreements and change in control agreements with various senior officers. These agreements will provide for severance benefits if the executives are terminated following a change in control of Fox Chase Bancorp or Fox Chase Bank. A change in control is defined to include a change in the composition of the board of directors not approved by us. These provisions have the effect of increasing the costs of acquiring us or gaining control of our board of directors.

Our stock price may decline when trading commences.

If you purchase shares in the offering, you may not be able to sell them at or above the $10.00 purchase price. The shares of several recent minority offerings by mutual holding companies have traded below the initial offering price after completion of the offering. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

There may be a limited market for our common stock, which may adversely affect our stock price.

Although we intend to have our stock quoted on the Nasdaq Global Market, there is no guarantee that the shares will be actively traded. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock on short notice and the sale of a large number of shares at one time could depress the market price. There also may be a wide spread between the bid and asked price for our common stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

Risks Related to the Formation of the Charitable Foundation

The contribution to Fox Chase Bank Charitable Foundation will decrease the ownership interest and voting interest in the shares issued to persons other than Fox Chase MHC by 2.8% after the contribution.

Purchasers of shares other than Fox Chase MHC will have their ownership and voting interests diluted by 2.8% at the close of the reorganization, assuming the midpoint of the offering range, when Fox Chase Bancorp issues and contributes 135,000 shares to Fox Chase Bank Charitable Foundation. For a further discussion regarding the effect of the contribution to the charitable foundation, see “Pro Forma Data” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Our contribution to Fox Chase Bank Charitable Foundation may not be tax deductible, which could reduce our profits.

We believe that our contribution to Fox Chase Bank Charitable Foundation, valued at $1.5 million, pre-tax, will be deductible for federal income tax purposes. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully. In the event it is more likely than not that we will be unable to use the entire deduction, we will be required to establish a valuation allowance related to any deferred tax asset that has been recorded for this contribution.

Establishment of Fox Chase Bank Charitable Foundation will reduce our profits for fiscal year 2006.

Fox Chase Bancorp intends to contribute $150,000 in cash and 135,000 shares of Fox Chase Bancorp’s common stock to Fox Chase Bank Charitable Foundation. This contribution will be an additional operating expense and will reduce net income during the fiscal year in which the foundation is established, which is expected to be the year ending December 31, 2006. Based on the pro forma assumptions, at the midpoint of the offering range, the contribution to Fox Chase Bank Charitable Foundation would reduce net earnings by $990,000 after tax, in fiscal year 2006. See “Pro Forma Data.”

A Warning About Forward-Looking Statements

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets;

•	inability of key third-party providers to perform their obligations to Fox Chase Bank;

•	changes in accounting policies and practices, as may be adopted by the bank or securities regulatory agencies or the Financial Accounting Standards Board; and

•	our ability to successfully implement our expansion strategy.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Selected Financial and Other Data

The summary financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 is derived in part from the audited consolidated financial statements of Fox Chase Bank that appear elsewhere in this prospectus. The information at December 31, 2003, 2002 and 2001 and for the years ended December 31, 2002 and 2001 is derived in part from audited consolidated financial statements of Fox Chase Bank that do not appear in this prospectus.

The selected data at March 31, 2006 and for the three months ended March 31, 2006 and 2005 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the three months ended March 31, 2006 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At March 31, 2006	At December 31,
		2005	2004	2003	2002	2001
	(In thousands)
Financial Condition Data:
Total assets	$754,050	$781,291	$899,805	$821,118	$788,917	$649,989
Cash and cash equivalents	27,254	46,086	43,722	32,022	46,129	40,775
Interest-earning time deposits	600	600	3,174	4,392	2,800	3,444
Securities available-for-sale	329,060	329,504	330,199	335,388	310,118	194,216
Securities held-to-maturity	—	—	—	—	—	2,008
Loans receivable, net	355,729	366,393	482,606	414,438	410,139	388,507
Loans held for sale	2,704	357	—	—	—	—
Deposits	655,892	682,307	805,250	723,838	695,010	561,179
Federal Home Loan Bank advances	30,000	30,000	30,000	30,000	30,000	30,000
Total equity	63,271	63,521	59,190	62,331	58,760	53,388

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(In thousands)
Operating Data:
Interest income	$8,883	$10,189	$37,601	$37,566	$35,533	$39,607	$39,014
Interest expense	4,851	5,218	20,697	19,693	20,662	23,031	25,905

Net interest income	4,032	4,971	16,904	17,873	14,871	16,576	13,109
Provision (credit) for loan losses	—	—	(6,025)	12,282	30	1,107	456

Net interest income after provision (credit) for loan losses	4,032	4,971	22,929	5,591	14,841	15,469	12,653
Noninterest income	428	444	1,214	2,279	3,405	1,149	(335)
Noninterest expense	4,186	3,788	15,208	11,353	10,958	10,013	9,300

Income (loss) before income taxes	274	1,627	8,935	(3,483)	7,288	6,605	3,018
Income tax provision (benefit)	6	460	2,975	(1,595)	2,497	2,405	1,043

Net income (loss)	$268	$1,167	$5,960	$(1,888)	$4,791	$4,200	$1,975

	At or For the Three Months Ended March 31,		At or for the Fiscal Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Performance Ratios (1):
Return on average assets	0.14%	0.53%	0.71%	(0.21)%	0.59%	0.59%	0.33%
Return on average equity	1.68	8.28	9.50	(2.82)	7.64	7.45	3.71
Interest rate spread (2)	1.86	2.09	1.78	1.92	1.61	2.19	1.95
Net interest margin (3)	2.21	2.32	2.05	2.11	1.87	2.40	2.25
Noninterest expense to average assets	2.23	1.73	1.80	1.29	1.34	1.40	1.53
Efficiency ratio (4)	93.86	69.95	83.94	56.34	59.96	56.49	72.80
Average interest-earning assets to average interest-bearing liabilities	110.18	106.30	109.08	107.69	109.68	106.30	106.63
Average equity to average assets	8.39	6.36	7.44	7.59	7.67	7.91	8.78

Capital Ratios:
Tangible capital	8.72	6.88	8.40	6.66	7.54	7.24	8.14
Core capital	18.79	13.64	17.76	12.92	15.76	14.59	12.63
Total risk-based capital	20.06	14.92	19.02	14.17	16.29	15.13	12.86

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	1.23	0.08	1.36	0.29	0.32	0.32	0.13
Allowance for loan losses as a percent of total loans	2.29	2.90	2.22	2.89	0.50	0.50	0.25
Allowance for loan losses as a percent of nonperforming loans	186.82	3,451.08	163.90	997.99	159.29	158.45	197.37
Net charge-offs (recoveries) to average outstanding loans during the period	—	—	—	—	—	—	—

Other Data:
Number of:
Deposit accounts	59,643	65,876	61,349	66,800	65,796	66,554	61,981
Offices	9	8	8	8	7	7	7

(1)	Performance ratios for the three months ended March 31, 2006 and 2005 are annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

Recent Developments

The following tables contain certain information concerning the financial position and results of operations of Fox Chase Bank. The data at June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 was not audited, but, in the opinion of our management, reflects all adjustments necessary for a fair presentation. Except for $63,000 in after tax charges for accounting errors related to prior periods, no adjustments were made other than normal recurring entries. Such adjustments primarily relate to a pre-tax charge of $232,000 related to errors in prior periods in the procedures for closing and reconciling transactions in our automated teller machine system, offset by a $75,000 reduction in a tax contingency reserve due to a reevaluation of our tax position. The reconciliation errors were discovered by management in July 2006. An analysis of the materiality of these adjustments was completed, and management concluded that these items are not material to any of the current or historical periods presented herein. The results of operations for the three and six months ended June 30, 2006 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At June 30, 2006	At December 31, 2005	% Change
	(In thousands)
Financial Condition Data:
Total assets	$735,539	$781,291	(5.9)%
Cash and cash equivalents	35,764	46,086	(22.4)
Interest-earning time deposits	600	600	—
Securities available-for-sale	309,046	329,504	(6.2)
Loans receivable, net	348,842	366,393	(4.8)
Loans held for sale	1,153	357	223.0
Deposits	638,630	682,307	(6.4)
Federal Home Loan Bank advances	30,000	30,000	—
Total equity	62,738	63,521	(1.2)

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2006	2005	% Change	2006	2005	% Change
	(In thousands)
Operating Data:
Interest income	$9,007	$9,775	(7.9)%	$17,891	$19,964	(10.4)%
Interest expense	5,059	5,180	(2.3)	9,911	10,398	(4.7)

Net interest income	3,948	4,595	(14.1)	7,980	9,566	(16.6)
Credit for loan losses	(383)	—	(100.0)	(383)	—	(100.0)

Net interest income after credit for loan losses	4,331	4,595	(5.8)	8,363	9,566	(12.6)
Noninterest income	588	729	(19.3)	1,015	1,173	(13.5)
Noninterest expense	4,686	3,128	49.8	8,871	6,916	28.3

Income before income taxes	233	2,196	(89.4)	507	3,823	(86.7)
Income tax provision (benefit)	(97)	640	(115.2)	(92)	1,100	(108.4)

Net income	$330	$1,556	(78.8)	$599	$2,723	(78.0)

	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,
	2006	2005	2006	2005
Performance Ratios: (1)

Return on average assets	0.18%	0.73%	0.16%	0.63%
Return on average equity	2.08	10.92	1.88	9.61
Interest rate spread (2)	1.86	2.15	1.85	2.12
Net interest margin (3)	2.21	2.30	2.20	2.31
Noninterest expense to average assets	2.52	1.46	2.35	1.59
Efficiency ratio (4)	103.31	58.75	97.54	64.40
Average interest-earning assets to average interest-bearing liabilities	110.71	103.59	110.57	104.98
Average equity to average assets	8.51	6.67	8.45	6.51

Capital Ratios:

Tangible capital	8.96	7.32	8.96	7.32
Core capital	20.26	16.00	20.26	16.00
Total risk-based capital	19.01	17.28	19.01	17.28

Asset Quality Ratios:

Nonperforming loans as a percent of total loans	0.86	2.60	0.86	2.60
Allowance for loan losses as a percent of total loans	2.23	3.58	2.23	3.58
Allowance for loan losses as a percent of nonperforming loans	260.61	137.84	260.61	137.84
Net charge-offs to average outstanding loans during the period	—	—	—	—

Other Data:

Number of:
Deposit accounts	58,845	65,379	58,845	65,379
Offices	11	8	11	8

(1)	Performance ratios for the three and six months ended June 30, 2006 and 2005 are annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

Comparison of Financial Condition at June 30, 2006 and December 31, 2005

Total assets decreased by $45.8 million, or 5.9%, from December 31, 2005 to June 30, 2006, primarily due to a decrease in securities of $20.5 million, a decrease in loans receivable of $17.6 million and a decrease in cash and cash equivalents of $10.3 million. The decrease in securities was primarily due to the maturing and paying down of existing lower-yielding securities. In addition, we sold $17.2 million of mutual fund investments in the first quarter of 2006. The decrease in loans was primarily due to a $15.3 million decrease in construction loans, a $9.7 million decrease in one-to four-family residential real estate loans, offset by an increase of $5.6 million in multi-family and commercial real estate loans. Construction loans decreased as management continued to strive to reduce from the portfolio the acquisition, development and construction loans originated by former management in the southern New Jersey shore area. One-to four-family residential real estate loans decreased due to the sale of $9.5 million in longer-term fixed-rate loans in the secondary market, with servicing retained, in an effort to manage interest rate risk. Multi-family and commercial real estate loans increased due to the commercial lending professionals hired in March and April of 2006. Cash and cash equivalents decreased as such funds were used to fund the outflow of deposit balances.

Deposits decreased $43.7 million, or 6.4%, from $682.3 million at December 31, 2005 to $638.6 million at June 30, 2006 primarily as a result of decreases in certificates of deposit and savings accounts due to the high level of competition and the nature of the single-relationship we have with our depositors.

Equity decreased by $783,000, or 1.2%, from $63.5 million at December 31, 2005 to $62.7 million at June 30, 2006 as a result of an increase in unrealized losses on available for sale investments of $1.4 million, offset by $599,000 in net income.

Comparison of Operating Results for the Three and Six Months Ended June 30, 2006 and 2005

General. Net income decreased $1.2 million for the three months ended June 30, 2006 compared to the three months ended June 30, 2005, primarily due to a $1.6 million increase in noninterest expense and a $768,000 decrease in interest income, offset by a $97,000 income tax credit for the period and a $383,000 credit to the allowance for loan losses.

Net income decreased $2.1 million for the six months ended June 30, 2006 compared to the six months ended June 30, 2005, primarily due to $2.0 million increase in noninterest expense and a $2.1 million decrease in interest income, offset by a $487,000 decrease in interest expense, a $92,000 income tax credit for the period and a $383,000 credit to the allowance for loan losses.

Net Interest Income. Net interest income decreased $647,000, or 14.1%, to $3.9 million for the three months ended June 30, 2006 compared to the year earlier period primarily due to a decrease in the average balance of interest-earning assets of $78.7 million, offset by an increase in the average yield on earning assets from 4.89% to 5.04%. The decrease in the average balance of interest-earning assets was primarily due to the decrease in loans and securities. Increases in the average yield were primarily the result of increases in market interest rates. During the same period the average balance of interest bearing liabilities decreased by $119.8 million due to a decrease in deposits, offset by an increase in the average cost of interest bearing liabilities from 2.74% to 3.18% primarily as a result of increases in market interest rates.

Net interest income decreased $1.6 million, or 16.6%, to $8.0 million for the six months ended June 30, 2006 compared to the six months ended June 30, 2005. The decrease was primarily due to a $97.8 million decrease in average interest earnings assets primarily attributable to decrease in loans and securities, offset by an increase in average yield on earning assets from 4.82% to 4.94%. The increase in average yield was primarily due to an increase in market interest rates. During the same period the average balances on interest bearing liabilities decreased by $127.7 million due to an decrease in deposits, offset by an increase in the average cost of interest bearing liabilities from 2.70% to 3.09% due to an increase in market interest rates.

The following table summarizes changes in interest income and interest expense for the three and six months ended June 30, 2006 and 2005.

	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005	% Change	2006	2005	% Change
	(Dollars in thousands)
Interest income:
Loans	$5,243	$7,122	(26.4)%	$10,668	$14,450	(26.2)%
Mortgage-related securities	2,148	1,387	54.9	4,034	2,821	43.0
Investment securities	1,288	917	40.5	2,405	1,929	24.7
Dividend income	58	211	(72.5)	251	444	(43.5)
Other interest-earning assets	270	138	95.7	533	320	66.6

Total interest income	9,007	9,775	(7.9)	17,891	19,964	(10.4)

Interest expense:
NOW and money market deposit accounts	$357	$533	(33.0)%	$738	$1,169	(36.9)%
Savings accounts	154	201	(23.4)	288	405	(28.9)
Certificates of deposit	4,182	4,076	2.6	8,152	8,088	0.8

Total interest-bearing deposits	4,693	4,810	(2.4)	9,178	9,662	(5.0)
FHLB advances	366	370	(1.1)	733	736	(0.4)

Total interest expense	5,059	5,180	(2.3)	9,911	10,398	(4.7)

Net interest income	$3,948	$4,595	(14.1)	$7,980	$9,566	(16.6)

The following table summarizes average balances and average yields and costs of interest-earning assets and interest-bearing liabilities for the three and six months ended June 30, 2006 and 2005. Yields are not presented on a tax-equivalent basis. Any adjustments necessary to present yields on a tax-equivalent basis are insignificant.

	Three Months Ended June 30,						Six Months Ended June 30,
	2006			2005			2006			2005
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Interest-bearing demand deposits	$21,910	$270	4.93%	$17,838	$138	3.09%	$23,420	$533	4.55%	$23,066	$320	2.77%
Mortgage-backed securities	199,026	2,148	4.32	187,216	1,387	2.96	195,249	4,034	4.13	185,114	2,821	3.05
Taxable securities	113,087	1,128	3.99	116,652	935	3.21	120,062	2,232	3.72	123,504	1,991	3.22
Nontaxable securities	23,619	218	3.69	18,497	193	4.17	22,009	424	3.85	18,495	382	4.13
Loans	357,433	5,243	5.87	459,584	7,122	6.20	363,823	10,668	5.86	477,395	14,450	6.05
Allowance for loan losses	(8,345)	—	—	(14,366)	—	—	(8,347)	—		(13,545)	—	—
Net loans	349,088	—	—	445,218	—	—	355,476	—		463,850	—	—

Total interest-earning assets	706,730	9,007	5.04	785,421	9,775	4.89	716,216	17,891	4.94	814,029	19,964	4.82

Noninterest-earning assets	37,949			69,168			37,672			56,164

Total assets	$744,679			$854,589			$753,888			$870,193

Liabilities and equity:
NOW and money market deposit accounts	$96,764	$357	1.48%	$143,316	533	1.49%	$102,722	738	1.45%	$155,600	1,169	1.52%
Savings accounts	74,903	154	0.82	90,390	201	0.89	76,368	288	0.76	90,356	405	0.90
Certificates of deposit	436,717	4,182	3.84	494,509	4,076	3.31	438,675	8,152	3.75	499,491	8,088	3.27

Total interest-bearing deposits	608,384	4,693	3.09	728,215	4,810	2.65	617,765	9,178	3.00	745,447	9,662	2.61

FHLB advances	30,000	366	4.83	30,000	370	4.88	30,000	733	4.86	30,000	736	4.88

Total interest-bearing liabilities	638,384	5,059	3.18	758,215	5,180	2.74	647,765	9,911	3.09	775,447	10,398	2.70

Noninterest-bearing liabilities	34,800			33,311			34,090			32,393
Other non-interest bearing liabilities	8,099			6,061			8,316			5,665

Total liabilities	681,283			797,587			690,171			813,505

Retained Earnings	66,169			58,652			66,169			58,200
Accumulated comprehensive income	(2,773)			(1,650)			(2,452)			(1,512)

Total equity	$63,396			$57,002			$63,717			$56,688

Total liabilities and equity	$744,679			$854,589			$753,888			$870,193

Net interest income		$3,948			$4,595			$7,980			$9,566

Interest income decreased $768,000, or 7.9%, for the three months ended June 30, 2006 as a result of a $1.9 million decrease in loan interest, offset by a $979,000 increase in securities dividends and interest. Interest income decreased $2.1 million, or 10.4%, for the six months ended June 30, 2006 as a result of a $3.8 million decrease in loan interest, offset by a $1.5 million increase in securities dividends and interest. The decreases in interest income were primarily due to a decrease in average interest-earning assets, offset by an increase in average yields due to market interest rate increases.

Interest expense decreased $121,000, or 2.3%, for the three months ended June 30, 2006 primarily as a result of a $176,000 decrease in interest paid on NOW and money market deposit accounts and a $47,000 decrease in interest paid on savings accounts, primarily due to decreased average balances. These decreases were offset by a $106,000 increase in interest paid on certificates of deposit due to an increase in market interest rates, offset by decreased average balances. Interest expense decreased $487,000, or 4.7%, for the six months ended June 30, 2006 primarily as a result of a $431,000 decrease in interest paid on NOW and money market deposit accounts and a $117,000 decrease in interest paid on savings accounts, due primarily to decreased average balances. These decreases were offset by a $64,000 increase in interest paid on certificates of deposit due to an increase in market interest rates, offset by decreased average balances.

Provision for Loan Losses. The following table summarizes the activity in the allowance for loan losses and provision for loan losses for the three and six months ended June 30, 2006 and 2005.

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Dollars in thousands)
Allowance at beginning of period	$8,349	$14,391	$8,349	$14,391
Credit for loan losses	(383)	(25)	(383)	(25)
Charge-offs	—	17	—	17
Recoveries	(1)	—	(1)	—

Net charge-offs	(1)	17	(1)	17

Allowance at end of period	$7,967	$14,349	$7,967	$14,349

We recorded a credit to the provision for loan losses of $383,000 in the three and six months ended June 30, 2006 compared to a credit to the provision for loan losses of $25,000 in the three and six months ended June 30, 2005. The continued reduction in the allowance reflected a reduction in criticized and classified assets from $40.9 million at December 31, 2005 to $28.7 million at June 30, 2006, the absence of charge-offs in 2006 and a $18.0 million, or 4.8%, decrease in the size of the loan portfolio, including a $15.3 million, or 69.5%, decrease in the construction portfolio, which carries higher risk of default than one- to four-family residential real estate loans.

The following table provides information with respect to our nonperforming assets at the dates indicated. We did not have any troubled debt restructurings at the dates presented.

	At June 30, 2006	At December 31, 2005	% Change
	(Dollars in thousands)
Nonaccrual loans:
One- to four-family	$235	$548	(57.1)%
Multi-family and commercial real estate	2,822	2,972	(5.1)

Total	3,057	3,520	(13.2)

Accruing loans past due 90 days or more:
Multi-family and commercial real estate	—	1,574	(100.0)

Total	—	1,574	(100.0)
Total of nonaccrual loans and accruing loans 90 days or more past due	$3,057	$5,094	(40.0)

Real estate owned	—	107	(100.0)

Total nonperforming assets	$3,057	$5,201	(41.2)

Total nonperforming loans to total loans	0.86%	1.36%	(37.0)
Total nonperforming loans to total assets	0.42%	0.65%	(36.3)
Total nonperforming assets to total assets	0.42%	0.67%	(37.6)

NonInterest Income. The following table summarizes other income for the three and six months ended June 30, 2006 and 2005.

	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005	% Change	2006	2005	% Change
	(Dollars in thousands)
Service charges	$280	$260	7.7%	$475	$446	6.5%
Net gain (loss) on sale of:
Loans	47	369	(87.3)	34	375	(90.9)
Assets acquired through foreclosure	—	6	(100.0)	85	6	1,316.7
Fixed assets	(1)	(125)	(99.2)	(1)	(125)	(99.2)
Securities (losses) gains and impairment losses, net	—	(12)	(100.0)	(18)	47	(138.3)
Income on bank-owned life insurance	106	130	(18.5)	210	234	(10.3)
Other	156	101	54.5	230	190	21.1

Total	$588	$729	(19.3)	$1,015	$1,173	(13.5)

Noninterest income decreased in the three and six months ended June 30, 2006, primarily due to a decrease on the gain on the sale of loans and income on bank-owned life insurance, offset by increases in service charges and other noninterest income and a decrease in the loss on the sale of fixed assets. The decrease in noninterest income for the six months ended June 30, 2006 was further offset by an increase in the gain on assets acquired through foreclosure. The decrease in the gain on the sale of loans was due to approximately $6.1 million and $9.5 million loans being sold in the three and six months ended June 30, 2006, respectively, compared to approximately $81.3 million and $81.8 million loans being sold in the three and six months ended June 30, 2005, respectively. Service charges increased due to increased loan servicing fee income associated with the larger portfolio serviced in 2006 compared to 2005. The income on bank-owned life insurance at June 30, 2005 includes the cash surrender value of $26,000 related to an insurance policy which was terminated following the resignation of our former chief executive officer. Other noninterest income increased as $21,000 that was held in a reserve was recognized once the threat of potential litigation was eliminated and due to the reversal of a reserve on outstanding checks in the amount of $24,000. The decrease in the loss on the sale of fixed assets was due to the sale, transfer and write-down of various assets, primarily older computer equipment in 2005. Gain on assets acquired through foreclosure increased in the six months ended June 30, 2006 due to the sale of one residential property acquired through foreclosure that was sold in 2006.

NonInterest Expense. The following table summarizes noninterest expense for the three and six months ended June 30, 2006 and 2005.

	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005	% Change	2006	2005	% Change
	(Dollars in thousands)
Salaries, benefits and other compensation	$2,234	$1,485	50.4%	$4,329	$3,605	20.1%
Occupancy expense	422	370	14.1	771	846	(8.9)
Furniture and equipment expense	219	196	11.7	402	369	8.9
Data processing costs	388	324	19.8	716	643	11.4
Professional fees	287	164	75.0	768	310	147.7
Marketing expense	159	106	50.0	241	207	16.4
FDIC premiums	313	28	1,017.9	654	56	1,067.9
Other operating expenses	664	455	45.9	990	880	12.5

Total	$4,686	$3,128	49.8	$8,871	$6,916	28.3

Noninterest expenses increased in the three and six months ended June 30, 2006 primarily due to increases in salaries, benefits and other compensation, professional fees, Federal Deposit Insurance Corporation premiums and other operating expenses. The increased salaries, benefits and other compensation reflects the hiring of nineteen commercial lending and commercial credit and risk management professionals since 2005 and the additional staff hired in connection with the opening of our Marmora branch office in March 2006. Professional fees increased in 2006 due to the hiring of a consulting firm to assist with the implementation of internal policies and procedures related to the Sarbanes-Oxley Act. The increased Federal Deposit Insurance Corporation premiums resulted from our designation by the Office of Thrift Supervision as a troubled institution for regulatory purposes in January 2005. However, due to the lifting of our troubled institution designation in June 2006, we anticipate that our Federal Deposit Insurance Corporation premiums will return to historic levels. Other operating expenses increased due to increased advertising and promotions of approximately $92,000 in connection with the opening of our Marmora branch as well as a local sponsorship, offset by decreases in supervisory expense, which was reduced by the termination of the Cease and Desist Order by the Office of Thrift Supervision in the second quarter of 2006. Other operating expenses during this period also included a $232,000 adjustment related to errors in prior periods in the procedure for closing and reconciling transactions in our ATM system.

Income Taxes. We recorded an income tax benefit for the three months ended June 30, 2006 of $97,000 compared to an income tax provision of $640,000 for the three months ended June 30, 2005. A benefit was recorded for the three months ended June 30, 2006 due to a pre-tax loss, along with the exclusion of tax exempt income and a $75,000 reduction in our tax contingency reserves due to a reevaluation of our tax position.

We recorded an income tax benefit for the six months ended June 30, 2006 of $92,000 compared to an income tax provision of $1.1 million for the six months ended June 30, 2005. A benefit was recorded for the six months ended June 30, 2006 due to tax exempt income being greater than pre-tax income for the period and a $75,000 reduction in our tax contingency reserves due to a reevaluation of our tax position.

Use of Proceeds

The following table shows how we expect to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Fox Chase Bank will reduce Fox Chase Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% of Maximum of Offering Range
	4,110,745 Shares at $10.00 Per Share	Percent of Net Proceeds	4,836,170 Shares at $10.00 Per Share	Percent of Net Proceeds	5,561,596 Shares at $10.00 Per Share	Percent of Net Proceeds	6,395,835 Shares at $10.00 Per Share	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$41,107		$48,362		$55,616		$63,958
Less: offering expenses	1,799		1,865		1,931		2,007

Net offering proceeds	39,308	100.0%	46,497	100.0%	53,685	100.0%	61,951	100.0%
Less:
Proceeds contributed to Fox Chase Bank	30,000	76.3	30,000	64.5	30,000	55.9	30,976	50.0
Proceeds used for loan to employee stock ownership plan	3,699	9.4	4,351	9.4	5,004	9.3	5,754	9.3
Proceeds contributed to charitable foundation	150	0.4	150	0.3	150	0.3	150	0.2
Proceeds contributed to Fox Chase MHC	100	0.3	100	0.2	100	0.2	100	0.2

Proceeds remaining for Fox Chase Bancorp	$5,359	13.6%	$11,896	25.6%	$18,431	34.3%	$24,971	40.3%

Fox Chase Bancorp intends to invest the proceeds it retains from the offering initially in short-term, liquid investments, including a deposit account at Fox Chase Bank. Over time, Fox Chase Bancorp may use the proceeds it retains from the offering:

•	to invest in securities;

•	to pay dividends to stockholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to support the future expansion of operations through the possible acquisition of financial institutions or other businesses that are related to banking or diversification into other banking-related businesses; and

•	for general corporate purposes, including stockholder costs.

Under current Office of Thrift Supervision regulations, Fox Chase Bancorp may not repurchase shares of its common stock during the first year following the reorganization, except to fund stock-based benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

Fox Chase Bank intends to invest the proceeds it receives from the offering initially in short-term, liquid investments. Over time, Fox Chase Bank may use the proceeds that it receives from the offering, which are shown in the table above as the amount contributed to Fox Chase Bank:

•	to fund new loans;

•	to invest in securities, primarily obligations of U.S. government agencies and mortgage-backed securities;

•	to finance the possible expansion of its business activities, including developing new branch locations and loan production offices; and

•	for general corporate purposes.

Fox Chase Bank may need regulatory approvals to engage in some of the activities listed above. It currently has no specific plans or agreements regarding any expansion activities or acquisitions.

Except as described above, neither Fox Chase Bancorp nor Fox Chase Bank has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the reorganization, see “The Reorganization and Stock Offering—Reasons for the Reorganization.”

Our Dividend Policy

Following the reorganization, our board of directors intends to adopt a policy of paying regular cash dividends, but has not decided the amount that may be paid or when the payments may begin. In addition, the board of directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the board of directors will take into account Fox Chase Bancorp’s financial condition and results of operations, tax considerations, capital requirements, industry standards and economic conditions. The regulatory restrictions that affect the payment of dividends by Fox Chase Bank to Fox Chase Bancorp discussed below will also be considered. Fox Chase Bancorp cannot guarantee that it will pay dividends or that, if paid, Fox Chase Bancorp will not reduce or eliminate dividends in the future.

If Fox Chase Bancorp pays dividends to its stockholders, it also will be required to pay dividends to Fox Chase MHC, unless Fox Chase MHC elects to waive the receipt of dividends. We anticipate that Fox Chase MHC will waive any dividends that Fox Chase Bancorp may pay. Any decision to waive dividends will be subject to regulatory approval.

Fox Chase Bancorp will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. However, Fox Chase Bancorp’s ability to pay dividends may depend, in part, upon its receipt of dividends from Fox Chase Bank because Fox Chase Bancorp initially will have no source of income other than earnings from the investment of the net proceeds from the offering that it retains. Office of Thrift Supervision regulations limit dividends and other distributions from Fox Chase Bank to Fox Chase Bancorp. In addition, Fox Chase Bank may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the reorganization. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Regulation and Supervision—Regulation of Federal Savings Associations—Limitation on Capital Distributions.”

Any payment of dividends by Fox Chase Bank to Fox Chase Bancorp that would be deemed to be drawn out of Fox Chase Bank’s bad debt reserves would require Fox Chase Bank to pay federal income taxes at the then-current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and note 9 of the notes to financial statements included in this prospectus. Fox Chase Bancorp does not contemplate any distribution by Fox Chase Bank that would result in this type of tax liability.

Market for the Common Stock

We have not previously issued common stock and there is currently no established market for the common stock. Upon completion of the reorganization, we expect to meet the listing standards of and expect that our shares of common stock will be quoted on, the Nasdaq Global Market under the symbol “FXCB.” Sandler O’Neill intends to become a market maker in our common stock following the reorganization, but is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a longer term investment intent and should recognize that there may be a limited trading market in the common stock.

Capitalization

The following table presents the historical capitalization of Fox Chase Bank at March 31, 2006 and the capitalization of Fox Chase Bancorp reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares under the proposed equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. Fox Chase Bancorp is offering its common stock on a best efforts basis. Fox Chase Bancorp must sell a minimum of 4,110,745 shares to complete the offering.

	Fox Chase Bank Capitalization as of March 31, 2006	Fox Chase Bancorp Pro Forma Capitalization Based Upon the Sale of
		4,110,745 Shares at $10.00 Per Share	4,836,170 Shares at $10.00 Per Share	5,561,596 Shares at $10.00 Per Share	6,395,835 Shares at $10.00 Per Share
	(Dollars in thousands)
Deposits (1)	$655,892	$655,892	$655,892	$655,892	$655,892
Borrowings	30,000	30,000	30,000	30,000	30,000

Total deposits and borrowed funds	$685,892	$685,892	$685,892	$685,892	$685,892

Stockholders’ equity:
Preferred stock:
1,000,000 shares, $.01 par value per share, authorized; none issued or outstanding	$—	$—	$—	$—	$—

Common stock:
36,000,000 shares, $.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding (2)	—	94	111	128	147

Additional paid-in capital	—	39,214	46,386	53,557	61,804
Retained earnings (3)	66,179	66,179	66,179	66,179	66,179

Accumulated other comprehensive income	(2,908)	(2,908)	(2,908)	(2,908)	(2,908)
Shares issued to the foundation	—	1,350	1,350	1,350	1,350

Less:
Capitalization of Fox Chase MHC	—	100	100	100	100
Foundation contribution expense (4)	—	990	990	990	990
Common stock acquired by employee stock ownership plan (5)	—	3,699	4,351	5,004	5,754
Common stock to be acquired by equity incentive plan (6)	—	1,849	2,176	2,502	2,877

Total stockholders’ equity	$63,271	$97,291	$103,501	$109,710	$116,851

Total pro forma stockholders’ equity as a percentage of pro forma total assets (1)	8.39%	12.35%	13.03%	13.71%	14.47%

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.
(2)	Reflects total issued and outstanding shares of 9,435,000, 11,100,000, 12,765,000 and 14,679,750 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. Issued and outstanding shares include shares sold in the offering, issued to Fox Chase MHC and contributed to Fox Chase Bank Charitable Foundation.
(3)	Retained earnings are restricted by applicable regulatory capital requirements.
(4)	Represents the expense, net of tax, of the contribution of common stock and cash to Fox Chase Bank Charitable Foundation based on an estimated tax rate of 34.0%. The actual rate experienced by Fox Chase Bancorp may vary. The realization of the tax benefit is limited annually to 10.0% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.
(5)	Assumes that 3.92% of the common stock issued in the reorganization, including shares issued to Fox Chase MHC and contributed to Fox Chase Bank Charitable Foundation, will be acquired by the employee stock ownership plan in the offering with funds borrowed from Fox Chase Bancorp. Under U.S. generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of equity. As shares are released to plan participants’ accounts, a corresponding reduction in the charge against equity will occur. Since the funds are borrowed from Fox Chase Bancorp, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the financial statements of Fox Chase Bancorp. See “Pro Forma Data” and “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(6)	Assumes the purchase in the open market at $10.00 per share, under the proposed equity incentive plan, of a number of shares equal to 1.96% of the shares of common stock issued in the reorganization, including shares issued to Fox Chase MHC and contributed to Fox Chase Bank Charitable Foundation. The shares are reflected as a reduction of stockholders’ equity. The equity incentive plan will be submitted to stockholders for approval at a meeting following the reorganization. See “Risk Factors—Risks Related to this Offering—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Benefit Plans— Future Equity Incentive Plan.”

Regulatory Capital Compliance

At March 31, 2006, Fox Chase Bank exceeded all regulatory capital requirements to be considered a “well capitalized” institution. The following table presents Fox Chase Bank’s capital position relative to its regulatory capital requirements at March 31, 2006, on a historical and pro forma basis. The table reflects receipt by Fox Chase Bank of $30.0 million of the net proceeds of the offering ($31.0 million at 15% above the maximum of the offering range). For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan and the cost of the shares expected to be awarded under the equity incentive plan as restricted stock (3.92% and 1.96% of the shares of common stock issued, including shares issued to Fox Chase MHC and contributed to Fox Chase Bank Charitable Foundation, respectively) are deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to Fox Chase Bank, see “Regulation and Supervision—Regulation of Federal Savings Associations—Capital Requirements.”

			Pro Forma at March 31, 2006
	Historical at March 31, 2006		Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
			4,110,745 Shares at $10.00 Per Share		4,836,170 Shares at $10.00 Per Share		5,561,596 Shares at $10.00 Per Share		6,395,835 Shares at $10.00 Per Share
	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
U.S. generally accepted accounting principles equity	$63,271	8.39%	$87,723	11.27%	$86,744	11.16%	$85,765	11.04%	$85,616	11.03%

Tangible Capital:
Capital level (2)	$66,179	8.72%	$90,631	11.57%	$89,652	11.46%	$88,673	11.35%	$88,524	11.33%
Requirement	11,384	1.50	11,751	1.50	11,736	1.50	11,721	1.50	11,719	1.50

Excess	$54,795	7.22%	$78,880	10.07%	$77,916	9.96%	$76,952	9.85%	$76,805	9.83%

Core Capital:
Capital level (2)	$66,179	8.72%	$90,631	11.57%	$89,652	11.46%	$88,673	11.35%	$88,524	11.33%
Requirement	30,357	4.00	31,335	4.00	31,296	4.00	31,257	4.00	31,251	4.00

Excess	$35,822	4.72%	$59,296	7.57%	$58,356	7.46%	$57,416	7.35%	$57,273	7.33%

Total Risk-Based Capital:
Capital level (3)	$70,631	20.06%	$95,083	26.63%	$94,104	26.37%	$93,125	26.11%	$92,976	26.07%
Requirement	28,172	8.00	28,564	8.00	28,548	8.00	28,532	8.00	28,530	8.00

Excess	$42,459	12.06%	$66,519	18.63%	$65,556	18.37%	$64,593	18.11%	$64,446	18.07%

(1)	Tangible capital shown as a percentage of adjusted total assets of $754.1 million. Risk-based and core capital levels are shown as a percentage of risk-weighted assets of $352.2 million.
(2)	A portion of the unrealized losses on available-for-sale securities, net of tax, accounts for the difference between capital calculated under U.S. generally accepted accounting principles and each of tangible capital and core capital. See note 11 to the notes to financial statements for additional information.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20.0% risk-weighting.

Pro Forma Data

The following tables show information about our net income and stockholders’ equity reflecting the reorganization. The information provided illustrates our pro forma net income and stockholders’ equity based on the sale of common stock at the minimum of the offering range, the midpoint of the offering range, the maximum of the offering range and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the reorganization is completed. Net proceeds indicated in the following tables are based upon the following assumptions:

•	All shares of stock will be sold in the first tier of the subscription offering and therefore, only one of our directors and executive officers will be able to purchase shares in the subscription offering;

•	Our employee stock ownership plan will purchase a number of shares equal to 3.92% of the shares issued in the reorganization, including shares issued to Fox Chase MHC and contributed to Fox Chase Bank Charitable Foundation, with a loan from Fox Chase Bancorp that will be repaid in equal installments over a period of 15 years;

•	Sandler O’Neill will receive a fee equal to 1.0% of the aggregate purchase price of the shares sold in the offering, except that no fee will be paid with respect to shares contributed to the charitable foundation or purchased by the employee stock ownership plan or by our officers, directors and employees and members of their immediate families;

•	Total expenses of the offering, excluding fees paid to Sandler O’Neill, will be $1.4 million; and

•	We will make a charitable contribution of 135,000 shares of Fox Chase Bancorp common stock to Fox Chase Charitable Foundation plus $150,000 in cash.

Actual expenses may vary from this estimate, and the fees paid will depend upon whether a syndicate of broker-dealers or other means is necessary to sell the shares (which would increase offering expenses), and other factors.

Pro forma net income for the three months ended March 31, 2006 and the year ended December 31, 2005 have been calculated as if the reorganization was completed at the beginning of each period, and the net proceeds had been invested at 4.82% for the three months ended March 31, 2006 and 4.82% for the year ended December 31, 2005, which represents the one-year treasury rate on each date. We believe that the one-year treasury rate represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate required by Office of Thrift Supervision regulations.

A pro forma after-tax return of 3.18% is used for the three months ended March 31, 2006 and 3.18% for the year ended December 31, 2005, after giving effect to a combined federal and state income tax rate of 34.0% for each period. The actual rate experienced by Fox Chase Bancorp may vary. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables, you should consider the following:

•	The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if FinPro increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations or changes in market or economic conditions after the offering begins or due to regulatory considerations. See “The Reorganization and Stock Offering—How We Determined the Offering Range and the $10.00 Purchase Price.”

•	Since funds on deposit at Fox Chase Bank may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma tables do not reflect withdrawals from deposit accounts.

•	Historical per share amounts have been computed as if the shares of common stock expected to be issued in the reorganization had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the reorganization, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•	Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not represent fair market values or amounts available for distribution to stockholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of Fox Chase Bank’ s special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of Fox Chase Bancorp’s common stock.

The following pro forma data may not represent the actual financial effects of the reorganization or our operating results after the reorganization. The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data do not represent the fair market value of our common stock, the current fair market value of our assets or liabilities or the amount of money that would be available for distribution to stockholders if we are liquidated after the reorganization.

We are offering our common stock on a best efforts basis. Fox Chase Bancorp must sell a minimum of 4,110,745 shares to complete the offering.

Three Months Ended March 31, 2006
Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
4,110,745 Shares at $10.00 Per Share	4,836,170 Shares at $10.00 Per Share	5,561,596 Shares at $10.00 Per Share	6,395,835 Shares at $10.00 Per Share
(Dollars in thousands, except per share amounts)
Gross proceeds	$41,107	$48,362	$55,616	$63,958
Less: estimated offering expenses	(1,799)	(1,865)	(1,931)	(2,007)

Estimated net proceeds	39,308	46,497	53,685	61,951
Less: cash contribution to charitable foundation	(150)	(150)	(150)	(150)
Less: cash to Fox Chase MHC	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan (1)	(3,699)	(4,351)	(5,004)	(5,754)
Less: common stock to be acquired by equity incentive plan (2)	(1,849)	(2,176)	(2,502)	(2,877)

Net investable proceeds	$33,510	$39,720	$45,929	$53,070

Pro Forma Net Income:

Pro forma net income (3):
Historical	$268	$268	$268	$268
Pro forma income on net investable proceeds (4)	267	316	365	422
Less: pro forma employee stock ownership plan adjustments (1)	(41)	(48)	(55)	(63)
Less: pro forma restricted stock award expense (2)	(61)	(72)	(83)	(95)
Less: pro forma stock option expense (5)	(97)	(114)	(131)	(151)

Pro forma net income	$336	$350	$364	$381

Pro forma net income per share (3):
Historical	$0.03	$0.02	$0.02	$0.02
Pro forma income on net investable proceeds	0.03	0.03	0.03	0.03
Less: pro forma employee stock ownership plan adjustments (1)	—	—	—	—
Less: pro forma restricted stock award expense (2)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma stock option expense (5)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma net income per share	$0.04	$0.03	$0.03	$0.03

Offering price as a multiple of pro forma net income per share	62.50	x	83.33	x	83.33	x	83.33	x

Number of shares used to calculate pro forma net income per share (6)	9,071,312	10,672,132	12,272,952	14,113,895

Pro Forma Stockholders’ Equity:

Pro forma stockholders’ equity (book value) (5):
Historical	$63,271	$63,271	$63,271	$63,271
Estimated net proceeds	39,308	46,497	53,685	61,951
Plus: shares issued to the foundation	1,350	1,350	1,350	1,350
Less: after-tax cost of foundation	(990)	(990)	(990)	(990)
Less: capitalization of Fox Chase MHC	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan (1)	(3,699)	(4,351)	(5,004)	(5,754)
Less: common stock to be acquired by equity incentive plan (2)	(1,849)	(2,176)	(2,502)	(2,877)

Pro forma stockholders’ equity	$97,291	$103,501	$109,710	$116,851

Pro forma stockholders’ equity per share (5):
Historical	$6.71	$5.70	$4.96	$4.31
Estimated net proceeds	4.17	4.19	4.20	4.22
Plus: shares issued to the foundation	0.14	0.12	0.11	0.09
Less: after-tax cost of foundation shares	(0.10)	(0.09)	(0.08)	(0.07)
Less: capitalization of Fox Chase MHC	(0.01)	(0.01)	(0.01)	(0.01)
Less: common stock acquired by employee stock ownership plan (1)	(0.39)	(0.39)	(0.39)	(0.39)
Less: common stock to be acquired by equity incentive plan (2)	(0.20)	(0.20)	(0.20)	(0.19)

Pro forma stockholders ‘ equity per share	$10.32	$9.32	$8.59	$7.96

Offering price as a percentage of pro forma stockholders’ equity per share	96.99%	107.30%	116.41%	125.63%

Number of shares used to calculate pro forma stockholders’ equity per share (6)	9,435,000	11,100,000	12,765,000	14,679,750

(footnotes on page             )

Year Ended December 31, 2005
Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
4,110,745 Shares at $10.00 Per Share	4,836,170 Shares at $10.00 Per Share	5,561,596 Shares at $10.00 Per Share	6,395,835 Shares at $10.00 Per Share
(Dollars in thousands, except per share amounts)
Gross proceeds	$41,107	$48,362	$55,616	$63,958
Less: estimated offering expenses	(1,799)	(1,865)	(1,931)	(2,007)

Estimated net proceeds	39,308	46,497	53,685	61,951
Less: cash contribution to charitable foundation	(150)	(150)	(150)	(150)
Less: cash to Fox Chase MHC	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan (1)	(3,699)	(4,351)	(5,004)	(5,754)
Less: common stock to be acquired by equity incentive plan (2)	(1,849)	(2,176)	(2,502)	(2,877)

Net investable proceeds	$33,510	$39,720	$45,929	$53,070

Pro Forma Net Income:

Pro forma net income (3):
Historical	$5,960	$5,960	$5,960	$5,960
Pro forma income on net investable proceeds (4)	1,066	1,263	1,461	1,688
Less: pro forma employee stock ownership plan adjustments (1)	(163)	(191)	(220)	(253)
Less: pro forma restricted stock award expense (2)	(244)	(287)	(330)	(380)
Less: pro forma stock option expense (5)	(388)	(457)	(525)	(604)

Pro forma net income	$6,231	$6,288	$6,346	$6,411

Pro forma net income per share (3):
Historical	$0.66	$0.56	$0.48	$0.42
Pro forma income on net investable proceeds	0.12	0.12	0.12	0.12
Less: pro forma employee stock ownership plan adjustments (1)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma restricted stock award expense (2)	(0.03)	(0.03)	(0.03)	(0.03)
Less: pro forma stock option expense (5)	(0.04)	(0.04)	(0.04)	(0.04)

Pro forma net income per share	$0.69	$0.59	$0.51	$0.45

Offering price as a multiple of pro forma net income per share	14.49	x	16.95	x	19.61	x	22.22	x

Number of shares used to calculate pro forma net income per share (6)	9,089,805	10,693,888	12,297,971	14,142,667

Pro Forma Stockholders’ Equity:

Pro forma stockholders’ equity (book value) (5):
Historical	$63,521	$63,521	$63,521	$63,521
Estimated net proceeds	39,308	46,497	53,685	61,951
Plus: shares issued to the foundation	1,350	1,350	1,350	1,350
Less: after-tax cost of foundation	(990)	(990)	(990)	(990)
Less: capitalization of Fox Chase MHC	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan (1)	(3,699)	(4,351)	(5,004)	(5,754)
Less: common stock to be acquired by equity incentive plan (2)	(1,849)	(2,176)	(2,502)	(2,877)

Pro forma stockholders’ equity	$97,541	$103,751	$109,960	$117,101

Pro forma stockholders’ equity per share (5):
Historical	$6.73	$5.72	$4.98	$4.33
Estimated net proceeds	4.17	4.19	4.20	4.22
Plus: shares issued to the foundation	0.14	0.12	0.11	0.09
Less: after-tax cost of foundation shares	(0.10)	(0.09)	(0.08)	(0.07)
Less: capitalization of Fox Chase MHC	(0.01)	(0.01)	(0.01)	(0.01)
Less: common stock acquired by employee stock ownership plan (1)	(0.39)	(0.39)	(0.39)	(0.39)
Less: common stock to be acquired by equity incentive plan (2)	(0.20)	(0.20)	(0.20)	(0.19)

Pro forma stockholders’ equity per share	$10.34	$9.34	$8.61	$7.98

Offering price as a percentage of pro forma stockholders’ equity per share	96.71%	106.95%	116.14%	125.31%

Number of shares used to calculate pro forma stockholders’ equity per share (6)	9,435,000	11,100,000	12,765,000	14,679,750

(footnotes on following page)

(1)	Assumes that the employee stock ownership plan will acquire a number of shares equal to 3.92% of the shares issued in the reorganization, including shares issued to Fox Chase MHC and contributed to Fox Chase Bank Charitable Foundation (369,852, 435,120, 500,388 and 575,446 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds used to acquire these shares from the net proceeds from the reorganization retained by Fox Chase Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently %, and a term of 15 years. Fox Chase Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that Fox Chase Bancorp will earn on the loan will offset the interest paid on the loan by Fox Chase Bank. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan, based on an assumed effective tax rate of 34.0%. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/15 of the total, based on a 15-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(2)	Assumes that Fox Chase Bancorp will purchase in the open market a number of shares equal to 1.96% of the shares issued in the offering, including shares issued to Fox Chase MHC and contributed to Fox Chase Bank Charitable Foundation (184,926, 217,560, 250,194 and 287,723 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), that will be reissued as restricted stock awards under an equity incentive plan to be adopted following the reorganization. Repurchases will be funded with cash on hand at Fox Chase Bancorp or with dividends paid to Fox Chase Bancorp by Fox Chase Bank. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period, that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders, other than Fox Chase MHC, by approximately 4.2%, assuming the midpoint of the offering range.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of Fox Chase Bancorp common stock was $10.00 at the time the awards were made, that all shares were granted in the first year after the reorganization, that shares of restricted stock issued under the equity incentive plan vest 20.0% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20.0% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 34.0%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(3)	Does not give effect to the non-recurring expense that will be recognized in fiscal 2006 as a result of the contribution of 135,000 shares of common stock to Fox Chase Bank Charitable Foundation.

The following table shows the estimated after-tax expense associated with the contribution to the foundation, as well as pro forma net income (loss) and pro forma net income (loss) per share assuming the contribution to the foundation was expensed during the periods presented.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	(Dollars in thousands, except per share amounts)
After-tax expense of contribution to foundation:
Three Months ended March 31, 2006	$990	$990	$990	$990
Year ended December 31, 2005	$990	$990	$990	$990

Pro forma net income (loss):
Three Months ended March 31, 2006	$(654)	$(640)	$(626)	$(609)
Year ended December 31, 2005	$5,241	$5,298	$5,356	$5,421

Pro forma net income (loss) per share:
Three Months ended March 31, 2006	$(0.07)	$(0.06)	$(0.05)	$(0.04)
Year ended December 31, 2005	$0.58	$0.50	$0.44	$0.38

The pro forma data assume that we will realize 100.0% of the income tax benefit as a result of the contribution to the foundation based on a 34.0% tax rate. The realization of the tax benefit is limited annually to 10.0% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(4)	Pro forma net income on net investable proceeds is equal to the net proceeds less the cost of acquiring shares in the open market at the $10.00 per share purchase price to fund the employee stock ownership plan and the restricted stock awards under an equity incentive plan multiplied by the after-tax reinvestment rate. The after-tax reinvestment rate is equal to 3.18% based on the following assumptions: combined federal and state income tax rate of 34.0% and a pre-tax reinvestment rate of 4.82%.

(5)	The adjustment to pro forma net income for stock options reflects the compensation expense associated with the stock options (assuming no federal tax benefit) that may be granted under the equity incentive plan to be adopted following the offering. If the equity incentive plan is approved by stockholders, a number of shares equal to 4.90% of the number of shares issued in the offering, including shares issued to Fox Chase MHC and contributed to Fox Chase Bank Charitable Foundation (462,315, 543,900, 625,485 and 719,307 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively) will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $4.20 each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0.0%; expected life, 10 years; expected volatility, 16.52%; and risk-free interest rate, 4.80%. Because there currently is no market for Fox Chase Bancorp common stock, the assumed expected volatility is based on the SNL Financial MHC Index. The dividend yield is assumed to be 0.0% because there is no history of dividend payments and the board of directors has not expressed an intention to commence dividend payments upon completion of the offering. It is assumed that all stock options were granted in the first year after the reorganization, that stock options granted under the equity incentive plan vest 20.0% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20.0% of the value of the options awarded was an amortized expense during each year. If the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. Fox Chase Bancorp may use a valuation technique other than the Black-Scholes option-pricing formula and that technique may produce a different value. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders, other than Fox Chase MHC, by approximately 9.9%, assuming the midpoint of the offering range.

(6)	The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the reorganization, less the number of shares purchased by the employee stock ownership plan not committed to be released within one year following the reorganization. The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

Comparison of Independent Valuation and Pro Forma Financial

Information With and Without the Foundation

As set forth in the following table, if we do not establish and fund Fox Chase Bank Charitable Foundation as part of the offering, FinPro estimates that our pro forma valuation would be greater, which would have resulted in an increase in the amount of common stock offered for sale in the offering. If the foundation were not established, there is no assurance that the updated appraisal that FinPro will prepare at the closing of the offering would conclude that our pro forma market value would be the same as the estimate set forth in the table below. The updated appraisal will be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

The information presented in the following table is for comparative purposes only. It assumes that the offering was completed at March 31, 2006, based on the assumptions set forth under “Pro Forma Data.”

	At the Minimum of Estimated Valuation Range			At the Midpoint of Estimated Valuation Range	At the Maximum of Estimated Valuation Range			At the Maximum, as Adjusted, of Estimated Valuation Range
	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation
	(Dollars in thousands, except per share amounts)
Estimated offering amount (1)	$41,107	$42,293	$48,362	$49,756	$55,616	$57,219	$63,958	$65,802
Pro forma market capitalization (excluding Fox Chase MHC)	42,457	42,293	49,712	49,756	56,966	57,219	65,308	65,802
Estimated pro forma valuation	95,700	97,070	112,350	114,200	129,000	131,330	148,148	151,030
Pro forma total assets	788,070	789,354	794,280	795,853	800,489	802,351	807,630	809,826
Pro forma total liabilities	690,779	690,779	690,779	690,779	690,779	690,779	690,779	690,779
Pro forma stockholders’ equity	97,291	98,575	103,501	105,074	109,710	111,572	116,851	119,047
Pro forma net income	336	367	350	385	364	406	381	429
Pro forma stockholders’ equity per share	10.31	10.16	9.32	9.20	8.59	8.50	7.96	7.89
Pro forma net income per share	0.04	0.04	0.03	0.03	0.03	0.03	0.03	0.03

Pro Forma Pricing Ratios:
Offering price as a percentage of pro forma stockholders’ equity	96.99%	98.43%	107.30%	108.70%	116.41%	117.65%	125.63%	126.74%
Offering price as a multiple of pro forma net income per share (annualized)	62.50	62.50	83.33	83.33	83.33	83.33	83.33	83.33
Offering price to assets	11.97	12.30	13.97	14.35	15.95	16.37	18.18	18.65

Pro Forma Financial Ratios:
Return on assets (annualized)	0.17%	0.19%	0.18%	0.19%	0.18%	0.20%	0.19%	0.21%
Return on stockholders’ equity (annualized)	1.38	1.49	1.35	1.47	1.33	1.46	1.30	1.44
Stockholders’ equity to total assets	12.35	12.49	13.03	13.20	13.71	13.91	14.47	14.70

(1)	Based on independent valuation prepared by FinPro as of May 2, 2006.

Our Business

General

Fox Chase Bancorp will be organized as a federal corporation upon completion of the reorganization. As a result of the reorganization, Fox Chase Bank will be a wholly owned subsidiary of Fox Chase Bancorp and Fox Chase Bancorp will be a majority-owned subsidiary of Fox Chase MHC. Upon completion of the reorganization, Fox Chase Bancorp’s business activities will be the ownership of the outstanding capital stock of Fox Chase Bank and management of the investment of offering proceeds retained from the reorganization. Initially, Fox Chase Bancorp will neither own nor lease any property but will instead use the premises, equipment and other property of Fox Chase Bank with the payment of appropriate expenses, as required by applicable law and regulations. In the future, Fox Chase Bancorp may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

Fox Chase Bank was originally chartered in 1867 as a Pennsylvania building and loan association under the name Fox Chase Building Association No. 2. In 1910, Fox Chase Bank converted to a federal charter and switched its name to Fox Chase Building No. 2. In 1939, the bank changed its name to Fox Chase Federal Savings and Loan Association. In 1999, the name of the bank was changed to Fox Chase Bank.

We operate as a community-oriented financial institution offering traditional financial services to consumers and businesses in our market areas. We attract deposits from the general public and use those funds to originate one- to four-family real estate, multi-family and commercial real estate, construction, commercial and consumer loans, which, with the exception of long-term fixed-rate one-to four-family real estate loans, we primarily hold for investment. We also maintain an investment portfolio.

Our website address is www.foxchasebank.com. Information on our website should not be considered a part of this prospectus.

Market Areas

We are headquartered in Hatboro, Pennsylvania, which is approximately fifteen miles north of downtown Philadelphia. We maintain two offices in Montgomery County, Pennsylvania, one office in Philadelphia County, Pennsylvania and three offices in Bucks County, Pennsylvania. All six of those branch offices are in the Philadelphia-Camden-Wilmington metropolitan statistical area. In 2000, we also opened two offices in the southern New Jersey shore area, one in Atlantic County and one in Cape May County. In March 2006, we opened a branch office in Marmora, New Jersey in Cape May County, in May 2006, we opened a loan production office with depository capabilities in Exton, Pennsylvania and in July 2006, we opened a loan production office with depository capabilities in Media, Pennsylvania. We plan to file an application for regulatory approval for a loan production office with depository capabilities in Plymouth Meeting, Pennsylvania in 2006.

Philadelphia Market Area. The economy of our Philadelphia market area is predominated by the service sector. According to published statistics, the population of the three-county area served by our branches totaled 2.9 million. The economy in the Philadelphia market area has grown in recent years due to the presence of a highly-educated workforce and the diversity of the local economy as traditional employers in the manufacturing and financial services industry have been bolstered by growth in the life services and health care industries as well as the information technology and communication sectors. The median household and per capita income in Bucks and Montgomery counties significantly exceeds the comparable figures for Pennsylvania as a whole, while the median household and per capita income in Philadelphia county trailed the comparable figures for Pennsylvania. The difference reflects the suburban location of Bucks and Montgomery counties compared to the urban location of Philadelphia county.

New Jersey Market Area. The economy of Atlantic County is dominated by the service sector, of which the gaming industry in nearby Atlantic City is the primary employer. The economy of Cape May County is primarily geared toward tourism. According to published statistics, Atlantic County’s population in 2005 was approximately 271,000 persons and Cape May County’s population was approximately 113,000. The economy in Atlantic County has been strong in recent years as new and expanding casinos in Atlantic City along with new retail centers and entertainment venues have led to job growth and an increase in housing development. Cape May County has also benefitted from the growth in and around Atlantic City, as many residents commute into that area for employment. Although the economy in this market area has been strong in recent years, median household and per capita income in Atlantic and Cape May Counties are lower than the comparable figures for New Jersey as a whole. In addition, median household income in Atlantic County was below the national average in 2005. We attribute this to several factors. First, there has been an influx of retirees with limited incomes but moderate to substantial wealth. Additionally, since this market is located outside of a major metropolitan area, average income levels are negatively affected by the small portion of high-paying, white collar jobs. In this market area, lower paying service jobs provide a relatively large portion of overall employment.

Competition

We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the several financial institutions operating in our market areas and, to a lesser extent, from other financial service companies such as brokerage firms, credit unions and insurance companies. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. At June 30, 2005, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held approximately 0.30% of the deposits in Philadelphia-Camden-Wilmington metropolitan statistical area, which was the 32nd largest market share out of the 156 financial institutions with offices in that metropolitan statistical area. In addition, banks such as Bank of America, Wachovia Bank, Sovereign Bank, Citizens Bank of PA and Commerce Bank also operate in our market areas. These institutions are significantly larger than us and, therefore, have significantly greater resources.

Our competition for loans comes primarily from financial institutions in our market areas, and, to a lesser extent, from other financial service providers such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage and commercial lending markets such as insurance companies, securities companies and specialty finance companies.

We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered the barriers to market entry, allowed banks and other lenders to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our future growth.

Lending Activities

General. Except for the sale of longer-term, one- to four-family residential real estate loans (generally greater than fifteen years), which we sell in the secondary market with servicing retained, we originate loans primarily for investment purposes. The largest segments of our loan portfolio are one- to four-family residential real estate loans and home equity loans and lines of credit. Historically, we originated very little multi-family and commercial real estate loans, construction loans or commercial loans. However, in 2003, then-current management determined to emphasize multi-family and commercial real estate lending and construction lending, primarily in the southern New Jersey shore area where it had opened branch offices. However, due to a lack of expertise in these types of lending and a relative unfamiliarity with the market area, the proper documentation on these types of loans was not received and many of these loans were criticized or classified in accordance with regulatory guidelines. In 2005, new management ceased originating these loans and made significant efforts to reduce these loans made by former management from the portfolio. We have hired senior management and lenders with significant commercial lending experience and adopted commercial credit policies. Thus, we plan to emphasize originating multi-family and commercial loans to individuals and businesses located in our primary market areas.

One- to Four-Family Residential Real Estate Loans. The largest segment of our loan portfolio is comprised of mortgage loans to enable borrowers to purchase or refinance existing homes most of which serve as the primary residence of the owner. We offer fixed-rate and adjustable-rate loans with terms up to 30 years. Borrower demand for adjustable-rate loans versus fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans and the initial period interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate mortgage loans and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. The loan fees, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions. Most of our loan originations result from relationships with existing or past customers, members of our local community and referrals from realtors, attorneys and builders.

While one- to four-family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans. Additionally, our current practice is generally to (1) sell to the secondary market newly originated longer-term fixed-rate one- to four-family residential real estate loans, and (2) to hold in our portfolio shorter-term fixed-rate loans and adjustable-rate loans. Generally, loans are sold to Freddie Mac with servicing retained. Occasionally, we have purchased loans and purchased participation interests in loans originated by other institutions to supplement our origination efforts.

Interest rates and payments on our adjustable-rate mortgage loans generally adjust annually after an initial fixed period of one, three or five years. Interest rates and payments on these adjustable-rate loans generally are based on the one-year constant maturity Treasury index. The maximum amount by which the interest rate may be increased is generally two percentage points per adjustment period with a lifetime interest rate cap of six percentage points over the initial interest rate of the loan.

We generally do not make conventional loans with loan-to-value ratios exceeding 95% at the time the loan is originated. At March 31, 2006, $4.4 million, or 1.9% of our residential loans, had a loan-to-value ratio exceeding 90% of the loan. Private mortgage insurance is generally required for all loans with loan-to-value ratios in excess of 80%. We require all properties securing mortgage loans to be appraised by a board-approved independent appraiser. We generally require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, and flood insurance for loans on properties located in a flood zone, before closing the loan.

In an effort to provide financing for low- and moderate-income and first-time buyers, we offer a special home buyers program. We offer residential mortgage loans through this program to qualified individuals and originate the loans using reduced interest rates, fees and loan conditions.

Multi-Family and Commercial Real Estate Loans. We offer fixed-rate and adjustable-rate mortgage loans secured by multi-family and commercial real estate to individuals and small businesses in our primary market areas. Our multi-family and commercial real estate loans are generally secured by condominiums, apartment buildings and mixed-use properties with residential units, as well as retail space. We intend to increase this segment of our loan portfolio.

These loans are typically repaid or the term extended before maturity, in which case a new rate is negotiated to meet market conditions and an extension of the loan is executed for a new term with a new amortization schedule.

We originate multi-family and commercial real estate loans with terms up to 20 years. Interest rates and payments on our adjustable-rate loans generally are based on the prime interest rate, although our policies permit interest rates to be based on the Constant Maturity Treasury Index, LIBOR or the federal funds rate. The maximum amount by which the interest rate may be increased is generally two percentage points per adjustment period and the lifetime interest rate cap is typically six percentage points over the initial interest rate of the loan. Loans are secured by first mortgages that generally do not exceed 80% of the property’s appraised value. We require all properties securing multi-family and commercial real estate loans to be appraised by a board-approved independent licensed appraiser. Multi-family and commercial real estate loans also are generally supported by personal guarantees.

At March 31, 2006, the largest outstanding multi-family or commercial real estate loan had an outstanding balance of $2.9 million and is secured by a medical office building in Huntingdon Valley, Pennsylvania. This loan was performing according to its original terms at March 31, 2006.

Construction Loans. We originate fixed-rate and adjustable-rate loans to individuals and, to a lesser extent, builders to finance the construction of residential dwellings. However, we had no outstanding residential construction loans at March 31, 2006. We also make construction loans for commercial development projects, including apartment buildings, restaurants, shopping centers and owner-occupied properties used for businesses. Our construction loans generally provide for the payment of interest only during the construction phase, which is usually six to twelve months for residential properties and eighteen months for commercial properties. At the end of the construction phase, the loan generally converts to a permanent mortgage loan. Loans generally can be made with a maximum loan to value ratio of 80% on residential construction and 65% on commercial construction at the time the loan is originated. Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We also will require an inspection of the property before disbursement of funds during the term of the construction loan.

We also originate loans secured by undeveloped land and developed land. The terms and rates of our land loans are the same as our multi-family and commercial real estate loans. Loans secured by undeveloped land or improved lots generally involve greater risks than residential mortgage lending because land loans are more difficult to evaluate. If the estimate of value proves to be inaccurate, in the event of default and foreclosure, we may be confronted with a property the value of which is insufficient to assure full repayment. Loan amounts generally do not exceed 65% (50% for undeveloped land) of the lesser of the appraised value or the purchase price.

At March 31, 2006, our largest outstanding commercial construction loan was for $9.0 million, all of which was outstanding. This loan is secured by a hotel and restaurant in the southern New Jersey shore area. The construction project has been completed and we are attempting to convert this loan to permanent financing. This loan was performing in accordance with its terms at March 31, 2006.

Commercial Loans. We also offer commercial business loans to professionals, sole proprietorships and small businesses in our market area. The maximum amount of our commercial loans is limited by our in-house-loans-to one borrower limit. We intend to grow this segment of our loan portfolio.

We offer secured commercial term loans, which have a maturity of greater than one year and the payment of which is dependent on future earnings. The term for repayment of the loan will normally be limited to the lesser of the expected useful life of the asset being financed or a fixed amount of time, generally less than seven years. We also offer revolving lines of credit secured by business assets other than real estate, such as business equipment, inventory and accounts receivable, letters of credit and demand loans. We originate these loans on both a fixed-rate and adjustable-rate basis with terms up to 20 years. Adjustable-rate loans are based on the prime rate, although our policies permit interest rates to be based on the Constant Maturity Treasury Index, LIBOR or the federal funds rate and adjust either monthly or annually. Where the borrower is a corporation, partnership or other entity, we generally require significant equity holders to be co-borrowers and in cases where they are not co-borrowers, we generally require personal guarantees from significant equity holders.

We also originate commercial lines of credit to finance the working capital needs of businesses to be repaid by seasonal cash flows or to provide a period of time during which the business can borrow funds for planned equipment purchases. Commercial lines of credit can be fixed-rate or adjustable-rate loans. Commercial lines of credit secured by commercial real estate generally have a term of less than seven years.

When making commercial business loans, we consider the financial statements and/or tax returns of the borrower, the borrower’s payment history of both corporate and personal debt, the debt service capabilities of the borrower, the projected cash flows of the business, the viability of the industry in which the customer operates, the value of the collateral and our assessment of management’s ability. Commercial business loans are generally secured by a variety of collateral, primarily accounts receivable, inventory and equipment, and are generally supported by personal guarantees. Depending on the collateral used to secure the loans, commercial loans are made in amounts of up to 80% of the value of the collateral securing the loan (90% for established borrowers pledging new equipment). We generally do not make unsecured commercial loans.

Consumer Loans. We offer a variety of consumer loans, including home equity loans and lines of credit, loans secured by certificate of deposits (share loans) and automobile loans.

The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

We generally offer fixed-rate home equity loans with a maximum combined loan-to-value ratio of 90% and adjustable-rate lines of credit with a maximum combined loan-to-value ratio of 80%. Home equity lines of credit have adjustable-rates of interest that are based on the prime interest rate. Home equity lines of credit generally require that only interest be paid on a monthly basis and have terms up to 20 years. Interest rates on these loans typically adjust monthly. We offer fixed-rate and adjustable-rate home equity loans. Home equity loans have terms that range from one to 15 years. We hold a first mortgage position on most of the homes that secure our home equity loans and home equity lines of credit.

We also provide a consumer loan product under which we will originate a fixed-rate or adjustable-rate loan on an owner-occupied one- to four-family residence, with a loan-to-value ratio of 80% of the secured property. We will then originate a home equity loan with a loan-to-value ratio of either 10% or 15% of the secured property. The remaining 10% or 5% must be paid in cash by the borrower. This product, sometimes referred to as combination financing or a piggyback loan, eliminates the need for private mortgage insurance. However, to obtain this product, the borrower must meet our underwriting criteria with respect to the one- to four-family residential real estate loan and home equity loan.

We offer loans secured by new and used automobiles. These loans have fixed interest rates and generally have terms up to six years. We will generally offer automobile loans with a maximum loan-to-value ratio of 90% of the purchase price of the vehicle.

We offer consumer loans secured by certificates of deposit held at Fox Chase Bank with fixed interest rates and terms up to five years. We will offer such loans up to 90% of the principal balance of the certificate of deposit. For more information on our loan commitments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Management—Liquidity Management.”

Loan Underwriting Risks

Adjustable-Rate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, the increased mortgage payments required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans help make our loan portfolio more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Multi-Family and Commercial Real Estate Loans. Loans secured by multi-family and commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multi-family and commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we generally require borrowers and loan guarantors to provide annual financial statements and/or tax returns. In reaching a decision on whether to make a multi-family and commercial real estate loan, we consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.20x. Environmental surveys and inspections are obtained when circumstances suggest the possibility of the presence of hazardous materials. Further, in connection with our ongoing monitoring of the loan, we will review the property at least two times each year.

Construction Loans. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the building. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a building having a value which is insufficient to assure full repayment. If we are forced to foreclose on a building before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Commercial Loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property the value of which tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Consumer Loans. Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections depend on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Loan Originations, Sales and Participations. Loan originations come from a number of sources. The primary source of loan originations are existing customers, walk-in traffic, advertising and referrals from customers. We advertise in newspapers that are widely circulated throughout our market area. Accordingly, when our rates are competitive, we attract loans throughout our market areas.

Prior to 2006, we originated loans for our portfolio. Beginning in 2006, we began selling in the secondary market almost all newly originated conforming longer-term fixed-rate one- to four-family residential real estate loans and to hold in our portfolio shorter-term fixed-rate loans and adjustable-rate loans. Our decision to sell loans is based on prevailing market interest rate conditions and interest rate risk management. Generally, loans are sold to Freddie Mac with servicing retained.

At March 31, 2006, we were a participating lender on one loan totaling $3.7 million, which is secured by commercial real estate and lease payments. The loan was being serviced by the lead lender. We expect in the future that we will sell participation interests to local financial institutions, primarily on construction and commercial real estate loans that approach or exceed our borrowing limits or loans that are outside of our immediate market areas. We also expect to purchase participation interests, primarily in construction and commercial real estate loans. We would perform our own underwriting analysis on each of our participation interests before purchasing such loans and therefore believe there would be no greater risk of default on these obligations. However, in a purchased participation loan, we would not service the loan and thus are subject to the policies and practices of the lead lender with regard to monitoring delinquencies, pursuing collections and instituting foreclosure proceedings. In assessing whether to participate, we would require review all of the documentation relating to any loan in which we participate, including any annual financial statements provided by a borrower. Additionally, we would require periodic updates on the loan from the lead lender.

We have not historically purchased any whole loans. However, we would entertain doing so if a loan was presented to us that met our underwriting criteria and fit within our interest rate strategy.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our board of directors and management. The board has granted authority to approve residential and consumer loans up to $300,000 to the Assistant Manager of the Consumer Lending Department and up to $450,000 to the Vice President of Residential Mortgage and the Vice President of Consumer Lending. Loans in excess of these amounts up to $3.0 million require the approval by the Officers Loan Committee, consisting of the President and Chief Executive Officer, the Chief Financial Officer, the Chief Credit Officer and the Chief Lending Officer and other experienced lenders as appointed by the board from time to time.

The board has granted authority to approve commercial loans to certain employees up to prescribed limits, depending on the officer’s experience and tenure. The board also granted loan approval authority to the Officers Loan Committee, consisting of the President and Chief Executive Officer, the Chief Financial Officer, the Chief Credit Officer and the Chief Lending Officer and other experienced lenders as appointed by the board from time to time. Commercial loans in excess of $3.0 million require the approval of the Executive Committee of the Board of Directors.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities generally is limited, by regulation, to 15% of our stated capital and reserves. At March 31, 2006, our general regulatory limit on loans to one borrower was $10.8 million. At that date, our largest lending relationship was a $9.0 million construction loan secured by a hotel and restaurant in the southern New Jersey shore area. The construction project has been completed and we are working to convert this loan to permanent financing. This loan was performing according to its terms at March 31, 2006. At March 31, 2006, our second largest lending relationship consisted of three loans to one borrower totaling $4.4 million. All three of the loans were secured by commercial real estate, two in the Philadelphia metropolitan area and one in the southern New Jersey shore area. All three loans were performing according to their terms on March 31, 2006. As a result of the capital raised in the offering, our loans to one borrower limit will increase to $15.3 million at the maximum of the offering range.

Loan Commitments. We issue commitments for fixed- and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our mortgage loan commitments expire after 30 days.

Investment Activities

The Board of Directors reviews and approves our investment policy annually. The Risk Management Committee of the Board of Directors is responsible for establishing policies for conducting investment activities, including the establishment of risk limits. The Risk Management Committee of the Board of Directors reviews investment transactions on a monthly basis and monitors the composition and performance of the investment portfolio on a quarterly basis. The Board has directed the Chief Financial Officer to implement the investment policy.

The investment portfolio is primarily viewed as a source of liquidity. The investment portfolio management policy is designed to:

1.	absorb funds when loan demand and deposit outflows are low and infuse funds into loans when loan demand is high and to fund deposit outflows;

2.	generate a favorable return on investments to maximize our returns on equity and assets;

3.	provide income consistent with our liquidity and safety requirements, while providing a suitable balance of quality and diversification to our balance sheet;

4.	have collateral available for pledging requirements; and

5.	provide a medium for the implementation of certain interest rate risk management measures intended to establish and maintain an appropriate balance between the sensitivity to changes in interest rates.

We have authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and municipal governments, mortgage and asset-backed securities, corporate debt instruments, trust preferred securities and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a percentage of our capital in mutual funds. We also are required to maintain an investment in Federal Home Loan Bank of Pittsburgh stock. While we have the authority under applicable law to invest in derivative securities, our investment policy does not permit this investment. We had no investments in derivative securities at March 31, 2006.

At March 31, 2006, our investment portfolio totaled $329.1 million and consisted primarily of mortgage-backed securities issued primarily by Fannie Mae, Freddie Mac and Ginnie Mae, securities of municipal governments and corporate debt securities. Corporate debt securities, such as bonds, notes and commercial paper, are obligations of a company to pay holders a fixed amount, with interest, over a predetermined period of time. Such investments tend to carry a higher rate of interest compared to other fixed income instruments, like certificates of deposit and U.S. Treasury securities, which offsets the additional risk of these investments, which are not backed by any government or agency guarantee. Also, corporate debt securities are available with different maturity dates, issuers and rates of interest, which allows us flexibility in structuring our portfolio. At March 31, 2006, we held $2.2 million in private issued mortgage-backed securities. Private issued mortgage-backed securities are “whole loan collateralized mortgage securities” that are formed from jumbo mortgages that have all the same characteristics of conforming mortgages, except for their size, issued by agency guarantors. To make up for the lack of an agency guarantor, whole loans are structured with subordinated tranches designed to achieve a triple A rating by a major rating service. The investor pays a lower price for the security but receives a higher yield.

Deposit Activities and Other Sources of Funds

General. Deposits and loan repayments are the major sources of our funds for lending and other investment purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Substantially all of our depositors are residents of the Commonwealth of Pennsylvania and the State of New Jersey. We attract deposits in our market area through advertising and through the offering a broad selection of deposit instruments, including noninterest-bearing demand accounts (such as checking accounts), interest-bearing accounts (such as NOW and money market accounts), regular savings accounts and certificates of deposit. At March 31, 2006, we did not utilize brokered deposits. However, our liquidity policy provides for the use of brokered deposits as an alternative source of funds. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Historically, our strategy was to offer competitive rates and to be the market leader on longer-term money market accounts and certificates of deposit. However, our current strategy is to offer competitive rates and to be in the middle of the market for rates on all types of deposit products.

We also offer a variety of deposit accounts designed for the businesses operating in our market area. Our business banking deposit products include a commercial checking account and a checking account specifically designed for small businesses. Additionally, we offer sweep accounts and money market accounts for businesses. We are seeking to increase our commercial deposits through the offering of these products.

Borrowings. In recent years, we have not relied upon advances from the Federal Home Loan Bank of Pittsburgh to supplement our supply of lendable funds or to meet deposit withdrawal requirements. The $30.0 million of Federal Home Loan Bank advances outstanding at March 31, 2006 were borrowed in 2001. However, after the reorganization, we expect to rely more heavily on wholesale funding in addition to retail funds to leverage the balance sheet and accelerate growth. However, due to the potential volatility of wholesale funding, we have developed ratios and limits to measure our exposure to wholesale funding.

The Federal Home Loan Bank functions as a central reserve bank providing credit for its member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of our whole first mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness.

Properties

The following table sets forth certain information relating to our properties as of March 31, 2006.

Location	Year Opened	Owned/Leased	Date of Lease Expiration		Net Book Value as of March 31, 2006
					(In thousands)
Main Office:
4390 Davisville Road Hatboro, Pennsylvania	1996	Owned	—		$2,222

Branch Offices:
401 Rhawn Street Philadelphia, Pennsylvania	1956	Owned	—		610

815 Bustleton Pike Richboro, Pennsylvania	1985	Owned	—		553

1 Fitzwatertown Road Willow Grove, Pennsylvania	1995	Owned	—		409

1041 York Road Warminster, Pennsylvania	2000	Owned	—		904

921 West Avenue Ocean City, New Jersey	2000	Owned	—		524

6059 Black Horse Pike Egg Harbor Township, New Jersey	2000	Owned	—		923

5871 Lower York Road Lahaska, Pennsylvania	2004	Owned	—		1,518

8 U.S. Route 9 South Marmora, New Jersey	2006	Owned	—		1,606

Administrative Offices:
1225 Industrial Boulevard(1) Southampton, Pennsylvania	—	Owned	—		754

Other Properties:
811 Bustleton Pike(2) Richboro, Pennsylvania	—	Owned	—		52

Absecon, New Jersey (3)	—	Owned	—		2,008

Pleasantville, New Jersey(4)	—	Owned	—		489

67 Dowlin Forge Road(5) Exton, Pennsylvania	—	Leased	2007	(6)	—

(1)	This property houses administrative, operational and information technology personnel. We have entered into a listing agreement to sell this property.
(2)	This property, which includes a one- to four-family residence and adjacent parking lot, has been leased to a tenant under a lease that is automatically renewed monthly until 60 days notice is given by tenant or landlord.
(3)	This property is undeveloped land we hold upon which we expect to develop a future branch by 2008.
(4)	This property is undeveloped land we hold upon which we expect to develop a future branch, although we have no current plans or arrangements to do so.
(5)	This property is the site of a loan production office (with deposit authority), which opened in May 2006.
(6)	We have an option to renew this lease for three additional one-year periods.

Personnel

As of March 31, 2006, we had 123 full-time employees and 22 part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Legal Proceedings

On April 28, 2006, Gregory S. Cipa, the former President and Chief Executive Officer of Fox Chase Bank, filed a complaint against Fox Chase Bank in the Civil Division of the Court of Common Pleas of Bucks County, Pennsylvania. In the complaint, Mr. Cipa seeks payment of amounts he states he is owed under various compensation arrangements he claims were in place with Fox Chase Bank. Mr. Cipa seeks monetary damages the amount of which is unspecified but is stated to be in excess of $50,000 to be determined at trial and the payment of attorneys’ fees and litigation costs. On May 23, 2006, Fox Chase Bank answered the complaint and filed a counterclaim. Mr. Cipa answered the counterclaim on June 9, 2006. The parties are currently in discovery. Fox Chase Bank believes this action is without merit and intends to vigorously pursue this action.

Subsidiaries

Fox Chase Bank’s only active subsidiary is Fox Chase Financial, Inc., which was formed in February 1999. As a Delaware-chartered corporation investment company, Fox Chase Financial’s purpose is to manage and hold investment securities.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The objective of this section is to help potential investors understand our results of operations and financial condition. You should read this discussion in conjunction with the financial statements and notes to the financial statements that appear at the end of this prospectus.

Overview

The following describes various components that affect our results of operations.

Income. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and securities, and interest expense, which is the interest that we pay on our deposits and Federal Home Loan Bank borrowings. To a much lesser extent, we also recognize pre-tax income from service charge income, mostly from service charges on deposit accounts and loans, from the increase in cash surrender value of our bank-owned life insurance and from the sale of loans and securities.

Provision for Loan Losses. The allowance for loan losses is maintained at a level representing management’s best estimate of known and inherent losses in the loan portfolio, based upon management’s evaluation of the portfolio’s collectibility. The allowance is established through the provision for loan losses, which is charged against income. Charge-offs, if any, are charged to the allowance. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, information about specific borrower situations, and estimated collateral values, current economic conditions and other relevant factors. Allocation of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

Expenses. The noninterest expenses we incur in operating our business consist of salaries, benefits and other compensation expenses, occupancy and equipment expenses, data processing costs, professional fees, marketing expenses, Federal Deposit Insurance Corporation premiums and various other miscellaneous expenses.

Salaries, benefits and other compensation consist primarily of salaries and wages paid to our employees, payroll taxes and expenses for health insurance, retirement plans and other employee benefits. Following the offering, we will recognize additional annual employee compensation expenses stemming from the adoption of new stock-based benefit plans. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. For an illustration of these expenses, see “Pro Forma Data.”

Occupancy expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of depreciation charges, maintenance, real estate taxes and costs of utilities. Depreciation of premises is computed using the straight-line method based on the useful lives of the related assets, which range from ten to 39 years for buildings and premises. Leasehold improvements are amortized over the useful life of the asset or the term of the lease.

Furniture and equipment expenses, which are fixed and variable costs of equipment, consist primarily of depreciation charges, furniture and equipment expenses and maintenance. Depreciation of equipment is computed using the straight-line method based on the useful lives of the related assets, which range from three to seven years for furniture, fixtures and equipment.

Data processing costs include fees paid to our third-party data processing service and ATM expense.

Professional fees include fees paid to our independent auditors, our attorneys and to other professionals that we used to assist us with our interest rate risk management and reviews of our loan portfolio.

Marketing expenses include expenses for advertisements, promotions and premium items and public relations expenses.

Federal Deposit Insurance Corporation premiums are payments we make to the Federal Deposit Insurance Corporation for insurance of our deposit accounts.

Other expenses include expenses for supplies, telephone and postage, contributions and donations, regulatory assessments, director and committee fees, insurance premiums and other fees and expenses.

Following the offering, our noninterest expenses are likely to increase as a result of operating as a public company. These additional expenses will be primarily legal and accounting fees, expenses necessary to comply with the internal control over financial reporting provisions of the Sarbanes-Oxley Act and expenses related to stockholder communications and meetings.

We also expect that noninterest expenses will increase as a result of our strategy to expand our branch and loan production office network. These additional expenses will be primarily salaries and employee benefits and occupancy and equipment expenses. Over time, we anticipate that we will generate sufficient income to offset the expenses related to our new facilities and new employees, but we cannot assure you that our branch expansion will increase our earnings or that it will increase our earnings within a reasonable period of time.

In addition, our contribution to the charitable foundation will be an additional operating expense that will reduce net income during the fiscal quarter in which the foundation is established.

Operating Strategy

Operating Strategy From 2003 to 2005. Historically, we originated primarily one-to four-family residential real estate loans, which were generally funded by higher-priced term maturity deposits. In 2003, then-current management determined to emphasize multi-family and commercial real estate lending and construction lending, primarily in the southern New Jersey shore area where it had opened branch offices. This initiative led to a significant increase in loans from $414.4 million at December 31, 2003 to $482.6 million at December 31, 2004. Also, we continued to offer higher rates on our deposits to fund the loan growth. As a result, deposits increased from $723.8 million at December 31, 2003 to $805.3 million at December 31, 2004. However, when these loans were originated, they were not properly underwritten, as adequate documentation and an appraisal that met regulatory guidelines establishing the value of the real estate collateral was not obtained. Also, loan settlements were not typically attended by anyone representing us. As a result, there were instances where the requirements of the loan commitment, including additional required collateral, were not obtained. Further, construction loan disbursements were made without adequate controls. Additionally, the former management of Fox Chase Bank failed to adopt a risk rating system and update its allowance for loan losses policy to account for the new types of loans that were being originated. Further, management failed to properly review and classify the new types of loans. This type of lending and the absence of adequate underwriting, credit and collection policies and internal controls contributed to the issuance by the Office of Thrift Supervision of a Cease and Desist Order, which we consented to on June 6, 2005. Additionally, it caused criticized and classified assets to increase from $775,000 at December 31, 2003 to $90.7 million at December 31, 2004. While Fox Chase Bank did not incur any losses on these loans during the same period, it did record a $12.3 million provision for loan losses in 2004, which contributed to a net loss of $1.9 million in 2004.

Operating Strategy During Pendency of Cease and Desist Order. On June 6, 2005, we consented to the issuance of an Order to Cease and Desist by the Office of Thrift Supervision. The Cease and Desist Order cited the following violations of Office of Thrift Supervision laws and regulations:

•	failure to maintain adequate real estate lending policies, as these policies did not provide prudent underwriting standards or administration procedures;

•	originating loans in excess of the institution’s regulatory required lending limits;

•	failure to adequately evaluate and classify its assets on a regular basis and failure to establish an adequate valuation allowance on classified assets;

•	failure to file accurate regulatory reports, including Office of Thrift Supervision Thrift Financial Reports and Suspicious Activity Reports;

•	failure to adhere to the requirements of Regulation O, the regulation that governs extensions of credit to insiders of the institution;

•	failure to adhere to Office of Thrift Supervision guidelines on establishing the value of the collateral on which loans were originated; and

•	failure to provide the required certification on the Office of Thrift Supervision Thrift Financial Reports by officers and directors.

As part of this order, the Office of Thrift Supervision ordered us to discontinue a number of practices, and specifically ordered us to take certain actions. We were ordered to:

•	discontinue originating the following types of loans:

•	real estate acquisition, development and/or construction loans, except for residential construction mortgage loans (1) on owner-occupied one-to four-family residences, (2) with loan-to-value ratios that do not exceed 80% of the value of the collateral (3) and in which we have received a firm commitment to finance the project once completed;

•	mortgage or consumer loans, except for (1) owner-occupied mortgage loans on which we have a first lien and (2) prudently underwritten, well-secured consumer loans, in each case only to borrowers can demonstrate a high level of creditworthiness

•	restrict our asset growth to an amount not to exceed net interest credited on deposit liabilities;

•	hire a new chief executive officer;

•	improve our board’s oversight over lending and risk exposure, including assessing our capital position and exposure to higher-risk loans;

•	develop a new business plan with the goal to transition our operations into activities that (1) entail less risk, (2) provide more stable and sustainable sources of core income and (3) are supported by capital level commensurate with the risks of our operations and composition of our balance sheet;

•	improve our loan underwriting and appraisal policies, loans-to-one borrower compliance and internal asset review procedures;

•	enhance our credit administration, board management and governance;

•	provide the Office of Thrift Supervision with quarterly progress reports; and

•	review and analyze our loan portfolio and, as appropriate, review our allowance for loan losses.

Following the issuance of the Cease and Desist Order, our senior management was replaced as were all but one of our existing directors. The new management team and board launched initiatives to collect loans at the New Jersey shore area, gather sufficient borrower information to properly document existing loans when possible, assign proper risk grades to loans following newly implemented credit risk assessment policies, establish and maintain well documented estimates for the allowance for loan losses, and establish appropriate underwriting, credit administration, and prudent credit risk management policies and procedures. As a result of these actions and continued favorable economic conditions at the New Jersey shore area, criticized and classified assets were reduced from $90.7 million at December 31, 2004 to $30.6 million at March 31, 2006. As a result of these actions and the reduction in criticized and classified assets, the need for allowance for loan losses was reduced, which resulted in the $6.0 million credit to the provision for loan losses.

Additionally, initiatives were undertaken to strengthen the system of internal controls, improve policies and procedures and upgrade the quality and experience of management in all areas of the company. Also, to comply with the Order, we improved our board’s oversight over lending and risk exposure, developed a new business plan, improved our loan underwriting and appraisal policies, loans-to-one borrower compliance and internal asset review procedures, enhanced our credit administration and board management and governance. In addition, we were required to review and analyze our loan portfolio and, as appropriate, review our allowance for loan losses. As a result of these efforts, effective June 28, 2006, the Order to Cease and Desist was terminated.

As a result of the Cease and Desist Order and the prohibition on growing our asset size and specifically from originating various types of loans and the loan sales of one to- four-family residential loans, which was done to manage interest rate risk, our loan portfolio and asset size decreased. As a result, our funding needs decreased, so we offered less-than-market rates on our longer-term money market accounts and certificates of deposit to shorten the duration or our liabilities and decrease our deposits.

Current Operating Strategy. New management and board reassessed our strategic direction and our opportunities for profitability. The determination was made to capitalize on our 139-year tradition of strong personalized customer service, which we believe distinguishes us from the large regional banks that operate in our market area. At the same time, the decision was made to differentiate ourselves from the small community banks in our market place by leveraging the strong commercial and business expertise of our new management team and focusing on the businesses in our market area. Further, we believe that our capital, which will be significantly increased through the stock offering, allows us to make loans of a size not permitted by the de novo financial institutions in our market area, who are restrained by smaller capital levels and smaller loans-to-one borrower limits. Thus, as discussed in more detail below, we intend to expand our product offerings, diversify our lending operations and expand our footprint and market presence in the metropolitan Philadelphia area and in the southern New Jersey shore area in an attempt to increase assets, while maintaining sound asset quality and enhancing profitability. However, our growth will be initially tempered as we continue to reduce the multi-family and commercial loan and construction loans originated by former management.

Historically, we attempted to be the market leader in rates on longer-term money market accounts and certificates of deposit. However, in 2005, the new management, in connection with the planned reductions in the balance sheet, offered less-than-market rates as it attempted to allow the longer-term money market accounts and certificates of deposit to run-off, thereby shortening the duration of its liabilities. While deposit rates were raised to be competitive in the market in November 2005, deposits have continued to decrease. Deposits were $655.9 million at March 31, 2006 compared to $805.3 million at December 31, 2004. We believe that branch expansion and our emphasis on building transaction accounts, both more fully described below, will increase deposits. However, the considerable competition for deposits in our market will also make it more difficult for us to obtain reasonably-priced deposits. To the extent that our retail funding sources do not provide for adequate funding, we will rely more heavily on wholesale funding in addition to retail funds to leverage the balance sheet and accelerate growth.

Our mission is to become the leading relationship-based business and consumer bank in our market areas by delivering financial products and services tailored to our clients’ needs. After the reorganization, we plan to continue our strategy of:

•	pursuing opportunities to increase commercial lending in our primary market area;

•	building profitable business and consumer relationships with an emphasis on growing transaction deposit accounts and deposit balances;

•	increasing income by expanding our product offerings and continuing to emphasize customer service; and

•	expanding our footprint and market presence through opening additional branch and loan production offices.

Pursuing opportunities to increase commercial lending in our primary market area

At March 31, 2006, $34.9 million, or 9.5%, of our loan portfolio consisted of multi-family and commercial real estate loans and commercial business loans. While the amount of these loans decreased in 2005, we intend to emphasize these types of lending and have recently hired a highly experienced team of nineteen commercial lending and commercial credit and risk management professionals to accelerate this initiative. We also plan to hire additional commercial lenders and cash management professionals in the future to increase this type of lending. Multi-family, commercial real estate and commercial loans provide us with the opportunity to earn more income because they tend to have higher interest rates than residential mortgage loans. Moreover, loans secured by multi-family and commercial real estate and business assets are generally larger and involve a greater degree of risk than one-to four-family residential mortgage loans. Consequently, multi-family and commercial real estate and commercial business loans typically have higher yields, which increase our net interest margin and net interest spread. In addition, these loans are beneficial for interest rate risk management because they typically have shorter terms and adjustable interest rates. There are many multi-family and commercial real estate properties and commercial businesses located in our market area, and with the additional capital raised in the offering we may pursue the larger lending relationships associated with these opportunities, while continuing to originate any such loans in accordance with what we believe are our conservative underwriting guidelines.

Commercial lending generally exposes a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans. To mitigate against the potential for this loss, in the past year, we have added significant commercial credit expertise through the hiring of our chief credit officer, chief administrative officer, chief lending officer and a credit risk manager. Additionally, we have created and revamped where necessary, our commercial lending credit-related policies and procedures. For a discussion of the risks related to our commercial loan portfolio, see “Our Business—Loan Underwriting Risks.”

Building profitable business and consumer relationships with an emphasis on growing transaction deposit accounts and deposit balances

We believe a solid banking relationship is best expressed in the form of the primary transaction account. For consumers this is the household checking account from which they pay their bills. For businesses it is one or more operating accounts and related cash management services. The primary transaction account is distinguished from other financial services in that it has no maturity or payoff. It is the enduring link between client and bank that anchors the banker-client relationship. We intend to focus our resources on growing profitable business and consumer relationships built upon the primary transaction account. This is becoming increasing difficult. More competitors recognize the inherent relationship-value of the primary consumer and business transaction account and more automated payment links in the form of direct debits and direct deposits make it increasingly inconvenient to switch from one bank to another. Yet there remain opportunities to deliver what clients care about most in the form of exceptional service and convenience.

There are many factors that affect the profitability of client relationships, some of which are beyond our control. We use a number of business disciplines to promote profitable relationships that include who we target to become clients, how we price our products and services, how we underwrite and administer loans, how we identify, measure, monitor and manage risk, how we deploy our capital and how we manage and control costs. These measures combine to promote profitable relationships.

Increasing income by expanding our product offerings and continuing to emphasize customer service

We are striving to become a full-service financial services company offering our customers a broad range of loan and deposit products. On the lending side, we have recently developed commercial loan products, including unsecured lines of credit, letters of credit, commercial mortgage loans, revolving credit facilities and commercial construction loans. On the deposit side, we also plan to broaden our deposit products and services, including offering on-line bill payment, a suite of cash management products and custodial services.

While a full array of products and services is essential, we recognize that our clients do not necessarily buy banking products or services, but rather they buy a wide number of satisfactions that are attained through the effective use of our products and services. Our products and services are merely a vehicle to the attainment of client satisfaction. For example, a business client does not so much buy a commercial loan as buys the satisfaction of growing their company that is enabled by the working capital that comes from the loan. Our commitment to delivering what our clients care about most is our link between our products and services and client satisfaction.

Expanding our footprint and market presence through opening additional branch and loan production offices

In March 2006, we opened a new office in Marmora, New Jersey, in May 2006, we opened a loan production office (with deposit authority) in Exton, Pennsylvania and in July 2006, we opened a loan production office (with deposit authority) in Media, Pennsylvania. Additionally, we expect to build a branch office by 2008 on land we own in Absecon, New Jersey. We also plan to open a new loan production office (with deposit authority) in 2006 in Plymouth Meeting, Pennsylvania to assist our commercial lending initiative. We also will consider expansion in and around our current market area in future years, whether through de novo branching or acquisition. However, we have not entered into any binding commitments regarding our expansion plans. The new branches have been and are expected to continue to be, funded by cash generated by our business. Consequently, we do not expect to borrow funds for these expansion projects. Furthermore, funding for these expansion projects is not contingent on this offering.

We expect that our Marmora branch will become profitable beginning in the first quarter of 2009. To achieve this, we anticipate that we will need to obtain in excess of $22.0 million in deposits. At June 30, 2006, our Marmora branch office had $1.4 million in deposits. We expect that our three loan production offices in Exton, Media and Plymouth Meeting, Pennsylvania will become profitable beginning in the third quarter of 2008. To achieve this, we anticipate that these offices will need to originate in excess of $158.0 million of loans. However, there can be no assurance that any of these new offices will ever become profitable. During the period of time before a branch office or loan production facility can become profitable, operating an office will negatively impact our net income. See “Risk Factors—Risks Related to Our Business—If we do not achieve profitability on our new branches and loan production offices, the new offices may reduce our earnings.”

Critical Accounting Policies

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. We consider the following to be our critical accounting policies: allowance for loan losses, deferred income taxes, mortgage servicing rights, and other-than-temporary impairment of securities.

Allowance for Loan Losses. The allowance for loan losses is maintained at a level representing management’s best estimate of known and inherent losses in the loan portfolio, based on management’s evaluation of the portfolio’s collectibility. The allowance is established through the provision for loan losses, which is charged against income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: loss exposure at default; the amount and timing of future cash flows on impacted loans; value of collateral; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management reviews the level of the allowance on a quarterly basis and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other relevant factors related to the collectibility of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would negatively affect earnings. For additional discussion, see “—Risk Management—Analysis and Determination of the Allowance for Loan Losses” and note 1 of the notes to the consolidated financial statements included in this prospectus.

Deferred Income Taxes. We use the asset and liability method of accounting for income taxes as prescribed in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. A valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings.

Mortgage Servicing Rights. Mortgage servicing rights associated with loans originated and sold, where servicing is retained, are capitalized and included in other intangible assets in the consolidated balance sheet. The value of the capitalized servicing rights represents the present value of the future servicing fees arising from the right to service loans in the portfolio. Critical accounting policies for mortgage servicing rights relate to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of mortgage servicing rights requires the development and use of a number of estimates, including anticipated principal amortization and prepayments of that principal balance. Events that may significantly affect the estimates used are changes in interest rates, mortgage loan prepayment speeds and the payment performance of the underlying loans. The carrying value of the mortgage servicing rights is periodically reviewed for impairment based on a disaggregated impairment test based on fair value. Impairment, if any, is recognized through a valuation allowance and is recorded as amortization of intangible assets.

Other-Than-Temporary Impairment of Securities. Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and Staff Accounting Bulletin 59, “Noncurrent Marketable Equity Securities,” require companies to perform periodic reviews of individual securities in their investment portfolios to determine whether decline in the value of a security is other than temporary. A review of other-than-temporary impairment requires companies to make certain judgments regarding the nature of the decline, its effect on the financial statements and the probability, extent and timing of a valuation recovery and the company’s intent and ability to hold the security. Pursuant to these requirements, we assess valuation declines to determine the extent to which such changes are attributable to (1) fundamental factors specific to the issuer, such as financial condition, business prospects or other factors or (2) market-related factors, such as interest rates or equity market declines. If the decline in the market value of a security is determined to be other than temporary, we reduce the book value of such security to its current market value, recognizing the decline as a realized loss on the income statement.

Balance Sheet Analysis

Loans. Our primary lending activity is the origination of one- to four-family residential loans. We also originate multi-family and commercial real estate loans, construction loans and consumer loans. While we have not historically originated commercial loans, we have begun to emphasize this type of lending.

The largest segment of our loan portfolio is one- to four-family residential loans. At March 31, 2006, these loans totaled $225.2 million, or 61.8% of total loans. At December 31, 2005, these loans totaled $228.5 million, or 60.9% of total loans, compared to $250.0 million, or 50.1% of total loans, at December 31, 2004 and $262.8 million, or 62.7% of total loans, at December 31, 2003. The size of our one- to four-family residential loan portfolio has decreased over this two-year period as we have sold $130.3 million in longer-term fixed-rate one- to four-family residential real estate loans in the secondary market, with servicing retained, in an effort to manage interest rate risk.

Multi-family and commercial real estate loans totaled $34.7 million and represented 9.5% of total loans at March 31, 2006. At December 31, 2005, these loans totaled $32.9 million, or 8.8% of total loans, compared to $85.6 million, or 17.2% of total loans, at December 31, 2004 and $57.5 million, or 13.7% of total loans, at December 31, 2003. In 2003, our former management commenced a loan program in the southern New Jersey shore area where it had recently opened new branch offices, which included loans on multi-family housing units, condominiums and seasonal businesses such as restaurants and bars. However, due to a lack of expertise in this type of lending, a relative unfamiliarity with the market area and inadequate underwriting (including inadequate documentation), many of the loans were criticized or classified. See “—Risk Management—Analysis of Nonperforming and Classified Assets.” In 2005, new management ceased originating these loans and made significant efforts to reduce this segment of the loan portfolio through increased collection efforts, including adding personnel and implementing more comprehensive procedures and policies, and attempting, when possible, to have the loans refinanced to other financial institutions.

Construction loans totaled $22.5 million, or 6.2% of total loans at March 31, 2006. At December 31, 2005, these loans totaled $31.0 million, or 8.3% of total loans, compared to $92.2 million, or 18.5% of total loans, at December 31, 2004 and $46.9 million, or 11.2% of total loans, at December 31, 2003. In 2003, former management commenced an acquisition, development and construction loan program in the southern New Jersey shore area where it had recently opened new branch offices. However, due to a lack of expertise in this type of lending and a relative unfamiliarity with the market area, the proper documentation on these types of loans was not received and many of the loans were criticized or classified. See “—Risk Management—Analysis of Nonperforming and Classified Assets.” In 2005, new management, pursuant to the requirements of the Cease and Desist Order instituted by the Office of Thrift Supervision, ceased originating these loans and many of the construction projects on which these loans where originated have been completed. Management expects further decreases in construction loans in the future until these types of construction loans originated by former management have all been collected and removed from the portfolio.

Consumer loans totaled $82.2 million, or 22.5% of total loans at March 31, 2006. At December 31, 2005, these loans totaled $82.7 million, or 22.0% of total loans, compared to $70.6 million, or 14.2% of total loans, at December 31, 2004 and $51.9 million, or 12.4% of total loans, at December 31, 2003. Growth in the consumer loan portfolio was primarily attributable to promotion of our fixed-rate home equity loan and our home equity line of credit products. Further, this type of lending increased as it was not a loan prohibited from being originated under the Cease and Desist Order instituted by the Office of Thrift Supervision.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At March 31, 2006		At December 31,
			2005		2004		2003		2002		2001
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family	$225,164	61.8%	$228,476	60.9%	$250,015	50.1%	$262,753	62.7%	$350,651	84.3%	$353,343	89.7%
Multi-family and commercial	34,681	9.5	32,923	8.8	85,585	17.2	57,495	13.7	16,173	3.9	5,276	1.3
Construction	22,466	6.2	31,015	8.3	92,210	18.5	46,850	11.2	—	—	—	—

Total real estate loans	282,311	77.5	292,414	78.0	427,810	85.8	367,098	87.6	366,824	88.2	358,619	91.0
Consumer loans:
Home equity loans	67,357	18.5	65,003	17.3	49,154	9.9	36,065	8.6	34,585	8.4	27,967	7.1
Automobile	1,157	0.3	1,280	0.3	1,872	0.4	1,439	0.4	2,589	0.6	3,936	1.0
Lines of credit	13,465	3.7	16,269	4.3	18,249	3.6	13,947	3.3	11,314	2.7	3,177	0.8
Other	172	—	188	0.1	1,305	0.3	438	0.1	465	0.1	363	0.1

Total consumer loans	82,151	22.5	82,740	22.0	70,580	14.2	51,889	12.4	48,953	11.8	35,443	9.0

Commercial	175	—	175	—	175	—	175	—	115	—	115	—

Total loans	364,637	100.0%	375,329	100.0%	498,565	100.0%	419,162	100.0%	415,892	100.0%	394,177	100.0%

Less:
Deferred loan origination fees and discounts	(559)		(587)		(1,568)		(2,615)		(3,671)		(4,695)
Allowance for loan losses	(8,349)		(8,349)		(14,391)		(2,109)		(2,082)		(975)

Total loans, net	$355,729		$366,393		$482,606		$414,438		$410,139		$388,507

Loan Maturity

The following tables set forth certain information at March 31, 2006 and December 31, 2005 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The tables do not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. The amounts shown below exclude unearned interest on consumer loans and deferred loan fees.

	At March 31, 2006
	One- to Four- Family Loans	Multi-family and Commercial Real Estate Loans	Construction Loans	Consumer Loans	Commercial Loans	Total Loans
	(In thousands)
Amounts due in:
One year or less	$17	$940	$22,086	$550	$175	$23,768
More than one year to two years	307	487	380	2,292	—	3,466
More than two years to three years	1,508	—	—	5,045	—	6,553
More than three years to five years	1,427	219	—	13,038	—	14,684
More than five years to ten years	15,292	1,471	—	16,642	—	33,405
More than ten years to fifteen years	92,408	5,172	—	44,584	—	142,164
More than fifteen years	114,205	26,392	—	—	—	140,597

Total	$225,164	$34,681	$22,466	$82,151	$175	$364,637

	At December 31, 2005
	One- to Four- Family Loans	Multi-family and Commercial Real Estate Loans	Construction Loans	Consumer Loans	Commercial Loans	Total Loans
	(In thousands)
Amounts due in:
One year or less	$13	$—	$29,492	$367	$175	$30,047
More than one year to two years	258	—	1,523	2,496	—	4,277
More than two years to three years	1,437	—	—	5,661	—	7,098
More than three years to five years	1,472	—	—	12,720	—	14,192
More than five years to ten years	16,679	224	—	15,285	—	32,188
More than ten years to fifteen years	94,116	5,255	—	29,942	—	129,313
More than fifteen years	114,501	27,444	—	16,269	—	158,214

Total	$228,476	$32,923	$31,015	$82,740	$175	$375,329

The following table sets forth the dollar amount of all loans at March 31, 2006 that are due after March 31, 2007 and have either fixed interest rates or adjustable interest rates. The amounts shown below exclude unearned interest on consumer loans and deferred loan fees.

	Fixed-Rates	Floating or Adjustable Rates	Total
	(In thousands)
Real estate loans:
One- to four-family	$198,591	$26,556	$225,147
Multi-family and commercial	29,100	4,641	33,741
Construction	380	—	380
Consumer loans	68,136	13,465	81,601
Commercial loans	—	—	—

Total	$296,207	$44,662	$340,869

The following table sets forth the dollar amount of all loans at December 31, 2005 that are due after December 31, 2006 and have either fixed interest rates or adjustable interest rates. The amounts shown below exclude unearned interest on consumer loans and deferred loan fees.

	Fixed-Rates	Floating or Adjustable Rates	Total
	(In thousands)
Real estate loans:
One- to four-family	$201,492	$26,971	$228,463
Multi-family and commercial	28,748	4,175	32,923
Construction	1,523	—	1,523
Consumer loans	66,104	16,269	82,373
Commercial loans	—	—	—

Total	$297,867	$47,415	$345,282

Securities. Our securities portfolio consists primarily of callable U.S. government agency bonds and U.S. government agency mortgage-backed securities. Securities decreased $444,000, or 0.1%, in the quarter ended March 31, 2006 primarily as a result of the sale of our $17.0 million investment in a mutual fund, offset by increases in mortgage-related securities, state and political subdivisions and obligations of U.S. government agencies. We recorded a $394,000 loss on the mutual fund during 2005 upon our determination that the mutual fund was other-than-temporarily impaired. We recorded an additional loss of $17,000 on the date of sale in March 2006. In 2005 and 2004, our securities decreased $695,000 and $5.0 million, respectively, primarily due to decreases in corporate debt securities and mutual funds, offset by increases in obligations of U.S. government agencies and mortgage-related securities. The reduction in corporate debt securities reflected the sale of lower-yielding adjustable-rate perpetual preferred stock of Freddie Mac in an effort to reposition the securities portfolio towards higher-yielding investments.

The following table sets forth the amortized cost and fair values of our securities portfolio at the dates indicated. All of our securities were available-for-sale at the dates indicated.

	At March 31, 2006		At December 31,
			2005		2004		2003
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Obligations of U.S. government agencies	$101,305	$99,972	$99,602	$98,308	$90,318	$89,252	$84,989	$84,847
State and political subdivisions	23,083	22,870	18,863	18,808	18,493	18,571	17,361	17,513
Mortgage-related securities	201,232	198,475	189,698	187,721	185,263	185,178	176,414	176,474
Corporate debt securities	7,890	7,743	7,926	7,603	15,398	15,559	34,338	35,102
Mutual funds	—	—	17,064	17,064	21,879	21,639	21,366	21,277

Total	$333,510	$329,060	$333,153	$329,504	$331,351	$330,199	$334,468	$335,213

At March 31, 2006 and December 31, 2005, we had no investments in a single company or entity (other than U.S. Government-sponsored entity securities) that had an aggregate book value in excess of 10% of our equity at March 31, 2006 and December 31, 2005, respectively.

The following table sets forth the stated maturities and weighted average yields of investment securities at March 31, 2006. Weighted average yields on tax-exempt securities are not presented on a tax equivalent basis as the amount would be immaterial. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
	(Dollars in thousands)
Obligations of U.S. government agencies	$47,000	3.54%	$44,305	4.11%	$10,000	3.97%	$—	—%	$101,305	3.83%
State and political subsidiaries	—	—	—	—	7,997	5.51	15,086	6.14	23,083	5.91
Mortgage-related securities	—	—	44,646	3.88	14,313	4.31	142,273	4.60	201,232	4.42
Corporate debt securities	7,890	4.15	—	—	—	—	—	—	7,890	4.15

Total	$54,890	3.63	$88,951	4.00	$32,310	4.50	$157,359	4.75	$333,510	4.34

The following table sets forth the stated maturities and weighted average yields of investment securities at December 31, 2005. Weighted average yields on tax-exempt securities are not presented on a tax equivalent basis as the amount would be immaterial. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
	(Dollars in thousands)
Obligations of U.S. government agencies	$49,300	2.61%	$40,302	3.88%	$10,000	3.93%	$—	—%	$99,602	3.26%
State and political subsidiaries	—	—	$—	—	7,392	5.52	11,472	6.15	18,864	5.90
Mortgage-related securities	—	—	47,406	3.85	15,195	4.29	127,097	4.21	189,698	4.13
Corporate debt securities	3,841	3.71	4,084	4.57	—	—	—	—	7,925	4.15

Total	$53,141	2.69	$91,792	3.90	$32,587	4.46	$138,569	4.37	$316,089	3.96

Deposits. Our primary source of funds is our deposit accounts, which are comprised of noninterest-bearing accounts, interest-bearing NOW accounts, money market accounts, savings accounts and certificates of deposit. These deposits are provided primarily by individuals and business within our market areas. Deposits decreased $26.4 million, or 3.9%, for the quarter ended March 31, 2006 primarily as a result of decreases in NOW accounts, certificates of deposit and savings accounts due to the high level of competition and the nature of the single-relationship we have with our depositors. Additionally, the decrease in NOW accounts was also attributable to the decrease in construction loans. We require that our construction loan borrowers maintain a compensating balance, in the form of a NOW account, with us. As these loans were paid off or refinanced at other institutions the borrowers withdrew their compensating balance. During 2005, our deposits decreased by $122.9 million, or 15.3%, primarily as a result of decreased money market accounts and certificates of deposit primarily due to lower rates of interest offered. The decrease in money market accounts and increase in NOW accounts reflected the addition of check writing features to certain money market accounts in 2005 thereby causing $98.9 million of such accounts to be reclassified as NOW accounts. Deposits increased in 2004 by $81.4 million, or 11.2%. This increase was primarily the result of higher interest rates offered. Traditionally, we attempted to be the market leader in rates on longer-term money market accounts and certificates of deposit. However, in 2005, the new management, in connection with the planned shrinking of the balance sheet, offered rates that lagged behind the market as it attempted to allow the longer-term money market accounts and certificates of deposit to run-off, thereby shortening the duration of its liabilities. Deposit rates were raised to be competitive in the market in November 2005.

The following table sets forth the balances of our deposit products at the dates indicated.

	At March 31, 2006	At December 31,
		2005	2004	2003
	(In thousands)
Noninterest-bearing demand accounts	$36,467	$37,876	$29,119	$28,105
NOW accounts	75,925	87,072	44,118	37,799
Money market accounts	26,998	27,975	132,803	55,351
Savings accounts	76,300	80,098	92,427	106,932
Certificates of deposit	440,202	449,286	506,783	495,651

Total	$655,892	$682,307	$805,250	$723,838

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of March 31, 2006 and December 31, 2005. Jumbo certificates of deposit require minimum deposits of $100,000. We did not have any brokered deposits as of March 31, 2006 and December 31, 2005.

Maturity Period	Certificates of Deposits
(In thousands)
At March 31, 2006
Three months or less	$7,012
Over three through six months	11,615
Over six through twelve months	10,029
Over twelve months	42,585

Total	$71,241

At December 31, 2005
Three months or less	$5,119
Over three through six months	5,541
Over six through twelve months	15,182
Over twelve months	43,507

Total	$69,349

The following table sets forth the time deposits classified by rates at the dates indicated.

	At March 31, 2006	At December 31,
		2005	2004	2003
	(In thousands)
0.00 - 1.00%	$—	$—	$—	$9,572
1.01 - 2.00%	—	77	96,618	127,580
2.01 - 3.00%	95,026	144,197	164,696	158,256
3.01 - 4.00%	228,494	210,739	143,561	133,317
4.01 - 5.00%	80,941	57,573	57,193	11,891
5.01 - 6.00%	15,478	16,332	17,300	22,671
6.01 - 7.00%	20,263	20,368	27,415	32,364

Total	$440,202	$449,286	$506,783	$495,651

The following table sets forth the amount and maturities of time deposits classified by rates at March 31, 2006.

	Amount Due
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percent of Total Time Deposit Accounts
	(Dollars in thousands)
0.00 - 1.00%	$—	$—	$—	$—	$—	—%
1.01 - 2.00%	—	—	—	—	—	—
2.01 - 3.00%	93,864	1,054	9	99	95,026	21.6
3.01 - 4.00%	115,899	51,654	42,108	18,833	228,494	51.9
4.01 - 5.00%	13,658	13,046	5,922	48,315	80,941	18.4
5.01 - 6.00%	1,366	8,191	1,333	4,588	15,478	3.5
6.01 - 7.00%	1,073	3,018	922	15,250	20,263	4.6

Total	$225,860	$76,963	$50,294	$87,085	$440,202	100.0%

The following table sets forth the time deposit activity for the periods indicated.

	Three Months Ended March 31, 2006	Year Ended December 31,
		2005	2004	2003
	(In thousands)
Beginning balance	$449,286	$506,783	$495,651	$508,874

(Decrease) before interest credited	(13,054)	(73,870)	(4,109)	(30,362)
Interest credited	3,970	16,373	15,241	17,139
Net increase (decrease) in time deposits	(9,084)	(57,497)	11,132	(13,223)

Ending balance	$440,202	$449,286	$506,783	$495,651

Borrowings. We utilize borrowings from the Federal Home Loan Bank of Pittsburgh to supplement our supply of funds for loans and investments.

	Three Months Ended March 31, 2006	Year Ended December 31,
		2005	2004	2003
	(Dollars in thousands)
Maximum amount of advances outstanding at any month end during the period	$30,000	$30,000	$30,000	$30,000
Average advances outstanding during the period	30,000	30,000	30,000	30,000
Weighted average interest rate during the period	4.88%	4.88%	4.88%	4.88%
Balance outstanding at end of period	$30,000	$30,000	$30,000	$30,000
Weighted average interest rate at end of period	4.88%	4.88%	4.88%	4.88%

Results of Operations for the Three Months Ended March 31, 2006 and 2005

Overview.

	2006	2005	% Change
	(Dollars in thousands)
Net income	$268	$1,167	(77.0)%
Return on average assets	0.14%	0.53%	(73.6)
Return on average equity	1.68%	8.28%	(79.7)
Average equity to average assets	8.39%	6.36%	31.9

Net income decreased $899,000, or 77.0%, for the quarter ended March 31, 2006 compared to the quarter ended March 31, 2005.

Net Interest Income. Net interest income decreased by $939,000 or 18.9%, to $4.0 million in the quarter ended March 31, 2006 compared to the quarter ended March 31, 2005. Total interest income decreased $1.3 million or 12.8%, to $8.9 million for the quarter ended March 31, 2006 compared to the quarter ended March 31, 2005, as interest income on loans decreased while interest income on securities increased. Interest income on loans decreased 26.0% to $5.4 million between the periods due to a decrease in average balances while average yields remained nearly the same. Interest income on securities increased 20.8% to $3.5 million between the periods due to an increase in average yield.

Total interest expense decreased $367,000 or 7.0% to $4.9 million for the quarter ended March 31, 2006, due primarily to a $136.5 million decrease in average balances offset by 32 basis point increase in average deposit costs.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using month-end balances, and nonaccrual loans are included in average balances only. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented. Loan fees are included in interest income on loans and are insignificant.

	At March 31, 2006	Three Months Ended March 31,
		2006			2005
	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
						(Dollars in thousands)
Assets:
Interest-earning assets:
Interest-bearing demand deposits	4.57%	$21,781	$263	4.83%	$28,293	$182	2.57%
Mortgage-backed securities	4.87	193,958	1,886	3.89	183,011	1,434	3.13
Taxable securities	3.81	124,472	1,103	3.54	130,357	1,056	3.24
Nontaxable securities	3.89	21,346	206	3.86	18,493	189	4.09
Loans	5.90	369,771	5,425	5.87	495,208	7,328	5.92
Allowance for loan losses	—	(8,349)	—	—	(12,724)	—	—
Net loans	5.90	361,422	—	5.87	482,484	—	5.92

Total interest-earning assets	5.21	722,979	8,883	4.86	842,638	10,189	4.76

Noninterest-earning assets		38,783			43,159

Total assets		$761,762			$885,797

Liabilities and equity:
Interest-bearing liabilities:
NOW and money market deposit accounts	1.42	$108,924	381	1.42	$167,884	618	1.49
Savings accounts	0.70	77,094	134	0.70	90,321	204	0.92
Certificates of deposit	3.84	440,144	3,970	3.66	504,472	4,030	3.24

Total interest-bearing deposits	3.05	626,162	4,485	2.90	762,677	4,852	2.58

FHLB advances	4.88	30,000	366	4.88	30,000	366	4.88

Total interest-bearing liabilities	3.14	656,162	4,851	3.00	792,677	5,218	2.67

Noninterest-bearing liabilities		33,379			31,475
Other non-interest bearing liabilities		8,329			5,270

Total liabilities		697,870			829,422
Retained earnings		66,188			57,748
Accumulated comprehensive income		(2,296)			(1,373)

Total equity		$63,892			$56,375

Total liabilities and equity		$761,762			$885,797

Net interest income			$4,032			$4,971

Interest rate spread	2.07			1.86%			2.09%
Net interest margin				2.21%			2.32%
Average interest-earning assets to average interest-bearing liabilities				110.18%			106.30%

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Three Months Ended March 31, 2006 Compared to Three Months Ended March 31, 2005
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)
Interest and dividend income:
Interest-bearing demand deposits	$(42)	$123	$81
Loans	(1,856)	(47)	(1,903)
Mortgage-backed securities	86	366	452
Taxable securities	(48)	95	47
Nontaxable securities	29	(12)	17

Total interest-earning assets	(1,831)	525	(1,306)
Interest expense:
NOW and money market deposits	(219)	(18)	(237)
Savings accounts	(30)	(40)	(70)
Certificates of deposit	(520)	460	(60)

Total interest-bearing deposits	(769)	402	(367)
FHLB advances	—	—	—

Total interest-bearing liabilities	(769)	402	(367)

Net change in interest income	$(1,062)	$123	$(939)

Provision for Loan Losses. No provision for loan losses was taken for the three months ended March 31, 2006 or for the same period in 2005. The absence of a provision for loan losses was due to a lack of charge-offs in the period, the lending restrictions on us, which restrained loan growth and did not allow us to originate additional higher-risk loans, and a decrease in non-performing and classified assets.

An analysis of the changes in the allowance for loan losses is presented under “Risk Management—Analysis and Determination of the Allowance for Loan Losses.”

NonInterest Income. The following table shows the components of noninterest income for the three months ended March 31, 2006 and 2005.

	Three Months Ended March 31,
	2006	2005	% Change
	(In thousands)
Service charges and other fee income	$194	$186	4.3%
Net gain (loss) on sale of:
Loans	(12)	6	(300.0)
Assets acquired through foreclosure	85	—	1,316.7
Securities (losses) gains and impairment losses, net	(17)	59	(128.8)
Income on bank-owned life insurance	104	104	—
Other	74	89	(16.9)

Total	$428	$444	(3.6)

During the three months ended March 31, 2006, noninterest income decreased $16,000, or 3.6%, compared to the same quarter in 2005, due primarily to a loss on available-for-sale securities, offset by increases on gains on assets sold through foreclosure. The loss on the sale of available-for-sale securities in 2006 reflected the sale of an investment in a mutual fund that had been deemed other-than-temporarily impaired during the fourth quarter of fiscal 2005. Gain on assets acquired through foreclosure were due to the sale of one residential property acquired through foreclosure that was sold in 2006.

NonInterest Expense. The following table shows the components of noninterest expense and the percentage changes for the quarters ended March 31, 2006 and 2005.

	Three Months Ended March 31,
	2006	2005	% Change
	(In thousands)
Salaries, benefits and other compensation	$2,095	$2,120	(1.2)%
Occupancy expense	349	476	(26.7)
Furniture and equipment expense	184	173	6.4
Data processing costs	329	319	3.1
Professional fees	480	146	228.8
Marketing expense	82	101	(18.8)
FDIC premiums	341	28	1,117.9
Other	326	425	(23.3)

Total	$4,186	$3,788	10.5

Noninterest expenses increased due primarily to increases in professional fees and Federal Deposit Insurance Corporation premiums offset by a decrease in occupancy expense. The increased Federal Deposit Insurance Corporation premiums resulted from our designation by the Office of Thrift Supervision as a troubled institution for regulatory purposes in January 2005. However, due to the lifting of our troubled institution designation in June 2006, we anticipate that our Federal Deposit Insurance Corporation premiums will return to historic levels. Professional fees increased in 2006 due to the hiring of a consulting firm to assist with the implementation of internal policies and procedures related to the Sarbanes-Oxley Act. Occupancy expense decreased primarily due to a change in the amount of depreciation expense on two of our office buildings due to a change in the estimated life of the assets and due to a reduction in the cost of property maintenance.

Income Taxes. Income tax expense for the quarter ended March 31, 2006 was $6,000 compared to $460,000 for the quarter ended March 31, 2005. Income taxes decreased due to less pre-tax income for the quarter ended March 31, 2006 when compared to the quarter ended March 31, 2005. Due to the lower level of earnings in 2006, tax exempt income offset substantially all of the income tax provision for the three months ended March 31, 2006.

Results of Operations for the Years Ended December 31, 2005, 2004 and 2003

Overview.

	Years Ended December 31,
	2005	2004	2003
	(Dollars in thousands)
Net income (loss)	$5,960	$(1,888)	$4,791
Return on average assets	0.71%	(0.21)%	0.59%
Return on average equity	9.50	(2.82)	7.64
Average equity to average assets	7.44	7.59	7.67

2005 vs. 2004. Net income increased $7.8 million for 2005 compared to 2004 primarily due to a $6.0 million credit to the allowance for loan losses in 2005 compared to a provision for loan losses of $12.3 million in 2004, offset by a decrease in net interest income and noninterest income and increases in noninterest expenses.

2004 vs. 2003. Net income decreased $6.7 million for 2004 compared to 2003. The decrease in net income was primarily the result of a $12.3 million increase in the provision for loan losses, a decrease in noninterest income and an increase in noninterest expense, offset by an increase in net interest income.

Net Interest Income.

2005 vs. 2004. Net interest income decreased by $969,000, or 5.4%, to $16.9 million in 2005. Total interest income increased $35,000, or 0.1%, to $37.6 million for 2005, as increases in interest and dividends on securities were offset by a decrease in interest income on loans. Interest income on loans decreased 6.1% to $25.7 million between the periods due to an decrease in average balances and a 15 basis point decrease in the average yield. Interest income on securities increased 16.7% to $11.9 million between the periods due to an increase in average yield as proceeds from maturing or sold securities were reinvested into securities with a higher yield. Securities also increased due to an increase in the average balances.

Total interest expense increased $1.0 million or 5.1% to $20.7 million for 2005, due primarily to a 27 basis point increase in average deposit costs, which was partially offset by a $39.1 million decrease in average balances. The decrease in average balances was caused by a $20.8 million decrease in the average balance of certificates of deposit, a $9.7 million decrease in NOW and money market deposit accounts and an $8.6 million decrease in the average balance of savings accounts. Due to the lending restrictions imposed on us by the Office of Thrift Supervision in 2005, we had reduced liquidity needs and allowed these deposits to run-off.

2004 vs. 2003. Net interest income increased by $3.0 million, or 20.2%, to $17.9 million in 2004. Total interest income increased $2.0 million, or 5.7%, to $37.6 million for 2004 due to a increase in interest income on loans and mortgage-related securities. Interest income on loans increased 2.9% to $27.4 million primarily due to an increase in the average balance of loans, partially offset by a decrease in the yield. Interest income on mortgage-related securities increased 17.4% to $5.2 million between the periods due to increased yields. Total interest expense decreased $969,000, or 4.7%, to $19.7 million for 2004 due primarily to a reduction in interest rates that more than offset the growth in deposits. During this period, our certificates of deposit accounts and savings accounts experienced decreases in average costs by 11.0%, and 17.0%, respectively.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using month-end balances, and nonaccrual loans are included in average balances only. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented. Loan fees are included in interest income on loans and are insignificant. Yields are not presented on a tax-equivalent basis. Any adjustments necessary to present yields on a tax-equivalent basis are insignificant.

	Years Ended December 31,
	2005			2004			2003
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Interest-earning demand deposits	$43,973	$1,549	3.53%	$38,507	$511	1.33%	$49,385	$523	1.06%
Mortgage-backed securities	183,931	5,641	3.07	185,135	5,178	2.80	215,679	4,409	2.04
Taxable securities	120,732	3,935	3.26	131,479	3,787	2.88	117,286	3,419	2.92
Nontaxable securities	20,298	754	3.71	17,833	704	3.95	14,229	561	3.94
Loans	455,711	25,722	5.64	472,763	27,386	5.79	397,277	26,621	6.70
Allowance for loan losses	(13,849)	—	—	(3,133)	—	—	(1,780)	—	—

Net loans	441,862	25,722	5.64	469,630	27,386	5.79	395,497	26,621	6.70

Total interest-earning assets	810,796	37,601	4.56	842,584	37,566	4.44	792,076	35,533	4.48

Noninterest-earning assets	30,765			40,123			25,849

Total assets	$841,561			$882,707			$817,925

Liabilities and equity:
Interest-bearing liabilities:
NOW and money market deposit accounts	$137,370	2,091	1.52	$147,070	2,059	1.40	$78,452	842	1.07
Savings accounts	88,501	748	0.85	97,103	904	0.93	104,654	1,171	1.12
Certificates of deposit	487,401	16,373	3.36	508,235	15,241	3.00	509,046	17,139	3.37

Total interest-bearing deposits	713,272	19,212	2.69	752,408	18,204	2.42	692,152	19,152	2.77

FHLB advances	30,000	1,485	4.95	30,000	1,489	4.96	30,000	1,510	5.03

Total interest-bearing liabilities	743,272	20,697	2.78	782,408	19,693	2.52	722,152	20,662	2.86

Non-interest-bearing deposits	33,054			27,092			26,276
Other non-interest bearing liabilities	2,507			6,174			6,749

Total liabilities	778,833			815,674			755,177
Retained earnings	64,565			67,162			61,501
Accumulated comprehensive income	(1,837)			(129)			1,247

Total equity	$62,728			$67,033			$62,748

Total liabilities and equity	$841,561			$882,707			$817,925

Net interest income		$16,904			$17,873			$14,871

Interest rate spread			1.78%			1.92%			1.61%
Net interest margin			2.05%			2.11%			1.87%
Average interest-earning assets to average interest-bearing liabilities			109.08%			107.69%			109.68%

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Year Ended December 31, 2005 Compared to Year Ended December 31, 2004			Year Ended December 31, 2004 Compared to Year Ended December 31, 2003
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest and dividend income:
Interest-earning demand deposits	$72	$966	$1,038	$(115)	$103	$(12)
Loans	(988)	(676)	(1,664)	5,058	(4,293)	765
Mortgage-backed securities	(34)	497	463	(624)	1,393	769
Taxable securities	(310)	458	148	414	(46)	368
Nontaxable securities	97	(47)	50	142	1	143

Total interest-earning assets	(1,163)	1,198	35	4,875	(2,842)	2,033
Interest expense:
NOW and money market deposits	(136)	168	32	736	481	1,217
Savings accounts	(80)	(76)	(156)	(84)	(183)	(267)
Certificates of deposit	(625)	1,757	1,132	(27)	(1,871)	(1,898)

Total interest-bearing deposits	(841)	1,849	1,008	625	(1,573)	(948)
FHLB advances	—	(4)	(4)	—	(21)	(21)

Total interest-bearing liabilities	(841)	1,845	1,004	625	(1,594)	(969)

Net change in interest income	$(322)	$(647)	$(969)	$4,250	$(1,248)	$3,002

Provision for Loan Losses.

2005 vs. 2004. We had a credit to the provision for loan losses of $6.0 million in 2005 compared to a provision of $12.3 million in 2004. The 2005 credit to the provision was substantially impacted by the new management team and board of directors who launched initiatives to collect loans at the New Jersey shore area, gather sufficient borrower information to properly document existing loans when possible, assign proper risk grades to loans following newly implemented credit risk assessment policies, establish and maintain well documented estimates for the allowance for loan losses, and establish appropriate underwriting, credit administration, and prudent credit risk management policies and procedures. Also, various high-risk construction loans in our New Jersey market area were rescinded or refinanced with other financial institutions. Additionally, certain borrowers were removed from classified status due to improvements in documentation on their loans or in the credit profile of the borrower. As a result of these actions and continued favorable economic conditions at the New Jersey shore area, criticized and classified assets were reduced from $90.7 million at December 31, 2004 to $40.9 million at December 31, 2005, thus reducing the need for allowance for loan losses, which resulted in the $6.0 million credit to the provision for loan losses. The reduction in the allowance also reflected the absence of significant charge-offs in 2005 and a $123.2 million, or 24.7%, decrease in the size of the loan portfolio, including a $52.7 million, or 61.5%, decrease in the multi-family and commercial real estate portfolio and a $61.2 million, or 66.4%, decrease in the construction portfolio, both of which carry higher risk of default than one- to four-family residential real estate loans. Additionally, the credit to the provision for loan losses reflected the engagement of three independent loan consultants to separately assess the credit quality of the loan portfolio and the classification of assets and to assist with establishing proper risk-weighting of loans.

2004 vs. 2003. The provision for loan losses was $12.3 million in 2004 compared to $30,000 in 2003. The increased provision reflected then-current management’s decision, in 2003, to emphasize multi-family and commercial real estate lending and construction lending, primarily in the southern New Jersey shore area where it had recently opened branch offices. Before 2003, Fox Chase Bank had operated as a traditional thrift focusing on loans secured by residential real estate. However, due to a lack of expertise in these types of lending and a relative unfamiliarity with the market area, these loans were not properly underwritten, including receiving inadequate documentation, and, as a result, many of these loans were criticized or classified in accordance with regulatory guidelines. As a result, criticized and classified assets increased $89.9 million from $775,000 at December 31, 2003 to $90.7 million at December 31, 2004. More information regarding the increase in criticized and classified assets is under “—Risk Management—Analysis of Nonperforming and Classified Assets.” Additionally, when originating these multi-family and commercial real estate loans, management failed to adopt a risk rating system and update its allowance for loan losses policy to account for the new types of loans that were being originated. Consequently, management failed to properly review and classify the new types of loans that were being originated. This also contributed to the increase in the provision.

An analysis of the changes in the allowance for loan losses is presented under “—Risk Management—Analysis and Determination of the Allowance for Loan Losses.”

NonInterest Income. The following table shows the components of noninterest income for the years ended 2005, 2004 and 2003.

	Years Ended December 31,			% Change	% Change
	2005	2004	2003	2005/2004	2004/2003
	(In thousands)
Service charges and other fee income	$775	$937	$902	(17.3)%	3.9%
Net gain (loss) on sale of:
Loans	567	279	1,945	103.2	(85.7)
Assets acquired through foreclosure	6	24	—	(75.0)	—
Fixed assets	(161)	(4)	(20)	(3,925.0)	80.0
Mortgage-related securities	108	28	—	285.7	—
Securities (losses) gains and impairment losses, net	(917)	141	440	(750.4)	(68.0)
Income on bank-owned life insurance	448	447	25	0.2	1,688.0
Other	388	427	113	(9.1)	277.9

Total	$1,214	$2,279	$3,405	(46.7)	(33.1)

2005 vs. 2004. During 2005, noninterest income decreased due primarily to a decrease in service charges and losses on the sale of securities and impairment losses and fixed assets, offset by an increase in the gain on the sale of loans. Service charges and other fee income decreased due to the decrease in money market accounts and due to a change in the fee structure in connection with deposit account overdrafts. The loss on the sale of available-for-sale securities in 2005 reflected the sale of lower-yielding adjustable-rate perpetual preferred stock of Freddie Mac in an effort to reposition the securities portfolio towards higher-yielding investments. The increase in gain on the sale of loans in 2005 was due to approximately $83.3 million of loans being sold in 2005 compared to $45.7 million in 2004. The loss on the sale of fixed assets in 2005 was due to the sale, transfer and write-down of various assets, primarily older computer equipment. The impairment loss in 2005 was the result of the determination by management that an investment in a mutual fund was other-than-temporarily impaired. This mutual fund investment was sold in March 2006. An additional loss of $17,000 was recorded at the sale date.

2004 vs. 2003. During 2004, noninterest income decreased primarily to a decrease on the gain on sale of loans and securities, offset by an increase in income from bank-owned life insurance and other miscellaneous income. The decrease in gain on the sale of available-for-sale securities and loans in 2004 was due to the lower interest rate environment in the first half of 2004. The increase in the income on bank-owned life insurance was the result of the purchase of $10.0 million in bank-owned life insurance in December 2003. The increase in other income was due to increased commissions we received from a third-party check processor through an agreement signed in August 2003. The increase represented a full-year of commissions in 2004 compared to four months in 2003 and an increase in transaction accounts in 2004.

NonInterest Expenses. The following table shows the components of noninterest expenses and the percentage changes for the years ended 2005, 2004 and 2003.

	Years Ended December 31,			% Change 2005/2004	% Change 2004/2003
	2005	2004	2003
	(In thousands)
Salaries, benefits and other compensation	$7,442	$5,875	$5,205	26.7%	12.9%
Occupancy expense	1,740	1,499	1,447	16.1	3.6
Furniture and equipment expense	814	687	750	18.5	(8.4)
Data processing costs	1,452	1,242	1,038	16.9	19.7
Professional fees	1,127	419	481	169.0	(12.9)
Marketing expense	373	407	322	(8.4)	26.4
FDIC premiums	765	115	114	565.2	0.9
Other	1,495	1,109	1,601	34.8	(30.7)

Total	$15,208	$11,353	$10,958	34.0	3.6

2005 vs. 2004. In 2005, noninterest expenses increased due primarily to increases in salaries, benefits and other compensation, occupancy, furniture and equipment expense, data processing costs, professional fees and Federal Deposit Insurance Corporation premiums. The increase in salaries, benefits and other compensation was the result of the increase in the number of employees due to a new branch opening in December 2004 and additional staff hired to assist in the increased loan collection efforts and $375,000 related to the freezing of the pension plan, effective December 31, 2005. Salaries, benefits and other compensation also reflected our inability to defer $1.1 million in loan origination costs in 2005 due to the regulatory prohibition on originating certain types of loans. Occupancy, furniture and equipment expense increased due to a new branch that opened in December 2004. Data processing costs increased due to the opening of the new branch and due to additional costs in connection with new technology implemented in 2005. Professional fees increased in 2005 due to additional legal fees to assist with compliance with the Cease and Desist Order instituted by the Office of Thrift Supervision in June 2005, and additional professionals that were hired to conduct loan reviews, monitor the credit quality of the loan portfolio and assist with interest rate risk management. The increased Federal Deposit Insurance Corporation premiums resulted from our designation by the Office of Thrift Supervision as a troubled institution for regulatory purposes in January 2005. However, due to the lifting of our troubled institution designation in June 2006, we anticipate that our Federal Deposit Insurance Corporation premiums will return to historic levels. Other expenses increased in 2005 due to our inability to defer loan expense in 2005 due to the regulatory prohibition on originating certain types of loans, to an increase in search and recording fees of approximately $70,000 relating to criticized and classified loans and to increased assessments by the Office of Thrift Supervision due to our troubled institution designation.

2004 vs. 2003. In 2004, noninterest expenses increased due primarily to increases in salaries, benefits and other compensation and data processing costs, offset by decreases in other expenses. The increase in salaries, benefits and other compensation was due to increased bonuses and commissions based on the higher loan volume. The increase in data processing costs was due to increased products and services offered. The increase in marketing expense was due to the promotion of our home equity loans, money market accounts and certificates of deposit. Other expenses decreased in 2004 due to a decrease in supplies of $210,000 and due to a $280,000 reconciliation adjustment made in 2003.

Income Taxes.

2005 vs. 2004. Income tax expense for 2005 was $3.0 million compared to a benefit of $1.6 million for 2004. The increase in 2005 was primarily due to $8.9 million in pre-tax net income compared to a pre-tax loss of $3.5 million in 2004. The effective tax rate for 2005 and 2004 was 33.3% and (45.8%), respectively. The effective tax rate in 2005 was lower than the statutory federal tax rate of 34.0% due to the higher level of tax-exempt income as a percentage of pre-tax book income, net of additional income tax expense recognized in 2005 due to our inability to recognize tax benefits associated with capital losses recorded on the sale and write-down of certain investments during 2005.

2004 vs. 2003. Income tax expense for 2004 was a benefit of $1.6 million as compared to expense of $2.5 million for 2003. Income taxes in 2004 reflected a net loss in 2004 compared to net income in 2003. The effective tax rate for 2004 and 2003 was (45.8%) and 34.3%, respectively. The lower effective tax rate in 2004 was due to the net loss recorded, as well as increasing levels of tax-exempt income from our investment in bank-owned life insurance in December 2003.

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of net interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities, that are accounted for on a mark-to-market basis. Other risks that we face are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers due to unforeseen circumstances. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. Historically, this strategy also emphasizes the origination of one- to four-family mortgage loans, which typically have lower default rates than other types of loans and are secured by collateral that generally tends to appreciate in value.

When a borrower fails to make a required loan payment, we take a number of steps to attempt to have the borrower cure the delinquency and restore the loan to current status. When the loan becomes 15 days past due, a late notice is generated and sent to the borrower. A second notice is sent and phone calls are made ten days later. If payment is not received by the 30th day of delinquency, a further notification is sent to the borrower. If payment is not received by the 45th day of delinquency for a loan on a Pennsylvania property or the 60th day of delinquency for a loan on a New Jersey property, a notice is sent to the borrower advising them that they have a specified period of time to cure their default before legal action is instituted. If no successful workout can be achieved, after a loan becomes 90 days delinquent, we typically commence foreclosure or other legal proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. We may consider loan workout arrangements with certain borrowers under certain circumstances.

Management reports to the Board of Directors or a committee of the board monthly regarding the amount of loans delinquent more than 30 days, all loans in foreclosure and all foreclosed and repossessed property that we own.

Analysis of Nonperforming and Classified Assets. We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets. Loans are generally placed on nonaccrual status when they become 90 days delinquent at which time the accrual of interest ceases and the allowance for any uncollectible accrued interest is established and charged against operations. Typically, payments received on a nonaccrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as foreclosed assets until it is sold. When property is acquired, it is initially recorded at the lower of its cost or market value, less estimate selling expenses. Holding costs and declines in fair value after acquisition of the property result in charges against income.

The following table provides information with respect to our nonperforming assets at the dates indicated. We did not have any troubled debt restructurings at the dates presented.

	At March 31, 2006	At December 31,
		2005	2004	2003	2002	2001
	(Dollars in thousands)
Nonaccrual loans:
One- to four-family	$548	$548	$1,442	$1,324	$1,314	$494
Multi-family and commercial real estate	2,972	2,972	—	—	—	—

Total	3,520	3,520	1,442	1,324	1,314	494

Accruing loans past due 90 days or more:
Multi-family and commercial real estate	949	1,574	—	—	—	—

Total	949	1,574	—	—	—	—
Total of nonaccrual loans and accruing loans 90 days or more past due	$4,469	$5,094	$1,442	$1,324	$1,314	$494

Real estate owned	—	107	—	—	—	102

Total nonperforming assets	$4,469	$5,201	$1,442	$1,324	$1,314	$596

Total nonperforming loans to total loans	1.23%	1.36%	0.29%	0.32%	0.32%	0.13%
Total nonperforming loans to total assets	0.59%	0.65%	0.16%	0.16%	0.17%	0.08%
Total nonperforming assets to total assets	0.59%	0.67%	0.16%	0.16%	0.17%	0.09%

At March 31, 2006, nonaccruing multi-family and commercial estate loans included two loans totaling $3.0 million, which are secured by a restaurant and adjacent parking lot located in the southern New Jersey shore area. We have begun foreclosure proceedings against the borrowers.

Interest income that would have been recorded for the quarter ended March 31, 2006 and for the year ended December 31, 2005 had nonaccruing loans been current according to their original terms was $62,000 and $200,000, respectively, of which none was included in interest income for the quarter ended March 31, 2006 or for the year ended December 31, 2005.

Federal regulations require us to review and classify our assets on a regular basis. In addition, the Office of Thrift Supervision has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify a loan as special mention, substandard or doubtful, we generally establish a specific allowance for loan losses for that loan. If we classify an asset as loss, we allocate an amount equal to 100% of the portion of the asset classified loss.

The following table shows the aggregate amounts of our criticized and classified assets at the dates indicated.

	At March 31, 2006	At December 31,
		2005	2004	2003
	(In thousands)
Special mention assets	$14,142	$19,529	$10,055	$—
Substandard assets	12,698	17,610	80,600	775
Doubtful assets	3,720	3,720	—	—

Total classified assets	$30,560	$40,859	$90,655	$775

At March 31, 2006, doubtful assets included two loans totaling $3.0 million, which are secured by a restaurant and adjacent parking lot located in the southern New Jersey shore area. We have begun foreclosure proceedings against the borrowers. Assuming the orderly sale of property, the collateral value of the underlying assets is expected to be sufficient to preclude any loss upon the foreclosure. The remainder of the doubtful assets was a loan to construct a townhouse project in the southern New Jersey shore area. The construction portion of the loan was voided and the remainder of the loan is collateralized by land. The land is for sale, the proceeds of which are expected to be sufficient to repay the loan. This loan was repaid in full on April 2006.

At March 31, 2006, substandard assets included six loans, the largest of which was a $1.8 million loan for the construction of condominiums in the southern New Jersey shore area. The construction has been completed and we receive payment on the loan as units are sold by the borrower. At June 30, 2006, the outstanding amount of the loan was $1.3 million. Also, included in substandard assets was $1.7 million loan for the construction of condominiums in the southern New Jersey shore area. The construction has been completed and we receive payment on the loan as units are sold by the borrower. At June 30, 2006, the outstanding amount of the loan was $800,000. Assuming the orderly sale of the properties for both of these two loans, the collateral value of the underlying assets is expected to be sufficient to preclude any loss upon the foreclosure. Substandard assets at March 31, 2006 also included a $1.5 million loan for the acquisition of a motel and renovation into condominium units in the southern New Jersey shore area. The renovations have been completed and we receive payment on the loan as units are sold by the borrower. The loan was fully repaid on June 30, 2006. Also, at March 31, 2006 we had $6.1 million of corporate bonds. The bonds, which all mature by February 2007, were downgraded by the rating agencies to sub-investment grade in 2005, which resulted in their classification as substandard.

The decrease in classified assets from December 31, 2004 to December 31, 2005 and from December 31, 2005 to March 31, 2006 reflected increased collection efforts, various high-risk construction loans in our New Jersey market area either being rescinded or refinanced with other financial institutions. Additionally, certain borrowers were removed from classified status due to improvements in documentation on their loans or in the credit profile of the borrower.

The increase in classified assets from December 31, 2003 to December 31, 2004 reflected former management’s commencement in 2003 of an acquisition, development and construction loan program in the southern New Jersey shore area where it had recently opened several branch offices. Fox Chase Bank had historically operated as a traditional thrift focusing on loans secured by residential real estate. The former management team attempted to enter this new market area and new type of lending without the requisite expertise, without retaining experienced personnel and without adequate loan documentation, which resulted in significant increases in classified assets.

Other than disclosed in the above tables, there are no other loans at March 31, 2006 that management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At March 31, 2006		At December 31,
			2005		2004		2003
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
	(In thousands)
Residential real estate:
One- to four-family	$6	$—	$—	$—	$—	$280	$—	$100
Construction	—	—	—	1,653	—	3,508	—	—
Consumer:					—		—
Home equity loans and lines of credit	38	—	—	21	—	350	—	—
Automobile	—	—	—	2	—	—	—	—

Total	$44	$—	$—	$1,676	$—	$4,138	$—	$100

Analysis and Determination of the Allowance for Loan Losses.

Historical Practice. Before 2003, we typically originated loans secured by residential real estate. In such periods, home equity loans and lines of credit were evaluated for loan losses in the same manner as one-to four-family loans because they were all collateralized by residential real estate. In 2003, then-current management determined to emphasize multi-family and commercial real estate lending and construction lending, primarily in the southern New Jersey shore area where it had recently opened new branch offices. However, when doing so, management failed to adopt a risk rating system and update its allowance for loan losses policy to account for the new types of loans that were being originated. Consequently, management failed to properly review and classify the new types of loans that were being originated. Management’s failure to implement and apply the risk rating documentation and, thus, its failure to adequately support its allowance for loan losses were deemed to be a material weakness in connection with the audit of our 2004 financial statements. Further, such weakness was cited by the regulators as one of the reasons leading to the issuance of the Cease and Desist Order in June 2005. See “Regulation and Supervision—Order to Cease and Desist.”

Current Practice. In 2005, new management reviewed the existing policy on allowance for loan losses and updated it to ensure compliance with U.S. generally accepted accounting principles and with all regulatory guidance. Additionally, three independent loan consultants were engaged to separately review the loan portfolio and the classification of assets and to assist with establishing proper risk-weighting of loans. A description of the revised procedures for determining the allowance for loan losses is contained below.

The allowance for loan losses is maintained at a level representing management’s best estimate of known and inherent losses in the loan portfolio, based upon management’s evaluation of the portfolio’s collectibility. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When changes in the allowance are necessary, an adjustment is made. The adjustments to the allowance are made by management and presented to the Audit Committee of the Board of Directors.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of a specific allowance on identified problem loans and a general valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the losses on entire portfolio.

Specific Allowance Required for Identified Problem Loans. We establish an allowance on certain identified problem loans, including all classified loans, based on such factors as: (1) the strength of the customer’s personal or business cash flows and personal guarantees; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of our collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency.

General Valuation Allowance on the Remainder of the Loan Portfolio. We establish a general allowance for loans that are not delinquent to recognize the inherent losses associated with lending activities. This general valuation allowance is determined by segregating the loans by loan category and assigning percentages to each category. The percentages are adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in existing general economic and business conditions affecting our lending areas and the national economy, loss experience in particular segments of the portfolio, specific reserve and classified asset trends, delinquency trends and risk rating trends. These loss factors are subject to ongoing evaluation to ensure their relevance in the current economic environment.

As a result of our systematic analysis of the allowance for loan losses, the loss factors we presently use to determine the reserve level were updated in 2005 based on various risk factors such as delinquency trends and economic trends in our market area and nationally. As a result of the increased loan-to-value ratios in the one- to four-family residential real estate loan and home equity loan portfolios and the value of real estate in our New Jersey and Philadelphia market areas, we increased the allowance percentage on one- to four-family residential loans, commercial lines of credit and construction lines of credit.

We also identify loans that may need to be charged off as a loss by reviewing all delinquent loans, classified loans and other loans that management may have concerns about collectibility. For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan or a shortfall in collateral value would result in our allocating a portion of the allowance to the loan that was impaired.

At March 31, 2006, our allowance for loan losses represented 2.29% of total loans and 186.82% of nonperforming loans. At March 31, 2006, the allowance for loan losses was $8.3 million, $1.9 million of which was a specific allowance required for identified problem loans and $6.4 million of which was a general valuation allowance on the remainder of the loan portfolio. The allowance for loan losses at March 31, 2006 represents application of the revised loan loss policies established in 2005, which comply with U.S. generally accepted accounting principles and all regulatory guidance. Additionally, the amount of the allowance for loan losses at March 31, 2006 reflects the separate review of the loan portfolio, the classification of assets and assistance with establishing proper risk-weighting of loans by three independent loan consultants that were engaged in 2005. The allowance for loan losses is impacted by a number of factors including the levels of non-performing loans, changing economic conditions in our market areas and the levels of loans outstanding. As these factors change, management will increase or decrease the allowance for loan losses as required to maintain adequate levels of reserves for losses inherent in its loan portfolio.

At December 31, 2005, our allowance for loan losses represented 2.22% of total loans and 163.90% of nonperforming loans. The allowance for loan losses decreased $6.0 million to $8.3 million at December 31, 2005 from $14.4 million at December 31, 2004 due to a credit to the provision for loan losses of $6.0 million.

At December 31, 2004, our allowance for loan losses represented 2.89% of total loans and 997.99% of nonperforming loans. The allowance for loan losses increased from $2.1 million at December 31, 2003 to $14.4 million at December 31, 2004 due to the provision for loan losses of $12.3 million.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated. The attribution in the table of all of the allowance for loan losses to one-to four-family real estate loans before 2005 reflects former management’s: (1) decision to evaluate loan losses for home equity loans and lines of credit in the same manner as one-to four-family loans because they were all collateralized by residential real estate; and (2) failure to adopt a risk rating system and update its allowance for loan losses analysis to account for the increase in multi-family and commercial real estate and construction loans that were originated in 2003 and 2004. See “—Analysis and Determination of the Allowance for Loan Losses – Historical Practice.”

	At March 31, 2006		At December 31,
			2005		2004
	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One-to four family	$597	61.8%	$607	60.9%	$14,391	50.1%
Multi-family and commercial	3,383	9.5	2,544	8.8	—	17.2
Construction	3,541	6.2	4,640	8.3	—	18.5
Consumer loans:
Home equity loans	317	18.5	316	17.3	—	9.9
Automobile	42	0.3	46	0.3	—	0.4
Line of credit	—	3.7	—	4.3	—	3.6
Other	—	—	—	0.1	—	0.3
Commercial	54	—	18	—	—	—
Unallocated	415	—	178	—	—	—

Total allowance for loan losses	$8,349	100.0%	$8,349	100.0%	$14,391	100.0%

	At December 31,
	2003		2002		2001
	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One-to four family	$2,109	62.7%	$2,082	84.3%	$975	89.7%
Multi-family and commercial	—	13.7	—	3.9	—	1.3
Construction	—	11.2	—	—	—	—
Consumer loans:
Home equity loans	—	8.6	—	8.4	—	7.1
Automobile	—	0.4	—	0.6	—	1.0
Line of credit	—	3.3	—	2.7	—	0.8
Other	—	0.1	—	0.1	—	0.1
Commercial	—	—	—	—	—	—
Unallocated	—	—	—	—	—	—

Total allowance for loan losses	$2,109	100.0%	$2,082	100.0%	$975	100.0%

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with U.S. generally accepted accounting principles, there can be no assurance that the Office of Thrift Supervision, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. The Office of Thrift Supervision may require us to increase our allowance for loan losses based on judgments different from ours. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Analysis of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	Three Months Ended March 31, 2006	Year Ended December 31,
		2005	2004	2003	2002	2001
	(Dollars in thousands)
Allowance at beginning of period	$8,349	$14,391	$2,109	$2,082	$975	$530
Charge-offs:
One- to four-family	—	17	—	3	—	11

Total charge-offs	—	17	—	3	—	11
Recoveries	—	—	—	—	—	—

Net charge-offs	—	17	—	3	—	11
Provision (credit) for loan losses	—	(6,025)	12,282	30	1,107	456

Allowance at end of period	$8,349	$8,349	$14,391	$2,109	$2,082	$975

Allowance for loan losses to nonperforming loans and troubled debt restructurings	186.82%	163.90%	997.99%	159.29%	158.45%	197.37%
Allowance for loan losses to total loans at the end of the period	2.29%	2.22%	2.89%	0.50%	0.50%	0.25%
Net charge-offs (recoveries) to average loans outstanding during the period	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Interest Rate Risk Management. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Our strategy for managing interest rate risk involves: generally selling in the secondary market longer-term fixed-rate one- to four-family residential real estate loans; emphasizing the origination of shorter-term adjustable-rate loans, which we maintain in our portfolio, and investing in securities with that have adjustable-rates or shorter terms. We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments.

We have a Risk Management Committee, which together with an Asset/Liability Management Committee, communicates, coordinates and controls all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

Our goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest income and net income.

Net Portfolio Value Analysis. We use a net portfolio value analyses prepared by the Office of Thrift Supervision and an internally prepared model to review our level of interest rate risk. Such analyses measure interest rate risk by computing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. These analyses assess the risk of loss in market risk-sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 and 200 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement. Because of the low level of market interest rates, these analyses are not performed for decreases of more than 200 basis points. The internal model differs from that prepared by the Office of Thrift Supervision as it assumes: (1) slower prepayments for fixed-rate one- to four-family loans; and (2) a longer duration for transaction accounts. Notwithstanding the different assumptions, the two models do not produce materially different results.

The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at December 31, 2005 (the latest date for which such analysis was provided) that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.

	Net Portfolio Value			Net Portfolio Value as % of Portfolio Value of Assets
Basis Point (“bp”) Change in Rates	Amount	Change	% Change	NPV Ratio	Change (bp)
	(Dollars in thousands)
300	$52,483	$(27,168)	(34)%	7.03%	(299	)bp
200	62,422	(17,229)	(22)	8.18	(184)
100	71,849	(7,802)	(10)	9.22	(80)
0	79,651	—	—	10.02	—
(100)	81,956	2,305	3	10.17	15
(200)	76,637	(3,014)	(4)	9.47	(55)

The decrease in our net portfolio value shown in the preceding table that would occur upon an increase in prevailing market interest rates reflects: (1) that a substantial portion of our investment securities are fixed-rate and would not reprice upon change in market interest rates; (2) the shorter duration of deposits, which reprice more frequently in response to changes in market interest rates; and (3) the decrease in construction loans, many of which were variable-rate and thus would reprice in response to changes in market interest rates. The increase in our net portfolio value that would occur upon a decrease in market rates of 100 basis points and the decrease in our net portfolio value that would occur upon a decrease in market rates of 200 basis points are due to our fixed-rate residential mortgage portfolio increasing at a slower rate between the 100 basis point and 200 basis point scenarios since such loans prepay faster as market interest rates decline.

The Office of Thrift Supervision uses various assumptions in assessing interest rate risk. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analyses presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table. Prepayment rates can have a significant impact on interest income. Because of the large percentage of loans and mortgage-backed securities we hold, rising or falling interest rates have a significant impact on the prepayment speeds of our earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Our asset sensitivity would be reduced if prepayments slow and vice versa. While we believe these assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments and maturities and sales of securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of: (1) expected loan demands; (2) expected deposit flows; (3) yields available on interest-earning deposits and securities; and (4) the objectives of our asset/liability management policy. We use a variety of measures to assess our liquidity needs, which are provided to our Asset/Liability Management Committee on a regular basis. Our policy is to maintain net liquidity of at least 50% of our funding obligations over the next month. Additionally, our policy is to maintain an amount of cash and short-term marketable securities equal to at least 15% of net deposits and liabilities that will mature in one year or less.

Our most liquid assets are cash and cash equivalents. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. Cash and cash equivalents totaled $27.3 million and $46.1 million at March 31, 2006 and December 31, 2005, respectively. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $329.1 million at March 31, 2006 and $329.5 million at December 31, 2005. In addition, at December 31, 2005, we had the ability to borrow a total of approximately $502.0 million from the Federal Home Loan Bank of Pittsburgh, of which we had $30.0 million outstanding.

At March 31, 2006 and December 31, 2005, we had $30.4 million and $27.0 million in loan commitments outstanding, respectively. At March 31, 2006, this consisted of $5.7 million of mortgage loan commitments, $24.0 million in unused home equity lines of credit and $675,000 in unused commercial lines of credit. At December 31, 2005, we had $2.2 million in mortgage loan commitments and $24.8 million in unused home equity lines of credit. Certificates of deposit due within one year of March 31, 2006 and December 31, 2005 totaled $225.8 million and $224.3 million, respectively. This represented 51.3% and 49.9% of certificates of deposit at March 31, 2006 and December 31, 2005, respectively. We believe the large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods in the current low interest rate environment. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2006. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

The following table presents certain of our contractual obligations as of March 31, 2006 and December 31, 2005.

		Payments Due by period
Contractual Obligations	Total	Less than One Year	One to Three Years	Three to Five Years	More Than Five Years
	(In thousands)
At March 31, 2006
Operating lease obligations (1)	$306	$66	$205	$35	$—
FHLB advances	6,832	1,464	2,928	2,440	—
Other long-term obligations (2)	5,827	1,495	4,332	—	—

Total	$12,965	$3,025	$7,465	$2,475	$—

At December 31, 2005
FHLB advances	$6,832	$1,464	$2,928	$2,440	$—
Other long-term obligations (2)	6,594	1,481	5,113	—	—

Total	$13,426	$2,945	$8,041	$2,440	$—

(1)	Represents lease obligation for commercial loan processing office.
(2)	Represents obligations to the Company’s third party data processing provider.

Our primary investing activities are the origination and sale of loans and the purchase and sale of securities. Our primary financing activities consist of activity in deposit accounts. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. Occasionally, we offer promotional rates on certain deposit products to attract deposits.

The following table presents our primary investing and financing activities during the periods indicated.

	Three Months Ended March 31, 2006	Year Ended December 31,
		2005	2004
	(In thousands)
Investing activities:
Loan originations	$23,351	$149,960	$392,141
Loan sales	6,308	83,264	45,671
Security purchases	54,202	109,868	157,730
Security sales	17,207	27,176	17,436
Financing activities:
Increase (decrease) in deposits	(26,415)	(122,943)	81,412

Capital Management. As a mutual savings bank, we have managed our capital to maintain strong protection for depositors and creditors. We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At March 31, 2006 and December 31, 2005, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Regulation of Federal Savings Associations—Capital Requirements,” “Regulatory Capital Compliance” and the notes to the consolidated financial statements included in this prospectus.

This offering is expected to increase our consolidated equity by $46.4 million to $109.7 million at the maximum of the offering. See “Capitalization.” Following completion of this offering, we also will manage our capital for maximum stockholder benefit. The capital from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations are expected to be enhanced by the capital from the offering, resulting in increased net interest-earning assets and net income. However, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity. Following the offering, we may use capital management tools such as cash dividends and common share repurchases. However, under Office of Thrift Supervision regulations, we will not be allowed to repurchase any shares during the first year following the offering, except to fund the restricted stock awards under the equity incentive plan, unless extraordinary circumstances exist and we receive regulatory approval.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with U.S. generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, letters of credit and lines of credit. For information about our loan commitments and unused lines of credit, see note 10 of the notes to the consolidated financial statements. We currently have no plans to engage in hedging activities in the future.

For the three months ended March 31, 2006 and the years ended December 31, 2005 and 2004, we engaged in no off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, “Share-Based Payment,” which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” This statement will require that all share-based payments to employees, including grants of employee stock options, be recognized as compensation costs in the financial statements based on their fair values. The effective date of this statement was delayed until fiscal years beginning after June 15, 2005. We will adopt this standard as required, and management has not calculated the effect on our financial statements because, as of the date of the financial statements, we did not have any share-based compensation. However, for an estimate of the expense of the adoption and implementation of the equity incentive plan, based on various assumptions stated therein, see “Pro Forma Data.”

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29,” which eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The statement defines a non-monetary exchange with commercial substance as one in which the future cash flows of an entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal years beginning after June 15, 2005. The Bank will adopt this statement as required, and management does not believe the adoption will have a material effect on its results of operations or financial position.

In March 2005, the FASB issued FASB Staff Position (“FSP”) FIN 46(R)-5 “Implicit Variable Interests under FASB Interpretation No. 46, Consolidation of Variable Interest Entities.” FSP FIN 46(R)-5 provides guidance for a reporting enterprise that holds an implicit variable interest in a variable interest entity (“VIE”) and is also a related party to other variable interest holders. This guidance requires that if the aggregate variable interests held by the reporting enterprise and its related parties would, if held by a single party, identify that party as the primary beneficiary, then the party within the related party group that is most closely associated with the VIE is the primary beneficiary. The effective date of FSP FIN 46(R)-5 is the first reporting period ending after December 15, 2005 with early application permitted for periods for which financial statements have not been issued. The Bank does not believe that implementation of this FSP will have a material effect on its results of operations or financial position as it does not have any interest in Variable Interest Entities.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. The statement provides guidance for determining whether retrospective application of a change in accounting principle is impracticable. The statement also addresses the reporting of a correction of an error by restating previously issued financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Bank will adopt this statement as required, and management does not believe the adoption will have a material effect on its results of operations or financial position.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of SFAS No. 140.” SFAS No. 156 amends SFAS No. 140 with respect to the accounting for separately recognized servicing assets and servicing liabilities by requiring an entity to recognize a servicing asset or liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract; requires all separately recognized servicing assets and liabilities to be initially measured at fair value, if practical; and permits an entity to choose either of the following methods by which it will subsequently measure each class of separately recognized servicing assets and liabilities:

1.	Amortization method - Amortize the servicing assets or liabilities in proportion to and over the period of estimated net servicing income or loss and assess servicing assets and liabilities for impairment or increase obligation based on the fair value at each reporting period.

2.	Fair value measurement method - Measure servicing assets or liabilities at fair value at each reporting date and report changes in fair value in earnings in the period in which the change occurs.

SFAS No. 156 is effective for fiscal years beginning after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued its financial statements, including interim financial statements, for any period of that fiscal year. After analyzing the effects of the statement, the Bank does not believe that the adoption of this statement will have a material impact on its results of operations or financial position.

Effect of Inflation and Changing Prices

The financial statements and related financial data presented in this prospectus have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Our Management

Directors

The initial Board of Directors of Fox Chase Bancorp and Fox Chase MHC will consist of the directors of Fox Chase Bank who adopted the plan of reorganization and stock issuance and who continue to be directors of Fox Chase Bank at the time of the reorganization. The Board of Directors of Fox Chase Bancorp and Fox Chase MHC will be elected to terms of three years, approximately one-third of whom will be elected annually.

The Board of Directors of Fox Chase Bank is presently composed of eight members who are elected for terms of three years, approximately one-third of whom are elected annually. Following the issuance of the Cease and Desist Order in June 2005, as required by the Order, all of our directors were replaced except for Laura M. Mercuri. All of our directors are independent under the current listing standards of the Nasdaq Stock Market, except for Mr. Petro, who serves as an officer of Fox Chase Bank. Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of March 31, 2006.

The following directors have terms ending in 2007:

Richard E. Eisenstaedt has served as the Chief Development Officer and General Counsel for Eastern University since July 2004. Before joining Eastern University, Mr. Eisenstaedt retired as Vice President, General Counsel and Corporate Secretary for Triumph Group, Inc. (NYSE: TGI). Previously, he was General Counsel to Alco Standard Corporation. Mr. Eisenstaedt is a graduate of Albany Law School, Albany, New York with a B.S. Civil Engineering from Lehigh University in Bethlehem, Pennsylvania. Age 60. Director since 2005.

Laura M. Mercuri has been an attorney with Duffy North, Wilson, Thomas & Nicholson LLP, a community law firm with emphasis on real estate, banking, corporate, employment and civil litigation, estate & probate and family law, since October 2002. From September 1999 until September 2002, Ms. Mercuri was an attorney with Liederbach, Hahn, Foy & Petri, P.C., a law firm in Richboro, Pennsylvania. Ms. Mercuri is a graduate of the Duquesne University School of Law and Elizabethtown College in Elizabethtown, Pennsylvania. Age 31. Director since 2002.

Anthony A. Nichols, Sr. is Chairman Emeritus and Trustee of Brandywine Realty Trust (NYSE: BDN). Before founding Brandywine Realty Trust, Mr. Nichols founded The Nichols Company, a private real estate development company, through a corporate joint venture with Safeguard Scientifics, Inc. and was President and Chief Executive Officer. Previously, Mr. Nichols was Senior Vice President of Colonial Mortgage Service Company (now GMAC Mortgage Corporation) and President of Colonial Advisors. Mr. Nichols is a graduate of St. Joseph’s University. Age 66. Director since 2005.

The following directors have terms ending in 2008:

Thomas M. Petro has been President and Chief Executive Officer of Fox Chase Bank since June 2005. Before joining Fox Chase Bank, Mr. Petro led the turnaround, as President and Chief Executive Officer, of Northeast Pennsylvania Financial Corp. and its principal subsidiary, First Federal Bank in Hazelton, Pennsylvania. Before joining First Federal Bank, Mr. Petro was a principal with S.R. Snodgrass, LLC. Mr. Petro also served as Executive Vice President of the Bryn Mawr Trust Company, President of the Bryn Mawr Brokerage Company and Chairman of Bryn Mawr Asset Management. He began his banking career with Mellon Bank in Pittsburgh, Pennsylvania. Mr. Petro is a graduate of Point Park College in Pittsburgh, Pennsylvania and holds both a B.S. Business Management and an A.S. Banking. Age 47. Director since 2005.

Todd S. Benning is a founding shareholder of Dunlap & Associates, PC, a full-service certified public accounting firm located in Chalfont, Pennyslvania. He serves as the firm’s Director of Taxation and has over twenty years of experience in public accounting. Mr. Benning earned a Master of Taxation degree from Villanova

University and is a graduate of Geneva College where he earned degrees in Accounting and Business Administration. Age 45. Director since 2005.

The following directors have terms ending in 2009:

Roger H. Ballou is President and Chief Executive Officer and a director of CDI Corporation (NYSE: CDI), a company that offers clients engineering, information technology and professional staffing solutions. Before joining CDI, Mr. Ballou served as Chairman and Chief Executive Officer of Global Vacation Group and as a senior advisor to Thayer Capital Partners. Previously, he was President and Chief Operating Officer of Alamo Rent-a-Car. For more than 16 years before joining Alamo, he held several positions with American Express, culminating in his appointment as President of the Travel Services Group. Mr. Ballou is a director of Alliance Data Systems (NYSE: ADS). Mr. Ballou received a B.S. in Economics from the University of Pennsylvania’s Wharton School and an M.B.A. from the Dartmouth College’s Amos Tuck School. Age 54. Director since 2005.

Richard E. Bauer is a Senior Vice President and Board Member of the Columbian Financial Group, a provider of life, health and fire insurance, located in Plymouth Meeting, Pennsylvania. Prior to joining the Philanthropic Companies in 1992, Mr. Bauer was an executive officer of several banking institutions, most notably Provident National Bank. Mr. Bauer is currently a Director of LOMA, and the Pennsylvania Life & Health Insurance Guaranty Association. Mr. Bauer graduated from Muhlenberg College with a Bachelor of Arts in Psychology. He is a graduate of the Stonier Graduate School of Banking. Age 62. Director since 2005.

Peter A. Sears is a consultant for Quaker BioVentures, a $280 million venture capital group headquartered in Philadelphia. Previously, Mr. Sears held various executive positions with SmithKline (NYSE: GSK) including Assistant General Counsel, Assistant Secretary of the Corporation, General Manager of Japan and Korea Operations, Vice President for the Asia Pacific Region and Vice President of Corporate Development. He founded S.R. One Limited, SmithKline’s venture capital arm where he served as its President and the Corporation’s Vice President for Business Investments. Mr. Sears is a director of AVANT Immunotherapeutics, Inc. (Nasdaq NMS: AVAN), Protez Pharmaceuticals, Immune Control Pharmaceuticals, Smart Biosciences and Vybion, Inc. Mr. Sears is a graduate of Colgate University, Hamilton, New York and Harvard Law School, Cambridge, Massachusetts. Age 67. Director since 2005.

Executive Officers of Fox Chase MHC

The executive officers of Fox Chase MHC will be elected annually by Fox Chase MHC’s Board of Directors and serve at such Board’s discretion. The executive officers of Fox Chase MHC will be:

Thomas M. Petro	President and Chief Executive Officer

Jerry D. Holbrook	Chief Financial Officer and Secretary

Executive Officers of Fox Chase Bancorp

The executive officers of Fox Chase Bancorp will be elected annually by Fox Chase Bancorp’s Board of Directors and serve at such Board’s discretion. The executive officers of Fox Chase Bancorp will be:

Thomas M. Petro	President and Chief Executive Officer

Jerry D. Holbrook	Chief Financial Officer and Secretary

Executive Officers of Fox Chase Bank

The executive officers of Fox Chase Bank are elected annually by the Board of Directors and serve at such Board’s discretion. Following the issuance of the Cease and Desist Order in June 2005, as required by the Order, all of our executive officers were replaced. The current executive officers of Fox Chase Bank are:

Thomas M. Petro	President and Chief Executive Officer

Jerry D. Holbrook	Executive Vice President and Chief Financial Officer

Keiron G. Lynch	Executive Vice President and Chief Administrative Officer

David C. Kowalek	Executive Vice President and Chief Credit Officer

James V. Schermerhorn	Executive Vice President and Chief Lending Officer

Richard J. Fuchs	Executive Vice President of Retail Banking

Below is information regarding our executive officers who are not also directors. Unless otherwise stated, each executive officer has held his or her current position for at least the last five years. Ages presented are as of March 31, 2006.

Jerry D. Holbrook, CMA, has served as Executive Vice President and Chief Financial Officer since 2005. From 2003 to 2005, Mr. Holbrook was Executive Vice President, Chief Financial Officer and Corporate Secretary for Northeast Pennsylvania Financial Corp. and its principal subsidiary First Federal Bank, a public thrift institution. Previously, Mr. Holbrook served as Chief Financial Officer for E-Duction, Inc., a financial services start-up. Previously, he was Senior Vice President of Finance at First USA Bank (now part of J.P. Morgan Chase) where he managed the asset/liability management committee and was responsible for securitization planning and debt issuances for a $70 billion credit card portfolio. He began his banking career with WSFS Financial Corp. where he served as Senior Vice President and Controller. Mr. Holbrook holds a B.S. in Accounting from the University of Kentucky. Age 50.

Keiron G. Lynch, CTP, has served as Executive Vice President and Chief Administrative Officer since 2005. From 1999 to 2005, Mr. Lynch was Vice President of Global Visa Commerce Product Development for Visa International. Previously, he was Director of Delivery for The Source2 Group, LLC, a joint venture between Mellon Bank and MCI Systemhouse that provided outsourced accounts payable and accounts receivables services to companies nationwide. Mr. Lynch held a number of leadership positions with Mellon Bank over 17 years culminating as Vice President and Director of New Product Development for Mellon Bank’s Global Cash Management division. Mr. Lynch holds a B.A. in Economics from Duke University. Age 49.

David C. Kowalek has served as Executive Vice President and Chief Credit Officer since 2005. From 2004 to 2005, Mr. Kowalek was Senior Vice President and Chief Credit Officer for First Federal Bank, a public thrift institution. From 1987 to 2004, Mr. Kowalek held various credit and lending leadership positions with Wachovia Bank and predecessor financial institutions culminating as Senior Loan Officer responsible for a multi-state region in the mid-Atlantic area. He began his career at Chase Manhattan Bank. Mr. Kowalek holds an MBA from Adelphi University and a B.S. in Economics and Mathematics from Wilkes University. Age 52.

James V. Schermerhorn has served as Executive Vice President and Chief Lending Officer since 2005. From 2004 to 2005, Mr. Schermerhorn was Managing Director of Penn Mezzanine Fund in King of Prussia, Pennsylvania. From 2003 to 2004, he was Regional Vice President for Patriot Bank. Previously he was Executive Vice President and Chief Lending Officer for Republic First Bank. Mr. Schermerhorn held a number of leadership positions with Mellon Bank over 29 years including Managing Director of National Business Banking and Regional Middle Market Lending Manager for Mellon East. He began his career with Girard Bank. Mr. Schermerhorn holds a

B.A. in Economics and Accounting from Muhlenberg College and is a graduate of the Stonier Graduate School of Banking. Age 62.

Richard J. Fuchs has served as Executive Vice President of Retail Banking since April 2006. Mr. Fuchs joined Fox Chase Bank after 30 years with The Bryn Mawr Trust Company in Bryn Mawr, Pennsylvania where he was the Senior Vice President of the Community Banking Division and from 2000 to 2005 also served as the President and CEO of The Bryn Mawr Brokerage Company. Mr. Fuchs attended Villanova University where he majored in Civil Engineering and is a graduate of the Stonier Graduate School of Banking. Age 56.

Meetings and Committees of the Board of Directors of Fox Chase Bank

We conduct business through meetings of our board of directors and its committees. During the year ended December 31, 2005, the Board of Directors of Fox Chase Bank held 25 regular and special meetings.

Our Board of Directors maintains the following standing committees:

The Audit Committee, currently consisting of Messrs. Benning (Chair), Ballou, Bauer and Nichols, meets with the internal auditor to review audit programs and the results of audits of specific areas, as well as other regulatory compliance issues. In addition, the Audit Committee meets with the independent registered public accounting firm to review the results of the annual audit and other matters related to financial reporting policies and practices. The Audit Committee also approves all related party transactions, including loans to insiders. This committee met three times during the year ended December 31, 2005.

The Compensation Committee, currently consisting of Messrs. Bauer (Chair), Ballou, Benning and Nichols, determines compensation matters including salaries, cash incentive plans, long-term incentive plans and various employee benefits matters. The Compensation Committee establishes compensation plans for senior management and conducts the performance review of the Chief Executive Officer. This committee met two times during the year ended December 31, 2005.

The Nominating and Governance Committee, consisting of Messrs. Eisenstaedt (Chair), Ballou, Petro, Sears and Ms. Mercuri, is responsible for: (1) identifying individuals qualified to become Board members, consistent with criteria approved by the Board; (2) recommending to the Board the director nominees for the next annual meeting; (3) implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to corporate governance guidelines; (4) leading the Board in its annual review of the Board’s performance; and (5) recommending Director nominees for each committee. This committee was not formed until October 2005. Accordingly, this committee met only once during the year ended December 31, 2005.

The Executive Committee, consisting of Messrs. Eisenstaedt (Chair), Bauer, Benning, Nichols and Petro, reviews and approves certain loans that exceed established limits for officers and discusses matters that require attention between regularly scheduled board meetings and exercises the authority and powers of the Board as permitted by law. This committee was not formed until October 2005. Accordingly, this committee did not meet during the year ended December 31, 2005.

The Risk Management Committee, consisting of Messrs. Petro (Chair), Eisenstaedt, Sears and Ms. Mercuri, reviews and manages our material business risks by establishing and monitoring policies and procedure designed to identify, control, monitor and measure our material business risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputational risk. The Risk Management Committee also meets with the independent third-party loan review firm to assess significant credit risks and compliance with established lending policies and procedures. This committee was not formed until October 2005. Accordingly, this committee did not meet during the year ended December 31, 2005.

Committees of the Board of Directors of Fox Chase Bancorp

In connection with the formation of Fox Chase Bancorp, the Board of Directors will establish Audit, Compensation, Executive, Nominating and Governance and Risk Management Committees.

The Audit Committee, consisting of Messrs. Benning (Chair), Ballou, Bauer and Nichols, will meet periodically with the independent auditors and management to review accounting, auditing, internal control structure and financial reporting matters. Each member of the Audit Committee is independent under the definition contained in the listing standards of The Nasdaq Stock Market. The Board has determined that Mr. Benning is an “Audit Committee financial expert” as such term is defined by the rules and regulators of the Securities and Exchange Commission.

The Compensation Committee, consisting of Messrs. Bauer (Chair), Ballou, Benning and Nichols, will be responsible for determining compensation matters including salaries, cash incentive plans, long-term incentive plans and various employee benefits matters. The Compensation Committee establishes compensation plans for senior management and conducts the performance review of the Chief Executive Officer. Each member of the Compensation Committee is independent under the definition contained in the listing standards of the Nasdaq Stock Market.

The Nominating and Governance Committee, consisting of Messrs. Eisenstaedt (Chair), Ballou, Sears and Ms. Mercuri, will be responsible for (1) identifying individuals qualified to become Board members, consistent with criteria approved by the Board; (2) recommending to the Board the director nominees for the next annual meeting; (3) implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to corporate governance guidelines; (4) leading the Board in its annual review of the Board’s performance; and (5) recommending Director nominees for each committee. Each member of the Nominating and Governance Committee is independent under the definition contained in the listing standards of the Nasdaq Stock Market.

The Executive Committee, consisting of Messrs. Eisenstaedt (Chair), Bauer, Benning, Nichols and Petro, will discuss matters that require attention between regularly scheduled board meetings and exercises the authority and powers of the Board as permitted by law.

The Risk Management Committee, consisting of Messrs. Petro (Chair), Eisenstaedt, Sears and Ms. Mercuri, will review and manage our material business risks by establishing and monitoring policies and procedure designed to identify, control, monitor and measure our material business risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputational risk.

Each of the committees listed above will operate under a written charter, which will govern its composition, responsibilities and operations.

Corporate Governance Policies and Procedures

In addition to establishing committees of the Board of Directors, Fox Chase Bancorp will also adopt several policies to govern the activities of both Fox Chase Bancorp and Fox Chase Bank, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy will set forth:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the Board of Directors;

•	the establishment and operation of board committees;

•	succession planning;

•	appointing an independent lead director and convening executive sessions of independent directors;

•	the Board of Directors’ interaction with management and third parties; and

•	the evaluation of the performance of the Board of Directors and the chief executive officer.

The code of business conduct and ethics, which will apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Directors’ Compensation

Fees. The following table sets forth the applicable retainers and fees that will be paid to our non-employee directors for their service on our Board of Directors during 2006.

Annual Retainer	$20,000
Additional Retainer for Chairman of the Board	$10,000
Fee per Board Meeting Attended	$1,500
Fee per Committee Meeting Attended	$1,000
Retainer for Committee Chair, except Audit Committee	$4,000
Retainer for Audit Committee Chair	$10,000

Directors will not receive any fees for their service on the board of directors of Fox Chase Bancorp or Fox Chase MHC.

Executive Compensation

Summary Compensation Table. The following information is provided for our President and Chief Executive Officer and other executive officers of Fox Chase Bank who received a salary and bonus of $100,000 or more during the year ended December 31, 2005.

	Annual Compensation (1)(2)
Name and Position	Year	Salary	Bonus	All Other Compensation
Thomas M. Petro (3) President and Chief Executive Officer	2005	$131,012	$35,000	$—
Jerry D. Holbrook (4) Executive Vice President and Chief Financial Officer	2005	$90,282	$30,000	$—
Gregory S. Cipa (5) Former President and Chief Executive Officer	2005	$148,548	$—	$—

(1)	Does not include the aggregate amount of perquisites or other personal benefits, which was less than $50,000 or 10% of the total annual salary and bonus reported. In 2005, the Board of Directors discontinued the payment of any perquisites or other personal benefits to executive officers.

(footnotes continued on following page)

(2)	Compensation information for 2004 and 2005 has been omitted as Fox Chase Bancorp was neither a public company nor a subsidiary of a public company at that time.
(3)	Mr. Petro was appointed President and Chief Executive Officer on June 20, 2005. His salary and bonus reflect that he was only employed by Fox Chase Bank for a portion of 2005. For 2006, Mr. Petro will receive a salary of $265,000 and is eligible to receive up to $50,000 in bonuses, subject to the discretion of the board of directors.
(4)	Mr. Holbrook was appointed Executive Vice President and Chief Financial Officer on August 16, 2005. His salary and bonus reflect that he was only employed by Fox Chase Bank for a portion of 2005. For 2006, Mr. Holbrook will receive a salary of $200,000 and is eligible to receive up to $50,000 in bonuses, subject to the discretion of the board of directors.
(5)	Mr. Cipa ceased to be an employee of Fox Chase Bank on March 30, 2005.

Employment Agreements. Upon completion of the offering, Fox Chase Bank and Fox Chase Bancorp will each enter into three-year employment agreements with Thomas M. Petro and Jerry D. Holbrook. These agreements will replace the executives’ existing employment agreements with Fox Chase. In addition, Fox Chase Bank will enter into employment agreements with three additional senior officers. Fox Chase Bank and Fox Chase Bancorp will enter into the agreements to help ensure the maintenance of a stable and competent management base after the offering. The continued success of Fox Chase Bank and Fox Chase Bancorp depends to a significant degree on the skills and competence of these individuals.

The term of each employment agreement may be renewed on an annual basis after review and extension by the respective Boards of Directors. The employment agreements for Messrs. Petro and Holbrook establish base salaries (effective as of March 31, 2006) of $265,000 and $200,000, respectively. The Boards of Directors will review each executive’s base salary each year in order to consider any appropriate changes. In addition to base salary, the employment agreements provide for, among other things, participation in stock-based benefit plans and fringe benefits applicable to each executive. The agreements for Messrs. Petro and Holbrook also provide the executives with a disability benefit equal to two-thirds of the executive’s bi-weekly rate of base salary as of his termination date. Disability payments are reduced by any disability benefits paid to an executive under any policy or program maintained by Fox Chase Bank. An executive will cease to receive disability payments upon the earlier of: (1) the date an executive returns to full-time employment; (2) the death of the executive; (3) executive’s attainment of age 65; or (4) the expiration of the executive’s employment agreement.

The employment agreements provide that Fox Chase Bank and Fox Chase Bancorp may terminate an executive’s employment for cause, as described in the employment agreements, at any time. If Fox Chase Bank or Fox Chase Bancorp terminates an executive’s employment for reasons other than for cause, or if an executive resigns from Fox Chase Bank or Fox Chase Bancorp after specified circumstances set forth in the agreements that would constitute constructive termination, the executive or, if he dies, his beneficiary, would be entitled to receive his base salary and life, medical and dental insurance coverage for the remaining term of this agreement. In addition, the executive would be entitled to receive, for the remaining term of the agreement, all benefits he would have received during the remaining term of the agreement under any retirement program (tax-qualified or non-qualified) in which the executive participated before his termination of employment. Upon termination of the executive’s employment for reasons other than cause or a change in control, the executive must adhere to a one year non-competition restriction.

Under the terms of the employment agreements, if Mr. Petro or Mr. Holbrook voluntarily (upon circumstances discussed in the agreement) or involuntarily terminates employment following a change in control of Fox Chase Bank or Fox Chase Bancorp, the executive or, if the executive dies, the executive’s beneficiary, would be entitled to receive a severance payment equal to the greater of: (1) the payments and benefits due for the remaining term of the agreement or (2) three times the executive’s average base salary and incentive compensation for the three preceding taxable years or (3) three times the executive’s base salary plus incentive compensation for the most recent taxable year (or portion of the taxable year). Fox Chase Bank would also continue to pay or provide for life, medical and dental coverage for executive and his dependents for 36 months following his termination of employment.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times an individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and the employer may not deduct such amount for federal tax purposes. The employments agreements limit payments made to the executives in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G. If a change in control of Fox Chase Bank or Fox Chase Bancorp occurred, the total amount of payments due under the employment agreements, based solely on the executives’ current base salaries and cash incentive compensation without regard to future base salary adjustments or bonuses and excluding any benefits under any employee benefit plan which may be payable) would be approximately $3.2 million.

Fox Chase Bank or Fox Chase Bancorp will pay or reimburse the executives for all reasonable costs and legal fees paid or incurred by the executives in any dispute or question of interpretation relating to the employment agreements if an executive is successful on the merits in a legal judgment, arbitration or settlement. The employment agreements also provide that Fox Chase Bank and Fox Chase Bancorp will indemnify the executives to the fullest extent legally allowable.

Change in Control Agreements. Upon completion of the offering, Fox Chase Bank will enter into change in control agreements with certain officers. The change in control agreement will have one to two year terms and may be renewed on an annual basis after review and extension by the Fox Chase Bank board of directors. Following a change in control, if within the term of the agreements, Fox Chase Bank or Fox Chase Bancorp or their successors terminates the employment of an individual who has entered into a change in control agreement for reasons other than for cause, or if the individual voluntarily resigns upon the occurrence of circumstances specified in the agreements, the officer will receive a severance payment under the agreement equal to twelve months or twenty-four months base salary. Fox Chase Bank will also continue health, dental and life insurance coverage for three months following termination of employment. Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times an individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and the employer may not deduct such amount for federal tax purposes. The change in control agreements limit payments made to the executives in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G of the Internal Revenue Code. If a change in control of Fox Chase Bank or Fox Chase Bancorp occurred, the total amount of payments due under the change in control agreements, based solely on the executives’ current base salaries and cash incentive compensation (without regard to future base salary adjustments or bonuses and excluding any benefits under any employee benefit plan which may be payable) would be approximately $1.2 million.

Under the terms of the change in control agreements, the executives are prohibited from competing with Fox Chase Bank or Fox Chase Bancorp for one year following their termination of employment.

Employee Severance Compensation Plan. Fox Chase Bank maintains a severance policy for the purpose of providing full and part-time employees with a severance benefit in the event they are terminated for reasons other than cause (as defined in the policy). In connection with the offering, Fox Chase Bank has amended and restated its severance policy in its entirety to provide change in control benefits to full and part-time employees of Fox Chase Bank and its affiliates whose employment terminates in connection with a change in control of Fox Chase Bank or Fox Chase Bancorp. Employees become eligible for severance benefits under the plan upon hire and eligible for change in control benefits under the plan after one year of service with Fox Chase Bank. Individuals who enter into employment agreements with Fox Chase Bank or Fox Chase Bancorp are not eligible to receive benefits under the plan. Individuals who enter into change in control agreements with Fox Chase Bank are not eligible to receive the change in control benefits provided under the plan. The plan provides that if, within 12 months of a change in control, Fox Chase Bank or Fox Chase Bancorp or their successors terminate an employee’s employment or if the individual voluntarily terminates employment upon the occurrence of events specified in the severance plan, then that individual will receive a severance payment equal to the product of (1) two weeks of base compensation (as defined in the plan) and (2) an employee’s years of service (including partial years), but in no event less than four week’s base compensation or more than one year’s base compensation. In addition to a cash payment, all employees are eligible to receive three months of employer-paid COBRA health benefits if the employee was participating in the employer’s medical plans prior to his or her termination. The Board of Directors administers the severance plan and has the sole discretion to interpret the terms of the plan and to make all determination about the payment of benefits. Based solely on current compensation levels, benefits and years of service at December 31, 2005 and assuming all eligible employees became entitled to receive severance payments, the aggregate payments due under the severance plan would equal approximately $849,000.

Executive Long-Term Incentive Plan. Fox Chase Bank maintains the Executive Long-Term Incentive Plan to retain and attract key officers who can contribute to the financial and business success of Fox Chase Bank. The plan is a deferred compensation plan which permits participants to defer long term cash incentive awards until separation of service with Fox Chase Bank. The Board of Directors determines and approves the long term incentive award for the chief executive officer of Fox Chase Bank and the chief executive officer recommends the long term incentive award amounts for each eligible employee position. All awards vest over a five year period with 60% of the award vesting on the third anniversary of the plan year to which the award was granted, 80% on the fourth anniversary and 100% on the fifth anniversary, unless otherwise determined by the board of directors on date of grant.

Benefit Plans

401(k) Plan. We maintain the Fox Chase Bank 401(k) Profit Sharing Plan, a tax-qualified defined contribution plan, for all employees of Fox Chase Bank who have satisfied the plan eligibility requirements. Participants become eligible to participate in the plan on the first day of the month coinciding with or following their attainment of age 18 and completion of 30 days of service with Fox Chase Bank. Eligible employees may contribute up to 100% of their compensation to the plan on a pre-tax basis, subject to limitations imposed by the Internal Revenue Code of 1986, as amended. For 2006, the limit is $15,000; provided, however, that participants over age 50 may contribute an additional $5,000 to the plan. Under the plan, the Bank makes matching contributions equal to 33 1/3% of a participant’s deferral contributions up to a maximum of 6% of a participant’s deferred compensation. The plan also permits Fox Chase Bank (in its sole discretion) to make discretionary profit-sharing contributions. Participants are always 100% vested in their salary deferrals. Participants vest in their matching contributions at the rate of 20% per year over a five-year period.

Participants have individual accounts under the plan and may direct the investment of their accounts among a variety of investment funds. In connection with the offering, the plan will add another investment alternative, the Fox Chase Bancorp Stock Fund. The Fox Chase Bancorp Stock Fund will allow participants to purchase Fox Chase Bancorp common stock in the offering and on an ongoing basis after the close of the offering. The Fox Chase Bancorp Stock Fund will permit participants to invest up to 50% of their 401(k) plan account balances in Fox Chase Bancorp common stock during the offering. Following the offering, participants will not be restricted on the amount of Fox Chase Bancorp common stock they can purchase with their 401(k) plan funds. A participant who elects to purchase common stock in the offering through the plan will receive the same subscription priority, and be subject to the same individual purchase limitations, as if the participant had elected to purchase the common stock using other funds. See “The Reorganization and the Stock Offering—Subscription Offering and Subscription Rights” and “—Limitations on Purchases of Shares.” An independent trustee will purchase common stock in the offering on behalf of plan participants, to the extent that shares are available. Participants will direct the trustee regarding the voting of shares purchased for their plan accounts.

Employee Stock Ownership Plan. In connection with the reorganization, Fox Chase Bank intends to adopt an employee stock ownership plan for eligible employees. The employee stock ownership plan is a tax-qualified defined contribution which invests primarily in employer stock. All eligible employees who are employed by Fox Chase Bank as of June 30, 2006 and continue to be employed as of the closing date, will become participants in the employee stock ownership plan as of the effective date of the plan. Following the close of the offering, future eligible employees will become participants in the employee stock ownership plan on the entry date following or coincident with the date the employee attains age 18 and completes six months of service with Fox Chase Bank.

We expect to engage a third party trustee to purchase, on behalf of the employee stock ownership plan, 3.92% of the total number of shares of Fox Chase Bancorp common stock issued in the reorganization, including shares issued to Fox Chase MHC and contributed to the charitable foundation (369,852, 435,120, 500,388 and 575,446 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). We anticipate that the employee stock ownership plan will fund its purchase in the offering through a loan from Fox

Chase Bancorp. The loan amount will equal 100% of the aggregate purchase price of the common stock, and will be repaid principally through Fox Chase Bank’s contributions to the employee stock ownership plan and dividends payable on common stock held by the plan over the anticipated 15-year term of the loan. The interest rate for the employee stock ownership plan loan will be at a fixed rate.

The trustee will hold the shares purchased by the employee stock ownership plan in a loan suspense account. Shares will be released from the suspense account on a pro rata basis as the Bank repays the employee stock ownership plan loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation. Participants will vest 20% in their employee stock ownership plan benefits over a five (5) year period. Participants also will become fully vested upon retirement, death or disability, a change in control, or the termination of the plan. Participants will generally receive distributions from the plan upon separation from service. Any unvested shares forfeited upon a participant’s termination of employment will be reallocated among remaining participants, in accordance with the terms of the plan.

Participants may direct the trustee regarding the voting of common stock credited to their employee stock ownership plan accounts. The trustee will vote all allocated shares held in the plan as instructed by participants. The trustee will vote unallocated shares, as well as allocated shares for which no participant instructions are received, in the same ratio as those shares for which participants provide instructions, subject to the fiduciary responsibilities of the trustee.

Under applicable accounting requirements, the Bank will record compensation expense for the leveraged employee stock ownership plan at the fair market value of the shares when committed for release to participant accounts. See “Pro Forma Data.”

The employee stock ownership plan must meet certain requirements of the Code and the Employee Retirement Income Security Act of 1974, as amended (ERISA). We intend to request a favorable determination letter from the Internal Revenue Service regarding the tax-qualified status of the plan. We expect, but cannot guarantee, the receipt of a favorable determination letter for the plan.

Future Equity Incentive Plan. Following the reorganization, we may adopt an equity incentive plan that will provide for grants of stock options and restricted stock. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options equal to 4.9% of the total shares issued in the reorganization, including shares issued to Fox Chase MHC and contributed to the charitable foundation, and shares of restricted stock equal to 1.96% of the total shares issued in the reorganization. Therefore, the number of shares reserved under the plan will range from 647,241 shares, assuming 4,110,745 shares are sold in the offering, to 875,679 shares, assuming 5,561,596 shares are sold in the offering.

We may fund the equity incentive plan through the purchase of Fox Chase Bancorp common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of common stock. The acquisition of additional authorized, but unissued, shares by the equity incentive plan after the offering would dilute the interests of existing stockholders. See “Pro Forma Data.”

We will grant all stock options at an exercise price equal to 100% of the fair market value of the stock on the grant date. We may grant restricted stock awards at no cost to recipients. Restricted stock awards and stock options will generally vest ratably over a five-year period, or as otherwise permitted by the Office of Thrift Supervision, but Fox Chase Bancorp may also make vesting contingent upon the satisfaction of performance goals established by the Board of Directors or the committee charged with administering the plan. All outstanding awards will accelerate and become fully vested upon a change in control of Fox Chase Bancorp.

The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations. We will submit the equity incentive plan to stockholders for approval, at which time we will provide stockholders with detailed information about the plan. Under current Office of Thrift Supervision regulations, the plan must be approved by a majority of the total votes eligible to be cast by our stockholders, other than Fox Chase MHC, unless we obtain a waiver that allows approval by a different vote standard.

Transactions with Fox Chase Bank

Loans and Extensions of Credit. The Sarbanes-Oxley Act generally prohibits loans by Fox Chase Bank to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Fox Chase Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Fox Chase Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit Fox Chase Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000 or 5% of Fox Chase Bank’s capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the Board of Directors. See “Regulation and Supervision—Regulation of Federal Savings Associations—Transactions with Related Parties.”

At March 31, 2006, one related party had outstanding loans totaling $4.5 million, or approximately 7.1% of equity at March 31, 2006. These loans were secured by real estate and were performing according to their original terms at March 31, 2006. The aggregate amount of loans by Fox Chase Bank to its executive officers and directors was $5.3 million at March 31, 2006, or approximately 4.8% of pro forma stockholders’ equity, assuming that 5,561,596 shares are sold in the offering. These loans were performing according to their original terms at March 31, 2006.

Other Transactions

There are no transactions or series of similar transactions between Fox Chase Bank and any director or executive officer in which the amount involved exceeds $60,000 since the beginning of Fox Chase Bank’s last fiscal year, or which are currently proposed.

Indemnification for Directors and Officers

Fox Chase Bancorp’s bylaws provide that Fox Chase Bancorp shall indemnify all officers, directors and employees of Fox Chase Bancorp to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of Fox Chase Bancorp. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party to the fullest extent permitted under federal law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Fox Chase Bancorp pursuant to its bylaws or otherwise, Fox Chase Bancorp has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Subscriptions by Executive Officers and Directors

The following table presents certain information as to the approximate anticipated purchases of common stock by our directors and executive officers, including their associates, as defined by applicable regulations in the subscription and community offerings and in the open market after the reorganization. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories. However, all of our directors, except for Ms. Mercuri, and all of our executive officers became affiliated with Fox Chase Bank after December 31, 2004. None of these newly hired individuals had deposits with Fox Chase Bank before their date of appointment or hire. Accordingly, none of these newly hired individuals have the ability to subscribe for shares in the first category of the subscription offering. However, such individuals would be able to purchase shares as supplemental eligible account holders in the third category of the subscription offering or in the community offering. Thus, if all of the shares being offered are subscribed for in the first category of the subscription offering, these newly hired individuals will need to purchase shares in the open market after the completion of the reorganization. Directors and executive officers and their associates may not purchase more than 25% of the shares sold in the reorganization to persons other than Fox Chase MHC.

	Proposed Purchases of Stock in the Offering		Proposed Purchases of Stock in the Open Market After the Reorganization (1)		Total Purchases		Percent of Shares at Minimum of Offering Range	Percent of Shares at Maximum of Offering Range
Name	Number of Shares	Dollar Amount	Number of Shares	Dollar Amount	Number of Shares	Dollar Amount
Roger H. Ballou	20,000	$200,000	5,000	$50,000	25,000	$250,000	0.61%	0.45%
Richard E. Bauer	2,500	25,000	—	—	2,500	25,000	0.06	0.04
Todd S. Benning	20,000	200,000	5,000	50,000	25,000	250,000	0.61	0.45
Richard M. Eisenstaedt	15,000	150,000	—	—	15,000	150,000	0.36	0.27
Richard J. Fuchs	5,000	50,000	—	—	5,000	50,000	0.12	0.09
Jerry D. Holbrook	20,000	200,000	12,500	125,000	32,500	325,000	0.79	0.59
David C. Kowalek	20,000	200,000	15,000	150,000	35,000	350,000	0.85	0.63
Keiron G. Lynch	5,000	50,000	—	—	5,000	50,000	0.12	0.09
Laura M. Mercuri	1,500	15,000	—	—	1,500	15,000	0.04	0.03
Anthony A. Nichols	20,000	200,000	17,500	175,000	37,500	375,000	0.91	0.67
Thomas M. Petro	20,000	200,000	25,000	250,000	45,000	450,000	1.09	0.81
James V. Schermerhorn	20,000	200,000	5,000	50,000	25,000	250,000	0.61	0.45
Peter A. Sears	20,000	200,000	17,500	175,000	37,500	375,000	0.91	0.67

All directors and executive officers as a group (12 persons)	189,000	$1,890,000	102,500	$1,025,000	291,500	$2,915,000	7.09%	5.24%

(1)	Assumes shares to be purchased in the open market after the completion of the reorganization are purchased at $10.00 per share. The amount of shares that the directors and executive officers purchase in the open market after the completion of the reorganization will be affected by the price and availability of such shares.

Regulation and Supervision

General

Fox Chase Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation, as its deposits insurer. Fox Chase Bank is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Deposit Insurance Fund managed by the Federal Deposit Insurance Corporation. Fox Chase Bank must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Office of Thrift Supervision and, under certain circumstances, the Federal Deposit Insurance Corporation to evaluate Fox Chase Bank’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on Fox Chase Bancorp, Fox Chase MHC and Fox Chase Bank and their operations. Fox Chase Bancorp and Fox Chase MHC, as savings and loan holding companies, will be required to file certain reports with, will be subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. Fox Chase Bancorp will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Certain of the regulatory requirements that are or will be applicable to Fox Chase Bank, Fox Chase Bancorp and Fox Chase MHC are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Fox Chase Bank, Fox Chase Bancorp and Fox Chase MHC and is qualified in its entirety by reference to the actual statutes and regulations.

Order to Cease and Desist

On June 6, 2005, we consented to the issuance of an Order to Cease and Desist by the Office of Thrift Supervision. An Order to Cease and Desist is a formal supervisory action that is issued to halt violations of law and/or require an institution to take affirmative actions to correct conditions resulting from such violations.

In January 2005, we were designated as a “troubled institution” for regulatory purposes. The Order to Cease and Desist did not remove our designation as a “troubled institution.” Such designation requires Fox Chase Bank to pay increased assessment fees to the Office of Thrift Supervision and increases the deposit insurance premiums paid to the Federal Deposit Insurance Corporation. Further, such designation generally requires our regulators to undertake additional procedures when considering applications we submit, such as for the establishment of new branches, for acquisitions or for certain dividend payments, which may result in a delay in the processing of our applications.

As part of the Order to Cease and Desist, the Office of Thrift Supervision generally ordered us to discontinue the following practices:

•	violating laws and regulations relating to:

•	our failure to maintain adequate real estate lending policies, as such policies did not provide: (1) prudent underwriting standards that enabled lending staff to evaluate a credit application; (2) administration procedures; and (3) failed to require the verification of information on borrower’s personal and business statements;

•	loans that were originated in excess of the institution’s loans-to-one-borrower lending limit;

•	our failure to adequately evaluate and classify our assets on a regular basis and our failure to establish an adequate valuation allowance on such classified assets;

•	our failure to file accurate regulatory reports, including Office of Thrift Supervision Thrift Financial Report and Suspicious Activity Reports;

•	our failure to adhere to the requirements of Regulation O regarding extensions of credits to insiders of the institution by issuing extensions of credit in excess of regulatory permissible amounts and by failing to report such loans to the Office of Thrift Supervision as required by regulation;

•	our failure to adhere to real estate appraisal standards that met regulatory guidelines or the requirements of the Uniform Standards of Professional Appraisal Practice; and

•	our failure to provide the required certification on the Office of Thrift Supervision Thrift Financial Reports by officers and directors;

•	originating, purchasing, refinancing or otherwise modifying any acquisition, development or construction loan or any higher risk loan, except for certain residential construction loans;

•	originating, purchasing, refinancing or otherwise modifying any mortgage or consumer loan, except for: (1) high prime-quality (as defined in the Order) first lien, owner-occupied residential mortgage loans; or (2) prudently underwritten, well-secured consumer loans;

•	entering into any new commitment to fund any loan that will result in the borrower exceeding our loans to one borrower limit;

•	paying bonuses, incentive compensation or non-salary compensation except with the prior approval of the Board of Directors;

•	growing assets other than in an amount not to exceed net interest credited on deposit liabilities;

•	entering into, renewing or revising any compensation-related contractual arrangement with any director or senior executive officer without prior notice to and non-objection of the Office of Thrift Supervision;

•	entering into any third-party contracts outside of the normal course of business with the prior written non-objection of the Office of Thrift Supervision; and

•	accepting any brokered deposits, except in accordance with Federal Deposit Insurance Corporation regulations regarding unsafe and unsound banking practices;

As part of the Order to Cease and Desist, we were also ordered to take specific actions within time periods up to 120 days from the date of the Order, and take other actions on a quarterly basis or otherwise during the life of the Order. We were required to:

•	hire a new chief executive officer by establishing an executive search committee, adopting an executive retirement plan and hiring an executive recruitment firm;

•	update the Office of Thrift Supervision monthly as to our status in hiring a new chief executive officer;

•	assess our capital position and exposure to certain higher risk loans (as defined in the Order);

•	have management submit to the board quarterly a written report identifying all loans granted as an exception to our loan policies;

•	develop, adopt and implement a three-year business plan and budget;

•	take all appropriate actions to enhance our capital ratios so that they exceed the ratios required for a “well-capitalized” institution;

•	review, revise and enhance our underwriting policies and procedures for all real estate-related lending;

•	review and revise existing written appraisal policies and procedures;

•	develop, adopt and implement policies to ensure compliance with the loan-to-one borrower limitation rules;

•	adopt policies and procedures regarding credit administration and hire staff to ensure the proper implementation of the policies and procedures;

•	establish a $12.3 million provision for loan losses for the year ended December 31, 2004;

•	maintain an appropriate allowance for loan and lease losses;

•	adopt a formal written internal asset review program to identify and classify problem assets;

•	hire a third party to conduct an independent asset review;

•	have management submit to the board quarterly a written report regarding the status and resolution of each classified asset;

•	adopt a comprehensive asset workout policy;

•	hire two new independent directors;

•	implement a director succession plan;

•	have management review with the board reports prepared by third-party consultants retained by us;

•	provide, at each board meeting, the opportunity for directors to meet in executive session outside the presence of management;

•	create, with the assistance of a third party, a staffing plan and a management succession plan;

•	review our existing organizational structure and develop, adopt and implement written policies and procedures establishing clear lines of authority, responsibility and reporting;

•	implement a business continuity plan;

•	adopt appropriate actions based on the written report and recommendations of a third-party consultant who has been retained to review our Thrift Financial Reports;

•	accurately prepare, attest to and retain each Thrift Financial Report;

•	have our independent auditor reconcile our audited financial statements to each Thrift Financial Report;

•	have our internal auditor conduct an audit and issue a written report concerning various corporate expenses;

•	adopt and implement written policies and procedures for the payment and reimbursement of expenses incurred by directors, officers and employees;

•	adopt a code of ethics;

•	address all matters requiring board attention in our Office of Thrift Supervision report of examination;

•	establish a board committee to ensure compliance with the Order; and

•	notify the Office of Thrift Supervision in advance of any changes in the Board of Directors or senior management.

Since the issuance of the Order to Cease and Desist, we have complied with all directives contained in the Order, including (1) hiring new senior management; (2) appointing six new non-employee directors to our board; (3) adopting detailed and more stringent lending and interest rate risk policies, specifically with regard to policies and procedures for the determination of the allowance for loan losses; and (4) developing a new three-year strategic plan, which requires us to improve our capital position and our earnings capability, which contemplates this mutual holding company reorganization and stock offering. Effective June 28, 2006, the Order to Cease and Desist was terminated and Fox Chase Bank was deemed to no longer be in “troubled condition.”

Regulation of Federal Savings Associations

Business Activities. Federal law and regulations, primarily the Home Owners’ Loan Act and the regulations of the Office of Thrift Supervision, govern the activities of federal savings banks, such as Fox Chase Bank. These laws and regulations delineate the nature and extent of the activities in which federal savings banks may engage. In particular, certain lending authority for federal savings banks, e.g., commercial, nonresidential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

Branching. Federal savings banks are generally authorized to establish branch offices in any state or states of the United States and its territories, subject to applicable notice or application requirements of the Office of Thrift Supervision.

Capital Requirements. The Office of Thrift Supervision’s capital regulations require federal savings institutions to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio; a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system); and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities that are not permissible for a national bank.

The risk-based capital standard requires federal savings institutions to maintain Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100% assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core (Tier 1) capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45.0% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100.0% of core capital.

The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances. At March 31, 2006, Fox Chase Bank met each of these capital requirements.

Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8.0%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4.0% or a ratio of core capital to total assets of less than 4.0% (3.0% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings institution that has a total risk-based capital ratio of less than 6.0%, a Tier 1 capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be “significantly undercapitalized” and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” An institution must file a capital restoration plan with the Office of Thrift Supervision within 45 days of the date it receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company in an amount of the lesser of up to 5% of the institution’s assets when it becomes undercapitalized or the amount necessary to achieve full regulatory capital compliance. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. “Significantly undercapitalized” and “critically undercapitalized” institutions are subject to more extensive mandatory regulatory actions. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

Loans to One Borrower. Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. A savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15.0% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10.0% of unimpaired capital and surplus, if secured by specified readily-marketable collateral.

Standards for Safety and Soundness. As required by statute, the federal banking agencies have adopted Interagency Guidelines Prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.

Limitation on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to stockholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of Thrift Supervision are required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like Fox Chase Bank, it is a subsidiary of a holding company. If Fox Chase Bank’s capital were ever to fall below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution that would otherwise be permitted by the regulation, if the agency determines that such distribution would constitute an unsafe or unsound practice.

Qualified Thrift Lender Test. Federal law requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65.0% of its “portfolio assets” (total assets less: (I) specified liquid assets up to 20.0% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least 9 months out of each 12 month period.

A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered “qualified thrift investments.” As of March 31, 2006, Fox Chase Bank maintained 78.2% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

Transactions with Related Parties. Fox Chase Bank’s authority to engage in transactions with “affiliates” is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act as implemented by the Federal Reserve Board’s Regulation W. The term “affiliates” for these purposes generally means any company that controls or is under common control with an institution. Fox Chase Bancorp, Fox Chase MHC and any non-savings institution subsidiaries of either would be affiliates of Fox Chase Bank. In general, transactions with affiliates must be on terms that are as favorable to the institution as comparable transactions with non-affiliates. In addition, certain types of transactions are restricted to an aggregate percentage of the institution’s capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from an institution. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act generally prohibits a company from making loans to its executive officers and directors. However, that act contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, Fox Chase Bank’s authority to extend credit to executive officers, directors and 10.0% stockholders (“insiders”), as well as entities such persons control, is limited. The law restricts both the individual and aggregate amount of loans Fox Chase Bank may make to insiders based, in part, on Fox Chase Bank’s capital position and requires certain board approval procedures to be followed. Such loans must be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. There are additional restrictions applicable to loans to executive officers.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1.0 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Assessments. Federal savings banks are required to pay assessments to the Office of Thrift Supervision to fund its operations. The general assessments, paid on a semi-annual basis, are based upon the savings institution’s total assets, including consolidated subsidiaries, as reported in the institution’s latest quarterly thrift financial report.

Insurance of Deposit Accounts. Fox Chase Bank’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation maintains a risk-based assessment system by which institutions are assigned to one of three categories based on their capitalization and one of three subcategories based on examination ratings and other supervisory information. An institution’s assessment rate depends upon the categories to which it is assigned. Assessment rates for member institutions are determined semi-annually by the Federal Deposit Insurance Corporation and currently range from zero basis points of assessable deposits for the healthiest institutions to 27 basis points of assessable deposits for the riskiest.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A material increase in premiums would likely have an adverse effect on the operating expenses and results of operations of Fox Chase Bank. Management cannot predict what insurance assessment rates will be in the future.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize the Federal Savings and Loan Insurance Corporation prior to its eventual elimination. During the four quarters ended March 31, 2006, Financing Corporation payments for Savings Association Insurance Fund members averaged 1.42 basis points of assessable deposits.

The Federal Deposit Insurance Corporation may terminate an institution’s insurance of deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision.

Federal Deposit Insurance Reform Act of 2005. The Federal Deposit Insurance Reform Act of 2005 (the “Act”), signed by the President on February 8, 2006, revised the laws governing the federal deposit insurance system. The Act provided for the consolidation of the Bank and Savings Association Insurance Funds into a combined “Deposit Insurance Fund.”

Under the Act, insurance premiums are to be determined by the Federal Deposit Insurance Corporation based on a number of factors, primarily the risk of loss that insured institutions pose to the Deposit Insurance Fund. The legislation eliminates the current minimum 1.25% reserve ratio for the insurance funds, the mandatory assessments when the ratio fall below 1.25% and the prohibition on assessing the highest quality banks when the ratio is above 1.25%. The Act provides the Federal Deposit Insurance Corporation with flexibility to adjust the new insurance fund’s reserve ratio between 1.15% and 1.5%, depending on projected losses, economic changes and assessment rates at the end of a calendar year.

The Act increased deposit insurance coverage limits from $100,000 to $250,000 for certain types of Individual Retirement Accounts, 401(k) plans and other retirement savings accounts. While it preserved the $100,000 coverage limit for individual accounts and municipal deposits, the Federal Deposit Insurance Corporation was furnished with the discretion to adjust all coverage levels to keep pace with inflation beginning in 2010. Also, institutions that become undercapitalized will be prohibited from accepting certain employee benefit plan deposits.

The consolidation of the Bank and Savings Association Insurance Funds was consummated on March 31, 2006. The Act also states that the Federal Deposit Insurance Corporation must promulgate final regulations implementing the remainder of its provisions not later than 270 days after its enactment. At this time, management cannot predict the effect, if any, that the Act will have on insurance premiums paid by Fox Chase Bank.

Federal Home Loan Bank System. Fox Chase Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Fox Chase Bank, as a member of the Federal Home Loan Bank of Pittsburgh, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. Fox Chase Bank was in compliance with this requirement with an investment in Federal Home Loan Bank stock at March 31, 2006 of $4.0 million.

The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, our net interest income would likely also be reduced.

Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by Office of Thrift Supervision regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with its examination of a savings association, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution.

The Community Reinvestment Act requires public disclosure of an institution’s rating and requires the Office of Thrift Supervision to provide a written evaluation of an association’s Community Reinvestment Act performance utilizing a four-tiered descriptive rating system.

Fox Chase Bank received a “satisfactory” rating as a result of its most recent Community Reinvestment Act assessment.

Other Regulations

Interest and other charges collected or contracted for by Fox Chase Bank are subject to state usury laws and federal laws concerning interest rates. Fox Chase Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Fox Chase Bank also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check.

•	Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”), which significantly expanded the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the U.S. financial system to fund terrorist activities. Among other provisions, it required financial institutions operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations.

•	The Gramm-Leach-Bliley Act placed limitations on the sharing of consumer financial information with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act required all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties.

Holding Company Regulation

General. Fox Chase Bancorp and Fox Chase MHC will be savings and loan holding companies within the meaning of federal law. As such, they will be registered with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examinations, supervision, reporting requirements and regulations concerning corporate governance and activities. In addition, the Office of Thrift Supervision will have enforcement authority over Fox Chase Bancorp and Fox Chase MHC and their non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to Fox Chase Bank.

Restrictions Applicable to Mutual Holding Companies. According to federal law and Office of Thrift Supervision regulations, a mutual holding company, such as Fox Chase MHC, may generally engage in the following activities: (1) investing in the stock of a savings association; (2) acquiring a mutual association through the merger of such association into a savings association subsidiary of such holding company or an interim savings association subsidiary of such holding company; (3) merging with or acquiring another holding company, one of whose subsidiaries is a savings association; and (4) any activity approved by the Federal Reserve Board for a bank holding company or financial holding company or previously approved by the Office of Thrift Supervision for multiple savings and loan holding companies. Recent legislation, which authorized mutual holding companies to engage in activities permitted for financial holding companies, expanded the authorized activities. Financial holding companies may engage in a broad array of financial service activities including insurance and securities.

Federal law prohibits a savings and loan holding company, including a federal mutual holding company, from directly or indirectly, or through one or more subsidiaries, acquiring more than 5.0% of the voting stock of another savings institution, or its holding company, without prior written approval of the Office of Thrift Supervision. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider a variety of factors including the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors. Federal law also prohibits a savings and loan holding company from acquiring more than 5.0% of a company engaged in activities other than those authorized for savings and loan holding companies by federal law; or acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (1) approval of interstate supervisory acquisitions by savings and loan holding companies; and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions. This limitation would not prohibit an interstate merger of the subsidiary savings association.

If the savings institution subsidiary of a savings and loan holding company fails to meet the qualified thrift lender test, the holding company must register with the Federal Reserve Board as a bank holding company within one year of the savings institution’s failure to so qualify.

Stock Holding Company Subsidiary Regulation. The Office of Thrift Supervision has adopted regulations governing the two-tier mutual holding company form of organization and subsidiary stock holding companies that are controlled by mutual holding companies. Fox Chase Bancorp will be the stock holding company subsidiary of Fox Chase MHC. Fox Chase Bancorp will be permitted to engage in activities that are permitted for Fox Chase MHC subject to the same restrictions and conditions.

Waivers of Dividends by Fox Chase MHC. Office of Thrift Supervision regulations require Fox Chase MHC to notify the Office of Thrift Supervision if it proposes to waive receipt of dividends from Fox Chase Bancorp. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to a waiver if: (1) the waiver would not be detrimental to the safe and sound operation of the savings association; and (2) the mutual holding company’s board of directors determines that such waiver is consistent with such directors’ fiduciary duties to the mutual holding company’s members. We anticipate that Fox Chase MHC will waive dividends that Fox Chase Bancorp may pay, if any.

Conversion of Fox Chase MHC to Stock Form. Office of Thrift Supervision regulations permit Fox Chase MHC to convert from the mutual form of organization to the capital stock form of organization. There can be no assurance when, if ever, a conversion transaction will occur, and the Board of Directors has no current intention or plan to undertake a conversion transaction. In a conversion transaction, a new holding company would be formed as the successor to Fox Chase Bancorp, Fox Chase MHC’s corporate existence would end, and certain depositors of Fox Chase Bank would receive the right to subscribe for additional shares of the new holding company. In a conversion transaction, each share of common stock held by stockholders other than Fox Chase MHC would be automatically converted into a number of shares of common stock of the new holding company based on an exchange ratio determined at the time of conversion that ensures that stockholders other than Fox Chase MHC own the same percentage of common stock in the new holding company as they owned in Fox Chase Bancorp immediately before conversion. The total number of shares held by stockholders other than Fox Chase MHC after a conversion transaction would be increased by any purchases by such stockholders in the stock offering conducted as part of the conversion transaction.

Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10.0% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of

Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Federal Securities Laws

Fox Chase Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued by means of this prospectus. Upon completion of the offering, Fox Chase Bancorp common stock will also be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Fox Chase Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration, under the Securities Act of 1933, of the shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Fox Chase Bancorp may be resold without registration. Shares purchased by an affiliate of Fox Chase Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Fox Chase Bancorp meets the current public information requirements of Rule 144, each affiliate of Fox Chase Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Fox Chase Bancorp, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Fox Chase Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act

The Sarbanes-Oxley Act addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, Fox Chase Bancorp’s Chief Executive Officer and Chief Financial Officer each will be required to certify that Fox Chase Bancorp’s quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal controls; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal controls; and they have included information in our quarterly and annual reports about their evaluation and whether there have been significant changes in our internal controls or in other factors that could significantly affect internal controls. Fox Chase Bancorp will be subject to further reporting and audit requirements beginning with the year ending December 31, 2007 under the requirements of the Sarbanes-Oxley Act. Fox Chase Bancorp will prepare policies, procedures and systems designed to comply with these regulations to ensure compliance with these regulations.

Federal and State Taxation

Federal Income Taxation

General. Fox Chase Bank reports its income on a calendar year basis using the accrual method of accounting. The federal income tax laws apply to Fox Chase Bank in the same manner as to other corporations with some exceptions, including the reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to Fox Chase Bank. Fox Chase Bank’s federal income tax returns have been either audited or closed under the statute of limitations through December 31, 2001. For its 2005 tax year, Fox Chase Bank’s maximum federal income tax rate was 34.0%.

Bad Debt Reserves. For fiscal years beginning before January 1, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and required savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Approximately $6.0 million of Fox Chase Bank’s accumulated bad debt reserves would not be recaptured into taxable income unless Fox Chase Bank makes a “non-dividend distribution” to Fox Chase Bancorp as described below.

Distributions. If Fox Chase Bank makes “non-dividend distributions” to Fox Chase Bancorp, the distributions will be considered to have been made from Fox Chase Bank’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from Fox Chase Bank’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Fox Chase Bank ‘s taxable income. Non-dividend distributions include distributions in excess of Fox Chase Bank’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock and distributions in partial or complete liquidation. Dividends paid out of Fox Chase Bank’s current or accumulated earnings and profits will not be so included in Fox Chase Bank’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Fox Chase Bank makes a non-dividend distribution to Fox Chase Bancorp, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34.0% federal corporate income tax rate. Fox Chase Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

Pennsylvania Taxation. Fox Chase Bancorp will be subject to the Pennsylvania Corporate Net Income Tax and Corporate Capital Stock/Franchise Tax. The Corporation Net Income Tax rate for 2006 is 9.99% and is imposed on separate company unconsolidated taxable income, as computed for federal income tax purposes, with certain adjustments. In general, the Capital Stock/Franchise Tax is a property tax imposed on a corporation’ s capital stock value at a statutorily defined rate, such value being determined in accordance with a fixed formula based upon average net book income and net worth. Pennsylvania also imposes a tax at the rate of 11.5% on a financial institution’s separate company net book income, as computed under generally accepted accounting principles. In computing such income, deductions for municipal interest, and U.S. Government interest are allowed. Fox Chase Bank’s state tax returns have not been audited for the past five tax years.

The Reorganization and Stock Offering

The Board of Directors of Fox Chase Bank has approved the plan of reorganization and stock issuance. The plan of reorganization and stock issuance also must be approved by the members of Fox Chase Bank. A special meeting of members has been called for this purpose. The Office of Thrift Supervision also has conditionally approved the plan of reorganization and stock issuance; however, such approval does not constitute a recommendation or endorsement of the plan of reorganization and stock issuance by such agency.

General

On April 25, 2006, the Board of Directors of Fox Chase Bank unanimously adopted the plan of reorganization and stock issuance by which Fox Chase Bank will reorganize into a two-tiered mutual holding company. This structure is called a two-tier structure because it will have two levels of holding companies. After the reorganization, Fox Chase Bancorp will be the mid-tier stock holding company and Fox Chase MHC will be the top-tier mutual holding company. Under the terms of the plan of reorganization and stock issuance, Fox Chase Bancorp will own all of the stock of Fox Chase Bank and Fox Chase MHC will own at least a majority of Fox Chase Bancorp.

The reorganization also includes the offering by Fox Chase Bancorp of its common stock to qualifying depositors and borrowers of Fox Chase Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The completion of the offering depends on market conditions and other factors beyond our control. Fox Chase Bank can give no assurance as to the length of time that will be required to complete the sale of the common stock. If there are any delays, significant changes may occur in the appraisal of Fox Chase Bancorp and Fox Chase Bank as reorganized, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized by Fox Chase Bancorp from the sale of the common stock. If the reorganization is terminated, Fox Chase Bank would be required to charge all reorganization expenses against current income.

The Office of Thrift Supervision has approved our plan of reorganization and stock issuance, subject to, among other things, approval of the plan of reorganization and stock issuance by Fox Chase Bank’s members. The plan of reorganization and stock issuance also provides for the establishment of the Fox Chase Bank Charitable Foundation and our funding of the foundation with $150,000 in cash and 135,000 shares of our common stock issued in the reorganization. The establishment of the Fox Chase Bank Charitable Foundation is subject to a separate vote of Fox Chase Bank’s members. The special meeting of Fox Chase Bank’s members has been called for this purpose on [MEETING DATE].

The following is a brief summary of the pertinent aspects of the reorganization. A copy of the plan of reorganization and stock issuance is available from Fox Chase Bank upon request and is available for inspection at the offices of Fox Chase Bank and at the Office of Thrift Supervision. The plan of reorganization and stock issuance is also filed as an exhibit to the registration statement, of which this prospectus forms a part, that Fox Chase Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Reorganization

After considering the advantages and disadvantages of the reorganization, the Board of Directors of Fox Chase Bank unanimously approved the reorganization as being in the best interests of Fox Chase Bank and its members. The Board of Directors concluded that the reorganization offers a number of advantages that will be important to Fox Chase Bank’s future growth and performance and that outweigh the disadvantages of the reorganization.

The reorganization will result in the raising of additional capital for Fox Chase Bancorp and Fox Chase Bank, which will: (1) support Fox Chase Bank’s future lending and operational growth, including future branching activities and the acquisition of other financial institutions or financial service companies or their assets; (2) increase its ability to render services to the communities it serves; (3) compete more effectively with commercial banks and other financial institutions for new business opportunities; and (4) increase its equity capital base and access the capital markets when needed. As a subsidiary of a mutual holding company with a mid-tier stock holding company, Fox Chase Bank will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. The current mutual structure, by its nature, limits any ability to offer any common stock as consideration in a merger or acquisition. The new mutual holding company structure will enhance Fox Chase Bank’s ability to compete with other bidders when acquisition opportunities arise by better enabling it to offer stock or cash consideration, or a combination of the two. Since Fox Chase Bancorp will not be offering all of its common stock for sale in the offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. Therefore, the reorganization permits Fox Chase Bank to control the amount of capital being raised, while at the same time enabling Fox Chase Bank to continue to grow its lending and investment activities. Fox Chase Bank will be able to raise additional capital in the future should Fox Chase MHC consummate a “second-step” conversion to stock form.

The reorganization will afford Fox Chase Bank’s officers and employees the opportunity to become stockholders, which Fox Chase Bank believes to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The reorganization also will provide Fox Chase Bank’s customers and local community members with an opportunity to acquire Fox Chase Bancorp’s common stock.

The disadvantages of the reorganization considered by Fox Chase Bank’s Board of Directors are the additional expense and effort of operating as a public company, the inability of stockholders other than Fox Chase MHC to obtain majority ownership of Fox Chase Bancorp and Fox Chase Bank, which may result in the perpetuation of our management and board of directors, and the corporate ownership and regulatory policies relating to the mutual holding company structure that may be adopted from time to time that may have an adverse impact on stockholders other than Fox Chase MHC. A majority of our voting stock will be owned by Fox Chase MHC, which will be controlled by its board of directors. While this structure will permit management to focus on our long-term business strategy for growth and capital deployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors. Fox Chase MHC will be able to elect all the members of Fox Chase Bancorp’s board of directors, and will be able to control the outcome of most matters presented to our stockholders for resolution by vote. The matters as to which stockholders other than Fox Chase MHC will be able to exercise voting control are limited and include any proposal to implement an equity incentive plan. No assurance can be given that Fox Chase MHC will not take action adverse to the interests of other stockholders. For example, Fox Chase MHC could prevent the sale of control of Fox Chase Bancorp, or defeat a candidate for the board of directors of Fox Chase Bancorp or other proposals put forth by stockholders.

The reorganization does not preclude the conversion of Fox Chase MHC from the mutual to stock form of organization in the future. No assurance can be given when, if ever, Fox Chase MHC will convert to stock form or what conditions the Office of Thrift Supervision or other regulatory agencies may impose on such a transaction. See “Risk Factors” and “Summary—Possible Conversion of Fox Chase MHC to Stock Form.”

Description of the Plan of Reorganization and Stock Issuance

Following receipt of all required regulatory approvals and approval of the plan of reorganization and stock issuance by Fox Chase Bank’s members, the reorganization will be effected as follows or in any other manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of reorganization and stock issuance and applicable laws and regulations:

•	Fox Chase Bank will organize an interim federal stock savings bank as a wholly owned subsidiary (“Interim One”);

•	Interim One will organize Fox Chase Bancorp, a federal stock corporation, as a wholly owned subsidiary;

•	Interim One will then organize an interim federal savings bank as a wholly owned subsidiary (“Interim Two”);

•	Fox Chase Bank will exchange its charter for a federal stock savings bank charter and Interim One will exchange its charter for a federal mutual holding company charter to become Fox Chase MHC;

•	Interim Two will merge with and into Fox Chase Bank with Fox Chase Bank in stock form surviving as a subsidiary of Fox Chase MHC;

•	former members of Fox Chase Bank will become members of Fox Chase MHC;

•	Fox Chase MHC will contribute 100.0% of the issued common stock of Fox Chase Bank to Fox Chase Bancorp; and

•	the shares of Fox Chase Bancorp common stock issued to Fox Chase MHC under step (2) will be cancelled and Fox Chase Bancorp will issue a majority of its common stock to Fox Chase MHC.

Concurrently with the reorganization, Fox Chase Bancorp will sell up to 43.6% of its common stock representing up to 43.6% of the pro forma market value of Fox Chase Bank on a fully converted basis. Fox Chase Bank intends to capitalize Fox Chase MHC with $100,000 in cash.

As a result of the reorganization, Fox Chase Bank will be organized in stock form and will be wholly owned by Fox Chase Bancorp. The legal existence of Fox Chase Bank will not terminate as a result of the reorganization. Instead, Fox Chase Bank in stock form will be a continuation of Fox Chase Bank in mutual form. All property of Fox Chase Bank, including its right, title and interest in all property of any kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to Fox Chase Bank, or which would inure to Fox Chase Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in Fox Chase Bank in stock form. Fox Chase Bank in stock form will have, hold and enjoy the same in its right and fully and to the same extent as the same was possessed, held and enjoyed by Fox Chase Bank in the mutual form. Fox Chase Bank in stock form will continue to have, succeed to and be responsible for all the rights, liabilities and obligations of Fox Chase Bank in the mutual form and will maintain its headquarters and operations at Fox Chase Bank’s present locations.

How We Determined the Offering Range and the $10.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the reorganization be based upon an estimated pro forma value of Fox Chase Bancorp and Fox Chase Bank on a fully converted basis as determined by an independent appraisal. The term “fully converted” means that the appraiser assumed that 100.0% of our stock had been sold to the public rather than the 43.6% that will be sold with this offering. Our pricing multiples are presented on a fully converted basis so that our multiples can more easily be compared to the pricing multiples of other mutual holding companies. Presenting the ratios on a fully converted basis and, thus, assuming that 100% of each institution’s common stock had been issued to the public, allows for a more meaningful comparison as the varying levels of minority ownership of each mutual holding company is eliminated. We have retained FinPro which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. FinPro will receive fees totaling $36,000 for its appraisal services, plus $6,500 for each valuation update plus reasonable out-of-pocket expenses not to exceed $2,000. We have agreed to indemnify FinPro under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the reorganization. Other than the evaluation and appraisal for this reorganization, we have not had any other material relationship with FinPro within the previous two years.

FinPro prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, FinPro undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, non-

public information, including our projected results and financial condition, and other financial schedules. The confidential projections provided to FinPro are not available to investors. In addition to this information, FinPro reviewed Fox Chase Bank’s regulatory examinations, reorganization and stock issuance applications as filed with the Office of Thrift Supervision and Fox Chase Bancorp’s registration statement as filed with the Securities and Exchange Commission. Furthermore, FinPro visited our facilities and had discussions with our management. FinPro did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on FinPro in connection with its appraisal.

In preparing the pro forma market value of the common stock of Fox chase Bancorp, FinPro assumed:

•	that 43.6% of our shares would be sold to the public;

•	our intention to make a contribution to Fox Chase Bank Charitable Foundation of 135,000 shares of Fox Chase Bancorp’s common stock and $150,000 in cash;

•	that stock would be issued at $10.00 per share;

•	that the total expenses of the offering at the midpoint of the valuation range will be $1.4 million;

•	that the employee stock ownership plan to be established will purchase a number of shares equal to 3.92% of the shares issued in the reorganization, including shares issued to Fox Chase MHC and contributed to Fox Chase Bank Charitable Foundation, with a loan from Fox Chase Bancorp that will be repaid in equal installments over a period of 15 years;

•	that we will implement a equity incentive plan, that will consist of (1) shares of restricted stock equal to 1.96% of the shares issued in the reorganization, including shares issued to Fox Chase MHC and contributed to Fox Chase Bank Charitable Foundation, to vest equally over a five-year period and (2) stock options equal to 4.90% of the shares issued in the reorganization, including shares issued to Fox Chase MHC and contributed to Fox Chase Bank Charitable Foundation, to become exercisable equally over a five-year period;

•	a tax rate of 34.00%; and

•	that the net proceeds will be invested at the one-year treasury rate.

Consistent with Office of Thrift Supervision appraisal guidelines, FinPro’s analysis utilized three selected valuation procedures, the price/tangible book method, the price/core earnings method and the price/assets method, all of which are described in its report. FinPro’s appraisal report is filed as an exhibit to the registration statement we filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” FinPro placed the greatest emphasis on the price/core earnings and price/tangible book methods in estimating pro forma market value. FinPro compared the pro forma price/tangible book and price/core earnings ratios for Fox Chase Bancorp to the same ratios for a peer group of comparable companies. The peer group consisted of the following ten publicly traded savings associations and savings association holding companies. All the peer companies are in the mutual holding company structure, none of them had issued equity in the last year, all were located in the Northeast region of the United States and all had assets between $366.2 million and $855.4 million.

Peer Company	Market/Ticker Symbol	Location	IPO Date	Percentage of Shares Held By the Public
Abington Community Bancorp, Inc.	Nasdaq: ABBC	Jenkintown, PA	12/17/2004	44.3%
BCSB Bankcorp, Inc.	Nasdaq: BCSB	Baltimore, MD	07/08/1998	36.5
Clifton Savings Bancorp, Inc.	Nasdaq: CSBK	Clifton, NJ	03/04/2004	44.6
Greater Delaware Valley Savings Bank	Nasdaq: ALLB	Broomall, PA	03/03/1995	20.0
Naugatuck Valley Financial Corp.	Nasdaq: NVSL	Naugatuck, CT	10/01/2004	45.0
Ocean Shore Holding Company	Nasdaq: OSHC	Ocean City, NJ	12/22/2004	45.7
Oneida Financial Corp.	Nasdaq: ONFC	Oneida, NY	12/30/1998	44.1
Prudential Bancorp, Inc. of Pennsylvania	Nasdaq: PBIP	Philadelphia, PA	03/30/2005	44.1
PSB Holdings, Inc.	Nasdaq: PSBH	Putnam, CT	10/05/2004	44.7
SI Financial Group, Inc.	Nasdaq: SIFI	Willimantic, CT	10/01/2004	41.1

The peer group had:

•	median assets of $503.7 million;

•	median nonperforming assets of 0.03% of total assets;

•	median net loans of 57.75% of total assets;

•	median equity of 12.19% of total assets; and

•	median core net income of 0.56% of average assets.

After selecting the peer group, FinPro then analyzed Fox Chase Bank against the peer group to ensure comparability based on the following factors:

•	Asset Size – The peer group ranged in size from $366.2 million to $855.4 million in total assets with a median of $503.7 million.

•	Profitability – The peer group had a median core return on average assets of 0.56% and a median core return on average equity of 4.00% for the twelve months ended March 31, 2006. Fox Chase Bank had a core return on average assets of 0.21% and a core return on average equity of 2.68% for the twelve months ended March 31, 2006. On a pro forma basis, Fox Chase Bank’s core return on average assets and core return on average equity would be 0.25% and 1.84%, respectively.

•	Capital Level – The peer group had a median equity to assets ratio of 12.19% with a high of 23.68% and a low of 4.92%. At March 31, 2006, Fox Chase Bank had an equity to assets ratio of 8.39%. On a pro forma basis, Fox Chase Bank would have an equity to assets ratio of 13.03%.

•	Balance Sheet Mix – The median loan to asset ratio for the peer group was 57.75%, ranging from 43.06% to 75.62%. At March 31, 2006, Fox Chase Bank’s net loan to asset ratio was 47.18%. On the liability side, the peer group’s deposit to asset ratio was 72.19%, ranging from 59.97% to 76.82%. Fox Chase Bank’s deposit to asset ratio at March 31, 2006 was 86.98%. Fox Chase Bank had a borrowing to asset ratio of 3.98% at March 31, 2006, which was below the peer group’s median of 15.04%.

•	Operating Strategy – This component was considered as it is FinPro’s view that it is an indicator of future performance. Specifically, FinPro assessed operating characteristics including profitability, balance sheet growth, asset quality, capitalization and non-financial factors such as management strategies and lines of business.

•	Date of Conversion – Institutions that conducted initial public offerings on or after March 31, 2005 were excluded since the earnings of newly converted institutions do not reflect the reinvestment of offering proceeds. Also, new issued tend to initially trade at a discount to market averages.

The table below presents a summary of selected pricing ratios for Fox Chase Bank on a fully-converted basis, for the peer group companies and for all publicly traded thrifts. Compared to the median pricing ratios of the peer group, Fox Chase Bank’s pro forma pricing ratios at the maximum of the offering range indicated a premium of 32.8% on a price-to-core earnings basis and a discount of 20.5% on a price-to-tangible book value basis. In arriving at the estimated valuation range, FinPro considered that Fox Chase Bank would be priced at a premium on a core earnings basis and at a discount on a tangible book basis relative to the peer group. The discounted price-to-book ratio and price-to-tangible book value reflect adjustments made to the pro forma market value of Fox Chase Bank based on a comparison of certain criteria relative to the peer group as follows:

•	Financial Condition – This element factors in the balance sheet strength of Fox Chase Bank compared to the peer group considering such factors as cash liquidity, capitalization, asset composition, funding mix, intangible levels and interest rate risk. Based primarily on an asset mix that was not as strong as the peer group factoring in the lower loan to asset ratios and worse asset quality. The appraisal was moderately lowered after reviewing this factor.

•	Balance Sheet Growth – The appraisal was lowered because Fox Chase Bank’s assets, loans and deposits have decreased while the peer group experienced growth.

•	Earnings Quality, Predictability and Growth – The appraisal was lowered because Fox Chase Bank was less profitable than the peer group when comparing core return on average assets and the core return on average equity. Additionally, Fox Chase Bank has a lower net interest margin and lower noninterest income than the peer group.

•	Market Area – Fox Chase Bank’s market area has grown and is projected to grow at a slower rate than the markets of its peer group. Additionally, Fox Chase Bank’s market area has lower income levels and higher rates of unemployment that the market areas of its peer group. Accordingly, the appraisal was slightly lowered.

•	Dividends – As Fox Chase Bank is expected to have sufficient capital and earnings to pay dividends, the appraisal was not modified for this factor.

•	Liquidity of the Issue – As Fox Chase Bank is expected to have similar levels of market capitalization and liquidity as the peer group after the reorganization, no adjustment was made to the appraisal for this factor.

•	Recent Regulatory Matters – After the reorganization, Fox Chase Bank will operate in substantially the same regulatory environment as the members of the peer group. Thus, the appraisal was not adjusted for this factor.

•	Management – The current management team of Fox Chase Bank has considerable banking experience. Fox Chase Bank’s organizational chart is reasonable for an institution of its size and complexity. The board of directors is active in its oversight role. Accordingly, the appraisal was not adjusted for this factor.

•	Order to Cease and Desist – FinPro reviewed and considered the progress made in complying with the Cease and Desist Order. Additionally, the other factors already adjusted for the underlying reasons for the Cease and Desist Order (such as through lowering the appraisal for a weaker financial condition, lower earnings and weaker balance sheet growth). Thus, the appraisal was not adjusted for this factor.

•	Subscription Interest – FinPro determined that no adjustment to the appraisal was warranted for this factor as the vast majority or recent mutual holding company reorganizations were trading near, or not below, their initial offering price, which would indicate that current pro forma pricing levels are appropriate.

	Price to Core Earnings Multiple (1)		Price to Book Value Ratio (2)	Price to Tangible Book Value Ratio (2)
Fox Chase Bank (pro forma on a fully-converted basis):
Minimum	34.48	x	66.36%	66.36%
Midpoint	37.04		70.82	70.82
Maximum	41.67		74.52	74.52
Maximum, as adjusted	43.48		78.06	78.06

Peer Group (on a fully-converted basis):
Average	42.32	x	93.11%	96.10%
Median	31.38		93.02	93.74

All fully-converted, publicly-traded thrifts:
Average	21.46	x	148.15%	173.34%
Median	16.50		133.80	152.40

(1)	Ratios are based on earnings for the twelve months ended March 31, 2006 and share prices as of July 19, 2006.
(2)	Ratios are based on book value as of March 31, 2006 and share prices as of July 19, 2006.

On the basis of the analysis in its report, FinPro has advised us that, in its opinion, as of July 19, 2006, the estimated pro forma market value of Fox Chase Bancorp and Fox Chase Bank, on a fully converted basis, was within the valuation range of $94.4 million and $127.7 million with a midpoint of $111.0 million.

Our board of directors reviewed FinPro’ s appraisal report, including the methodology and the assumptions used by FinPro, and determined that the valuation range was reasonable and adequate. Our board of directors determined that 43.6% of the shares of our common stock should be sold in the offering at a purchase price of $10.00 per share. Multiplying this percentage by FinPro’s valuation range yielded an offering range of $41,107,450 to $63,958,350 with a midpoint of $48,361,700. Dividing these dollar amounts by the purchase price resulted in an offering range of between 4,110,745 and 6,395,835 shares, with a midpoint of 4,836,170 shares. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible to determine the exact number of shares that will be issued by Fox Chase Bancorp at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, FinPro, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, FinPro determines that our pro forma market value has increased, we may sell up to 6,395,835 shares without any further notice to you.

No shares will be sold unless FinPro confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, the offering may be canceled, a new offering range and price per share set and new subscription, community and syndicated community offerings held. Under those circumstances, all funds would be promptly returned and all subscribers would be given the opportunity to place a new order. If the offering is terminated, all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If FinPro establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

In formulating its appraisal, FinPro relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. FinPro also considered financial and other information from regulatory agencies, other financial institutions and other public sources, as appropriate. While FinPro believes this information to be reliable, FinPro does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the plan of reorganization and stock issuance or of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the reorganization will be able to sell shares after the reorganization at prices at or above the purchase price.

Copies of the appraisal report of FinPro, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Fox Chase Bank and the other locations specified under “Where You Can Find More Information.”

Effects of Reorganization on Deposits, Borrowers and Members

Continuity. During the reorganization process, the normal business of Fox Chase Bank will continue without interruption, including continued regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After reorganization, Fox Chase Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

The directors of Fox Chase Bank who adopted the plan of reorganization and stock issuance and who continue to be directors of Fox Chase Bank at the time of reorganization will serve as directors of Fox Chase Bank after the reorganization. The Board of Directors of Fox Chase Bancorp and Fox Chase MHC will be composed solely of the individuals who serve on the Board of Directors of Fox Chase Bank. All officers of Fox Chase Bank at the time of reorganization will retain their positions after the reorganization.

Deposit Accounts and Loans. The reorganization will not affect any deposit accounts or borrower relationships with Fox Chase Bank. All deposit accounts in Fox Chase Bank after the reorganization will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the reorganization. The reorganization will not change the interest rate or the maturity of deposits at Fox Chase Bank.

After the reorganization, each depositor of Fox Chase Bank will have both a deposit account in Fox Chase Bank and a pro rata ownership interest in the equity of Fox Chase MHC based upon the balance in the depositor’s account. This ownership interest is tied to the depositor’s account, has no tangible market value separate from the deposit account and may only be realized in the event of a liquidation of Fox Chase MHC. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of Fox Chase MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives the balance in the account but receives nothing for his or her ownership interest in the equity of Fox Chase MHC, which is lost to the extent that the balance in the account is reduced. Consequently, depositors of Fox Chase MHC have no way to realize the value of their ownership interest in Fox Chase MHC, except in the unlikely event that Fox Chase MHC is liquidated.

After the reorganization, all loans of Fox Chase Bank will retain the same status that they had before the reorganization. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the reorganization.

Effect on Voting Rights of Members. After the reorganization, Fox Chase Bank will continue to be supervised by its board of directors. Fox Chase Bancorp, as the holder of all of the outstanding common stock of Fox Chase Bank, will have exclusive voting rights with respect to any matters concerning Fox Chase Bank requiring stockholder approval, including the election of directors.

After the reorganization, stockholders of Fox Chase Bancorp will have exclusive voting rights with respect to any matters concerning Fox Chase Bancorp requiring stockholder approval. By virtue of its ownership of a majority of the outstanding shares of common stock of Fox Chase Bancorp, Fox Chase MHC will be able to control the outcome of most matters presented to the stockholders for resolution by vote. However, Fox Chase MHC will not be able to control the vote for merger and sale transactions, second-step transactions and implementation of equity incentive plans, all of which would require the approval by the stockholders other than Fox Chase MHC.

As a federally chartered mutual holding company, Fox Chase MHC will have no authorized capital stock and, thus, no stockholders. Holders of deposit accounts of Fox Chase Bank will become members of Fox Chase MHC. Such persons will be entitled to vote on all questions requiring action by the members of Fox Chase MHC, including the election of directors of Fox Chase MHC. In addition, all persons who become depositors of Fox Chase Bank following the reorganization will have membership rights with respect to Fox Chase MHC. Borrowers of Fox Chase Bank who were borrower members of Fox Chase Bank at the time of the reorganization will become members of Fox Chase MHC. Borrowers will not receive membership rights in connection with any new borrowings made after the reorganization.

Effect on Liquidation Rights. In the unlikely event of a complete liquidation of Fox Chase Bank before the completion of the reorganization, each depositor would receive a pro rata share of any assets of Fox Chase Bank remaining after payment of expenses and satisfaction of claims of all creditors. Each depositor’s pro rata share of such liquidating distribution would be in the same proportion as the value of such depositor’s deposit account was to the total value of all deposit accounts in Fox Chase Bank at the time of liquidation.

In the unlikely event of a complete liquidation of Fox Chase Bank after the reorganization, each depositor would have a claim as a creditor of the same general priority as the claims of all other general creditors of Fox Chase Bank. Except as described below, a depositor’s claim would be solely for the amount of the balance in such depositor’s deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of Fox Chase Bank above that amount. Instead, the holder of Fox Chase Bank’s common stock (i.e., Fox Chase Bancorp) would be entitled to any assets remaining upon a liquidation of Fox Chase Bank.

In the unlikely event of a complete liquidation of Fox Chase Bancorp after the reorganization, the stockholders of Fox Chase Bancorp, including Fox Chase MHC, would be entitled to receive the remaining assets of Fox Chase Bancorp, following payment of all debts, liabilities and claims of greater priority of or against Fox Chase Bancorp.

In the unlikely event of a complete liquidation of Fox Chase MHC after the reorganization, all depositors of Fox Chase Bank at that time will be entitled, pro rata to the value of their deposit accounts, to a distribution of any assets of Fox Chase MHC remaining after payment of all debts and claims of creditors. Any “second step” conversion of Fox Chase MHC to stock form would not be considered a liquidation.

There are no plans to liquidate Fox Chase Bank, Fox Chase Bancorp or Fox Chase MHC in the future.

Material Income Tax Consequences

Although the reorganization may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of reorganization and stock issuance and applicable law, regulations and policies, it is intended that the reorganization will be effected through a merger. Completion of the reorganization is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Pennsylvania tax laws, that no gain or loss will be recognized by Fox Chase Bank, Fox Chase Bancorp or Fox Chase MHC as a result of the reorganization or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. Fox Chase Bank believes that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to Fox Chase Bank, Fox Chase Bancorp and Fox Chase MHC and persons receiving subscription rights.

Muldoon Murphy & Aguggia LLP has issued an opinion to Fox Chase Bank that, for federal income tax purposes, concludes that:

•	the reorganization will constitute a reorganization under Internal Revenue Code section 368(a)(1)(F), and Fox Chase Bank (in either its mutual form (the “Mutual Bank”) or its stock form (the “Stock Bank”) will recognize no gain or loss as a result of the reorganization;

•	the basis of each asset of the Mutual Bank held by the Stock Bank immediately after the reorganization will be the same as the Mutual Bank’s basis for such asset immediately before the reorganization;

•	the holding period of each asset of the Mutual Bank received by the Stock Bank immediately after the reorganization will include the period during which such asset was held by the Mutual Bank before the reorganization;

•	for purposes of Internal Revenue Code section 381(b), the Stock Bank will be treated as if there had been no reorganization and, accordingly, the taxable year of the Mutual Bank will not end on the effective date of the reorganization and the tax attributes of the Mutual Bank (subject to application of Internal Revenue Code sections 381, 382 and 384), including the Mutual Bank’s bad debt reserves and earnings and profits, will be taken into account by the Stock Bank as if the reorganization had not occurred;

•	the Mutual Bank’s members will recognize no gain or loss upon their constructive receipt of shares of the Stock Bank common stock solely in exchange for their mutual ownership interest in the Mutual Bank;

•	no gain or loss will be recognized by members of the Mutual Bank upon the issuance to them of deposits in the Stock Bank in the same dollar amount and upon the same terms as their deposits in the Mutual Bank;

•	with respect to the members of the Mutual Bank’s exchange of the stock of the Stock Bank constructively received for the mutual ownership interests in Fox Chase MHC, the exchange will qualify as an exchange of property for stock under Internal Revenue Code Section 351, the initial stockholders of the Stock Bank will recognize no gain or loss upon the constructive transfer to Fox Chase MHC of the shares of the Stock Bank they constructively received and Fox Chase MHC will recognize no gain or loss upon its receipt of the common stock of the Stock Bank in exchange for mutual ownership interests in the Mutual Bank;

•	with respect to Fox Chase MHC’s transfer of 100.0% of the common stock of the Stock Bank to Fox Chase Bancorp, Fox Chase Bancorp will recognize no gain or loss upon its transfer of 100.0% of the common stock of the Stock Bank from Fox Chase MHC and Fox Chase MHC will recognize no gain or loss upon its transfer of 100.0% of the common stock of the Stock Bank from Fox Chase MHC to Fox Chase Bancorp;

•	it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Fox Chase Bancorp to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be realized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights;

•	it is more likely than not that the tax basis to the holders of shares of common stock purchased in the reorganization pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the reorganization; and

•	the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

The opinions set forth in the 9th and 10 th bullet points above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase Fox Chase Bancorp common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

Fox Chase Bank has also received an opinion from Muldoon Murphy & Aguggia LLP, that, assuming the reorganization does not result in any federal income tax liability to Fox Chase Bank, its account holders, or Fox Chase Bancorp, implementation of the plan of reorganization and stock issuance will not result in any Pennsylvania income tax liability to those entities or persons.

The opinions of Muldoon Murphy & Aguggia LLP are filed as exhibits to the registration statement that Fox Chase Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Subscription Offering and Subscription Rights

Under the plan of reorganization and stock issuance, Fox Chase Bank has granted rights to subscribe for Fox Chase Bancorp common stock to the following persons in the following order of priority:

•	Persons with deposits in Fox Chase Bank with balances aggregating $50 or more (“qualifying deposits”) as of the close of business on December 31, 2004 (“eligible account holders”). For this purpose, deposit accounts include all savings, time and demand accounts.

•	Fox Chase Bank’s employee stock ownership plan.

•	Persons with qualifying deposits in Fox Chase Bank as of the close of business on June 30, 2006 (“supplemental eligible account holders”).

•	Fox Chase Bank’s depositors as of the close of business on [RECORD DATE] who were not able to subscribe for shares the first and third categories above and borrowers of Fox Chase Bank as of November 12, 1997 who continue to be borrowers as of the close of business on [RECORD DATE].

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of reorganization and stock issuance. See “—Limitations on Purchases of Shares.” All persons on a joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by owners of a joint account.

Category 1: Eligible Account Holders. Subject to the purchase limitation described below under “—Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:

•	$150,000 of common stock (which equals 15,000 shares);

•	one-tenth of 1% of the total offering of common stock to persons other than Fox Chase MHC; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders. The balance of qualifying deposits of all eligible account holders was $ million.

If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each eligible subscriber, if possible, to purchase a number of shares sufficient to make the person’ s total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining eligible subscriber whose subscriptions remain unfilled in proportion to the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible subscribers whose subscriptions remain unfilled. Subscription rights of eligible account holders who are also executive officers or directors of Fox Chase Bancorp or Fox Chase Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Fox Chase Bank in the one year period preceding December 31, 2004.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order and certification form all deposit accounts in which such eligible account holder had an ownership interest at the close of business on December 31, 2004. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber ‘s stock allocation.

Fox Chase Bank will strive to identify a subscriber’s ownership in all accounts, but cannot guarantee that it will identify all accounts in which a subscriber may have an ownership interest.

Category 2: Tax-Qualified Employee Stock Benefit Plans. Fox Chase Bank’s tax-qualified employee benefit plans have the right to purchase up to 10.0% of the shares of common stock issued in the reorganization to persons other than Fox Chase MHC. As a tax-qualified employee benefit plan, the employee stock ownership plan intends to purchase 3.92% of the shares issued in the reorganization, including shares issued to Fox Chase MHC and contributed to Fox Chase Bank Charitable Foundation. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the reorganization, including subscriptions by Fox Chase Bank’s officers and directors, for the purpose of applying the purchase limitations in the plan of reorganization. If eligible account holders subscribe for all of the shares being sold, no shares will be available for our tax-qualified employee benefit plans. However, if the number of shares offered for sale are increased above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to 10% of the common stock issued in the reorganization to persons other than Fox Chase MHC. If the employee stock ownership plan ‘s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from Fox Chase Bancorp with the approval of the Office of Thrift Supervision.

Category 3: Supplemental Eligible Account Holders. Subject to the purchase limitation described below under “—Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:

•	$150,000 of common stock (which equals 15,000 shares);

•	one-tenth of 1.0% of the total offering of common stock to persons other than Fox Chase MHC; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. The balance of qualifying deposits of all supplemental eligible account holders was $ million.

If eligible account holders and Fox Chase Bank’s employee stock ownership plan subscribe for all of the shares being sold by Fox Chase Bancorp, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order and certification form all deposit accounts in which such supplemental eligible account holder had an ownership interest at the close of business on June 30, 2006. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 4: Other Members. Subject to the purchase limitations as described below under “–Limitations on Purchases of Shares,” each other member of Fox Chase Bank has the right to purchase up to the greater of $150,000 of common stock (which equals 15,000 shares) or one-tenth of 1.0% of the total offering of common stock issued to persons other than Fox Chase MHC. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each other member must list on his or her stock order and certification form all deposit accounts in which such other member had an ownership interest at [RECORD DATE]. Failure to list an account or loan, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering. The subscription offering and all subscription rights under the plan of reorganization and stock issuance is expected to terminate at     :       .m., Eastern time, on [Expiration Date]. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.

Office of Thrift Supervision regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest, at Fox Chase Bank’ s statement savings rate and all withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to modify or rescind their purchase orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled. No single extension can exceed 90 days, and all extensions in the aggregate may not last beyond [Expiration Date #2].

Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of reorganization and stock issuance reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of reorganization and stock issuance or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the reorganization.

If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the U.S. Government. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may offer shares pursuant to the plan of reorganization and stock issuance in a community offering to the following persons in the following order of priority:

•	Natural persons and trusts of natural persons who are residents of Bucks, Montgomery and Philadelphia Counties, Pennsylvania and Atlantic and Cape May Counties, New Jersey; and

•	Other persons to whom Fox Chase Bank delivers a prospectus.

We will consider persons to be residing in Bucks, Montgomery and Philadelphia Counties, Pennsylvania and Atlantic and Cape May Counties, New Jersey, if they occupy a dwelling in the county and establish a physical presence in the county that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident in one of the specified counties. In all cases, the determination of residence status will be made by us in our sole discretion.

Purchasers in the community offering are eligible to purchase up to $150,000 of common stock (which equals 15,000 shares). To the extent practicable, and subject to the preferred subscriber preference and various purchase limitations, orders for the common stock in the community offering shall first be filled to a maximum of 2.0% of the total number of shares of common stock sold in the offering, and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. If shares are available for preferred subscribers in the community offering but there are insufficient shares to satisfy all orders, the available shares will be allocated first to each preferred subscriber whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining preferred subscribers whose orders remain unsatisfied in the same proportion that the unfilled order of each such subscriber bears to the total unfilled orders of all such subscribers. If, after filling the orders of preferred subscribers in the community offering, shares are available for other subscribers in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for preferred subscribers.

The community offering, if held, may commence concurrently with, during or after, the subscription offering and will terminate no later than 45 days after the close of the subscription offering unless extended by us, with the approval of the Office of Thrift Supervision. If we receive regulatory approval for an extension, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest.

The opportunity to subscribe for shares of common stock in the community offering is subject to our right in our sole discretion to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community or Underwritten Public Offering

The plan of reorganization and stock issuance provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill, acting as our agent. In such capacity, Sandler O’Neill may form a syndicate of broker-dealers. Alternatively, we may sell any remaining shares in an underwritten public offering. However, we retain the right to accept or reject, in whole or in part, any orders in the syndicated community offering or underwritten public offering. Neither Sandler O’Neill nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O’Neill has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See “—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

Common stock sold in the syndicated community offering also will be sold at the $10.00 per share purchase price. Purchasers in the syndicated community offering are eligible to purchase up to $150,000 of common stock (which equals 15,000 shares). Orders for common stock in the syndicated community offering will be filled first to a maximum of 2.0% of the total number of shares sold in the offering and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled. However, no fractional shares will be issued. We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

The opportunity to subscribe for shares of common stock in the syndicated community offering or underwritten public offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases by directors, officers, their associates and other persons in excess of the limitations provided in the plan of reorganization and stock issuance and in excess of the proposed director purchases discussed earlier, although no purchases are currently intended. If other purchase arrangements cannot be made, we may either: terminate the stock offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to place a new order for shares of Fox Chase Bancorp common stock; or take such other actions as may be permitted by the Office of Thrift Supervision.

The offering will be made in compliance with Rule 15c2-4 of the Securities Exchange Act of 1934 regarding the transmission and maintenance of payments received in the offering.

Limitations on Purchases of Shares

The plan of reorganization and stock issuance imposes limitations upon the purchase of common stock by eligible subscribers and others in the reorganization. In addition to the purchase limitations described above under “—Subscription Offering and Subscription Rights,” “—Community Offering” and “—Syndicated Community or Underwritten Public Offering,” the plan of reorganization and stock issuance provides for the following purchase limitations:

•	The aggregate amount of our outstanding common stock owned or controlled by persons other than Fox Chase MHC at the close of the offering shall be less than 50.0% of our total outstanding common stock.

•	Except for our tax-qualified employee stock benefit plans, no person, either alone or together with associates of or persons acting in concert with such person, may purchase in the aggregate more than $200,000 of the common stock (which equals 20,000 shares), subject to increase as described below.

•	Each subscriber must subscribe for a minimum of 25 shares.

•	The aggregate amount of common stock acquired in the offering by any non-tax-qualified employee stock benefit plan or any management person and his or her associates, shall not exceed 4.9% of the (1) outstanding shares of common stock at the conclusion of the offering; or (2) the stockholders’ equity of Fox Chase Bancorp at the conclusion of the offering. In calculating the number of shares held by management persons and their associates, shares held by any tax-qualified or non-tax-qualified employee stock benefit plan that are attributable to such person will not be counted.

•	The aggregate amount of common stock acquired in the offering by any one or more tax-qualified employee stock benefit plans, exclusive of any shares of Fox Chase Bancorp common stock acquired by such plans in the secondary market, shall not exceed 4.9% of (1) the outstanding shares of Fox Chase Bancorp common stock at the conclusion of the offering; or (2) the stockholders’ equity of Fox Chase Bancorp at the conclusion of the offering.

•	The aggregate amount of common stock acquired in the offering by all of our stock benefit plans, other than employee stock ownership plans, shall not exceed 25.0% of the outstanding common stock held by persons other than Fox Chase MHC.

•	The aggregate amount of common stock acquired in the offering by all non-tax-qualified employee stock benefit plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 25.0% of (1) the outstanding shares of Fox Chase Bancorp common stock held by persons other than Fox Chase MHC at the conclusion of the offering; or (2) the stockholders’ equity of Fox Chase Bancorp held by persons other than Fox Chase MHC at the conclusion of the offering. In calculating the number of shares held by management persons and their associates, shares held by any tax-qualified or non-tax-qualified employee stock benefit plan that are attributable to such person will not be counted.

We may, in our sole discretion, increase the individual or aggregate purchase limitation to up to 5.0% of the shares of common stock sold in the offering to persons other than Fox Chase MHC. We do not intend to increase the maximum purchase limitation unless market conditions warrant an increase in the maximum purchase limitation and we do not sell shares in excess of the minimum of the offering range. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. If we increase the maximum purchase limitation to 5.0% of the shares of common stock sold in the offering to persons other than Fox Chase MHC, we may in our discretion further increase this limitation to 9.99% provided that orders for common stock exceeding 5.0% shall not exceed in the aggregate 10.0% of the shares of common stock sold in the offering to persons other than Fox Chase MHC.

The plan of reorganization and stock issuance defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person or company that acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of reorganization and stock issuance, our directors are not deemed to be acting in concert solely by reason of their Board membership.

The plan of reorganization and stock issuance defines “associate,” with respect to a particular person, to mean:

•	a corporation or organization other than Fox Chase MHC, Fox Chase Bancorp or Fox Chase Bank or a majority-owned subsidiary of Fox Chase MHC, Fox Chase Bancorp or Fox Chase Bank of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10.0% or more of any class of equity securities of such corporation or organization;

•	a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as trustee or in a similar fiduciary capacity; and

•	a relative or spouse of a person, or any relative of a spouse, who either has the same home as a person or who is a director or officer of Fox Chase MHC, Fox Chase Bancorp or Fox Chase Bank or any of their subsidiaries.

For example, a corporation of which a person serves as a senior officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of reorganization and stock issuance. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Plan of Distribution and Marketing Arrangements

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our conversion center and Sandler O’Neill. All prospective purchasers are to send payment directly to Fox Chase Bank, where such funds will be held in a segregated savings account and not released until the offering is completed or terminated.

We have engaged Sandler O’Neill, a broker-dealer registered with the NASD, as a financial and marketing advisor in connection with the reorganization and the offering of our common stock. In all states where we are required to conduct all offers and sales through a registered broker-dealer, all such transactions will be conducted by Sandler O’Neill. In addition, in its role as financial and marketing advisor, Sandler O’Neill will assist us in the offering as follows:

•	consulting as to the securities market implications of any aspect of the plan of reorganization and stock issuance or related corporate documents, including the percentage of common stock to be offered;

•	reviewing with our Board of Directors the financial impact of the independent appraiser’s appraisal of the common stock;

•	reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assisting in the design and implementation of a marketing strategy for the offering;

•	assisting us in scheduling and preparing for meetings with potential investors and broker-dealers; and

•	providing such other general advice and assistance as may be requested to promote the successful completion of the reorganization.

For these services, Sandler O’Neill will receive a fee of 1.0% of the aggregate dollar amount of the common stock sold in the subscription and community offerings, excluding shares sold to the employee stock ownership plan, to the charitable foundation and to our officers, employees and directors and their immediate families. We have made an advance payment of $25,000 to Sandler O’Neill for expenses. Any unused portion of this advance will be refunded if the offering is not consummated. If there is a syndicated community offering, Sandler O’Neill will receive a management fee of 1.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

We also will reimburse Sandler O’Neill for its legal fees and expenses associated with its marketing effort, up to a maximum of $85,000. If the plan of reorganization and stock issuance is terminated or if Sandler O’Neill terminates its agreement with us in accordance with the provisions of the agreement, Sandler O’Neill will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Sandler O’Neill against liabilities and expenses (including legal fees) incurred in connection with certain claims or liabilities arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933.

We have also engaged Sandler O’ Neill to act as records management agent in connection with the offering. In its role as records management agent, Sandler O’ Neill will assist us in the offering as follows: (1) consolidation of accounts and development of a central file; (2) preparation of proxy, order and/or request forms; (3) organization and supervision of the conversion center; (4) proxy solicitation and special meeting services; and (5) subscription services. Sandler O’Neill will not receive an additional fee for these services.

Sandler O’Neill has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold. Sandler O’Neill expresses no opinion as to the prices at which common stock to be issued may trade.

Our directors and executive officers may participate in the offering. However, such participation will be limited to answering questions about the Company. In addition, trained employees may provide ministerial services, such as providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Questions by prospective purchasers regarding the offering process will be directed to registered representatives of Sandler O’Neill. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, so as to permit officers, directors and employees to participate in the sale of the common stock. No officer, director or employee will be compensated for his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Order Forms. To purchase shares in the subscription offering, you must submit a properly completed and executed order form to Fox Chase Bank by     :       .m., Eastern time, on [Expiration Date]. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the space provided on the order form for withdrawal of full payment from a deposit account with Fox Chase Bank. To purchase shares in the community offering, you must submit a properly completed and executed order form to Fox Chase Bank, accompanied by the required payment for each share subscribed for, before the community offering terminates, which may be on, or at any time after, the end of the subscription offering. We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time before the 48 hours before the completion of the reorganization. This payment may be made by wire transfer. Our interpretation of the terms and conditions of the plan of reorganization and stock issuance and of the acceptability of the order forms will be final.

To ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account and the account number. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have ownership interest.

We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. In addition, we are not obligated to accept orders submitted on photocopied or facsimilied stock order and certification forms. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Under the plan of reorganization and stock issuance, our interpretation of the terms and conditions of the plan of reorganization and stock issuance and of the order form will be final. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the reorganization has not been completed within 45 days after the end of the subscription offering.

The reverse side of the order form contains a regulatorily mandated certification form. We will not accept order forms on which the certification form is not executed. By executing and returning the certification form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in this offering. The certification form could be used as support to show that you understand the nature of this investment.

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the end of the subscription and community offerings, as required by Rule 15c2-8 under the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days before that date or hand delivered any later than two days before that date. Execution of the order form will confirm receipt or delivery under Rule 15c2-8. Order forms will be distributed only when preceded or accompanied by a prospectus.

Payment for Shares. Payment for subscriptions may be made by check, bank draft or money order, or by authorization of withdrawal from deposit accounts maintained with Fox Chase Bank. Subscription funds will be held by Fox Chase Bank or, at our discretion, in an escrow account at an independent insured depository institution. Appropriate means by which withdrawals may be authorized are provided on the order form. No wire transfers or third party checks will be accepted. Interest will be paid on payments made by check or money order at our statement savings rate from the date payment is received at the conversion center until the completion or termination of the reorganization. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the reorganization, unless the certificate matures after the date of receipt of the order form but before closing, in which case funds will earn interest at the statement savings rate from the date of maturity until the reorganization is completed or terminated, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the reorganization. When the reorganization is completed, the funds received in the offering will be used to purchase the shares of common stock ordered. The shares of common stock issued in the reorganization cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the reorganization is not consummated for any reason, all funds submitted will be refunded promptly with interest, as described above.

If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the effective date of reorganization, though the account must contain the full amount necessary for payment at the time the subscription order is received. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are actually transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our statement savings rate.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time before the 48 hours before the completion of the reorganization. This payment may be made by wire transfer.

The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the reorganization; provided that there is in force from the time of its subscription until that time, a loan commitment from an unrelated financial institution or Fox Chase Bancorp to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

Individual retirement accounts maintained at Fox Chase Bank do not permit investment in the common stock. A depositor interested in using his or her individual retirement account funds to purchase common stock must do so through a self-directed individual retirement account. Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of the individual retirement account funds to a trustee offering a self-directed individual retirement account program with the agreement that the funds will be used to purchase Fox Chase Bancorp’s common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for transfers. The new trustee would hold the common stock in a self-directed account in the same manner as Fox Chase Bank now holds the depositor’s individual retirement account funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an individual retirement account at Fox Chase Bank to purchase common stock should contact the conversion center as soon as possible so that the necessary forms may be forwarded for execution and returned before the subscription offering ends. In addition, federal laws and regulations require that officers, directors and 10% stockholders who use self-directed individual retirement account funds to purchase shares of common stock in the subscription offering, make purchases for the exclusive benefit of individual retirement accounts.

Delivery of Certificates

Certificates representing the common stock sold in the offering will be mailed by our transfer agent to the persons whose subscriptions or orders are filled at the addresses of such persons appearing on the stock order and certification form as soon as practicable following completion of the reorganization. We will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock may have commenced.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, we may not, for a period of one year from the date of the completion of the reorganization, repurchase any of our common stock from any person, except (1) in an offer made to all stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the reorganization. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause Fox Chase Bank’s regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the Office of Thrift Supervision.

Restrictions on Transfer of Shares After the Reorganization Applicable to Officers and Directors

Common stock purchased in the reorganization will be freely transferable, except for shares purchased by our directors and executive officers.

Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the reorganization, except upon the death of the stockholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the reorganization will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Persons affiliated with Fox Chase Bank, including our directors and executive officers, received subscription rights based only on their deposits with Fox Chase Bank as account holders. Any purchases made by persons affiliated with Fox Chase Bank for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the reorganization.

Purchases of outstanding shares of Fox Chase Bancorp common stock by directors, officers, or any person who becomes an executive officer or director of Fox Chase Bank after adoption of the plan of reorganization and stock issuance, and their associates, during the three-year period following the reorganization may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of Fox Chase Bancorp’s outstanding common stock or to the purchase of stock under stock benefit plans.

Fox Chase Bancorp has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of the common stock to be sold in the offering and contributed to the charitable foundation. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of Fox Chase Bancorp may be resold without registration. Shares purchased by an affiliate of Fox Chase Bancorp will have resale restrictions under Rule 144 of the Securities Act. If Fox Chase Bancorp meets the current public information requirements of Rule 144, each affiliate of Fox Chase Bancorp who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1.0% of the outstanding shares of Fox Chase Bancorp or the average weekly volume of trading in the shares during the preceding four calendar weeks. Fox Chase Bancorp may make future provision to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of reorganization and stock issuance will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of reorganization and stock issuance provides that, if deemed necessary or desirable, we may substantively amend the plan of reorganization and stock issuance as a result of comments from regulatory authorities or otherwise.

Completion of the reorganization requires the sale of all shares of the common stock within 90 days following approval of the plan of reorganization and stock issuance by the Office of Thrift Supervision, unless an extension is granted by the Office of Thrift Supervision. If this condition is not satisfied, the plan of reorganization and stock issuance will be terminated and Fox Chase Bank will continue its business in the mutual form of organization. We may terminate the plan of reorganization and stock issuance at any time.

Fox Chase Bank Charitable Foundation

General

In furtherance of our commitment to our local community, the plan of reorganization provides that we will establish a charitable foundation in connection with the reorganization. We have established Fox Chase Bank Charitable Foundation as a nonstock Delaware corporation to serve as the charitable foundation. The foundation will be funded with $150,000 in cash and 135,000 shares of Fox Chase Bancorp common stock. By further enhancing our visibility and reputation in our local community, we believe that the foundation will enhance the long-term value of our community banking franchise. We believe the reorganization presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits, without any significant cash outlay by us.

Purpose of the Charitable Foundation

We emphasize community lending and community activities. Fox Chase Bank Charitable Foundation is being formed to complement, not to replace, our existing community activities. Although we intend to continue to emphasize community lending and community activities following the reorganization, such activities are not our sole corporate purpose. Fox Chase Bank Charitable Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in manners that are not presently available to us. We believe that Fox Chase Bank Charitable Foundation will enable us to assist the communities within our market areas in areas beyond community development and lending and will enhance our current activities under the Community Reinvestment Act.

We further believe that the funding of Fox Chase Bank Charitable Foundation with our common stock will allow our community to share in our potential growth and success long after the reorganization. Fox Chase Bank

Charitable Foundation will accomplish that goal by providing for continued ties between our community and us, thereby forming a partnership within the communities in which we operate.

We do not expect the contribution to Fox Chase Bank Charitable Foundation to take the place of our traditional community lending and charitable activities. For the years ended December 31, 2005 and December 31, 2004, we contributed $22,000 and $26,000 respectively, to community organizations. We expect to continue making charitable contributions and donations within our community. In connection with the closing of the offering, we intend to contribute $150,000 in cash and 135,000 shares of our common stock to Fox Chase Bank Charitable Foundation.

Structure of the Charitable Foundation

Fox Chase Bank Charitable Foundation will be incorporated under Delaware law as a non-stock corporation. The Certificate of Incorporation of Fox Chase Bank Charitable Foundation will provide that Fox Chase Bank Charitable Foundation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Certificate of Incorporation will further provide that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

We have selected four of our employees to serve on the initial board of directors of the foundation. The employees who will serve as directors of the foundation are Thomas M. Petro, Jerry D. Holbrook, Keiron G. Lynch and James V. Schermerhorn. We also will select one additional person to serve on the foundation’s board of directors who will not be one of our officers or directors. As required by Office of Thrift Supervision regulations, this other director will have experience with local charitable organizations and grant making. While there are no plans to change the size of the initial board of directors during the year following the completion of the reorganization, following the first anniversary of the reorganization, the foundation may alter the size and composition of its board of directors. For five years after the reorganization, one seat on the foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and one seat on the foundation’s board of directors will be reserved for one of our directors. It is currently not anticipated that directors of the foundation will receive compensation for their service.

The board of directors of Fox Chase Bank Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of Fox Chase Bank Charitable Foundation will always be bound by their fiduciary duty to advance the foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the foundation is established. The directors of Fox Chase Bank Charitable Foundation also will be responsible for directing the activities of the foundation, including the management and voting of our common stock held by the foundation. However, as required by Office of Thrift Supervision regulations, all shares of common stock held by Fox Chase Bank Charitable Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by our stockholders.

Fox Chase Bank Charitable Foundation’s place of business will be located at our administrative offices. The board of directors of Fox Chase Bank Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations, although no employees are expected to be hired. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Office of Thrift Supervision regulations governing transactions between us and the foundation.

Fox Chase Bank Charitable Foundation will receive working capital from: (1) any dividends that may be paid on our common stock in the future; (2) within the limits of applicable federal and state laws, loans collateralized by the common stock; or (3) the proceeds of the sale of any of the common stock in the open market from time to time. As a private foundation under Section 501(c)(3) of the Internal Revenue Code, Fox Chase Bank Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock by us is that the amount of common stock that may be sold by Fox Chase Bank Charitable Foundation in any one year shall not exceed 5% of the average market value of the assets held by Fox Chase Bank Charitable Foundation, except where the board of directors of the foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

Tax Considerations

Our independent tax advisor has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. Fox Chase Bank Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as Fox Chase Bank Charitable Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether Fox Chase Bank Charitable Foundation’s tax exempt status will be affected by the regulatory requirement that all shares of our common stock held by Fox Chase Bank Charitable Foundation must be voted in the same ratio as all other outstanding shares of common stock on all proposals considered by our stockholders.

We are authorized under federal law to make charitable contributions. We believe that the reorganization presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact of the contribution of common stock to Fox Chase Bank Charitable Foundation on the amount of common stock to be sold in the reorganization. See “Capitalization,” “Regulatory Capital Compliance,” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.” The amount of the contribution will not adversely impact our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position and does not raise safety and soundness concerns.

We have received an opinion from our independent tax advisor that our contribution of our stock and cash to Fox Chase Bank Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction under federal law in the amount of the fair market value of the stock at the time of the contribution, less the nominal amount that Fox Chase Bank Charitable Foundation is required to pay us for such stock, plus the amount of cash contributed. Under the Internal Revenue Code, we are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five year period following the contribution to Fox Chase Bank Charitable Foundation. We estimate that we will have sufficient income in the year in which the contribution is made and for the five-year period thereafter so that substantially all of the contribution should be deductible under federal law over the six-year period. Pennsylvania law does not provide a similar deduction. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. Furthermore, even if the contribution is deductible under federal law, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to Fox Chase Bank Charitable Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction under federal law for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize Fox Chase Bank Charitable Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to Fox Chase Bank Charitable Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. See “Risk Factors—Risks Related to the Formation of the Charitable Foundation— Our contribution to Fox Chase Bank Foundation may not be tax deductible, which could reduce our profits.”

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. Fox Chase Bank Charitable Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. Fox Chase Bank Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Conditions Imposed on the Charitable Foundation

Office of Thrift Supervision regulations will impose the following conditions on the establishment of Fox Chase Bank Charitable Foundation:

•	the Office of Thrift Supervision can examine the foundation;

•	the foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

•	the foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the foundation submits to the IRS;

•	the foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

In addition, within six months of completing the reorganization, Fox Chase Bank Charitable Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

Restrictions on Acquisition of Fox Chase Bancorp

and Fox Chase Bank

General

The plan of reorganization and stock issuance provides that Fox Chase Bank will reorganize from a federally chartered savings bank into a federal mutual holding company structure and includes the adoption of a federal stock charter and bylaws for Fox Chase Bancorp. Certain provisions in the federal stock charter and bylaws of Fox Chase Bancorp may have anti-takeover effects. In addition, provisions in Fox Chase Bank’s charter and bylaws may also have anti-takeover effects. Finally, regulatory restrictions may also make it more difficult for persons or companies to acquire control of Fox Chase Bancorp and Fox Chase Bank.

Mutual Holding Company Structure

Following the reorganization, all of the issued and outstanding common stock of Fox Chase Bank will be owned by Fox Chase Bancorp. A majority of the issued and outstanding common stock of Fox Chase Bancorp will be owned by Fox Chase MHC. As a result, management of Fox Chase MHC will be able to exert voting control over Fox Chase Bancorp and Fox Chase Bank and will restrict the ability of the minority stockholders of Fox Chase Bancorp to effect a change of control of management. Fox Chase MHC, as long as it remains in the mutual form of organization, will control a majority of the voting stock of Fox Chase Bancorp. However, the minority stockholders of Fox Chase Bancorp could prevent a second step conversion or the implementation of equity incentive plans as current Office of Thrift Supervision regulations and policies require the approval of such matters by the stockholders other than Fox Chase MHC.

The Stock Charter and Bylaws of Fox Chase Bancorp

Although the Board of Directors of Fox Chase Bancorp is not aware of any effort that might be made to obtain control of Fox Chase Bancorp after the reorganization, the Board of Directors believes it is appropriate to adopt certain provisions permitted by federal regulations that may have the effect of deterring a future takeover attempt that is not approved by Fox Chase Bancorp’s Board of Directors. The following description of these provisions is only a summary and does not provide all of the information contained in Fox Chase Bancorp’s charter and bylaws. See “Where You Can Find More Additional Information” for where to obtain a copy of these documents.

Beneficial Ownership Limitation. Fox Chase Bancorp’s charter provides that, for a period of five years from the date of the reorganization, no person, other than Fox Chase MHC may acquire directly or indirectly the beneficial ownership of more than 10.0% of any class of any equity security of Fox Chase Bancorp. In the event a person acquires shares in violation of this provision, all shares beneficially owned by such person in excess of 10.0% will be considered “excess shares” and will not be counted as shares entitled to vote or counted as voting shares in connection with any matters submitted to the stockholders for a vote. This provision does not apply to a transaction in which Fox Chase Bancorp fully converts from the mutual holding company form of organization to the fully-converted stock form of organization. If approved by stockholders, this provision may be adopted permanently after the initial five-year period.

Board of Directors

Classified Board. Fox Chase Bancorp’s board of directors is divided into three classes as nearly as equal in number as possible. The stockholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of Fox Chase Bancorp.

Filling of Vacancies; Removal. The bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the remaining directors although less than a quorum of the board of directors then in office. A person elected to fill a vacancy on the board of directors will serve until the next election of directors by the stockholders. Our bylaws provide that a director may be removed from the board of directors prior to the expiration of his or her term only for cause and only upon the vote of a majority of the outstanding shares of voting stock. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.

Elimination of Cumulative Voting. The charter of Fox Chase Bancorp provides that no shares will be entitled to cumulative voting. The elimination of cumulative voting makes it more difficult for a stockholder group to elect a director nominee.

Stockholder Action by Written Consent; Special Meetings of Stockholders. Fox Chase Bancorp ‘s stockholders must act only through an annual or special meeting or by unanimous written consent. The bylaws provide that the chairman of the board of directors, the president or a majority of the board of directors or holders of 10% or more of our outstanding shares may request the calling of a special meeting. The provisions of our charter and bylaws limiting stockholder action by written consent and calling of special meetings of stockholders may have the effect of delaying consideration of a stockholder proposal until the next annual meeting, unless a special meeting is called in accordance with the provisions of the bylaws. These provisions also would prevent the holders of a majority of common stock from unilaterally using the written consent procedure to take stockholder action.

Advance Notice Provisions for Stockholder Nominations and Proposals. Fox Chase Bancorp’s bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders. Advance notice of nominations or proposed business by stockholders gives the board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders and make recommendations about those matters.

Stockholder Nominations. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the board of directors or by a stockholder who has given appropriate notice to Fox Chase Bancorp before the meeting. Stockholder nominations must be in writing and delivered to the Secretary of Fox Chase Bancorp at least 30 days before the date of the annual meeting, provided however, that if less than 40 days notice or prior public disclosure of the date of the meeting is given or made, notice by a stockholder of his or her intention to nominate a director must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or such public disclosure of the annual meeting was made.

Stockholder Proposals. A stockholder may not bring new business before an annual meeting unless the stockholder has given Fox Chase Bancorp appropriate notice of its intention to bring that business before the meeting. A stockholder may propose new business at an annual meeting or special meeting, however, such business must be approved by the board of directors and stated in writing and filed with Fox Chase Bancorp’ s Secretary at least 30 days before the date of the annual meeting, provided however, that when public notice of the date of the annual meeting is less than 40 days, notice by the stockholder of a proposal must not be received later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was made to the public. Additionally, if such proposal is not presented, in writing, to Fox Chase Bancorp’s Secretary at least 30 days before such meeting, such nomination or proposal shall be laid over for action at an adjourned, special or annual meeting taking place 30 days or more thereafter. A stockholder who desires to raise new business must provide certain information to Fox Chase Bancorp concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter.

Authorized but Unissued Shares of Capital Stock. Following the reorganization, we will have authorized but unissued shares of common and preferred stock. Fox Chase Bancorp’s charter authorizes the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Although such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, it is anticipated that such uses will be unlikely given that Fox Chase MHC must always own a majority of our common stock.

Regulatory Restrictions

Office of Thrift Supervision Regulations. Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the reorganization, no person, acting singly or together with associates in a group of persons acting in concert, will directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision. Where any person, directly or indirectly, acquires beneficial ownership of more than 10% of a class of Fox Chase Bancorp’ s equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10.0% will not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Restrictions on Remutualization Transactions. Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. However, in June 2003 the Office of Thrift Supervision issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and raising issues concerning the effect on the mutual members of the acquiring entity.

Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case. The Office of Thrift Supervision will require empirical data that demonstrates that the minority stockholders are receiving a reasonable value in proportion to their interest in the company. If any of the pricing parameters specified by the Office of Thrift Supervision are exceeded, the Office of Thrift Supervision will consider requiring that the transaction be approved by a majority of the votes eligible to be cast by the members of the acquiring mutual and the target mutual holding company without the use of running proxies.

Since the Office of Thrift Supervision policy on remutualization transactions was issued, there has been only one such transaction announced. It is likely that the pricing parameters imposed by the Office of Thrift Supervision policy will make remutualization transactions less attractive to mutual holding companies.

Change in Bank Control Act. The acquisition of 10.0% or more of our outstanding common stock may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association or its holding company to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for these purposes exists in situations in which the acquiring party has voting control of at least 25.0% of any class of our voting stock or the power to direct our management or policies. However, under Office of Thrift Supervision regulations, control is presumed to exist where the acquiring party has voting control of at least 10.0% of any class of our voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

Description of Fox Chase Bancorp Capital Stock

The common stock of Fox Chase Bancorp will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

General

Fox Chase Bancorp is authorized to issue 36,000,000 shares of common stock having a par value of $.01 per share and 1,000,000 shares of preferred stock having a par value of $.01 per share. Each share of Fox Chase Bancorp’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of reorganization and stock issuance, all stock will be duly authorized, fully paid and nonassessable. Fox Chase Bancorp will not issue any shares of preferred stock in the reorganization.

Common Stock

Dividends. Fox Chase Bancorp can pay dividends if, as and when declared by its Board of Directors. The payment of dividends by Fox Chase Bancorp is limited by law and applicable regulation. See “Our Dividend Policy.” The holders of common stock of Fox Chase Bancorp will be entitled to receive and share equally in dividends declared by the Board of Directors of Fox Chase Bancorp. If Fox Chase Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. After the reorganization, the holders of common stock of Fox Chase Bancorp will possess exclusive voting rights in Fox Chase Bancorp. They will elect Fox Chase Bancorp’s Board of Directors and act on other matters as are required to be presented to them under federal law or as are otherwise presented to them by the Board of Directors. Except as discussed in “Restrictions on Acquisition of Fox Chase Bancorp and Fox Chase Bank,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Fox Chase Bancorp issues preferred stock, holders of Fox Chase Bancorp preferred stock may also possess voting rights.

Liquidation. In the unlikely event of any liquidation, dissolution or winding up of Fox Chase Bank, Fox Chase Bancorp, as the sole holder of Fox Chase Bank’s capital stock, would be entitled to receive all of Fox Chase Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of Fox Chase Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of Fox Chase Bancorp, the holders of its common stock would be entitled to receive all of the assets of Fox Chase Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If Fox Chase Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of Fox Chase Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

Fox Chase Bancorp will not issue any preferred stock in the reorganization and it has no current plans to issue any preferred stock after the reorganization. Preferred stock may be issued with designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

The transfer agent and registrar for Fox Chase Bancorp’s common stock will be Registrar and Transfer Company, Cranford, New Jersey.

Registration Requirements

Fox Chase Bancorp has registered its common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will not deregister its common stock for a period of at least three years following the reorganization. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of the common stock has been passed upon for us by Muldoon Murphy & Aguggia LLP, Washington, DC. The federal and state tax consequences of the reorganization have been opined upon by Muldoon Murphy & Aguggia LLP. Muldoon Murphy & Aguggia LLP has consented to the references to its opinions in this prospectus. Certain legal matters will be passed upon for Sandler O’Neill by Luse Gorman Pomerenk & Schick, PC, Washington, DC.

Experts

The consolidated financial statements of Fox Chase Bank as of December 31, 2005 and for the year then ended appearing in this prospectus and in the registration statement have been audited by KPMG LLP, an independent registered public accounting firm, as set forth in its report appearing elsewhere in this prospectus and elsewhere in the registration statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Fox Chase Bank at December 31, 2004 and for each of the years in the two-year period then ended appearing in this prospectus and in the registration statement have been audited by Beard Miller Company LLP, an independent registered public accounting firm, as set forth in its report appearing elsewhere in this prospectus and elsewhere in the registration statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

FinPro has consented to the summary in this prospectus of its report to Fox Chase Bank setting forth its opinion as to the estimated pro forma market value of Fox Chase Bancorp and Fox Chase Bank, as converted, and to the use of its name and statements with respect to it appearing in this prospectus.

Change in Accountants

Prior to December 6, 2005, the financial statements of Fox Chase Bank were audited by Beard Miller Company LLP. On that date, Fox Chase Bank dismissed Beard Miller Company LLP and engaged KPMG LLP to audit the consolidated financial statements of Fox Chase Bank as of December 31, 2005, and for the year then ended, included in this prospectus and in the registration statement. The engagement of KPMG LLP was approved by the Audit Committee of the Board of Directors. Before its engagement, Fox Chase Bank did not consult KPMG LLP regarding either: (1) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Fox Chase Bank’s financial statements; or (2) on any matter that was the subject of a disagreement with its former accountants or on any matter that was a reportable event.

Beard Miller Company LLP’s report on the consolidated financial statements of Fox Chase Bank as of December 31, 2004 and for the two years then ended did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. However, Beard Miller Company LLP’s report did contain an explanatory paragraph about the existence of the Order to Cease and Desist, dated June 6, 2005, which was issued by the Office of Thrift Supervision.

There has not been any disagreement between Beard Miller Company LLP and Fox Chase Bank with respect to the consolidated financial statements for 2004 or during the subsequent period through the date of the dismissal of Beard Miller Company LLP, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Beard Miller Company LLP, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports. Beard Miller Company LLP has furnished a letter addressed to the Securities and Exchange Commission and filed as an exhibit to the registration statement stating its agreement with the statements made herein.

Where You Can Find More Information

Fox Chase Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the reorganization, including the shares to be contributed to Fox Chase Bank Charitable Foundation. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission public reference room at 100 F Street, NE, Room 1580, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

Fox Chase Bank has filed applications for approval of the mutual holding company reorganization and the stock issuance with the Office of Thrift Supervision, which includes proxy materials for Fox Chase Bank’s special meeting of members and certain other information. This prospectus omits certain information contained in the applications. The applications may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, DC 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Northeast Regional Office of the Office of Thrift Supervision, Harborside Financial Center, Plaza 5, Suite 1600, Jersey City, New Jersey 07302.

A copy of the plan of reorganization and stock issuance and Fox Chase Bancorp’s charter and bylaws are available without charge from Fox Chase Bank.

Index to Consolidated Financial Statements of

Fox Chase Bank

Page
Report of Independent Registered Public Accounting Firm	F-1

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Statements of Condition as of March 31, 2006 (unaudited) and December 31, 2005 and 2004	F-3

Consolidated Statements of Operations for the Three Months Ended March 31, 2006 and 2005 (unaudited) and for the Years Ended December 31, 2005, 2004 and 2003	F-4

Consolidated Statements of Changes in Equity for the Three Months Ended March 31, 2006 and 2005 (unaudited) and for the Years Ended December 31, 2005, 2004 and 2003	F-5

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2006 and 2005 (unaudited) and for the Years Ended December 31, 2005, 2004 and 2003	F-6

Notes to Consolidated Financial Statements	F-7

* * *

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

Separate financial statements for Fox Chase Bancorp have not been included in this prospectus because Fox Chase Bancorp, which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

[LETTERHEAD OF KPMG LLP]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Fox Chase Bank:

We have audited the accompanying consolidated statement of condition of Fox Chase Bank and subsidiary (the “Bank”) as of December 31, 2005, and the related consolidated statements of operations, changes in equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fox Chase Bank and subsidiary as of December 31, 2005, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/    KPMG LLP

Philadelphia, Pennsylvania

April 28, 2006, except as to Note 17, which is June 28, 2006

[LETTERHEAD OF BEARD MILLER COMPANY LLP]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Fox Chase Bank

Hatboro, Pennsylvania

We have audited the accompanying consolidated statement of condition of Fox Chase Bank and its wholly-owned subsidiary as of December 31, 2004, and the related consolidated statements of operations, changes in equity, and cash flows for each of the two years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 11, Fox Chase Bank signed an Order to Cease and Desist Directing Affirmative Corrective Action with the Office of Thrift Supervision dated June 6, 2005.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fox Chase Bank and its wholly-owned subsidiary as of December 31, 2004, and the results of their operations and their cash flows for each of the two years then ended, in conformity with U.S. generally accepted accounting principles.

/s/    Beard Miller Company LLP

Harrisburg, Pennsylvania

August 25, 2005

FOX CHASE BANK

CONSOLIDATED STATEMENTS OF CONDITION

(in Thousands)

	March 31, 2006	December 31,
		2005	2004
	(Unaudited)
Assets
Cash and due from banks	$6,085	$3,761	$7,586
Interest-earning demand deposits in other banks	21,169	42,325	36,136

Total cash and cash equivalents	27,254	46,086	43,722
Interest-earning time deposits in other banks	600	600	3,174
Investment securities available-for-sale	130,585	141,783	145,021
Mortgage related securities available-for-sale	198,475	187,721	185,178
Loans held for sale	2,704	357	—
Loans, net of allowance for loan losses 2006 and 2005—$8,349; 2004—$14,391	355,729	366,393	482,606
Federal Home Loan Bank stock, at cost	3,966	4,146	5,501
Assets acquired through foreclosure	—	107	—
Bank-owned life insurance	11,001	10,897	10,472
Premises and equipment	14,641	14,153	14,603
Accrued interest and dividends receivable	3,281	3,301	3,269
Mortgage servicing rights	1,169	1,168	637
Deferred tax asset, net	2,955	2,811	3,970
Other assets	1,690	1,768	1,652

Total assets	$754,050	$781,291	$899,805

Liabilities and Equity

Liabilities
Deposits	$655,892	$682,307	$805,250
Federal Home Loan Bank advances	30,000	30,000	30,000
Advances from borrowers for taxes and insurance	2,032	2,503	3,096
Accrued interest payable	273	268	308
Accrued expenses and other liabilities	2,582	2,692	1,961

Total liabilities	690,779	717,770	840,615

Commitments and contingencies (see Note 10)

Equity
Retained earnings	66,179	65,911	59,951
Accumulated other comprehensive loss, net	(2,908)	(2,390)	(761)

Total equity	63,271	63,521	59,190

Total liabilities and equity	$754,050	$781,291	$899,805

The accompanying notes are an integral part of these consolidated financial statements.

FOX CHASE BANK

CONSOLIDATED STATEMENTS OF OPERATIONS

(in Thousands)

	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(Unaudited)
Interest Income
Interest and fees on loans	$5,425	$7,328	$25,722	$27,386	$26,621
Interest on mortgage related securities	1,886	1,434	5,641	5,178	4,409
Interest on investment securities available-for-sale:
Taxable	910	823	3,061	3,093	2,873
Non-taxable	206	189	754	704	561
Dividend income	193	233	874	694	546
Other interest income	263	182	1,549	511	523

Total Interest Income	8,883	10,189	37,601	37,566	35,533

Interest Expense
Deposits	4,485	4,852	19,212	18,204	19,152
Advances from the Federal Home Loan Bank	366	366	1,485	1,489	1,510

Total Interest Expense	4,851	5,218	20,697	19,693	20,662

Net Interest Income	4,032	4,971	16,904	17,873	14,871

Provision (credit) for loan losses	—	—	(6,025)	12,282	30

Net Interest Income after Provision (Credit) for Loan Losses	4,032	4,971	22,929	5,591	14,841

Noninterest Income
Service charges and other fee income	194	186	775	937	902
Net, gain (loss) on sale of:
Loans	(12)	6	567	279	1,945
Assets acquired through foreclosure	85	—	6	24	—
Fixed assets	—	—	(161)	(4)	(20)
Mortgage related securities	—	—	108	28	—
Securities (losses) gains and impairment (losses), net	(17)	59	(917)	141	440
Income on bank-owned life insurance	104	104	448	447	25
Other	74	89	388	427	113

Total Noninterest Income	428	444	1,214	2,279	3,405

Noninterest Expenses
Salaries, benefits and other compensation	2,095	2,120	7,442	5,875	5,205
Occupancy expense	349	476	1,740	1,499	1,447
Furniture and equipment expense	184	173	814	687	750
Data processing costs	329	319	1,452	1,242	1,038
Professional fees	480	146	1,127	419	481
Marketing expense	82	101	373	407	322
FDIC premiums	341	28	765	115	114
Other	326	425	1,495	1,109	1,601

Total Noninterest Expenses	4,186	3,788	15,208	11,353	10,958

Income (Loss) before Income Taxes	274	1,627	8,935	(3,483)	7,288
Income Tax Provision (Benefit)	6	460	2,975	(1,595)	2,497

Net Income (Loss)	$268	$1,167	$5,960	$(1,888)	$4,791

The accompanying notes are an integral part of these consolidated financial statements.

FOX CHASE BANK

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For The Years Ended December 31, 2005, 2004 And 2003

And The Three Months Ended March 31, 2006

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
		(In Thousands)
Balance—December 31, 2002	$57,048	$1,713	$58,761

Net income	4,791	—	4,791
Net change in unrealized gains on securities available-for-sale, net of taxes	—	(1,221)	(1,221)

Balance—December 31, 2003	$61,839	$492	$62,331

Net loss	(1,888)	—	(1,888)
Net change in unrealized losses on securities available-for-sale, net of taxes	—	(1,253)	(1,253)

Balance—December 31, 2004	$59,951	$(761)	$59,190

Net income	5,960	—	5,960
Net change in unrealized losses on securities available-for-sale, net of taxes	—	(1,629)	(1,629)

Balance—December 31, 2005	$65,911	$(2,390)	$63,521

Net income (unaudited)	268	—	268
Net change in unrealized losses on securities available-for-sale, net of taxes (unaudited)	—	(518)	(518)

Balance—March 31, 2006 (unaudited)	$66,179	$(2,908)	$63,271

The accompanying notes are an integral part of these consolidated financial statements.

FOX CHASE BANK

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in Thousands)

	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(Unaudited)
Cash Flows From Operating Activities
Net income (loss)	$268	$1,167	$5,960	$(1,888)	$4,791
Adjustments to reconcile net income (loss) to net cash (used) provided by operating activities:
Provision (credit) for loan losses	—	—	(6,025)	12,282	30
Provision for depreciation	233	272	1,193	1,046	1,060
Net amortization of securities premiums and discounts	579	453	1,895	2,032	5,642
Provision for deferred income taxes	139	1,722	2,025	(4,020)	1,184
Origination of loans held for sale	(5,706)	—	(357)	—	—
Proceeds from sale of loans held for sale	3,340	—	—	—	—
Net realized losses (gains) on sales of assets acquired through foreclosure and fixed assets	(85)	—	155	(20)	20
Net realized (gain) loss on sales of mortgage related securities	—	—	(108)	38	—
Net (gain) loss on sale and impairment of securities	17	(59)	917	(207)	(440)
Net (gain) on sales of loans and loans held for sale	12	(6)	(567)	(279)	(1,945)
Earnings on investment in bank-owned life insurance	(104)	(104)	(448)	(447)	(25)
(Increase) decrease in mortgage servicing rights	(1)	11	(531)	(418)	(219)
(Increase) decrease in accrued interest and dividends receivable and other assets	14	(355)	(991)	1,828	(2,141)
Increase (decrease) in accrued interest payable, accrued expenses and other liabilities	192	(1,212)	3,555	1,328	(301)

Net Cash (Used) Provided by Operating Activities	(1,102)	1,889	6,673	11, 275	7,656

Cash Flows From Investing Activities
Net maturities (purchases) of interest earning time deposits in other banks	—	1,549	2,574	1,218	(1,592)
Available for sale securities:
Purchases	(26,785)	(167)	(17,231)	(67,946)	(155,809)
Proceeds from sales	17,207	2,059	17,409	14,778	12,560
Proceeds from maturities, calls and principal repayments	20,990	—	1,063	64,819	87,034
Mortgage related securities—AFS:
Purchases	(27,417)	(25,878)	(92,637)	(89,784)	(129,257)
Proceeds from sale	—	9,808	9,976	2,658	—
Proceeds from maturities, calls and principal repayments	15,038	13,522	74,918	76,715	153,149
Net (increase) decrease in loans	10,664	1,446	38,920	(125,842)	(47,560)
Proceeds from sales of loans	—	554	83,784	45,671	45,153
Net (increase) decrease in Federal Home Loan Bank stock	180	1,089	1,355	(559)	(1,197)
Purchases of premises and equipment	(721)	(419)	(904)	(2,605)	(2,481)
Purchase of bank-owned life insurance	—	—	—	—	(10,000)
Proceeds from sales of assets acquired through foreclosure	—	—	—	107	—

Net Cash Provided (Used) by Investing Activities	9,156	3,563	119,227	(80,770)	(50,000)

Cash Flows From Financing Activities
Net increase (decrease) in deposits	(26,415)	(18,640)	(122,943)	81,412	28,828
Decrease in advances from borrowers for taxes and insurance	(471)	(637)	(593)	(217)	(591)

Net Cash (Used) Provided by Financing Activities	(26,886)	(19,277)	(123,536)	81,195	28,237

Net Increase (Decrease) in Cash and Cash Equivalents	(18,832)	(13,825)	2,364	11,700	(14,107)

Cash And Cash Equivalents – Beginning	46,086	43,722	43,722	32,022	46,129

Cash And Cash Equivalents – Ending	$27,254	$29,897	$46,086	$43,722	$32,022

Supplementary Cash Flows Information
Interest paid	$4,846	$4,648	$20,737	$19,617	$20,688

Income taxes paid	170	—	$1,441	$1,242	$2,066

Transfers of loans to assets acquired through foreclosure	—	—	$107	—	$83

Net change in other comprehensive income	(518)	(1,352)	$(1,629)	$(1,253)	$(1,221)

The accompanying notes are an integral part of these consolidated financial statements.

FOX CHASE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

Fox Chase Bank (the “Bank”) operates as a mutual federal savings bank organized under the laws of the United States. The Bank provides a wide variety of financial products and services to individuals and corporate customers through its eight branches in Philadelphia, Richboro, Willow Grove, Warminster, Lahaska and Hatboro, Pennsylvania, and Ocean City and Egg Harbor Township (English Creek), New Jersey. The Bank competes with other financial institutions and other companies that provide financial services.

The Bank is subject to regulations of certain federal banking agencies. These regulations can and do change significantly from period to period. The Bank also undergoes periodic examinations by the regulatory agencies which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions resulting from the regulators judgments based on information available to them at the time of their examination.

Principles of Consolidation and Presentation

The consolidated financial statements include the accounts of Fox Chase Bank and its wholly owned subsidiary, Fox Chase Financial, Inc. Fox Chase Financial is a Delaware chartered investment holding company and its sole purpose is to manage and hold investment securities. All material inter-company transactions and balances have been eliminated in consolidation. Prior period amounts are reclassified, when necessary, to conform with the current year’s presentation.

The Bank follows accounting principles and reporting practices which are in compliance with US generally accepted accounting principles (“GAAP”). The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation and realizability of deferred tax assets, the evaluation of mortgage servicing rights and the evaluation of other than temporary impairment of investments.

The consolidated financial statements and related notes as of March 31, 2006 and for the three months ended March 31, 2006 and 2005 are unaudited, but in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of financial position, results of operations and cash flows. The results for the three months ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006.

Risk and Uncertainties

In the normal course of its business, the Bank encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Bank is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases from its interest-earning assets. The Bank’s primary credit risk is the risk of defaults in the Bank’s loan portfolio that result from borrowers inability or unwillingness to make contractually required payments. The Bank’s lending activities are concentrated in Southeastern Pennsylvania and Southern New Jersey. The ability of the Bank’s borrowers to repay amounts owed is dependent on several factors, including the economic conditions in the borrowers’ geographic regions and the borrowers’ financial conditions. Market risk reflects changes in the value of the collateral underlying loans, the valuation of real estate held by the Bank, and the valuation of loans held for sale, securities, mortgage servicing assets and other investments.

FOX CHASE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-earning demand deposits in other banks.

Interest-Earning Time Deposits in Other Banks

The Bank maintains interest earning time deposits at various financial institutions generally having maturities greater than 90 days. At times, such balances exceed the FDIC limits. Management periodically assesses the financial condition of these institutions and believes the potential credit risk is minimal.

Investment Securities

The Bank accounts for its investment securities in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities. This standard requires, among other things, that debt and equity securities are classified into three categories and accounted for as follows:

•	Debt securities with the positive intention to hold to maturity are classified as “held-to-maturity” and reported at amortized cost.

•	Debt and equity securities purchased with the intention of selling them in the near future are classified as “trading securities” and are reported at fair value, with unrealized gains and losses included in earnings.

•	Debt and equity securities not classified in either of the above categories are classified as “available-for-sale securities” and reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of tax, as increases or decreases in other comprehensive income, a separate component of equity. Securities classified as available-for-sale are those securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors.

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Because of the volatility of the financial markets in which securities are traded, there is the risk that any future fair value could be significantly less than that recorded or disclosed in the accompanying financial statements. Federal law requires a member institution of the Federal Home Loan Bank System to hold stock of its district Federal Home Loan Bank according to a predetermined formula. This stock is carried at cost.

FOX CHASE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Loan Held for Sale

The Bank originates mortgage loans held for investment and held for sale. At origination, the mortgage loan is identified as either held for sale or for investment. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value. Net unrealized losses are recognized by charges to operations. Cash receipts and cash payments resulting from acquisitions and sales of loans are classified as operating cash flows if those loans are acquired specifically for resale and are carried at market value or at the lower of cost or market value. Cash receipts resulting from sales of loans that were not specifically acquired for resale are classified as investing cash inflows regardless of a change in the purpose for holding those loans.

Mortgage Servicing Rights

Upon the sale of a residential mortgage loan where the Bank retains servicing rights, a mortgage servicing right is recorded which is included in other assets on the consolidated statement of financial condition. Residential mortgages are the only type of loans currently sold by the Bank. Existing GAAP applicable to the periods presented herein requires that mortgage servicing rights on these loans be amortized into income over the estimated life of the loans sold using the interest method. Such assets are subject to a disaggregated impairment test at the end of each reporting period, based on the predominant risk characteristics of the underlying loans.

Loans, Loan Origination Fees and Uncollected Interest

Loans are recorded at cost, net of unearned discounts, deferred fees and allowances. Discounts or premiums on purchased loans are amortized using the interest method over the remaining contractual life of the portfolio, adjusted for actual prepayments. Loan origination fees and certain direct origination costs are deferred and amortized using the interest method over the contractual life as an adjustment to yield on the loans. Interest income is accrued on the unpaid principal balance. From time-to-time, the Bank sells certain loans for liquidity purposes or to manage interest rate risk.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest income is reversed. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the ultimate collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level representing management’s best estimate of known and inherent losses in the portfolio, based upon management’s evaluation of the portfolio’s collectibility. Management’s evaluation is based upon an analysis of the loan portfolio, past loss experience, current economic conditions and other relevant factors. While management uses the best information available to make its

FOX CHASE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

evaluations, such evaluations are highly subjective, and future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, various regulatory agencies periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance, based on their judgments at the time of their examination.

Loans are deemed impaired when, based on current information and events, it is probable that the Bank will be unable to collect all proceeds due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. For purposes of applying measurement criteria for impaired loans, the Bank excludes large groups of smaller homogenous loans, primarily consisting of residential real estate and consumer loans, as well as commercial loans with balances of less than $100,000.

Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Assets Acquired Through Foreclosure

Real estate and other repossessed collateral acquired through a foreclosure or by a deed-in-lieu of foreclosure are classified as assets acquired through foreclosure. Assets acquired through foreclosure are carried at the lower of cost or fair value, net of estimated selling costs. Costs related to the development or improvement of a foreclosed property are capitalized; holding costs are charged to expense as incurred.

Bank-Owned Life Insurance

The Bank has invested in bank owned life insurance (“BOLI”). BOLI involves the purchasing of life insurance by the Bank on a chosen group of employees and directors. The Bank is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies. Income from the increase in cash surrender value of the policies is included in other income in the consolidated statements of operations.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the assets’ estimated useful lives (generally 10-39 years for buildings and 3-7 years for furniture and equipment). When assets are retired, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts. The cost of maintenance and repairs is charged to expense when incurred and renewals and betterments are capitalized. Leasehold improvements are depreciated using the straight-line method over the shorter of the useful life of the improvement or the remaining life of the lease.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before maturity.

FOX CHASE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income Taxes

The Bank accounts for income taxes under the asset/liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Bank and its subsidiary file a consolidated federal income tax return and individual state and local income tax returns.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the balance sheet when they are funded. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

NOTE 2—INVESTMENT AND MORTGAGE RELATED SECURITIES

The amortized cost and fair value of securities available-for-sale as of March 31, 2006 and December 31, 2005 and 2004 are summarized as follows:

	March 31, 2006 (Unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Obligations of U.S. government agencies	$101,305	$—	$(1,333)	$99,972
State and political subdivisions	23,083	85	(298)	22,870
Corporate debt securities	7,890	—	(147)	7,743
Mutual funds	—	—	—	—

	132,278	85	(1,778)	130,585
Mortgage related securities	201,232	265	(3,022)	198,475

Total securities	$333,510	$350	$(4,800)	$329,060

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Obligations of U.S. government agencies	$99,602	$30	$(1,324)	$98,308
State and political subdivisions	18,863	116	(171)	18,808
Corporate debt securities	7,926	—	(323)	7,603
Mutual funds	17,064	—	—	17,064

	143,455	146	(1,818)	141,783
Mortgage related securities	189,698	311	(2,288)	187,721

Total securities	$333,153	$457	$(4,106)	$329,504

FOX CHASE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Obligations of U.S. government agencies	$90,318	$5	$(1,071)	$89,252
State and political subdivisions	18,493	144	(66)	18,571
Corporate debt securities	15,398	202	(41)	15,559
Mutual funds	21,879	—	(240)	21,639

	146,088	351	(1,418)	145,021
Mortgage related securities	185,263	879	(964)	185,178

Total securities	$331,351	$1,230	$(2,382)	$330,199

The following tables shows gross unrealized losses and fair value of securities, aggregated by security category and length of time that individual securities have been in a continuous unrealized loss position, at March 31, 2006 and December 31, 2005 and 2004:

	March 31, 2006 (Unaudited)
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
Obligations of U.S. government agencies	$39,030	$(210)	$60,943	$(1,123)	$99,973	$(1,333)
State and political subdivisions	10,856	(190)	3,236	(108)	14,092	(298)
Corporate debt securities	—	—	7,743	(147)	7,743	(147)
Mutual funds	—	—	—	—	—	—
Mortgage related securities	90,924	(1,009)	76,086	(2,013)	167,010	(3,022)

Total securities	$140,810	$(1,409)	$148,008	$(3,391)	$288,818	$(4,800)

	December 31, 2005
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
Obligations of U.S. government agencies	$21,712	$(289)	$65,330	$(1,035)	$87,042	$(1,324)
State and political subdivisions	7,619	(78)	2,993	(93)	10,612	(171)
Corporate debt securities	1,943	(91)	5,660	(232)	7,603	(323)
Mutual funds	—	—	—	—	—	—
Mortgage related securities	87,071	(858)	56,462	(1,430)	143,533	(2,288)

Total securities	$118,345	$(1,316)	$130,445	$(2,790)	$248,790	$(4,106)

FOX CHASE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	December 31, 2004
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
Obligations of U.S. government agencies	$67,360	$(958)	$4,888	$(113)	$72,248	$(1,071)
State and political subdivisions	6,953	(66)	—	—	6,953	(66)
Corporate debt securities	7,243	(41)	—	—	7,243	(41)
Mutual funds	—	—	21,639	(240)	21,639	(240)
Mortgage related securities	67,488	(589)	37,551	(375)	105,039	(964)

Total securities	$149,044	$(1,654)	$64,078	$(728)	$213,122	$(2,382)

Management does not believe that any individual unrealized loss, other than the Bank’s loss on mutual funds as described below, represents an other-than-temporary impairment at March 31, 2006 (unaudited) and December 31, 2005 and 2004. As of December 31, 2005 the Bank recorded a loss of $394,000 relating to a mutual fund that the Bank determined was other than temporarily impaired. That mutual fund was subsequently sold in March of 2006 and the Bank recognized a $17,500 (unaudited) additional loss. The temporary impairment on all other investments is directly related to changes in market interest rates. In general, as interest rates rise, the fair value of fixed-rate securities will decrease and, as interest rates fall, the fair value of fixed-rate securities will increase. Of the 176 (unaudited) securities with a temporary impairment at March 31, 2006, 172 (unaudited) have a credit rating of AAA and the remaining 4 (unaudited) are corporate bonds that all have a final maturity of less than 12-months. The severity of the impairment as a percent of total investment position is nominal and the duration of the impairment to date is short. The impairments are deemed temporary based on the direct relationship of the decline in fair value to movements in interest rates, as well as the relatively short duration of the investments and their high credit quality. Securities that have been impaired greater than twelve months include primarily mortgage-related securities. The decline in the market value of these securities was deemed temporary due to positive factors supporting the recoverability of these investments. Positive factors considered include timely principal payments and the financial health of the issuer.

Additionally, the Bank had one private issue mortgage related security as of March 31, 2006. This security has a credit rating of AAA and its balance is $2.2 million and $2.4 million at March 31, 2006 and December 31, 2005, respectively.

The amortized cost and estimated fair value of securities available-for-sale at March 31, 2006 and December 31, 2005 by contractual maturity are as follows:

	March 31, 2006 (Unaudited)		December 31, 2005
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)		(In Thousands)
Due in one year or less	$54,890	$54,420	$53,141	$52,527
Due after one year through five years	44,305	43,739	44,386	43,746
Due after five years through ten years	17,997	17,436	17,392	16,953
Due after ten years	15,086	14,990	11,472	11,493

	132,278	130,585	126,391	124,719
Mortgage related securities	201,232	198,475	189,698	187,721
Mutual funds	—	—	17,064	17,064

	$333,510	$329,060	$333,153	$329,504

FOX CHASE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Gross gains of $0 (unaudited) and $226,000 and gross losses of $0 (unaudited) and $641,000 were realized on sales of securities during the three-months ended March 31, 2006 and the year ended December 31, 2005, respectively. Gross gains of $179,000 and gross losses of $10,000 were realized on sales of securities in the year ended December 31, 2004. Gross gains of $442,000 and gross losses of $2,000 were realized on sales of securities in the year ended December 31, 2003.

Securities with a carrying value of $4,778,000 (unaudited), $4,819,000 and $4,919,000 at March 31, 2006, December 31, 2005 and 2004, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

NOTE 3—LOANS

The composition of net loans at March 31, 2006 and December 31, 2005 and 2004 (in thousands).

	March 31, 2006	December 31,
		2005	2004
	(Unaudited)
Real estate loans:
One-to-four family	$225,164	$228,476	$250,015
Multi-family and commercial	34,681	32,923	85,585
Construction	22,466	31,015	92,210

	282,311	292,414	427,810

Consumer loans:
Home equity	67,357	65,003	49,154
Automobile	1,157	1,280	1,872
Lines of credit	13,465	16,269	18,249
Other	172	188	1,305

	82,151	82,740	70,580

Commercial loans	175	175	175

Total Loans	364,637	375,329	498,565

Unearned loan origination fees, net	(559)	(587)	(1,568)
Allowance for loan losses	(8,349)	(8,349)	(14,391)

Net Loans	$355,729	$366,393	$482,606

The Bank had approximately $45.1 million (unaudited) and $52.7 million of commercial mortgage and construction loans concentrated in the Southern New Jersey shore area at March 31, 2006 and December 31, 2005. Other than the construction loans in Southern New Jersey, a majority of the Bank’s loans are in the geographic areas near the Bank’s branches in Southeastern Pennsylvania and New Jersey.

The Bank reclassified $3,000 and $6,000 of deposit accounts that were overdrawn to other consumer loans as of March 31, 2006 and December 31, 2005, respectively.

FOX CHASE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents changes in the allowance for loan losses (in thousands):

	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(Unaudited)
Balance, beginning	$8,349	$14,391	$14,391	$2,109	$2,082
Provision (credit) for loan losses	—	—	(6,025)	12,282	30
Loans charged off	—	—	(17)	—	(3)
Recoveries	—	—	—	—	—

Balance, ending	$8,349	$14,391	$8,349	$14,391	$2,109

The recorded investment in impaired loans, not requiring an allowance for loan losses was $0 (unaudited) at March 31, 2006, December 31, 2005 and 2004. The recorded investment in impaired loans requiring an allowance for loan losses was $3,720,000 (unaudited) at March 31, 2006, and December 31, 2005 and $38,263,000 at December 31, 2004. The related allowance for loan losses associated with these loans was $1,860,000 (unaudited) at March 31, 2006, and December 31, 2005 and $9,899,000 at December 31, 2004. For the three months ended March 31, 2006 and the years ended December 31, 2005, 2004 and 2003, the average recorded investment in these impaired loans was $3,720,000 (unaudited), $4,479,000, $21,482,000, and $0 respectively. The interest income recognized, representing cash collected, on these impaired loans was $43,000 (unaudited) for the three months ended March 31, 2006 and $142,000, $1,102,000 and $0 for the years ended December 31, 2005, 2004 and 2003, respectively. Loans on which the accrual of interest has been discontinued amounted to $3,520,000 (unaudited) at March 31, 2006 and December 31, 2005 and $1,442,000 at December 31, 2004. There were no loans that were past due 90 days or more and still accruing interest at March 31, 2006 (unaudited), December 31, 2005 and 2004. There were no loans classified as troubled debt restructurings as of March 31, 2006 (unaudited), December 31, 2005 and 2004.

NOTE 4—MORTGAGE SERVICING ACTIVITY

Loans serviced for others are not included in the accompanying consolidated statements of condition. The unpaid principal balances of these loans were $137,016,000 (unaudited) and $65,675,000 (unaudited) at March 31, 2006 and 2005, respectively, $136,584,000 at December 31, 2005, $67,568,000 at December 31, 2004 and $30,852,000 at December 31, 2003.

The following summarizes mortgage servicing rights for the three months ended March 31, 2006 and 2005 and the years ended December 31, 2005, 2004 and 2003 (in thousands):

	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(Unaudited)
Balance, beginning	$1,168	$637	$637	$219	$—
Mortgage servicing rights capitalized	26	5	643	488	311
Mortgage servicing rights amortized	(25)	(16)	(112)	(70)	(92)

Balance, ending	$1,169	$626	$1,168	$637	$219

FOX CHASE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The estimated amortization expense of amortizing mortgage servicing rights for each of the five succeeding fiscal years after December 31, 2005 is as follows (in thousands):

2006	$(178)
2007	(160)
2008	(137)
2009	(117)
2010	(100)
Thereafter	(476)

Total	$(1,168)

For the periods ended March 31, 2006 and December 31, 2005, the fair value of the mortgage servicing rights (MSRs) is $1,307,000 and $1,291,000, respectively. The fair value of the MSRs for these periods was determined using a third-party valuation model that calculates the present value of estimated future servicing income. The model incorporates assumptions that market participants use in estimating future net servicing income, including estimates of prepayment speeds and discount rates. Mortgage loan prepayment speed is the annual rate at which borrowers are forecasted to repay their mortgage loan principal and is based on historical experience. The discount rate used to determine the present value of future net servicing income - another key assumption in the model - is the required rate of return the market would expect for an asset with similar risk. Both assumptions can, and generally will, change quarterly valuations as market conditions and interest rates change.

For the periods ending March 31, 2005, December 31, 2004 and 2003, the fair value of the MSRs was $626,000, $637,000 and $219,000, respectively. The values are the same as the recorded net book value. Prior to June 2005, the Bank did not utilize a valuation model, but monitored the value of such rights using market prices for similar assets.

NOTE 5—PREMISES AND EQUIPMENT

The components of premises and equipment at March 31, 2006 and December 31, 2005 and 2004 are as follows (in thousands):

	March 31,	December 31,
	2006	2005	2004
	(Unaudited)
Land	$3,373	$2,960	$3,122
Buildings	11,889	10,691	9,636
Furniture, fixtures and equipment	4,722	4,240	5,345
Construction in progress	2,473	3,845	4,140

	22,457	21,736	22,243
Less: accumulated depreciation	(7,816)	(7,583)	(7,640)

Net	$14,641	$14,153	$14,603

Construction in progress at March 31, 2006 includes investments in several properties in New Jersey that the Bank intends to develop into future branches.

FOX CHASE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 6—DEPOSITS

Deposits and their respective weighted average interest rate at March 31, 2006 and December 31, 2005 and 2004 consist of the following (dollars in thousands):

	March 31,		December 31,
	2006		2005		2004
	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate	Amount
	(Unaudited)
Non-interest bearing demand accounts	—%	$36,467	—%	$37,876	—%	$29,119
NOW accounts	1.59	75,925	1.64	87,072	0.37	44,118
Money market accounts	.92	26,998	0.90	27,975	1.60	132,803
Savings and club accounts	0.70	76,300	0.72	80,098	0.74	92,427
Certificates of deposit	3.84	440,202	3.67	449,286	3.26	506,783

	2.88%	$655,892	2.75%	$682,307	2.42%	$805,250

The scheduled maturities of certificates of deposit for periods subsequent to March 31, 2006 and December 31, 2005 are as follows (in thousands):

	March 31, 2006	December 31, 2005
	(Unaudited)
2006	$182,829	$224,307
2007	105,827	77,593
2008	49,018	45,995
2009	60,500	59,966
2010	19,607	19,564
2011	1,748	1,021
Thereafter	20,673	20,840

	$440,202	$449,286

A summary of interest expense on deposits for the three months ended March 31, 2006 and 2005 and the years ended December 31, 2005, 2004 and 2003 is as follows (in thousands):

	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(Unaudited)
NOW accounts	$320	$564	$1,826	$316	$351
Money market accounts	61	71	265	1,743	491
Savings and club accounts	134	204	748	904	1,171
Certificates of deposit	3,970	4,013	16,373	15,241	17,139

	$4,485	$4,852	$19,212	$18,204	$19,152

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $71,242,000 (unaudited), $69,349,000 and $73,277,000 at March 31, 2006 and December 31, 2005 and 2004, respectively. Deposits in excess of $100,000 are not insured by the Federal Deposit Insurance Corporation.

FOX CHASE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 7—FEDERAL HOME LOAN BANK ADVANCES

Pursuant to collateral agreements with the FHLB, advances are secured by qualifying first mortgage loans, qualifying fixed-income securities, FHLB stock and an interest-bearing demand deposit account with the FHLB. As of December 31, 2005, the Bank has $34,500,000 in qualifying collateral pledged against its advances.

Maturity Date	Interest Rate	Strike Rate	Amount
			(in thousands)
August 2011	4.89%	7.50%	$20,000
August 2011	4.87%	7.50%	10,000

			$30,000

If the Comparative Rate Index (three-month LIBOR) is greater than or equal to the Strike Rate 15 calendar days prior to the 1st Possible Conversion Date or any subsequent Possible Conversion Date, the FHLB will notify the Bank 10 calendar days prior to conversion to an adjustable-rate Advance equal to three-month LIBOR (4.53% at December 31, 2005) plus .2175% on a quarterly basis. The Bank has the option to repay these advances at each of the option dates without penalty. Accordingly, the contractual maturities above may differ from actual maturities.

The Bank has a maximum borrowing capacity with the Federal Home Loan Bank of approximately $502.8 million at December 31, 2005.

NOTE 8—EMPLOYEE BENEFITS

Defined Benefit Plan

The Bank has a qualified non-contributory defined benefit retirement plan covering substantially all employees meeting certain eligibility requirements. The assets of the Bank’s defined benefit plan are held by a trustee and invested in mutual funds and cash equivalents. For the years ended December 31, 2005 and 2004 the composition of the funds was 96.1% and 91.1%, respectively in mutual funds and 3.9% and 8.9%, respectively in cash. Certain cash equivalents are held in deposit accounts at the Bank. The investment strategy of the Plan is to maintain an adequate return while meeting the liquidity needs of the frozen Plan. The benefits are based on each employee’s years of service and the average of the highest three or five consecutive annual salaries. An employee becomes fully vested upon completion of five years of qualifying service. It has been the Bank’s policy to fund the maximum amount that can be deducted for federal income tax purposes each year. The Bank amended the plan and froze the benefits for current participants in the plan as of January 1, 2006. As a result of this amendment, the Bank recognized a curtailment loss of $375,000 effective December 31, 2005, which is included in salaries, benefits and other compensation on the Consolidated Statements of Operations. As such, the Bank has limited future obligations to the plan. Accordingly, there are no expenses related to this plan in the Bank’s Consolidated Statement of Operations for the three-month period ended March 31, 2006.

FOX CHASE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables provide a roll forward of the changes in benefit obligations and plan assets for the most recent two years:

	2005	2004
	(In Thousands)
Change in benefit obligation:
Net benefit obligation at beginning of year	$2,187	$2,106
Service cost	300	295
Interest cost	131	137
Plan amendment	(297)	—
Actuarial loss (gain)	91	(61)
Benefits paid	(217)	(290)

Net benefit obligation at end of year	$2,195	$2,187

	2005	2004
	(In Thousands)
Change in plan assets:
Fair value of plan assets at beginning of year	$1,764	$1,610
Actual return on plan assets	110	198
Employer contributions	277	263
Benefits paid	(217)	(307)

Fair value of plan assets at end of year	$1,934	$1,764

The fair value of plan assets included deposits held at the Bank of $386,000 and $381,000 at December 31, 2005 and 2004, respectively.

The following table provides a reconciliation of benefit obligations, plan assets and funded status of the plans:

	2005	2004
	(In Thousands)
Fair value of plan assets end of year	$1,934	$1,764
Net benefit obligation at end of year	2,195	2,187

Funded Status (plan assets less plan obligations)	$(261)	$(423)
Amounts not recognized:
Unrecognized net actuarial loss	—	589
Unrecognized net transition obligation (asset)	—	(5)

Prepaid (accrued) benefit cost recognized in the balance sheet	$(261)	$161

FOX CHASE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a summary of significant actuarial assumptions (weighted average basis) at December 31, 2005, 2004 and 2003:

	2005	2004	2003
Discount rate	5.5%	6.0%	6.5%
Expected long-term rate of return on plan assets	8.0	8.0	8.0
Rate of compensation increase	5.0	5.0	5.0

The Bank determined the long-term rate of return on plan assets based on historical returns and current market conditions. The discount rate assumptions were based on historical and projected AA bond yields with consideration given to projected plan cash outflows.

The following table sets forth the components of the defined benefit plan costs for the years presented:

	2005	2004	2003
	(In Thousands)
Service cost	$300	$295	$217
Interest cost	131	137	127
Return on plan assets	(110)	(198)	(265)
Amortization of unrecognized net actuarial gain	3	119	223
Curtailment loss	375	—	—

Net periodic benefit costs reported in salaries, benefits and other compensation expense	$699	$353	$302

401(k) Plan

The Bank also has a 401(k) retirement plan covering substantially all employees meeting certain eligibility requirements. Employees may contribute an elective deferral percentage of their salary to the Plan each year, subject to limitations which are set by law. The Bank matches a portion of the employees’ contribution and also may make discretionary contributions, based on the Bank’s performance. The Bank provides a matching contribution equivalent of 33% of the first 6% of the contribution made by an employee. The Bank’s matching contribution rate changed as of January 1, 2006 from 25% to 33%. The Bank’s contributions to the plan on behalf of its employees resulted in an expenditure of $13,000 (unaudited) and $6,000 (unaudited) for the three months ended March 31, 2006 and 2005, respectively, and $27,000, $23,000, and $21,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

NOTE 9—INCOME TAXES

The components of income tax expense (benefit) for the three months ended March 31, 2006 and 2005 and the years ended December 31, 2005, 2004 and 2003 are as follows (in thousands):

	Three Months Ended March 31,		December 31,
	2006	2005	2005	2004	2003
	(Unaudited)
Federal:
Current	$(133)	$(1,262)	$950	$2,420	$1,192
Deferred	139	1,722	2,025	(4,020)	1,184

	6	460	2,975	(1,600)	2,376
State, current	—	—	—	5	121

	$6	$460	$2,975	$(1,595)	$2,497

FOX CHASE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The provision (benefit) for income taxes differs from the statutory rate of 34% due to the following (in thousands):

	Three Months Ended March 31,		December 31,
	2006	2005	2005	2004	2003
	(Unaudited)
Federal income tax at statutory rate of 34%	$93	$553	$3,038	$(1,184)	$2,478
Tax exempt interest, net	(60)	(56)	(222)	(206)	(164)
Bank-owned life insurance	(35)	(35)	(152)	(152)	(9)
Other, net	2	(2)	(1)	(53)	192
Increase in valuation allowance	6	—	312	—	—

Total provision (benefit)	$6	$460	$2,975	$(1,595)	$2,497

Effective tax rate	2.19%	28.27%	33.30%	45.79%	34.26%

The net deferred tax asset consisted of the following components as of March 31, 2006 and December 31, 2005 and 2004 (in thousands):

	March 31,	December 31,
	2006	2005	2004
	(Unaudited)
Deferred tax assets:
Allowance for loan losses	$2,839	$2,839	$4,893
Loan origination fees	88	87	39
Nonaccrual interest	89	68	32
Unrealized losses on securities available-for-sale	1,542	1,259	392
Unrealized loss from impaired securities	—	134	—
Capital loss carryover	318	178	—

	4,876	4,565	5,356
Valuation allowance	(318)	(312)	—

	4,558	4,253	5,356
Deferred tax liabilities:
Prepaid expense deduction	212	98	123
Mortgage servicing rights	397	397	216
Prepaid pension expense	—	—	51
Loan origination costs	148	148	—
Depreciation of premises and equipment	846	799	996

	1,603	1,442	1,386

Net Deferred Tax Asset	$2,955	$2,811	$3,970

Based on the Bank’s history of prior earnings and its expectation of future taxable income, management anticipates that it is more likely than not that the above net deferred tax assets will be realized.

Retained earnings include $5,986,000 at March 31, 2006 (unaudited), December 31, 2005 and 2004, for which no provision for federal income tax has been made. This amount represents deductions for bad debt reserves for tax purposes, which were only allowed to savings institutions that met certain definitional tests

FOX CHASE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

prescribed by the Internal Revenue Code of 1986, as amended. The Small Business Job Protection Act of 1996 eliminated the special bad debt deduction granted solely to thrifts. Under the terms of the Act, there would be no recapture of the pre-1988 (base year) reserves. However, these pre-1988 reserves would be subject to recapture under the rules of the Internal Revenue Code if the Bank pays a cash dividend in excess of earnings and profits, or liquidates. The Act also provides for the recapture of deductions arising from “applicable excess reserve” defined as the total amount of reserve over the base year reserve. The Bank’s total reserve exceeds the base year reserve and deferred taxes have been provided for this excess.

As of March 31, 2006 and December 31, 2005, the Bank has approximately $935,000 (unaudited) and $524,000 of capital loss carryforwards for Federal income tax purposes, respectively, as well as unrealized losses on capital asset securities of $0 (unaudited) and $394,000, resulting in a deferred tax asset of $318,000 (unaudited) and $312,000, respectively. The Bank has established a valuation allowance for these items of $318,000 (unaudited) and $312,000, respectively since it is more likely than not that the tax benefits related to such items will not be realized. Capital losses can be carried back three years and forward five years before they expire. The Bank’s unused capital losses will expire after December 31, 2010, if not utilized.

NOTE 10—COMMITMENTS AND CONTINGENCIES

Lending Operations

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

A summary of the Bank’s financial instrument commitments at March 31, 2006 and December 31, 2005 and 2004 is as follows (in thousands):

	March 31,	December 31,
	2006	2005	2004
	(Unaudited)
Commitments to grant loans	$5,769	$2,245	$65,202
Unfunded commitments under lines of credit	24,650	24,826	24,230

	$30,419	$27,071	$89,432

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies, but includes principally residential or commercial real estate. Fixed rate commitments to grant loans were $5,769,000, $2,245,000 and $5,020,000 as of March 31, 2006, December 31, 2005 and December 31, 2004, respectively. The interest rates on these fixed rate loans ranged from 5.49% to 7.00% as of March 31, 2006;

FOX CHASE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.375% to 6.25% as of December 31, 2005 and 4.50% to 6.50% as of December 31, 2004. In addition, at December 31, 2005, the Bank had undisbursed loans in process of $550,000.

Legal Proceedings

The Bank is commonly subject to various pending and threatened legal actions which involve claims for monetary relief. Based upon information presently available to the Bank, it is the Bank’s opinion that any legal and financial responsibility arising from such claims will not have a material adverse effect on the Bank’s results of operations.

On April 28, 2006, Gregory S. Cipa, the former President and Chief Executive Officer of Fox Chase Bank, filed a complaint against Fox Chase Bank in the Civil Division of the Court of Common Pleas of Bucks County, Pennsylvania. In the complaint, Mr. Cipa seeks payment of amounts he states he is owed under various compensation arrangements he claims were in place with Fox Chase Bank. Mr. Cipa seeks monetary damages in the amount of which is unspecified but is stated to be in excess of $50,000 to be determined at trial and the payment of attorney’s fees and litigation costs. Fox Chase Bank believes this lawsuit is without merit and intends to vigorously defend his action.

Data Processing

The Bank has entered into contracts with a third-party provider to manage the Bank’s network operations, data processing and other related services. The projected amount of the Bank’s future minimum payments contractually due after December 31, 2005 is as follows (in thousands):

2006	$1,530
2007	1,487
2008	1,541
2009	1,231
2010	—

NOTE 11—REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to total assets, as defined. Management believes, as of March 31, 2006, that the Bank meets all capital adequacy requirements to which it is subject.

As of March 31, 2006, the Bank is categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

FOX CHASE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Bank’s actual capital amounts and ratios at March 31, 2006, December 31, 2005 and 2004 and the minimum amounts and ratios required for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions are as follows:

	Actual		For Capital Adequacy Purposes				To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
	(Dollars in Thousands)
March 31, 2006
Total risk-based capital (to risk-weighted assets)	$70,631	20.06%	$	≥28,172	≥	8.0%	$	≥35,216	≥	10.0%
Tier 1 capital (to risk-weighted assets)	66,179	18.79		≥14,086	≥	4.0		≥21,129	≥	6.0
Tier 1 capital (to adjusted assets)	66,179	8.72		≥30,357	≥	4.0		≥37,947	≥	5.0

December 31, 2005:
Total risk-based capital (to risk-weighted assets)	$70,595	19.02%	$	≥29,688	≥	8.0%	$	≥37,109	≥	10.0%
Tier 1 capital (to risk-weighted assets)	65,911	17.76		≥14,844	≥	4.0		≥22,266	≥	6.0
Tier 1 capital (to adjusted assets)	65,911	8.40		≥31,382	≥	4.0		≥39,228	≥	5.0

December 31, 2004:
Total risk-based capital (to risk-weighted assets)	$65,751	14.17%	$	≥37,128	≥	8.0%	$	≥46,411	≥	10.0%
Tier 1 capital (to risk-weighted assets)	59,951	12.92		≥18,564	≥	4.0		≥27,846	≥	6.0
Tier 1 capital (to adjusted assets)	59,951	6.66		≥35,982	≥	4.0		≥44,978	≥	5.0

The following is a reconciliation of the Bank’s total equity as presented in the Consolidated Statements of Condition to the regulatory capital presented in the table above:

	March 31, 2006	December 31,
		2005	2004
Total equity	$63,271	$63,521	$59,190
Unrealized losses on securities available-for-sale	2,908	2,390	761

Tier 1 capital	66,179	65,911	59,951
Allowable allowances for loan and lease losses	4,452	4,684	5,800

Total regulatory capital	$70,631	$70,595	$65,751

NOTE 12—FAIR VALUE OF FINANCIAL INSTRUMENTS

Management uses its best judgment in estimating the fair value of the Bank’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Bank could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends, and have not been reevaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

The following information should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only provided for a limited portion of the Bank’s assets and liabilities. Due to a wide

FOX CHASE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Bank’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Bank’s financial instruments at December 31, 2005 and 2004:

Cash and Cash Equivalents

The carrying amounts of cash and cash equivalents approximate their fair value.

Interest Earning Time Deposits in Other Banks

The carrying amount of interest bearing time deposits in other banks maturing within ninety days approximates their fair values. Fair values of other interest bearing time deposits are estimated using discounted cash flow analyses based on current rates for similar types of time deposits.

Securities—Available-for-Sale

Fair values for investments securities and mortgage-related securities available-for-sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

Loans Held for Sale

The fair values of mortgage loans originated and intended for sale in the secondary market are based on current quoted market prices.

Loans Receivable

For variable-rate loans that reprice frequently and that entail no significant changes in credit risk, fair values are based on carrying values. The fair value of fixed rate and other loans are estimated using discounted cash flow analyses at interest rates currently offered for loans with similar terms to borrowers of similar credit quality.

Federal Home Loan Bank Stock

The fair value of the Federal Home Loan Bank stock is the carrying amount.

Mortgage Servicing Rights

The fair value of mortgage servicing rights is based on third party estimates of value when available or the present value of expected future cash flows when not available.

Accrued Interest and Dividends Receivable and Accrued Interest Payable

The carrying amount of accrued interest and dividends receivable and accrued interest payable approximates fair value.

Deposit Liabilities

Fair values for demand deposits (including NOW accounts), savings and club accounts and money market deposits are, by definition, equal to the amount payable on demand at the reporting date. Fair values of fixed-maturity certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on similar instruments with similar maturities.

FOX CHASE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Federal Home Loan Bank Advances

Fair value of Federal Home Loan Bank advances is estimated using discounted cash flow analyses, based on rates currently available to the Bank for advances with similar terms and remaining maturities.

Off-Balance Sheet Financial Instruments

Fair value of commitments to extend credit are estimated using the fees currently charged to enter into similar agreements, taking into account market interest rates, the remaining terms and present credit worthiness of the counterparties.

The estimated fair values of the Bank’s financial instruments at March 31, 2006 and December 31, 2005 and 2004 were as follows (in thousands):

	March 31,		December, 31
	2006		2005		2004
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(Unaudited)
Financial assets:
Cash and cash equivalents	$27,254	$27,254	$46,086	$46,086	$43,722	$43,722
Interest earning time deposits	600	600	600	600	3,174	3,174
Investment securities available-for- sale	130,585	130,585	141,783	141,783	145,021	145,021
Mortgage related securities	198,475	198,475	187,721	187,721	185,178	185,178
Loans receivable, net	355,729	352,546	366,393	360,337	482,606	473,404
Loans held for sale	2,704	2,704	357	357	—	—
Mortgage servicing rights	1,169	1,307	1,168	1,291	637	637
Federal Home Loan Bank stock	3,966	3.966	4,146	4,146	5,501	5,501
Accrued interest and dividends receivable	3,281	3,281	3,301	3,301	3,269	3,269

Financial liabilities:
Savings and club accounts	76,300	76,300	80,098	80,098	92,427	92,427
Demand, NOW and money market deposits	139,390	139,390	152,923	152,923	206,040	206,040
Certificates of deposit	440,202	433,955	449,286	444,208	506,783	511,194
Federal Home Loan Bank advances	30,000	29,720	30,000	30,321	30,000	31,563
Accrued interest payable	273	273	268	268	308	308

Off-balance sheet instruments		228		203		671

FOX CHASE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 13—COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) for the three months ended March 31, 2006 and 2005 (unaudited) and the years ended December 31, 2005, 2004 and 2003 is as follows (in thousands):

	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(Unaudited)
Net income (loss)	$268	$1,167	$5,960	$(1,888)	$4,791

Other comprehensive loss, net of taxes:
Unrealized holding losses arising during the period, net of taxes (3/31/06-$(273), 3/31/05-$(676), 2005-$(1,114), 2004-$(587), 2003-$(480))	(529)	(1,313)	(2,163)	(1,140)	(931)
Less: Reclassification adjustment for gains (losses) included in net income (loss), net of taxes (3/31/06-$(6), 3/31/05-$20, 2005-$(275), 2004-$56, 2003-$150)	(11)	39	(534)	113	290

Other comprehensive loss	(518)	(1,352)	(1,629)	(1,253)	(1,221)

Comprehensive Income (Loss)	$(250)	$(185)	$4,331	$(3,141)	$3,570

NOTE 14—RELATED PARTY TRANSACTIONS

The Bank routinely enters into transactions with its directors and officers. Such transactions are made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and do not, in the opinion of management, involve more than the normal credit risk or present other unfavorable features.

An analysis of the activity of loans to directors and executive officers as of March 31, 2006, December 31, 2005 and 2004 is as follows (in thousands):

	March 31,	December 31,
	2006	2005	2004
	(Unaudited)
Beginning balance	$5,277	$6,475	$3,689
New loans and line of credit advances	—	—	5,607
Repayments	—	(587)	(2,821)
Change in directors and executive officers	—	(611)	—

Ending balance	$5,277	$5,277	$6,475

As of December 31, 2005, the Bank had $1.6 million outstanding in deposits to related parties, none of which was overdrawn throughout the year.

FOX CHASE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 15—IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, “Share-Based Payment,” which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” This statement will require that all share-based payments to employees, including grants of employee stock options, be recognized as compensation costs in the financial statements based on their fair values. The effective date of this statement was delayed until fiscal years beginning after June 15, 2005. We will adopt this standard as required, however, management has not calculated the effect on our consolidated financial statements because we have not adopted any stock-based compensation plan.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29,” which eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The statement defines a non-monetary exchange with commercial substance as one in which the future cash flows of an entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal years beginning after June 15, 2005. The Bank will adopt this statement as required, and management does not believe the adoption will have a material effect on its results of operations or financial position.

In March 2005, the FASB issued FASB Staff Position (“FSP”) FIN 46(R)-5 “Implicit Variable Interests under FASB Interpretation No. 46, Consolidation of Variable Interest Entities.” FSP FIN 46(R)-5 provides guidance for a reporting enterprise that holds an implicit variable interest in a variable interest entity (“VIE”) and is also a related party to other variable interest holders. This guidance requires that if the aggregate variable interests held by the reporting enterprise and its related parties would, if held by a single party, identify that party as the primary beneficiary, then the party within the related party group that is most closely associated with the VIE is the primary beneficiary. The effective date of FSP FIN 46(R)-5 is the first reporting period ending after December 15, 2005 with early application permitted for periods for which financial statements have not been issued. The Bank does not believe that implementation of this FSP will have a material effect on its results of operations or financial position as it does not have any interest in Variable Interest Entities.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. The statement provides guidance for determining whether retrospective application of a change in accounting principle is impracticable. The statement also addresses the reporting of a correction of an error by restating previously issued financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Bank will adopt this statement as required, and management does not believe the adoption will have a material effect on its results of operations or financial position.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of SFAS No. 140.” SFAS No. 156 amends SFAS No. 140 with respect to the accounting for separately recognized servicing assets and servicing liabilities by requiring an entity to recognize a servicing asset or liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract; requires all separately recognized servicing assets and liabilities to be initially measured at fair value, if practical; and permits an entity to choose either of the following methods by which it will subsequently measure each class of separately recognized servicing assets and liabilities:

1.	Amortization method—Amortize the servicing assets or liabilities in proportion to and over the period of estimated net servicing income or loss and assess servicing assets and liabilities for impairment or increase obligation based on the fair value at each reporting period.

FOX CHASE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.	Fair value measurement method—Measure servicing assets or liabilities at fair value at each reporting date and report changes in fair value in earnings in the period in which the change occurs.

SFAS No. 156 is effective for fiscal years beginning after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued its financial statements, including interim financial statements, for any period of that fiscal year. After analyzing the effects of the statement, the Bank does not believe that the adoption of this statement will have a material impact on its results of operations or financial position.

NOTE 16—CONVERSION TO MUTUAL HOLDING COMPANY

The Board of Directors of the Bank unanimously adopted a Plan of Reorganization and Stock Issuance (“the Plan of Reorganization”) on April 21, 2006 pursuant to which, the Bank will (i) convert to a stock savings bank (the “Stock Bank”) as the successor to the Bank in its current mutual form; (ii) organize Fox Chase Bancorp, Inc. a stock holding company as a federally chartered corporation, which will own 100% of the common stock of the Stock Bank; and (iii) organize Fox Chase MHC, a mutual holding company as a federally chartered mutual holding company, which will own at least 51% of the common stock of Fox Chase Bancorp so long as Fox Chase MHC remains in existence. The Stock Bank will succeed to the business and operations of the Bank in its mutual form and Fox Chase Bancorp will sell a minority interest in its common stock in a public stock offering.

The Plan of Reorganization must be approved by the Office of Thrift Supervision and by the Bank’s members.

Following the completion of the reorganization, all members who had membership or liquidation rights with respect to the Bank as of the effective date of the reorganization will continue to have such rights solely with respect to Fox Chase MHC so long as they continue to hold deposit accounts and/or loans with the Bank. In addition, all persons who become depositors of the Bank subsequent to the reorganization will have such membership and liquidation rights with respect to Fox Chase MHC.

In connection with the Plan of Reorganization, Fox Chase Bancorp plans to establish the Fox Chase Bank Charitable Foundation (“the Foundation”). The Foundation will be funded with up to 1.9% of Fox Chase Bancorp’s outstanding shares of common stock.

Reorganization costs have been deferred and will be deducted from the proceeds of the shares sold in the reorganization. If the conversion is not completed, all costs will be charged to expense. At March 31, 2006, approximately $140,000 (unaudited) of reorganization costs had been incurred and deferred.

NOTE 17—SUBSEQUENT EVENTS

During 2005, the Office of Thrift Supervision (the “OTS”), the Bank’s primary regulator, indicated deficiencies in the Bank’s loan underwriting and various violations of laws and regulations. As a result of its examination of the Bank, the OTS issued a formal Cease and Desist Order (the “Order”) in June 2005 instructing the Bank to discontinue the origination of certain types of loans until further notification from the OTS, restricting the Bank’s asset growth and to take certain actions to correct other items addressed in the Order. The Bank was also ordered to increase its allowance for loan losses by $12.3 million as of December 31, 2004. The allowance for loan losses involves the use of significant estimates and assumptions by management and is subject to significant revision as more information becomes available.

FOX CHASE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During 2005, the Bank had its asset classifications and allowance for loan losses methodology reviewed by several third parties to validate the adequacy of the allowance. Additionally, the Bank hired several key individuals to strengthen its credit and underwriting standards and to enhance its collection of nonperforming and classified assets. Such efforts substantially reduced the levels of classified assets during 2005.

In October 2005, the OTS approved the Bank’s business plan and lifted the asset growth restrictions. As of December 31, 2005, the Bank believes it is in full compliance with all material aspects of the Order. In January 2006, the OTS completed a comprehensive examination of the Bank and its compliance with the Order. Also on February 10, 2006, the OTS terminated the lending restrictions contained in the Order.

On June 28, 2006, the OTS terminated the formal Cease and Desist Order, and also noted that the Bank is no longer deemed to be in a “troubled condition.”

You should rely only on the information contained in this prospectus. Neither Fox Chase Bancorp nor Fox Chase Bank has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Fox Chase Bancorp common stock.

(Proposed holding company for Fox Chase Bank)

5,561,596 Shares

(Anticipated Maximum, Subject to Increase)

COMMON STOCK

PROSPECTUS

                    , 2006

Until                     , 2006, or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

SEC filing fee (1)	$6,988
OTS filing fee	14,400
NASD filing fee (1)	7,030
Stock Market listing fee	100,000
EDGAR, printing, postage and mailing	350,000
Legal fees and expenses	455,000
Accounting fees and expenses	300,000
Appraiser’s fees and expenses	36,000
Business planner’s fees and expenses	30,000
Underwriting expenses (including legal fees) (2)	85,000
Transfer agent and registrar fees and expenses	20,000
Certificate printing	10,000
Miscellaneous	10,582

Total	$1,425,000

(1)	Estimated expenses based on the registration of 6,530,835 shares at $10.00 per share.
(2)	Sandler O’Neill & Partners, L.P. will receive a fee equal to 1.0% of the aggregate purchase price of shares sold in the subscription offering and the community offering, excluding shares purchased by the employee stock ownership plan, the foundation and by officers, directors and employees of Fox Chase Bank and members of their immediate families.

Item 14.	Indemnification of Directors and Officers.

Article XII of the Registrant’s Bylaws provides:

The Subsidiary Holding Company shall indemnify all officers, directors and employees of the Subsidiary Holding Company, and their heirs, executors and administrators, to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of the Subsidiary Holding Company, whether or not they continue to be a director or officer at the time of incurring such expenses or liabilities, such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

Generally, federal law provides indemnity coverage for:

(a) Any person against whom any action is brought or threatened because that person is or was a director or officer of the association, for:

(i)	Any amount for which that person becomes liable under a judgment in such action; and

(ii)	Reasonable costs and expenses, including reasonable attorneys’ fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgment in such enforcement action.

(b) Indemnification shall be made to such person only if:

(i)	Final judgment on the merits is in his or her favor; or

(ii)	In case of:

a.	Settlement;

b.	Final judgment against him or her; or

c.	Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the savings association determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the savings association or its members.

However, no indemnification shall be made unless the association gives the Office of Thrift Supervision at least 60 days’ notice of its intention to make such indemnification. No such indemnification shall be made if the Office of Thrift Supervision advises the association in writing, within such notice period, of its objection thereto.

(c) As used in this paragraph:

(i)	“Action” means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review.

(ii)	“Court” includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought.

(iii)	“Final judgment” means a judgment, decree or order which is not appealable or as to which the period for appeal has expired with no appeal taken.

(iv)	“Settlement” includes the entry of a judgment by consent or confession or a plea of guilty or of nolo contendere.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

(a)	List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter between Fox Chase Bank and Sandler O’Neill & Partners, L.P.*

1.2	Draft Agency Agreement

2.1	Amended and Restated Plan of Reorganization and Stock Issuance (including the proposed Federal Charters and Bylaws of Fox Chase Bancorp, Inc., Fox Chase MHC and Fox Chase Bank)*

3.1	Charter of Fox Chase Bancorp, Inc.*

3.2	Bylaws of Fox Chase Bancorp, Inc.*

4.1	Specimen Stock Certificate of Fox Chase Bancorp, Inc.*

5.1	Opinion of Muldoon Murphy & Aguggia LLP re: Legality*

8.1	Opinion of Muldoon Murphy & Aguggia LLP re: Federal and State Tax Matters*

10.1	Form of Fox Chase Bank Employee Stock Ownership Plan and Trust Agreement*

10.2	Form of ESOP Loan Documents*

10.3	Fox Chase Bank 401(k) Profit Sharing Plan and Trust*

10.4	Form of Employment Agreement for Chief Executive Officer and Chief Financial Officer*

10.5	Form of Employment Agreement for Other Senior Officers*

10.6	Employment Agreement between Fox Chase Bank and Thomas M. Petro, as amended*

10.7	Employment Agreement between Fox Chase Bank and Jerry D. Holbrook*

10.8	Form of Fox Chase Bank Change in Control Agreement*

10.9	Fox Chase Bank Executive Long-Term Incentive Plan*

10.10	Fox Chase Bank Employee Severance Compensation Plan, as amended and restated*

16.1	Letter on Change in Certifying Accountant*

23.1	Consent of Muldoon Murphy & Aguggia LLP*

23.2	Consent of KPMG LLP

23.3	Consent of Beard Miller Company LLP

23.4	Consent of FinPro, Inc.*

24.1	Powers of Attorney*

99.1	Updated Appraisal Report of FinPro, Inc.(P)

99.2	Draft Marketing Materials*

99.3	Form of Subscription Order Form and Instructions*

99.4	Form of Fox Chase Bank Charitable Foundation Gift Instrument*

*	Previously filed.
(P)	The supporting financial schedules are filed in paper pursuant to Rule 202 of Regulation S-T.

(b)	Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hatboro, Commonwealth of Pennsylvania on August 2, 2006.

Fox Chase Bancorp, Inc. (in organization)

By:	/s/ THOMAS M. PETRO
Thomas M. Petro
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ THOMAS M. PETRO Thomas M. Petro	President, Chief Executive Officer and Director (principal executive officer)	August 2, 2006

/s/ JERRY D. HOLBROOK Jerry D. Holbrook	Chief Financial Officer and Secretary (principal accounting and financial officer)	August 2, 2006

* Roger H. Ballou	Director

* Richard E. Bauer	Director

* Todd S. Benning	Director

* Richard M. Eisenstaedt	Director

* Laura M. Mercuri	Director

* Anthony A. Nichols	Director

* Peter A. Sears	Director

*	Pursuant to the Powers of Attorney filed as Exhibit 24.1 to the Registration Statement on Form S-1 for Fox Chase Bancorp, Inc. and the Fox Chase Bank 401(k) Profit Sharing Plan and Trust filed on May 16, 2006.

/s/ THOMAS M. PETRO Thomas M. Petro	August 2, 2006